    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 1999


                                                      REGISTRATION NO. 333-91535

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               PERKINELMER, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

            MASSACHUSETTS                               8711                                04-2052042
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

                            ------------------------

               45 WILLIAM STREET, WELLESLEY, MASSACHUSETTS 02481
                                 (781) 237-5100
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                GREGORY L. SUMME
                                   CHAIRMAN,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               PERKINELMER, INC.
                               45 WILLIAM STREET
                         WELLESLEY, MASSACHUSETTS 02481
                                 (781) 237-5100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

         DAVID E. REDLICK, ESQ.                 TERRANCE L. CARLSON, ESQ.                  LAWRENCE M. LEVY, ESQ.
         HAL J. LEIBOWITZ, ESQ.                     PERKINELMER, INC.                      PHILIP J. FLINK, ESQ.
           HALE AND DORR LLP                        45 WILLIAM STREET                  BROWN, RUDNICK, FREED & GESMER
            60 STATE STREET                   WELLESLEY, MASSACHUSETTS 02481                ONE FINANCIAL CENTER
      BOSTON, MASSACHUSETTS 02109               TELEPHONE: (781) 237-5100               BOSTON, MASSACHUSETTS 02111
       TELEPHONE: (617) 526-6000                 TELECOPY: (781) 431-4255                TELEPHONE: (617) 856-8200
        TELECOPY: (617) 526-5000                                                          TELECOPY: (617) 856-8201

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and certain other conditions under the Merger Agreement are met or waived.


    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]



    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


------------------



     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


------------------


                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SOURCES OF ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about PerkinElmer that is not included or delivered with this document. Such information is available without charge to Vivid stockholders upon written or oral request. If you would like to obtain this information, you should contact PerkinElmer, Inc. at 45 William Street, Wellesley, Massachusetts 02481, attention: Diane J. Basile, Vice President, Investor Relations and Corporate Communications. PerkinElmer's telephone number is (781) 237-5100.


To obtain timely delivery of requested documents prior to the special meeting of Vivid stockholders, you must request them no later than January 6, 2000, which is five business days prior to the meeting date.


You should also see "Where You Can Find More Information" in this proxy statement/prospectus.

                 SUBJECT TO COMPLETION, DATED DECEMBER 3, 1999


                   [VIVID TECHNOLOGIES, INC. CORPORATE LOGO]

                            VIVID TECHNOLOGIES, INC.
                                10E COMMERCE WAY
                          WOBURN, MASSACHUSETTS 01801

                                PROPOSED MERGER

Dear Stockholders:


     We will hold a special meeting of our stockholders at Vivid's corporate offices located at 10E Commerce Way, Woburn, Massachusetts on Thursday, January 13, 2000 at 10:00 a.m., local time. Attached is a notice of special meeting of stockholders and a proxy statement/prospectus relating to the merger. This document describes the merger in detail. We encourage you to read it carefully.



     At the special meeting, you will be asked to consider and vote upon a proposal described in this proxy statement/prospectus to approve and adopt a merger agreement with PerkinElmer, Inc. (formerly known as EG&G, Inc.). Under that agreement, Vivid Technologies, Inc. will become a wholly-owned subsidiary of PerkinElmer. Based on the capitalization of Vivid and PerkinElmer as of November 15, 1999, and the closing PerkinElmer share price on that date, Vivid stockholders will own approximately 2.6% of the outstanding PerkinElmer common stock after the merger.



     So long as the market value of PerkinElmer's common stock is not less than $30.99 or more than $46.49 at the time of the closing, you will receive in the merger 0.1613 shares of PerkinElmer's common stock for each share of Vivid common stock you own. If the market value of PerkinElmer's common stock falls outside of this range, the merger agreement may be terminated by Vivid or PerkinElmer in certain circumstances. PerkinElmer common stock is traded on the New York Stock Exchange under the symbol "PKI." The closing price for PerkinElmer common stock reported on the New York Stock Exchange on December 2, 1999 was $41.4375 per share.


     This is PerkinElmer's prospectus relating to its offering of PerkinElmer common stock to Vivid stockholders in the proposed merger and Vivid's proxy statement. It contains important information concerning PerkinElmer, Vivid, the terms of the proposed merger and the conditions that must be satisfied before the merger can occur.

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND CONCLUDED THAT IT IS IN THE BEST INTERESTS OF VIVID AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     THE MERGER AND AN INVESTMENT IN SHARES OF PERKINELMER COMMON STOCK INVOLVE RISKS. YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 7 OF THIS PROXY STATEMENT/PROSPECTUS.

     We cordially invite you to attend the special meeting. However, whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it to us in the enclosed envelope. If you attend the special meeting, you may vote in person, even though you have previously returned your proxy. YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

                                          Sincerely,

                                          S. David Ellenbogen
                                          Chairman of the Board and
                                          Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE PERKINELMER COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION OF THE CONTRARY IS A CRIMINAL OFFENSE.


              PROXY STATEMENT/PROSPECTUS DATED DECEMBER [  ], 1999


          FIRST MAILED TO STOCKHOLDERS ON OR ABOUT DECEMBER [  ], 1999

                   [Vivid Technologies, Inc. Corporate Logo]

                                10E COMMERCE WAY
                          WOBURN, MASSACHUSETTS 01801
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                    TO BE HELD ON THURSDAY, JANUARY 13, 2000

                            ------------------------
To Our Stockholders:


     A special meeting of stockholders of Vivid Technologies, Inc., a Delaware corporation, will be held at 10:00 a.m., local time, on Thursday, January 13, 2000, at Vivid's corporate offices, located at 10E Commerce Way, Woburn, Massachusetts, for the following purposes:


     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 4, 1999, among PerkinElmer, Inc., a Massachusetts corporation, Venice Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of PerkinElmer, and Vivid, pursuant to which Venice Acquisition Corp. will be merged with and into Vivid, with Vivid being the surviving corporation, at which time Vivid will become a wholly-owned subsidiary of PerkinElmer.

     2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting, including potential adjournments or postponements of the special meeting to solicit additional proxies to approve and adopt the merger agreement and the merger.

     Vivid's board of directors has unanimously approved the merger agreement and the merger and recommends that you vote for approval and adoption of the merger agreement and the merger. This proposal is more fully described in the proxy statement/prospectus that accompanies this notice which you should read carefully before voting. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.


     We have fixed the close of business on November 15, 1999 as the record date for the determination of our stockholders entitled to vote at the Vivid special meeting or at any adjournment or postponement of the special meeting. Only holders of record of Vivid common stock at the close of business on the record date may vote at the meeting. The affirmative vote of the holders of a majority of the shares of Vivid common stock outstanding on the record date is required to approve and adopt the merger agreement and the merger.


     All holders of Vivid common stock are cordially invited to attend the Vivid special meeting in person. However, to ensure your representation at the Vivid special meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it is voted at the meeting. Executed proxies with no instructions directing how to vote the shares will be voted "FOR" approval and adoption of the merger agreement and the merger. If you fail to return a properly executed proxy card or fail to vote in person at the Vivid special meeting, the effect will be a vote "AGAINST" the merger agreement and the merger.

                                          By Order of the Board of Directors
                                          of Vivid Technologies, Inc.

                                          LAWRENCE M. LEVY
                                          Secretary
Woburn, Massachusetts

December [  ], 1999


     TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    3
RISK FACTORS................................................    7
  Risks Relating to the Merger..............................    7
  Risks Relating to PerkinElmer.............................   10
  Risks Relating to Vivid...................................   11
SELECTED HISTORICAL CONSOLIDATED AND PRO FORMA UNAUDITED
  COMBINED FINANCIAL INFORMATION............................   17
  PerkinElmer's Selected Historical and Combined Pro Forma
     Financial Information..................................   18
  Vivid's Selected Historical Consolidated Financial
     Information............................................   20
  Comparative Per Share Data................................   21
MARKET PRICE INFORMATION....................................   22
  PerkinElmer Market Price Information......................   22
  Vivid Market Price Information............................   22
THE VIVID SPECIAL MEETING...................................   25
  Date, Time and Place of Meeting...........................   25
  What Will be Voted Upon...................................   25
  Record Date and Outstanding Shares........................   25
  Votes Needed for a Quorum.................................   25
  Vote Required to Approve the Merger.......................   25
  Share Ownership of Management and Certain Stockholders....   25
  Effect of Abstentions and Broker Non-votes................   25
  Expenses of Proxy Solicitation............................   25
  How Proxies Will be Voted.................................   26
  How You Can Revoke Your Proxy.............................   26
  You Do Not Have Appraisal Rights..........................   26
THE MERGER..................................................   27
  Background of the Merger..................................   27
  Joint Reasons for the Merger..............................   30
  PerkinElmer's Reasons for the Merger......................   30
  Vivid's Reasons for the Merger; Recommendation of the
     Board of Directors of Vivid............................   31
  Opinion of Financial Advisor to Vivid.....................   33
  Interests of Executive Officers and Directors of Vivid in
     the Merger.............................................   38
  Accounting Treatment of the Merger........................   39
  Regulatory Approvals......................................   40
  Material United States Federal Income Tax
     Considerations.........................................   40
  New York Stock Exchange Listing...........................   41
  Resales of PerkinElmer Common Stock Issued in Connection
     with the Merger;
     Affiliate Agreements...................................   42
  Cautionary Statement Concerning Forward-Looking
     Statements.............................................   42
THE MERGER AGREEMENT........................................   44
  General...................................................   44
  Conversion of Shares......................................   44
  Treatment of Vivid Stock Options..........................   44
  Exchange of Stock Certificates............................   45
  Representations and Warranties............................   46
  Covenants.................................................   47
  Related Matters After the Merger..........................   49
  Conditions to Obligations to Effect the Merger............   49
  Termination; Fees and Expenses............................   50

                                                              PAGE
                                                              ----
Director and Officer Indemnification........................   53
  Amendment.................................................   54
OTHER AGREEMENTS............................................   55
  Stock Option Agreement....................................   55
  Stockholder Agreement.....................................   55
DESCRIPTION OF VIVID........................................   56
  Business..................................................   56
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................   63
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........   69
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  HOLDERS AND MANAGEMENT OF VIVID...........................   78
NO APPRAISAL RIGHTS.........................................   80
COMPARISON OF STOCKHOLDER RIGHTS............................   81
  General...................................................   81
  Capitalization............................................   81
  Voting Requirements and Quorums for Stockholders
     Meetings...............................................   81
  Dissenters' Rights........................................   82
  Stockholder Rights Agreement..............................   82
  Cumulative Voting.........................................   82
  Proxies...................................................   83
  Approval of Business Combinations and Asset Sales.........   83
  Anti-Takeover Legislation.................................   83
  Classification of Directors...............................   84
  Inspection Rights.........................................   84
  Annual Meeting of Stockholders............................   84
  Special Meetings of Stockholders..........................   84
  Notice of Stockholder Meetings............................   85
  Action by Consent of Stockholders.........................   85
  Removal of Directors......................................   85
  Change in Number of Directors.............................   85
  Indemnification and Limitation of Liability...............   85
  Interested Director Transactions..........................   86
  Filling Vacancies on the Board of Directors...............   86
  Dividends and Repurchases.................................   87
  Classes of Stock..........................................   87
STOCKHOLDER PROPOSALS.......................................   87
LEGAL MATTERS...............................................   88
EXPERTS.....................................................   88
WHERE YOU CAN FIND MORE INFORMATION.........................   88
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................  F-1
ANNEXES
A -- AGREEMENT AND PLAN OF MERGER...........................  A-1
B -- STOCK OPTION AGREEMENT.................................  B-1
C -- STOCKHOLDER AGREEMENT..................................  C-1
D -- OPINION OF NEEDHAM & COMPANY...........................  D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE THE COMPANIES PROPOSING TO MERGE?

A: PerkinElmer and Vivid are proposing to merge because we believe the resulting combination will create a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earning power and growth potential in the explosives and contraband detection and industrial non-destructive testing businesses than either company would have on its own.

Q: HOW WILL THESE TWO COMPANIES MERGE?

A: Under the terms of a merger agreement, a wholly-owned subsidiary of PerkinElmer will merge with and into Vivid with Vivid surviving the merger as a wholly-owned subsidiary of PerkinElmer.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: So long as the market value of PerkinElmer's common stock is not less than $30.99 or more than $46.49 at the time of the closing, you will receive
   0.1613 shares of PerkinElmer common stock for each share of Vivid common stock that you own. If the market value of PerkinElmer common stock falls outside of this range, the merger agreement may be terminated by Vivid or PerkinElmer in certain circumstances unless the exchange ratio is adjusted.

   PerkinElmer will not issue fractional shares of its common stock. Instead, for each fractional share of PerkinElmer common stock you will receive cash, without interest, based on the average of the weighted average of the daily per share sales prices of PerkinElmer common stock on the New York Stock Exchange for the five consecutive trading days ending on and including the third trading day prior to the date of the special meeting of stockholders of Vivid to consider the merger or, if the merger is completed more than five business days after the special meeting of stockholders, the date the merger is completed.


   On October 4, 1999, the last full trading day before the public announcement of the proposed merger, the last reported sale price of PerkinElmer common stock on the New York Stock Exchange was $39.1875 per share. On December 2, 1999, the most recent practicable date prior to the printing of this proxy statement/prospectus, the last reported sale price of PerkinElmer common stock on the New York Stock Exchange was $41.4375 per share.


Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER OF PERKINELMER AND VIVID?


A: We are working to complete the merger as quickly as possible. We expect to complete the merger by January 14, 2000. However, we cannot predict the exact timing because the merger is subject to governmental and other regulatory approvals. In addition, if necessary or desirable, PerkinElmer and Vivid may agree to complete the merger at a later date.


Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A: The merger is intended to qualify as a reorganization under the Internal
   Revenue Code. Accordingly, no gain or loss will be recognized by PerkinElmer, Vivid or the merger subsidiary. Additionally, no gain or loss will be recognized by Vivid stockholders to the extent they receive shares of PerkinElmer common stock in the merger. In general, however, Vivid stockholders will recognize taxable gain to the extent they receive cash in the merger. Vivid stockholders should consult their tax advisors for a full understanding of the tax consequences of the merger.

Q: WHO MUST APPROVE THE MERGER?

A: In addition to the approvals by PerkinElmer's board of directors and Vivid's board of directors and governmental and other regulatory approvals, each of which has already been obtained, the merger must be approved by Vivid's stockholders.

Q: WHAT STOCKHOLDER VOTE IS REQUIRED TO APPROVE THE MERGER?

A: A majority of the outstanding shares of Vivid common stock entitled to vote constitutes a quorum for the Vivid special meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of Vivid common stock is required to approve the merger agreement and the merger.

Q: WHY IS VIVID'S BOARD OF DIRECTORS RECOMMENDING APPROVAL OF THE MERGER
   AGREEMENT AND THE MERGER?

A: The Vivid board consulted with Vivid management and its financial and legal advisors and considered a number of factors in determining to approve the merger agreement and the merger and to recommend its approval to Vivid's stockholders. These considerations included the premium being offered to Vivid stockholders, the ability of Vivid's stockholders to participate in the potential growth of PerkinElmer following the merger, the enhanced financial and operational resources of PerkinElmer, the complementary product lines and technology of the two companies and the tax-free nature of the transaction. To review Vivid's reasons for the merger in greater detail, see "The Merger - Vivid's Reasons for the Merger; Recommendation of the Board of Directors of Vivid" on page 31.

Q: WHAT DO I NEED TO DO NOW?

A: We urge you to read this proxy statement/ prospectus, including its annexes, carefully, and to consider how the merger will affect you as a stockholder. You also may want to review the documents referenced under "Where You Can Find More Information" on page 88.

Q: HOW DO I VOTE?

A: You may indicate how you want to vote on your proxy card and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Vivid special meeting. You may also attend the special meeting in person instead of submitting a proxy.

   If you fail either to return your proxy card or to vote in person at the special meeting, or if you mark your proxy "abstain," the effect will be a vote against the merger agreement and the merger. If you sign and send in your proxy without indicating how you want to vote, your proxy will be counted as a vote for the merger agreement and the merger.

Q: IF MY SHARES ARE HELD IN A BROKERAGE ACCOUNT, WILL MY BROKER VOTE MY SHARES
   FOR ME?

A: Your broker will not be able to vote your shares without instructions from you on how to vote. Therefore, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to provide your broker with instructions, it will have the same effect as a vote against the merger agreement and the merger.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

A: You may change your vote at any time before the vote takes place at the Vivid special meeting. To do so, you may either complete a new proxy card or send a written notice stating that you would like to revoke your proxy. In addition, you may attend the special meeting and vote in person. However, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and your proxy from the broker to vote the shares.

Q: WHEN AND WHERE IS THE VIVID SPECIAL MEETING?


A: The special meeting of Vivid stockholders will be held at 10:00 a.m., local time, on Thursday, January 13, 2000 at Vivid's corporate offices located at 10E Commerce Way, Woburn, Massachusetts.


Q: SHOULD I SEND IN MY CERTIFICATES NOW?

A: No. After we complete the merger, PerkinElmer will send instructions to you explaining how to exchange your shares of Vivid common stock for the appropriate number of shares of PerkinElmer common stock.

Q: WHO MAY I CONTACT WITH ANY ADDITIONAL QUESTIONS?

A: You may call Dean Ridlon of Vivid at 781-939-3976.

Q: ARE THERE ANY RISKS ASSOCIATED WITH THE MERGER?

A: The merger does involve risk. For a discussion of risks that you should consider in evaluating the merger, see "Risk Factors" beginning on page 7.

                                    SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page
88. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

                                 THE COMPANIES

PERKINELMER, INC.
45 William Street
Wellesley, Massachusetts 02481
(781) 237-5100

PerkinElmer (formerly known as EG&G, Inc.) is a global technology company that designs and provides products and systems to the medical, pharmaceutical, telecommunications, semiconductor, aerospace, photographic and a wide range of other markets and delivers skilled support services to industrial customers.

VIVID TECHNOLOGIES, INC.
10E Commerce Way
Woburn, Massachusetts 01801
(781) 938-7800

Vivid is a developer, manufacturer and marketer of inspection systems that detect plastic and other explosives in airline baggage, hand baggage and parcels. Vivid's systems can also be used to identify a wide variety of other substances, including drugs, currency and agricultural products.

                                   THE MERGER
                                   (PAGE 44)

Through the merger, Vivid will become a wholly-owned subsidiary of PerkinElmer. Vivid stockholders will receive PerkinElmer common stock in exchange for their shares of Vivid common stock. The merger agreement is attached to this proxy statement/prospectus as Annex A. We encourage you to read the merger agreement as it is the legal document that governs the merger.

                                 VOTE REQUIRED
                                   (PAGE 25)

Approval of the merger agreement and the merger requires the vote of a majority of the outstanding shares of Vivid common stock.

S. David Ellenbogen and Jay A. Stein, officers and directors of Vivid, together with three trusts formed by them, who collectively as of November 15, 1999 beneficially owned approximately 13.1% of the outstanding voting power of Vivid, have already agreed under a stockholder agreement to vote in favor of the merger agreement and the merger.

                      VIVID RECOMMENDATION TO STOCKHOLDERS
                                   (PAGE 31)

The Vivid board unanimously voted to approve the merger agreement and the merger. The Vivid board believes that the merger is advisable and in your best interests and recommends that you vote FOR the proposal to approve the merger agreement and the merger.

                             WHAT HOLDERS OF VIVID
                           COMMON STOCK WILL RECEIVE
                                   (PAGE 44)

So long as the market value of PerkinElmer common stock is not less than $30.99 or more than $46.49 at the time of the closing, each share of Vivid common stock will be exchanged for 0.1613 shares of PerkinElmer common stock.

PerkinElmer will not issue fractional shares of PerkinElmer common stock in connection with the merger. Instead, you will receive cash with respect to fractional shares.

                            OWNERSHIP OF PERKINELMER
                              FOLLOWING THE MERGER
                                   (PAGE 44)

Based on 10,089,141 shares of Vivid common stock outstanding on November 15, 1999 and the closing price for PerkinElmer stock on that date, we anticipate that Vivid stockholders will receive approximately 1,627,378 shares of PerkinElmer common stock in the merger, or approximately 2.6% of the issued and outstanding shares of PerkinElmer common stock following the merger. This estimate is based on certain assumptions, including the market value of PerkinElmer's common stock at the time of the merger and that no options to purchase Vivid common stock are exercised prior to that time.

                            CONDITIONS TO THE MERGER
                                   (PAGE 49)

The completion of the merger depends upon meeting a number of conditions, including the following:

     - the approval of Vivid's stockholders;

     - the approval of the listing on the New York Stock Exchange of the PerkinElmer common stock to be issued to Vivid stockholders in the merger;

     - the receipt of legal opinions regarding material tax consequences of the merger; and

     - other customary contractual conditions specified in the merger agreement.

Some of the conditions to the merger may be waived by the party entitled to assert the condition.

                                INDEMNIFICATION
                                   (PAGE 53)

For a period of six years after the merger, PerkinElmer will cause the surviving corporation to maintain in effect a directors' and officers' liability insurance policy covering each present and former director and officer of Vivid against any costs or expenses pertaining to matters existing or occurring at or prior to the merger.

                            NO SOLICITATION BY VIVID
                                   (PAGE 48)

Vivid has agreed that it will not initiate or engage in any discussion regarding a business combination of Vivid with any other party. Vivid has further agreed to cause each of its officers, directors, employees, representatives and agents not to initiate or engage in these discussions. There are limited exceptions to these prohibitions to enable Vivid's board to fulfill its fiduciary duties to Vivid's stockholders.

                      TERMINATION OF THE MERGER AGREEMENT
                                   (PAGE 50)

PerkinElmer and Vivid can mutually agree to terminate the merger agreement without completing the merger, and either PerkinElmer or Vivid can terminate the merger agreement if any of the following occurs:

     - the other party breaches any material representation, warranty, covenant or agreement under the merger agreement and the breach is not cured within 10 days of notice of the breach;

     - the merger is not completed by April 30, 2000, with certain exceptions;

     - a governmental entity prohibits the merger; or

     - Vivid's stockholders fail to approve the merger at the Vivid special meeting with certain exceptions.

PerkinElmer may also terminate the merger agreement if:

     - Vivid's board withdraws or modifies its recommendation to the Vivid stockholders to vote in favor of the merger agreement or the merger, or fails to reconfirm its recommendation at the request of PerkinElmer after receiving an alternative proposal or a tender or exchange offer;

     - Vivid's board recommends that the Vivid stockholders enter into an agreement with a third party to acquire at least 20% of Vivid's outstanding shares of common stock or 20% of Vivid's assets;

     - a third party commences a tender or exchange offer for at least 20% of Vivid's outstanding shares of common stock and Vivid's board recommends that Vivid's stockholders tender their shares, or within 10 days of such offer takes no position with respect to such offer or fails to recommend to its stockholders not to tender their shares of Vivid common stock;

     - Vivid fails to call or hold the Vivid special meeting by April 30, 2000, with certain exceptions; or

     - the market value of PerkinElmer common stock is greater than $46.49 per share at the time of the closing of the merger and Vivid does not elect to adjust the exchange ratio so that the Vivid stockholders will receive PerkinElmer common stock with a market value of $7.50 per share.

Vivid may also terminate the merger agreement if:

     - the market value of PerkinElmer common stock is less than $30.99 per share at the time of the closing of the merger and PerkinElmer does not elect to adjust the exchange ratio so that Vivid's stockholders will receive PerkinElmer common stock with a market value of $5.00 per share.

If the merger agreement is terminated under certain circumstances, PerkinElmer and Vivid may be required to pay the other party's out-of-pocket expenses in an amount of up to $700,000. In addition, under certain circumstances, Vivid may be required to pay PerkinElmer a fee of $2,500,000, inclusive of the payment of any PerkinElmer expenses.

                     OPINION OF FINANCIAL ADVISOR TO VIVID
                                   (PAGE 33)

In deciding to approve the merger, Vivid's board received an opinion from its financial advisor Needham & Company, Inc. as to the fairness of the exchange ratio from a financial point of view. The full text of the opinion is attached as Annex D to this proxy statement/prospectus and should be read carefully in its entirety. Needham's opinion is directed to Vivid's board and does not constitute a recommendation to any stockholder with respect to matters relating to the merger.

                      INTERESTS OF EXECUTIVE OFFICERS AND
                        DIRECTORS OF VIVID IN THE MERGER
                                   (PAGE 38)

In considering the recommendation of Vivid's board, you should be aware of the interests that executive officers and directors of Vivid have in the merger. These include:

     - retention arrangements;

     - indemnification and directors' and officers' liability insurance;

     - arrangements with S. David Ellenbogen and Jay A. Stein, officers and directors of Vivid, under a stockholder agreement, which require them to vote their shares to approve the merger and includes the option of PerkinElmer to purchase Vivid shares beneficially owned by them which may become exercisable if the merger is not completed;

     - acceleration of the vesting of options held by two of the independent directors of Vivid; and

     - acceleration of royalty payments to be made to Hologic, Inc., a related party of Vivid.

Vivid's executive officers and directors have stock options that will be converted under the terms of Vivid's stock option plan into options to purchase shares of PerkinElmer common stock. As of November 15, 1999, the executive officers and directors of Vivid held stock options to purchase an aggregate of 608,000 shares of Vivid common stock of which 301,567 shares are exercisable within 60 days of November 15, 1999 or upon completion of the merger, including options to purchase 58,000 shares of Vivid common stock that become exercisable upon completion of the merger. It is estimated that after the merger these options will be exercisable for 98,070 shares of PerkinElmer common stock. Options to purchase 40,000 shares held by executive officers of Vivid, none of which are currently exercisable, will expire immediately prior to completion of the merger.

In discussing the fairness of the merger to stockholders of Vivid, Vivid's board took into account these interests. These interests are different from and in addition to your and their interests as stockholders.

                              ACCOUNTING TREATMENT
                                   (PAGE 39)

PerkinElmer will account for the merger as a purchase of a business, which means that the assets and liabilities of Vivid, including intangible assets, will be recorded at their fair value and the results of operations of Vivid will be included in PerkinElmer's results from the date of acquisition.

                         MATERIAL UNITED STATES FEDERAL
                           INCOME TAX CONSIDERATIONS
                                   (PAGE 40)

We have structured the merger so that no gain or loss generally will be recognized by Vivid stockholders for federal income tax purposes on the exchange of shares of Vivid common stock for shares of PerkinElmer common stock.

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

                     VIVID STOCKHOLDERS' RIGHT OF APPRAISAL
                                   (PAGE 80)

Under Delaware law, Vivid stockholders do not have rights of appraisal in connection with the proposed merger.

                   HOW THE RIGHTS OF VIVID STOCKHOLDERS WILL
                      DIFFER AS A PERKINELMER STOCKHOLDER
                                   (PAGE 81)

The rights of Vivid's investors as stockholders of PerkinElmer after the merger will be governed by PerkinElmer's charter and bylaws and the laws of the Commonwealth of Massachusetts. Those rights differ from rights of Vivid stockholders under Vivid's charter and bylaws and the laws of the State of Delaware.

                           FORWARD-LOOKING STATEMENTS
                              MAY PROVE INACCURATE
                                   (PAGE 42)

We have made forward-looking statements in this document, and in documents that are incorporated by reference, that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of PerkinElmer, including the anticipated cost savings and revenue enhancements from the merger. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that many factors could affect the future financial results of PerkinElmer and Vivid, and could cause these results to differ materially from those expressed in our forward-looking statements. These factors include the following:

     - the risk that we are unable to achieve the anticipated cost savings and revenue enhancements;

     - the risk that we encounter greater than expected costs and difficulties related to the integration of the businesses of PerkinElmer and Vivid;

     - the risk that we are unable to firmly develop, introduce and gain customer acceptance of new products;

     - economic, political and competitive forces affecting our businesses; and

     - the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

                         PERKINELMER PRICE INFORMATION
                                   (PAGE 22)


Shares of PerkinElmer common stock are listed on the New York Stock Exchange. On October 4, 1999, the last full trading day prior to the public announcement of the proposed merger, PerkinElmer common stock closed at $39.1875 per share. On December 2, 1999, PerkinElmer common stock closed at $41.4375 per share.


                            VIVID PRICE INFORMATION
                                   (PAGE 22)


Shares of Vivid common stock are listed on the Nasdaq National Market. On October 4, 1999, the last full trading day prior to the public announcement of the proposed merger, Vivid common stock closed at $3.5625 per share. On December 2, 1999, Vivid common stock closed at $6.00 per share.

                                  RISK FACTORS

     You should carefully consider the following risk factors before you decide whether to vote to approve and adopt the merger agreement and the merger. You should also consider the other information in this proxy statement/prospectus and the additional information in PerkinElmer's other reports on file with the SEC and in the other documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 89.

RISKS RELATING TO THE MERGER

  PERKINELMER'S STOCK PRICE IS VOLATILE AND THE VALUE OF PERKINELMER COMMON STOCK ISSUED IN THE MERGER WILL DEPEND ON ITS MARKET PRICE AT THE TIME OF THE MERGER. NO ADJUSTMENT WILL BE MADE TO THE EXCHANGE RATIO AS A RESULT OF CHANGES IN THE MARKET PRICE OF PERKINELMER'S COMMON STOCK IF THE PERKINELMER MARKET PRICE REMAINS BETWEEN $30.99 AND $46.49 PER SHARE.


     So long as the market value of PerkinElmer common stock is not less than $30.99 or more than $46.49 at the time of the closing, each share of Vivid common stock will be exchanged for 0.1613 shares of PerkinElmer common stock. If the market value of PerkinElmer common stock falls outside of this range, the merger agreement may be terminated or renegotiated by Vivid or PerkinElmer in certain circumstances. Any reduction in PerkinElmer common stock price will result in your receiving less value in the merger. It is likely that you will not know the exact value of PerkinElmer common stock to be issued in the merger at the time of the Vivid special meeting. The market price of PerkinElmer common stock, like that of shares of many other technology companies, has been and may continue to be volatile. For example, from January 1, 1997 to December 2, 1999, the PerkinElmer common stock traded as high as $44.125 per share and as low as $18.00 per share.


     Recently, the stock market in general and the shares of technology companies in particular have experienced significant price fluctuations. The market price may continue to fluctuate significantly in response to various factors, including:

     - quarterly variations in operating results or growth rates;

     - the announcement of technological innovations;

     - the introduction of new products by PerkinElmer and/or its competitors;

     - changes in estimates by securities analysts;

     - market conditions in the industry;

     - announcements and actions by competitors;

     - regulatory and judicial actions; and

     - general economic conditions.

  IF PERKINELMER DOES NOT MANAGE THE INTEGRATION OF VIVID AND OTHER ACQUIRED COMPANIES SUCCESSFULLY, IT MAY BE UNABLE TO ACHIEVE DESIRED RESULTS.

     As a part of its business strategy, PerkinElmer has in the past and expects to continue in the future to enter into business combinations and acquisitions. Acquisition transactions are accompanied by a number of risks, including:

     - the difficulty of integrating the operations and personnel of the acquired companies;

     - the potential disruption of its ongoing business and distraction of management;

     - the difficulty of incorporating acquired technology and rights into PerkinElmer's products and services;

     - unanticipated expenses related to technology integration;

     - the maintenance of uniform standards, controls, procedures and policies;

     - the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

     - potential unknown liabilities associated with acquired businesses.

     The combined company may not succeed in addressing these risks or any other problems encountered in connection with these potential business combinations and acquisitions which could disrupt PerkinElmer's business and cause increased losses.

  PERKINELMER MAY FACE CHALLENGES IN INTEGRATING PERKINELMER AND VIVID AND, AS A RESULT, MAY NOT REALIZE THE EXPECTED BENEFITS OF THE ANTICIPATED MERGER.

     Integrating the operations and personnel of PerkinElmer and Vivid will be a complex process. PerkinElmer is uncertain that the integration will be completed rapidly or will achieve the anticipated benefits of the merger. The successful integration of PerkinElmer and Vivid will require, among other things, integration of sales and marketing groups and coordination of development efforts. The diversion of the attention of PerkinElmer's management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of the combined company's business. Further, the process of combining PerkinElmer and Vivid could negatively affect employee morale and the ability of the combined company to retain some of its key employees after the merger. In addition, the announcement and completion of the merger could cause customers to delay or change orders for products as a result of uncertainty over the integration of products. The inability to successfully integrate the operations and personnel of PerkinElmer and Vivid, or any significant delay in achieving integration, could have a material adverse effect on the business, financial condition and results of operations of the combined company after the merger.

  IF PERKINELMER DOES NOT SUCCESSFULLY INTEGRATE VIVID OR THE MERGER'S BENEFITS DO NOT MEET THE EXPECTATIONS OF FINANCIAL OR INDUSTRY ANALYSTS, THE MARKET PRICE OF PERKINELMER'S COMMON STOCK MAY DECLINE.

     The market price of PerkinElmer's common stock may decline as a result of the merger if:

     - the integration of PerkinElmer and Vivid is unsuccessful;

     - PerkinElmer does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

     - the effect of the merger on PerkinElmer's financial results is not consistent with the expectations of financial or industry analysts.

  FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT THE MARKET PRICE OF VIVID'S COMMON STOCK AND VIVID'S OPERATING RESULTS.

     If the merger is not completed for any reason, Vivid may be subject to a number of material risks, including the following:

     - Vivid may be required to pay PerkinElmer a termination fee of $2,500,000 or reimburse PerkinElmer for expenses of up to $700,000;

     - Vivid stockholders may experience dilutive effects to their stock ownership because an option granted to PerkinElmer by Vivid pursuant to a stock option agreement to acquire up to 2,000,012 shares of Vivid's common stock may become exercisable;

     - the market price of Vivid's common stock may decline to the extent that the current market price of Vivid common stock reflects a market assumption that the merger will be completed; and

     - costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.

  IF THE MERGER IS NOT COMPLETED, VIVID MAY BE UNABLE TO ATTRACT ANOTHER STRATEGIC PARTNER ON EQUIVALENT OR MORE ATTRACTIVE TERMS THAN THOSE BEING OFFERED BY PERKINELMER.

     If the merger is terminated and Vivid's board determines to seek another merger or business combination, Vivid cannot assure that it will be able to find a partner offering terms equivalent or more attractive than the price and terms offered by PerkinElmer in the merger. In addition, PerkinElmer's option from Vivid to acquire up to 2,000,012 shares of Vivid common stock, as well as its option to acquire up to 1,303,000 shares of Vivid common stock beneficially owned by two of Vivid's officers and directors and three trusts formed by them, may have the effect of impeding a merger or business combination of Vivid with any person other than PerkinElmer. You may read more about these options under "Other Agreements."

  VIVID MAY LOSE AN OPPORTUNITY TO ENTER INTO A MERGER OR BUSINESS COMBINATION WITH ANOTHER PARTY ON MORE FAVORABLE TERMS BECAUSE OF PROVISIONS IN THE MERGER AGREEMENT WHICH PROHIBIT VIVID AGAINST ENTERING INTO SUCH TRANSACTIONS OR SOLICITING SUCH PROPOSALS.

     While the merger agreement is in effect and subject to the fiduciary duties of Vivid's directors under Delaware law, Vivid is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or other similar transactions with any person other than PerkinElmer. As a result of this prohibition, Vivid may lose an opportunity to enter into a transaction with another potential partner on more favorable terms.

  VIVID'S OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

     The directors and officers of Vivid participate in arrangements that provide them with interests in the merger that are different from, or in addition to, yours. The directors and officers of Vivid may therefore be more likely to vote to approve the merger agreement and the merger than if they did not hold these interests. These interests include retention arrangements for some of Vivid's officers, the obligation of PerkinElmer to provide continuing indemnification for Vivid officers and directors, the acceleration of the vesting of options to purchase up to a total of 8,000 Vivid shares held by two of Vivid's independent directors and the acceleration of royalty payments to be made to Hologic, Inc., a related party of Vivid. You should consider whether these interests may have influenced these directors and officers to support or recommend the merger. You should read more about these interests under "The Merger -- Interests of Executive Officers and Directors of Vivid in the Merger."

  UNCERTAINTIES ASSOCIATED WITH THE MERGER MAY CAUSE VIVID TO LOSE KEY
  PERSONNEL.

     Current and prospective Vivid employees may experience uncertainty about their future roles with PerkinElmer until PerkinElmer's strategies with regard to Vivid are announced or executed. Any uncertainty may adversely affect Vivid's ability to attract and retain key management, sales, marketing and technical personnel.

  CUSTOMERS OF PERKINELMER AND VIVID MAY DELAY OR CANCEL ORDERS AS A RESULT OF CONCERNS OVER THE MERGER.

     The announcement and completion of the merger could cause existing and potential customers of PerkinElmer and Vivid to delay or cancel orders for products as a result of customer concerns and uncertainty over product evolution, integration and support over the combined company's products. Such a delay or cancellation of orders could have a material adverse effect on the business, financial condition and results of operations of PerkinElmer or Vivid.

RISKS RELATING TO PERKINELMER

  PERKINELMER IS SUBJECT TO THE FOLLOWING RISKS THAT MAY AFFECT ITS BUSINESS AND OPERATIONS GENERALLY OR AFFECT MULTIPLE SEGMENTS OF ITS BUSINESS AND OPERATIONS.

     - PerkinElmer faces strong competition in many of the markets that it serves, which affects its ability to sell its products and services and the prices that it obtains. Some of PerkinElmer's competitors are larger than it is and have greater financial and other resources.

     - If PerkinElmer is unable to successfully implement the restructuring plans that it has adopted, it will not be able to achieve anticipated costs savings, its ability to produce and deliver the products and services may be adversely affected and it may lose customers and key personnel.

     - PerkinElmer's business plan depends on its ability to continue to innovate, develop new products and services based on such innovations and introduce these new products and services successfully into the market. If PerkinElmer is unable to successfully implement this business plan, it could have a material adverse effect on PerkinElmer's business, financial condition and results of operations.

     - PerkinElmer's business plan depends on its ability to acquire attractive businesses on favorable terms and integrate these businesses into PerkinElmer's other operations. PerkinElmer is in the process of integrating Lumen Technologies, which it acquired in December 1998, and the analytical instruments division of PE Corporation, which it acquired in May 1999. If PerkinElmer is unable to successfully implement this business plan or integrate these acquisitions, it could have a material adverse effect on PerkinElmer's business, financial condition and results of operations.

     - In many of PerkinElmer's segments, PerkinElmer serves as a supplier of components to other businesses. As a result, PerkinElmer's success depends on the business success of its customers.

     - PerkinElmer needs to be able to continue to access the capital markets to fund its growth.

     - PerkinElmer's product businesses can be affected by currency risks.

     - PerkinElmer needs to achieve satisfactory results in connection with certain litigation to which it is a party, particularly its ongoing tax litigation with the Internal Revenue Service.

     - PerkinElmer needs to attract and retain key management, operational and technical personnel.

     - PerkinElmer is affected by general economic conditions.

     - PerkinElmer could be impacted by unanticipated issues associated with Year 2000 software problems.

     - PerkinElmer's effective tax rates in the future could be affected by changes in the geographic distribution of income, utilization of non-U.S. net operating loss carryforwards, repatriation costs, resolution of outstanding tax audit issued and changes in the portfolio of businesses.

  PERKINELMER IS SUBJECT TO THE FOLLOWING RISKS THAT MAY AFFECT PARTICULAR BUSINESS SEGMENTS.

     Life Sciences

     - PerkinElmer's business plan for this segment is significantly dependent upon the successful introduction of products currently under development as well as the expansion of the geographic markets for this segment's products.

     - Many of PerkinElmer's products in this segment are subject to regulation by the Food and Drug Administration and other regulatory bodies.

     - Many of PerkinElmer's products in this segment are used by pharmaceutical companies and research laboratories, so the success of these products is dependent upon the success of these customers.

     Optoelectronics

     - PerkinElmer needs to continue the development of its amorphous silicon technology and successfully introduce additional products based on this technology to the market.

     - PerkinElmer needs to successfully shift the production of certain products of this segment to lower cost geographic areas such as Indonesia and China in order to compete effectively.

     Instruments

     - PerkinElmer's ability to obtain Federal Aviation Administration certification of its Z scan system for screening of checked baggage on a timely basis will affect this business segment's success.

     - PerkinElmer needs to successfully integrate the analytical instruments business acquired from PE Corporation in May 1999.

     Fluid Sciences

     - Key customers for certain of this business segment's products manufacture equipment used in semiconductor production. As a result, the success of this segment's operations is dependent in part upon a recovery of economic conditions in the semiconductor industry.

     - PerkinElmer is in the process of implementing new lower cost manufacturing processes for certain of this segment's products. The success of this segment's operations depends in part upon PerkinElmer's successfully implementing these new manufacturing processes.

     - Key customers for the products of this segment are manufacturers of air frames and engines for regional and business jets. As a result, the success of this segment is dependent in part upon the growth of the regional and business jet market.

     - The success of PerkinElmer's operations in this segment depends in part upon entering into long-term contracts for the sale of seals to major engine manufacturers on favorable terms.

RISKS RELATING TO VIVID

  VIVID MAY CONTINUE TO INCUR SIGNIFICANT LOSSES.

     Vivid incurred net losses of $4.6 million for the fiscal year ended September 30, 1999. These losses, most of which were incurred during the first six months of this period, were substantially attributable to a significant reduction in revenues. Vivid cannot assure that it will be able to increase its revenues or reduce costs to be profitable on a sustained basis.

  VIVID'S RELIANCE ON A SMALL NUMBER OF CUSTOMERS WITH DISCRETE PROJECTS FOR A LARGE PORTION OF ITS REVENUES HAS HAD AND MAY CONTINUE TO HAVE A MATERIAL ADVERSE EFFECT ON VIVID'S REVENUES AND RESULTS OF OPERATIONS.

     In fiscal 1999, Vivid's revenues and results of operations were adversely affected by its inability to replace a significant portion of revenues it received during previous periods from a limited number of customers whose projects or contracts had been completed or nearly completed. In fiscal 1999, Vivid's sales to a United States government agency accounted for 16% of revenues, sales to Manchester Airport UK accounted for 16% of revenues, sales to Hochtief AG (the New Athens International Airport) accounted for 11% of revenues and sales to BAA accounted for 13% of revenues. In fiscal 1998, Vivid's sales to the BAA accounted for 42% of revenues, sales to the Airport Authority of Hong Kong accounted for 12% of revenues and sales to the United States Federal Aviation Administration, including research and development funding, accounted for 16% of revenues. Vivid's continued reliance on a limited number of customers with discrete projects for a substantial portion of its revenues could continue to have a material adverse effect on its business, financial condition and results of operations.

  VIVID'S SALES OF CHECKED BAGGAGE EXPLOSIVES DETECTION SYSTEMS WILL BE ADVERSELY AFFECTED UNLESS AND UNTIL VIVID OBTAINS FAA CERTIFICATION FOR A SYSTEM.

     Vivid does not have a checked baggage explosives detection system that has been certified by the FAA. This has limited Vivid's sales of its checked baggage explosives detection system in the United States, and may adversely affect its sales in other countries. Vivid has experienced delays in its attempts to obtain FAA certification for its MVT system, Vivid's next generation checked baggage system, and believes that it will need to make further refinements to the system in order to meet the FAA's certification requirements. Vivid cannot ensure that the MVT or any other products that it may develop will ever meet the FAA or any other certification standard.

  THE FAILURE OR DELAY OF GOVERNMENTS TO MANDATE THE SCREENING OF BAGGAGE WITH ADVANCED EXPLOSIVES DETECTION SYSTEMS COULD HAVE A MATERIAL ADVERSE EFFECT ON SALES OF VIVID'S SYSTEMS.

     The failure or delay of governments to mandate the screening of baggage with advanced explosives detection systems has had and may continue to have a material adverse effect on the sales of Vivid's systems. Sales of Vivid's explosives detection systems for use in airports will continue to be dependent upon governmental initiatives that require or support the screening of baggage with advanced explosives detection systems. These mandates are influenced by many factors outside the control of Vivid, including political and budgetary concerns of governments, airlines and airports. In 1998, the European Civil Aviation Conference, an organization with 37 member states, delayed the implementation of 100% screening of international checked baggage to the year 2002, from its prior target date of the year 2000. Vivid, which has derived a substantial portion of its revenues from Europe, believes that this delay has had a material adverse effect on its business, financial condition and results of operations.

  CONTINUED FLUCTUATIONS IN OPERATING RESULTS COULD CAUSE THE PRICE OF VIVID COMMON STOCK TO FALL.

     Vivid's annual and quarterly operating results have fluctuated in the past and are likely to fluctuate in the future. It is possible that Vivid's revenues and operating results will be below the expectations of securities analysts and investors in future quarters. If Vivid fails to meet or surpass the expectations of securities analysts or investors, the market price of Vivid common stock will most likely fall. Factors that affect Vivid's operating results include:

     - the overall demand for explosives detection systems;

     - the timing of regulatory approvals for Vivid's systems and the approval of governmental initiatives to promote the use of explosives detection systems;

     - the timing of new product announcements and releases by Vivid and its competitors;

     - variations in the number and mix of products sold by Vivid;

     - timing of customer orders and adjustments of delivery schedules to accommodate customers' programs;

     - the availability of components, materials and labor necessary to produce Vivid's products;

     - the timing and level of expenditures in anticipation of future sales; and

     - pricing and other competitive conditions.

 THE COMMERCIAL SUCCESS OF VIVID'S SYSTEMS WILL DEPEND IN LARGE PART ON THE EXPANDED USE OF EXPLOSIVES DETECTION SYSTEMS.

     The explosives detection industry is at a relatively early stage of development. The commercial success of Vivid's systems will depend in large part on the expanded use of explosives detection systems. Vivid cannot assure that the explosives detection industry will develop further or that Vivid will market its products effectively and obtain broader market acceptance for its products. The market's acceptance of explosives detection systems on a broad basis will be dependent upon a number of factors. These factors include:

     - government appropriations and initiatives to support purchases of explosives detection equipment;

     - the real and perceived threat of terrorist attacks;

     - the performance and price of Vivid's and its competitors' products;

     - the expansion of applications for explosives detection technology; and

     - customer reaction to existing explosives detection systems.

  VIVID'S LENGTHY SALES CYCLE REQUIRES VIVID TO INCUR SIGNIFICANT EXPENSES WITH NO ASSURANCE THAT VIVID WILL GENERATE REVENUE.

     Customer decisions to purchase Vivid's systems often require significant expenditures by Vivid without any assurance of success. These customer decisions often precede the generation of sales, if any, by a year or more. Prior to a sale, Vivid may be required to provide a potential customer with a demonstration unit for extensive regulatory testing and evaluation free of charge. In addition, customers may initially purchase one or a few units for extensive testing and evaluation before making a decision regarding volume purchases. Purchases may also be delayed to correspond to a customer's budgetary cycle or as a result of regulatory approval requirements. Delays in anticipated purchase orders have had and could continue to have a material adverse effect on Vivid's business, financial condition and results of operations.

  VIVID CONDUCTS ITS BUSINESS WORLDWIDE, WHICH EXPOSES IT TO A NUMBER OF DIFFICULTIES INHERENT IN INTERNATIONAL ACTIVITIES.

     Vivid's international business, which accounted for approximately 78% of Vivid's revenues in fiscal 1998 and 73% of revenues in fiscal 1999, may be materially and adversely affected by many factors including:

     - international regulatory requirements and policy changes;

     - favoritism towards local suppliers;

     - difficulties in inventory management, accounts receivable collection and the management of distributors or representatives;

     - difficulties in staffing and managing foreign operations;

     - political and economic changes and disruptions;

     - governmental currency controls;

     - currency exchange rate fluctuations; and

     - tariff regulations.

     Vivid anticipates that international sales will continue to account for a significant percentage of its revenues.

  FLUCTUATIONS IN THE FOREIGN CURRENCY EXCHANGE RATES IN RELATION TO THE U.S. DOLLAR COULD HAVE A MATERIAL ADVERSE EFFECT ON VIVID'S OPERATING RESULTS.

     Although Vivid's international sales have been denominated primarily in U.S. dollars, changes in currency exchange rates that would increase the relative value of the U.S. dollar may make it more difficult for Vivid to compete with foreign manufacturers on price or otherwise have a material adverse effect on its sales and operating results. On occasion, Vivid's sales have been denominated in foreign currencies. A significant increase in Vivid's foreign denominated sales would increase Vivid's risk associated with foreign currency fluctuations. Vivid may enter into hedging transactions to limit this exposure. Vivid cannot assure that these hedging transactions would be successful.

  VIVID'S FUTURE SUCCESS DEPENDS ON ITS ABILITY TO ENHANCE EXISTING PRODUCTS AND TO DEVELOP NEW PRODUCTS.

     Vivid has developed and marketed a limited number of products. Vivid believes that its future success will depend in large part on its ability to enhance its existing products and to develop new products to meet regulatory and customer requirements. The uncertainties inherent with product development and introduction create a risk that Vivid will be unsuccessful in introducing products or product enhancements on a timely basis, if at all. The enhancement and development of Vivid's products will be subject to risks associated with new product development of explosives detection systems. These risks include:

     - unanticipated delays;

     - budget overruns;

     - technical problems;

     - regulatory approval from the FAA and foreign regulatory authorities; and

     - other difficulties that could result in the abandonment or substantial change in the commercialization of these enhancements or new products.

  VIVID'S DISPUTE WITH A SUPPLIER OF COMPONENTS FOR ITS APS HAND BAG INSPECTION SYSTEM COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Vivid relies on Gilardoni S.p.A, an Italian-based manufacturer, for two key components for its APS systems. Vivid has experienced delays and other difficulties in obtaining these components from Gilardoni. Vivid has advised Gilardoni that unless Gilardoni is able to meet its contractual obligations, Vivid may exercise its contractual right to obtain an alternative source of these components. Vivid only has the right to seek an alternative source of supply if Gilardoni is in breach of its contractual obligations. Gilardoni has denied that it is in breach and has claimed that Vivid is in breach of its contractual obligations. Vivid cannot assure that Gilardoni will improve its performance, or that, if necessary, Vivid will be successful in finding an alternative supplier for these components on a timely basis or on favorable terms. Vivid's ongoing dispute with Gilardoni could divert management's attention and resources, adversely affect sales of APS systems, and otherwise have a material adverse effect on Vivid's business, financial condition and results of operations.

  INTENSE COMPETITION, RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS AND REQUIREMENTS COULD DECREASE DEMAND FOR VIVID'S PRODUCTS OR MAKE VIVID'S PRODUCTS OBSOLETE.

     Vivid cannot assure that it will be able to compete successfully. Many of Vivid's competitors have substantially greater manufacturing, marketing and financial resources than Vivid. Intense competition, rapid technological change and evolving industry standards and requirements could decrease demand for Vivid's products or make Vivid's products obsolete. Two of Vivid's competitors have developed products based upon alternative technology that have been certified by the FAA. In addition, competitors may develop superior products or products of similar quality for sale at the same or lower prices. Improvements in current or new technologies could make competitors' products technically equivalent or superior to Vivid's products, in addition to providing cost or other advantages. Other advances or changes in industry standards or requirements could make it more difficult for Vivid to meet those standards or requirements or could render Vivid's products obsolete.

  VIVID MAY BE UNABLE TO ATTRACT AND RETAIN MANAGEMENT AND OTHER PERSONNEL IT NEEDS TO SUCCEED.

     The loss of any of Vivid's executive officers or key research and development personnel, its inability to attract or retain qualified personnel in the future or delays in hiring required personnel could adversely affect Vivid's business. Competition for such personnel, particularly software engineers and other technical personnel, is intense. Vivid may be unable to attract and retain all personnel necessary for the development of its business.

  VIVID MAY HAVE DIFFICULTY PROTECTING ITS INTELLECTUAL PROPERTY.

     Vivid's ability to compete is affected by its ability to protect its intellectual property. Vivid relies primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks and licensing arrangements to protect its intellectual property. The steps Vivid has taken to protect its technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Vivid's patents could be invalidated or circumvented. The laws of some foreign countries in which Vivid's products are or may be developed, manufactured or sold may not protect Vivid's products or intellectual property rights to the same extent as do the laws of the United States. This may make the possibility of piracy of Vivid's technology and products more likely. Vivid cannot assure that the steps that it has taken to protect its intellectual property will be adequate to prevent misappropriation of its technology.

  VIVID'S OPERATIONS COULD INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

     Particular aspects of Vivid's technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to Vivid's business. Vivid cannot predict the extent to which it may be required to seek licenses. Vivid cannot assure that the terms of any licenses it may be required to seek will be reasonable.

  VIVID'S BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED BY INFRINGEMENT CLAIMS BY AMERICAN SCIENCE & ENGINEERING.

     In May 1996, Vivid commenced an action in the United States District Court for the District of Massachusetts against American Science & Engineering seeking a declaration that Vivid does not infringe American Science & Engineering's patents related to back scattered x-rays. American Science & Engineering filed a counterclaim alleging that Vivid is infringing on one or more of eight American Science & Engineering patents. In April 1997, the court dismissed American Science & Engineering's counterclaim on summary judgment without granting leave to file an amended counterclaim. In April 1998, American Science & Engineering filed a motion in the Federal Court of Appeals for the First Circuit to appeal this decision. The Court of Appeals heard oral arguments on this appeal in early 1999, but no decision has been announced. Although Vivid does not believe that it is infringing any valid patent of American Science & Engineering, American Science & Engineering could make a new counterclaim that raises more specific infringement allegations. Failure of Vivid to prevail in this litigation could have a material adverse effect on Vivid's business, financial condition and results of operations.

  VIVID COULD INCUR SUBSTANTIAL COSTS AS A RESULT OF PRODUCT LIABILITY CLAIMS AND ADVERSE PUBLICITY IF VIVID'S SYSTEMS FAIL TO DETECT EXPLOSIVES.

     If Vivid's explosives detection systems fail to detect an explosive, Vivid could be subject to product liability claims and negative publicity, which could cause Vivid to incur substantial costs and could have a material adverse effect on Vivid's business, financial condition and results of operations. There are many factors beyond Vivid's control that could result in the failure of its products to detect explosives. These factors include:

     - the reliability of a system's operators;

     - the ongoing training of a system's operators; and

     - the maintenance of Vivid's products by its customers.

Vivid currently maintains aviation product liability insurance. This insurance may be insufficient to protect Vivid from product liability claims. Moreover, there is a risk that product liability insurance may not continue to be available to Vivid at a reasonable cost, if at all.

  PROVISIONS OF VIVID'S CHARTER MAKE A TAKEOVER OF VIVID MORE DIFFICULT, WHICH COULD DISCOURAGE ATTRACTIVE TAKEOVER OFFERS AND LIMIT THE PRICE OTHERS MAY BE WILLING TO PAY FOR VIVID COMMON STOCK.

     Vivid's charter and provisions of Delaware corporate law contain provisions that may make the acquisition of Vivid more difficult and discourage changes in Vivid's management. In addition, Vivid has adopted a stockholder rights plan that gives holders of its common stock the right to purchase shares of Vivid common stock at a price substantially discounted from the then applicable market price of Vivid common stock in the event of many potential takeover situations. The provisions contained in Vivid's charter, Delaware corporate law and the rights plan could limit the price that certain investors might be willing to pay in the future for shares of Vivid common stock. These provisions do not apply to the proposed merger between Vivid and PerkinElmer.

  THE VOLATILITY OF VIVID'S STOCK PRICE COULD ADVERSELY AFFECT YOUR INVESTMENT IN VIVID COMMON STOCK.

     The market price of Vivid common stock has been and may continue to be highly volatile. Vivid believes that a variety of factors could cause the price of its common stock to fluctuate, perhaps substantially, including:

     - announcements of developments related to Vivid's business, including announcements of certification by the FAA or other regulatory authorities of Vivid's or its competitors' products;

     - quarterly fluctuations in Vivid's actual or anticipated operating results and order levels;

     - general conditions in the worldwide economy;

     - announcements of technological innovations;

     - new products or product enhancements by Vivid or its competitors;

     - developments in patents or other intellectual property rights and litigation; and

     - developments in Vivid's relationships with its customers and suppliers.

     In addition, in recent years the stock market in general and the markets for shares of small capitalization and "high-tech" companies in particular have experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Any such fluctuations in the future could adversely affect the market price of Vivid common stock and the market price of Vivid common stock may decline.

  YEAR 2000 READINESS DISCLOSURE; YEAR 2000 PROBLEMS COULD DISRUPT VIVID'S BUSINESS.

     The year 2000 problem is the potential for system and processing failure of date-related data as the result of computer-controlled systems using two digits rather than four digits to define the applicable year. This could result in system failure or miscalculation causing disruptions of operations, including, among other things, loss of customers or orders, increased operating costs, inability to obtain inventory on a timely basis, disruptions in product shipments, or other business interruptions of a material nature, as well as claims of mismanagement, misrepresentation, or breach of contract. Undetected year 2000 problems may cause Vivid to experience negative consequences or significant costs. Vivid's vendors, suppliers or customers could experience negative consequences or significant costs that could have a material adverse effect on Vivid's business, financial condition or results of operations.

       SELECTED HISTORICAL CONSOLIDATED AND PRO FORMA UNAUDITED COMBINED
                             FINANCIAL INFORMATION

     The following selected historical consolidated financial information of PerkinElmer and Vivid has been derived from their respective historical consolidated financial statements including their notes, and should be read in conjunction with these consolidated financial statements and notes. The historical financial statements of Vivid as of September 30, 1998 and 1999 and for the three years in the period ended September 30, 1999 were audited by Arthur Andersen LLP, independent public accountants, and begin on page F-1. The historical consolidated financial statements of PerkinElmer as of December 28, 1997 and January 3, 1999 and for the three years in the period ended January 3, 1999 were audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein by reference. See "Where You Can Find More Information" on page 89. The PerkinElmer historical financial information as of and for the interim periods presented below have been prepared on the same basis as that derived from historical financial statements prepared on an annual basis and, in the opinion of management of PerkinElmer, includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of PerkinElmer as of these dates and for these periods. The results of the interim periods are not necessarily indicative of the results to be expected for future periods.

     PerkinElmer accounted for the Lumen and analytical instruments division acquisitions as purchases in accordance with Accounting Principles Board ("APB") Opinion No. 16. The unaudited pro forma combined financial information reflects the proposed acquisition of Vivid as a purchase.

     The unaudited pro forma combined financial information gives effect to the proposed acquisition by PerkinElmer of Vivid and the acquisitions of Lumen and the analytical instruments division of PE Corporation and should be read in connection with the historical financial statements and related notes thereto for PerkinElmer, Vivid, Lumen and the analytical instruments division. The unaudited pro forma combined income statement information for the fiscal year ended January 3, 1999 and the nine-month period ended October 3, 1999 gives effect to these acquisitions as if they were completed as of December 29, 1997, and combine PerkinElmer, Vivid, Lumen and the analytical instruments division's historical income statements for each respective period as necessary. The unaudited pro forma combined results for the fiscal year ended January 3, 1999 and the nine-month period ended October 3, 1999 exclude acquisition-related charges of $2.3 million and $23 million for purchased in-process research and development related to Lumen and the analytical instruments division, respectively. Additionally, these pro forma statements of operations exclude an estimated acquisition-related charge of $6.7 million for acquired in-process research and development related to the proposed acquisition of Vivid. PerkinElmer has not yet conducted an appraisal of this in-process research and development and accordingly, the final amount may differ from this estimate. The unaudited pro forma combined balance sheet as of October 3, 1999 includes the historical balance sheet of PerkinElmer as of October 3, 1999 and Vivid as of September 30, 1999 and gives effect to the proposed acquisition of Vivid as if it had occurred on October 3, 1999.

     The unaudited pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of PerkinElmer's operating results that would have occurred had the acquisition been consummated on the dates, or at the beginning of the period, for which the consummation of the acquisition is being given effect, nor is it necessarily indicative of PerkinElmer's future operating results. The unaudited pro forma adjustments do not reflect any operating efficiencies and cost savings that PerkinElmer believes are achievable.

     The unaudited pro forma combined financial information has been prepared using the purchase method of accounting, whereby the total cost of the acquisitions has been allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the effective date of the acquisition. Such allocations will be based on studies and independent valuations, which are currently being finalized. Accordingly, the allocations reflected in the unaudited pro forma combined financial information are preliminary and subject to revision. It is not expected that the financial allocation of purchase price will produce materially different results from those presented herein.

     You should review the detailed unaudited pro forma combined financial information beginning on page 69 for further discussion of these matters, including footnotes.

 PERKINELMER'S SELECTED HISTORICAL AND COMBINED PRO FORMA FINANCIAL INFORMATION
            (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIO ANALYSIS)

                                                          FISCAL YEAR ENDED
                         -----------------------------------------------------------------------------------
                                                                                      1998          1998
                                                                                   PRO FORMA      PRO FORMA
                                               HISTORICAL                         BEFORE VIVID   AFTER VIVID
                           1994       1995       1996       1997        1998      (UNAUDITED)    (UNAUDITED)
                         --------   --------   --------   --------   ----------   ------------   -----------
Operations:
Sales..................  $823,836   $887,313   $928,287   $927,482   $  854,382    $1,533,428    $1,572,146
Operating income (loss)
 from continuing
 operations............   (37,656)    50,628     56,265     27,019      119,724       (13,991)       (8,512)
Income (loss) from
 continuing
 operations............   (49,471)(5)   33,340   34,264      9,562(3)     79,001(1)     (44,651)    (40,202)
Income from
 discontinued
 operations, net of
 income taxes..........    43,816(5)   34,700    25,892     24,130       23,001(1)      *            *
Net income (loss)......    (5,655)(5)   68,040   60,156     33,692(3)    102,002(1)      *           *
Basic earnings (loss)
 per share:
 Continuing
   operations..........     (0.89)(5)     0.64     0.72       0.21(3)       1.74(1)       (0.99)      (0.86)
 Discontinued
   operations..........      0.79(5)     0.68      0.55       0.53         0.51(1)      *            *
 Net income (loss).....     (0.10)(5)     1.32     1.27       0.74(3)       2.25(1)      *           *
Diluted earnings (loss)
 per share:
 Continuing
   operations..........     (0.89)(5)     0.64     0.72       0.21(3)       1.72(1)       (0.99)      (0.86)
 Discontinued
   operations..........      0.79(5)     0.68      0.55       0.53         0.50(1)      *            *
 Net income (loss).....      (.10)(5)     1.32     1.27       0.74(3)       2.22(1)      *           *
 Return (loss) on
   equity..............      (1.2)%(6)     16.8%     16.4%      9.7%(4)       28.0%(2)      *        *
Weighted-average common
 shares outstanding:
 Basic.................    55,271     51,483     47,298     45,757       45,322        45,322        46,913
 Diluted...............    55,324     51,573     47,472     45,898       45,884        45,322        46,913
Financial Position:
Working capital........  $213,769   $228,441   $201,478   $209,027   $   47,868        *             *
Current ratio..........    1.89:1     2.08:1     1.92:1     1.88:1       1.10:1        *             *
Total assets...........   746,379    757,927    774,761    777,737    1,138,778        *             *
Short-term debt........    59,988      5,275     21,499     46,167      157,888        *             *
Long-term debt.........       812    115,222    115,104    114,863      129,835        *             *
Long-term
 liabilities...........    60,153     63,816     76,087     95,940      124,799        *             *
Stockholders' equity...   445,366    366,946    365,106    328,388      399,667        *             *
Per share..............      8.08       7.71       7.88       7.24         8.93        *             *
Total debt/total
 capital...............        12%        25%        27%        33%          42%       *             *
Common shares
 outstanding...........    55,124     47,610     46,309     45,333       44,746        *             *
Cash Flows:
Cash flows from
 continuing
 operations............  $ 44,364   $ 80,868   $ 48,291   $ 11,405   $   40,853        *             *
Cash flows from
 discontinued
 operations............    51,519     69,297     31,867     23,433       28,702        *             *
Cash flows from
 operating
 activities............    95,883    150,165     80,158     34,838       69,555        *             *
Depreciation and
 amortization..........    34,546     37,432     38,861     42,698       48,510        *             *
Capital expenditures...    34,804     60,689     78,796     47,642       44,489        *             *
Cost of acquisitions,
 net of cash
 acquired..............    32,841         --         --      3,611      217,937        *             *
Proceeds from
 dispositions of
 businesses and sales
 of property, plant and
 equipment.............     2,872     15,238      1,744     24,287      210,505        *             *
Purchases of common
 stock.................    19,139    135,079     30,760     28,104       41,217        *             *
Cash dividends per
 common share..........      0.56       0.56       0.56       0.56         0.56        *             *

                                            NINE MONTHS ENDED
                         -------------------------------------------------------
                                                       OCTOBER 3,    OCTOBER 3,
                                                          1999          1999
                                                       PRO FORMA      PRO FORMA
                         SEPTEMBER 27,   OCTOBER 3,   BEFORE VIVID   AFTER VIVID
                             1998           1999      (UNAUDITED)    (UNAUDITED)
                         -------------   ----------   ------------   -----------
Operations:
Sales..................    $620,569      $  935,888    $1,150,722    $1,168,280
Operating income (loss)
 from continuing
 operations............      96,557          18,640        25,909        20,519
Income (loss) from
 continuing
 operations............      65,084(9)         (484)(8)      (2,749)     (6,415)
Income from
 discontinued
 operations, net of
 income taxes..........      16,450(9)      121,961(7)      *            *
Net income (loss)......      81,534(9)      121,477(8)      *            *
Basic earnings (loss)
 per share:
 Continuing
   operations..........        1.43(9)        (0.01)(8)       (0.06)      (0.14)
 Discontinued
   operations..........        0.36(9)         2.69(7)      *            *
 Net income (loss).....        1.79(9)         2.68(8)      *            *
Diluted earnings (loss)
 per share:
 Continuing
   operations..........        1.41(9)        (0.01)(8)       (0.06)      (0.14)
 Discontinued
   operations..........        0.36(9)         2.69(7)      *            *
 Net income (loss).....        1.77(9)         2.68(8)      *            *
 Return (loss) on
   equity..............        23.1%           26.5%       *             *
Weighted-average common
 shares outstanding:
 Basic.................      45,552          45,303        45,303        46,894
 Diluted...............      46,089          45,303        45,303        46,894
Financial Position:
Working capital........    $238,881      $ (116,608)       *         $  (88,757)
Current ratio..........      1.95:1          0.86:1        *             0.90:1
Total assets...........     836,968       1,665,020        *          1,736,654
Short-term debt........      22,962         319,733        *            319,733
Long-term debt.........     114,867         114,952        *            114,952
Long-term
 liabilities...........      --             184,853        *            184,853
Stockholders' equity...     377,377         516,895        *            575,335
Per share..............        8.45           11.22        *              12.07
Total debt/total
 capital...............          27%             46%       *                 43%
Common shares
 outstanding...........      44,668          46,065        *             47,656
Cash Flows:
Cash flows from
 continuing
 operations............    $  2,711      $   52,917        *             *
Cash flows from
 discontinued
 operations............      47,613             530        *             *
Cash flows from
 operating
 activities............      50,324          53,447        *             *
Depreciation and
 amortization..........      33,815          52,192        *             *
Capital expenditures...      31,560          25,536        *             *
Cost of acquisitions,
 net of cash
 acquired..............      54,647         295,685        *             *
Proceeds from
 dispositions of
 businesses and sales
 of property, plant and
 equipment.............     209,607          27,044        *             *
Purchases of common
 stock.................      41,217            (952)       *             *
Cash dividends per
 common share..........        0.42            0.42        *             *

---------------

* Not Applicable

---------------
(1) Continuing operations includes net nonrecurring income items totaling $66.7 million pre-tax, $44.7 million after-tax ($0.99 basic earnings per share, $.97 diluted earnings per share); nonrecurring items are more fully discussed in PerkinElmer's consolidated financial statements and related footnotes and the Management's Discussion and Analysis sections of its Current Report on Form 8-K filed with the Securities and Exchange Commission on November 23, 1999. Included in the $66.7 million of nonrecurring items is an investment gain of $4.3 million, $2.7 million after-tax ($.06 basic and diluted per share). Approximately $6.8 million pre-tax of nonrecurring charges related to restructuring and other nonrecurring items are included in discontinued operations.

(2) Return on equity before effects of nonrecurring items was 17.9%.

(3) Reflected an asset impairment charge of $28.2 million, and a cost of capital reimbursement of $3.4 million, $21.2 million after-tax ($0.46 basic and diluted loss per share).

(4) Return on equity before effects of nonrecurring items was 15.4%.

(5) Pre-tax items included a goodwill write-down of $40.3 million, restructuring charges of $29.4 million, and an investment write-down of $2.1 million, in the aggregate, $64.8 million after-tax ($1.18 basic and diluted loss per share). Approximately $1.0 million pre-tax of nonrecurring charges are related to restructuring and are included in discontinued operations.

(6) Return on equity before effects of nonrecurring items was 12.1%.

(7) Included gain on disposition of discontinued operations of $106.3 million, net of incomes taxes, transaction and related costs.

(8) Continuing operations includes a net restructuring charge of $11.5 million, goodwill write-downs of $18 million, gains on dispositions of $15.8 million and a $23 million charge related to acquired in-process research and development.

(9) Continuing operations includes net nonrecurring items totaling $69.0 million pre-tax; $47.0 million after-tax ($1.03 basic earnings per share, $1.02 diluted earnings per share); nonrecurring items are more fully discussed in PerkinElmer's consolidated financial statements and related footnotes and the Management's Discussion and Analysis sections of its Current Report on Form 8-K filed with the Securities and Exchange Commission on November 23, 1999. Included in the $69.0 million of nonrecurring items is an investment gain of $4.3 million, $2.7 million after-tax ($.06 basic and diluted per share). Approximately $6.8 million pre-tax of nonrecurring charges related to restructuring and other nonrecurring items are included in discontinued operations.

         VIVID'S SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEARS ENDED SEPTEMBER 30,
                                                     ---------------------------------------------------
                                                      1995       1996       1997       1998       1999
                                                     -------    -------    -------    -------    -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues...........................................  $14,437    $15,578    $31,702    $38,718    $21,185
Cost of revenues...................................    6,129      6,899     13,203     16,361     13,393
                                                     -------    -------    -------    -------    -------
  Gross margin.....................................    8,308      8,679     18,499     22,357      7,792
                                                     -------    -------    -------    -------    -------
Operating expenses:
  Research and development.........................    3,653      3,462      4,390      5,859      6,336
  Selling and marketing............................    1,077      1,395      3,556      4,335      3,729
  General and administrative.......................    1,120      1,515      2,929      3,952      4,060
  Restructuring and asset write-down...............       --         --         --         --      1,208
  Litigation expenses..............................      309      1,150        427        220         --
                                                     -------    -------    -------    -------    -------
         Total operating expenses..................    6,159      7,522     11,302     14,366     15,333
                                                     -------    -------    -------    -------    -------
Income (loss) from operations......................    2,149      1,157      7,197      7,991     (7,541)
Interest and other income (expense), net...........      (45)         8        862      1,477        978
                                                     -------    -------    -------    -------    -------
Income (loss) before provision for income taxes....    2,104      1,165      8,059      9,468     (6,563)
Provision (benefit) for income taxes...............       90         --      2,193      2,838     (1,931)
                                                     -------    -------    -------    -------    -------
  Net income (loss)................................  $ 2,014    $ 1,165    $ 5,866    $ 6,630    $(4,632)
                                                     =======    =======    =======    =======    =======
Net (loss) income per share
  Basic............................................  $  1.21    $  0.69    $  0.78    $  0.68    $ (0.47)
                                                     =======    =======    =======    =======    =======
  Diluted..........................................  $  0.28    $  0.15    $  0.60    $  0.65    $ (0.47)
                                                     =======    =======    =======    =======    =======
Weighted average number of shares outstanding
  Basic............................................    1,663      1,682      7,548      9,685      9,911
                                                     =======    =======    =======    =======    =======
  Diluted..........................................    7,127      7,869      9,838     10,251      9,911
                                                     =======    =======    =======    =======    =======

                                                                        SEPTEMBER 30,
                                                     ---------------------------------------------------
                                                      1995       1996       1997       1998       1999
                                                     -------    -------    -------    -------    -------
CONSOLIDATED BALANCE SHEET DATA:
Working capital....................................  $ 3,968    $(1,037)   $29,297    $36,329    $31,769
Total assets.......................................    7,740     11,963     37,457     45,924     42,349
Redeemable preferred stock, including current
  portion..........................................    5,781      5,781         --         --         --
Stockholders' equity (deficit).....................   (1,045)       177     31,711     38,900     34,175

                           COMPARATIVE PER SHARE DATA

     The following table summarizes certain per share information for PerkinElmer and Vivid on a historical pro forma combined and equivalent pro forma combined basis. You should read the information below along with the selected historical consolidated financial data and the unaudited pro forma combined financial data included elsewhere in this proxy statement/prospectus. The pro forma combined financial data is not necessarily indicative of the operating results of future operations or the actual results that would have occurred had the transaction been completed at the beginning of the period presented.

                                                                              NINE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,     OCTOBER 3,
                                                                  1998            1999
                                                              ------------    ------------
HISTORICAL-PERKINELMER
  Income (loss) per share from continuing operations:
    Basic...................................................     $ 1.74          $(0.01)
    Diluted.................................................     $ 1.72          $(0.01)
  Pro forma (before Vivid transaction) income (loss) per
    share from continuing operations:
    Basic...................................................     $(0.99)         $(0.06)
    Diluted.................................................     $(0.99)         $(0.06)
  Historical Book value per share(1)........................     $ 8.93          $11.22
  Cash dividends per share..................................     $ 0.56          $ 0.42

                                                              FISCAL YEARS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------    JANUARY 1 - SEPTEMBER 30,
                                                               1998       1999               1999(4)
                                                              -------    -------    -------------------------
HISTORICAL-VIVID:
Net income (loss) per share -- basic........................  $ 0.68     $(0.47)             $(0.14)
Net income (loss) per share -- diluted......................  $ 0.65     $(0.47)             $(0.14)
Book value per share(1).....................................  $ 3.93     $ 3.43              $ 3.43

                                                                              NINE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,    OCTOBER 3,
                                                                  1998           1999
                                                              ------------    -----------
PRO FORMA COMBINED-PER PERKINELMER SHARE AT .1613:1
CONVERSION(2):
  Income (loss) from continuing operations:
    Basic...................................................     $(0.86)        $(0.14)
    Diluted.................................................     $(0.86)        $(0.14)
  Book value per share(1)...................................        N/A         $12.07
EQUIVALENT PRO FORMA COMBINED-PER VIVID SHARE AT 6.2:1
  CONVERSION(3):
  Income (loss) from continuing operations:
    Basic...................................................     $(0.14)        $ (.02)
    Diluted.................................................     $(0.14)        $ (.02)
  Book value per share(1)...................................        N/A         $ 1.95

---------------
(1) Book value is computed by dividing total stockholders' equity by the number of shares outstanding.

(2) PerkinElmer pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of PerkinElmer common stock which would have been outstanding had the merger been completed as of each balance sheet date.

(3) Vivid equivalent pro forma combined amounts are calculated by multiplying the PerkinElmer pro forma combined per share amounts and book value by the exchange ratio assuming the exchange ratio is 0.1613 shares of PerkinElmer common stock for each share of Vivid common stock.

(4) Vivid's historical basic and diluted net income (loss) per share for the period from January 1, 1999 through September 30, 1999 has been calculated by combining its quarterly results as reported. Accordingly, Vivid's historical results for the quarter ended December 31, 1998 have not been included in the calculation.

                            MARKET PRICE INFORMATION

PERKINELMER MARKET PRICE INFORMATION

     PerkinElmer common stock (formerly known as EG&G, Inc.) has traded on the New York Stock Exchange under the symbol "PKI" since October 26, 1999 and under the symbol "EGG" since July 6, 1965.

     The table below sets forth, for the periods indicated, the reported high and low sale prices of PerkinElmer common stock on the New York Stock Exchange.


                                                              PERKINELMER
                                                             COMMON STOCK
                                                          -------------------
                                                            HIGH        LOW
                                                          --------    -------
FISCAL 1997
Quarter ended March 30, 1997............................  $24.625     $19.625
Quarter ended June 29, 1997.............................   21.125      18.125
Quarter ended September 28, 1997........................   22.625      18.75
Quarter ended December 28, 1997.........................   22.9375     18.00
FISCAL 1998
Quarter ended March 29, 1998............................   28.50       20.125
Quarter ended June 28, 1998.............................   33.75       27.125
Quarter ended September 27, 1998........................   30.125      21.125
Quarter ended January 3, 1999...........................   29.4375     20.50
FISCAL 1999
Quarter ended April 4, 1999.............................   30.1875     25.50
Quarter ended July 4, 1999..............................   36.25       26.50
Quarter ended October 3, 1999...........................   39.9375     31.50
Quarter ended January 2, 2000
  (through December 2, 1999)............................   44.125      36.625


     As of November 15, 1999, there were approximately 9,310 holders of record of PerkinElmer common stock including multiple beneficial holders at depositories, banks, and brokers listed as a single holder in the street name of each respective depository, bank or broker.


     On October 4, 1999, the last full trading day prior to the public announcement of the proposed merger, the last reported sale price of PerkinElmer common stock on the New York Stock Exchange was $39.1875 per share. On December 2, the most recent practicable date prior to the printing of this proxy statement/prospectus, the last reported sale price of PerkinElmer common stock on the New York Stock Exchange was $41.4375 per share.


     In each of fiscal 1997 and 1998 and the first nine months of fiscal 1999, PerkinElmer paid a regular quarterly dividend of $0.14 per share of PerkinElmer common stock.

     Because the market price of PerkinElmer common stock may fluctuate, the market price per share of PerkinElmer common stock that holders of Vivid stock will receive in the merger may increase or decrease prior to the merger.

VIVID MARKET PRICE INFORMATION

     Vivid common stock has traded on the Nasdaq National Market under the symbol "VVID" since December 1996.

     The following table sets forth, for the periods indicated, the high and low bid prices per share of Vivid common stock as reported on the Nasdaq National Market.


                                                                VIVID
                                                             COMMON STOCK
                                                         --------------------
                                                           HIGH        LOW
                                                         --------    --------
FISCAL 1998
Quarter ended December 31, 1997........................  $16.50      $10.375
Quarter ended March 31, 1998...........................   16.375      12.00
Quarter ended June 30, 1998............................   15.75       10.50
Quarter ended September 30, 1998.......................   12.00        6.875
FISCAL 1999
Quarter ended December 31, 1998........................    9.125       3.875
Quarter ended March 31, 1999...........................    6.25        3.375
Quarter ended June 30, 1999............................    4.50        1.875
Quarter ended September 30, 1999.......................    4.6875      2.4375
FISCAL 2000
Quarter ended December 31, 1999
  (through December 2, 1999)...........................    6.125       3.4375


     As of November 15, 1999, there were approximately 186 holders of record of Vivid's common stock, including multiple beneficial holders at depositories, banks and brokers listed as a single holder in the street name of each respective depository, bank or broker.


     The following table sets forth the closing prices per share of the common stock of Vivid as reported on the Nasdaq National Market on October 4, 1999, the business day preceding public announcement that PerkinElmer and Vivid had entered into the merger agreement, and on December 2, 1999, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus. This table also sets forth the equivalent price per share of Vivid common stock on those dates. The equivalent price per share is equal to the market value of one share of PerkinElmer common stock, as defined in the merger agreement, on that date multiplied by the number of shares of PerkinElmer common stock to be issued in exchange for each share of Vivid common stock in the merger.



                                                          VIVID     EQUIVALENT
                                                         COMMON         PER
                         DATE                             STOCK     SHARE PRICE
                         ----                            -------    -----------
October 4, 1999........................................  $3.5625       $6.25
December 2, 1999.......................................  $6.00         $6.77


     Vivid and PerkinElmer believe that Vivid common stock presently trades on the basis of the value of PerkinElmer common stock expected to be issued in exchange for the Vivid common stock in the merger, discounted primarily for the uncertainties associated with the merger.

     Vivid stockholders are advised to obtain current market quotations for PerkinElmer common stock and Vivid common stock. We cannot predict or assure the market prices of PerkinElmer common stock or Vivid common stock at any time before the completion of the merger or the market price of PerkinElmer common stock at any time after the merger. So long as the market value of PerkinElmer common stock is not less than $30.99 or more than $46.49 at the time of the closing of the merger, the exchange ratio will not be adjusted to compensate Vivid stockholders for decreases in the market price of PerkinElmer common stock which could occur before the merger becomes effective. In the event the market price of PerkinElmer common stock decreases or increases prior to the completion of the merger, the value of the PerkinElmer common stock to be received in the merger in exchange for Vivid common stock would correspondingly decrease or increase. If the market value of PerkinElmer common stock falls outside of the range of $30.99 to $46.49 at the time of the closing of the merger, the exchange ratio may be adjusted or the merger agreement may be terminated by Vivid or PerkinElmer in certain circumstances.

     Vivid has never declared or paid cash dividends on its capital stock and does not plan to pay any cash dividends in the foreseeable future. Vivid's current policy is to retain all of its earnings to finance future growth. Vivid's bank line of credit, which expires February 29, 2000, prohibits the payment of cash dividends without prior bank approval.

                           THE VIVID SPECIAL MEETING

DATE, TIME AND PLACE OF MEETING


     The special meeting of stockholders of Vivid will be held at 10 a.m., local time, on Thursday, January 13, 1999 at Vivid's corporate offices located at 10E Commerce Way, Woburn, Massachusetts.


WHAT WILL BE VOTED UPON


     At the special meeting, Vivid stockholders at the close of business on November 15, 1999 will be asked to approve and adopt the merger agreement and approve the merger.


     The merger agreement is attached to this proxy statement/prospectus as Annex A. See the sections entitled "The Merger" and "The Merger Agreement."

RECORD DATE AND OUTSTANDING SHARES


     Only holders of record of Vivid common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were 10,089,141 shares of Vivid common stock outstanding and entitled to vote, held of record by approximately 186 stockholders, although Vivid has been informed that there are in excess of 3,400 beneficial owners. Each Vivid stockholder is entitled to one vote for each share of Vivid common stock held as of the record date.


VOTES NEEDED FOR A QUORUM

     The required quorum for the transaction of business at the meeting is a majority of the shares of Vivid common stock outstanding on the record date.

VOTE REQUIRED TO APPROVE THE MERGER

     The affirmative vote of a majority of the outstanding shares of Vivid common stock is required to approve the merger agreement and the merger.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS


     On the record date, directors, executive officers and affiliates of Vivid as a group beneficially owned 1,748,712 shares of Vivid common stock, or approximately 16.8% of the outstanding Vivid shares on that date. S. David Ellenbogen and Jay A. Stein, officers and directors of Vivid, together with three trusts formed by them, beneficially owning 1,319,000 shares of Vivid common stock, or approximately 13.1% of the outstanding shares on the record date, have executed a stockholder agreement with PerkinElmer, under which they have agreed to vote their shares in favor of the merger agreement and the merger. See "Other Agreements -- Stockholder Agreement."


EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

     Abstentions will be included in determining the number of shares present and voting at the special meeting and will have the same effect as votes against the merger agreement and the merger. Broker non-votes will have the same effect as votes against the merger agreement and the merger.

EXPENSES OF PROXY SOLICITATION

     Vivid will pay the expenses of soliciting proxies to be voted at the special meeting. Following the original mailing of the proxies and other soliciting materials, Vivid and its agents also may solicit proxies by mail, telephone, telegraph or in person. Vivid has retained a proxy solicitation firm, Kissel-Blake Inc., to aid it in the solicitation process. Vivid will pay that firm an estimated fee of $9,500, plus expenses. Following the original mailing of the proxies and other soliciting materials, Vivid will request brokers, custodians, nominees and other record holders of common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. Upon the request of the record holders, Vivid will reimburse them for their reasonable expenses.

HOW PROXIES WILL BE VOTED

     The proxy accompanying this proxy statement/prospectus is solicited on behalf of Vivid's board for use at the special meeting. You are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Vivid. All properly signed proxies received by Vivid prior to the vote at the special meeting that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the merger agreement and the merger.

HOW YOU CAN REVOKE YOUR PROXY

     You may revoke your proxy at any time before it is exercised at the special meeting, by taking any of the following actions:

     - delivering to the secretary of Vivid, by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked,

     - signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting, or

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

     Please note, however, that if your shares of common stock are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares and your proxy from the broker to vote the shares.

YOU DO NOT HAVE APPRAISAL RIGHTS

     You are not entitled to dissenters' rights or appraisal rights with respect to the merger.

     YOU SHOULD NOT SEND ANY CERTIFICATES REPRESENTING VIVID COMMON STOCK. FOLLOWING THE EFFECTIVE TIME OF THE MERGER, YOU WILL RECEIVE INSTRUCTIONS FOR THE SURRENDER AND EXCHANGE OF YOUR VIVID STOCK CERTIFICATES.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In mid-February 1999, management representatives of PerkinElmer and Vivid met to discuss whether there was any mutual interest in pursuing a possible business combination or other strategic alliance. At the meeting, the parties exchanged public information regarding their respective businesses and the recent changes in the industry. Neither party made any proposals regarding a possible business combination at this meeting.

     On February 24 and March 19, 1999, at a regularly scheduled and special meeting of Vivid's board, Vivid management reported on the status of discussions with various companies, including PerkinElmer, regarding a possible business combination or strategic alliance. At those meetings, Vivid's management and board focused primarily on a possible strategic business combination with a company other than PerkinElmer.

     On April, 4, 1999, Angelo Castellana, senior vice president of PerkinElmer, telephoned S. David Ellenbogen, chairman and chief executive officer of Vivid, to inquire whether they could meet to discuss the possible combination of the two companies.

     On April 12, 1999, Mr. Castellana met with Mr. Ellenbogen and William Frain, chief financial officer of Vivid. At this meeting, the parties began to more formally discuss the possibility of a business combination between Vivid and PerkinElmer. Following this meeting, the senior management teams of PerkinElmer and Vivid began to explore the feasibility of the proposed combination.

     On April 28, 1999, PerkinElmer and Vivid entered into a mutual non-disclosure agreement that included PerkinElmer's agreement not to purchase shares of Vivid common stock for a two year period other than in a negotiated transaction.

     On April 29, 1999, Mr. Castellana telephoned Mr. Ellenbogen to follow up on issues raised during their April 12, 1999 meeting.

     On May 3, 1999, Stephen DeFalco, vice president of business development of PerkinElmer, met with representatives of Vivid management. At that meeting, Vivid provided Mr. DeFalco with additional information concerning Vivid's business and prospects.

     On May 14, 1999, during a conference call with representatives of Vivid's management, representatives of PerkinElmer expressed an interest in pursuing a strategic business combination with Vivid in the form of a merger with a PerkinElmer subsidiary.

     Also on May 14, 1999, at a special meeting of Vivid's board, Vivid's management reported on the status of discussions with various companies, including PerkinElmer, regarding a possible business combination or strategic alliance. At this meeting, Vivid's management and the Vivid board continued to focus primarily on a possible strategic business combination with a company other than PerkinElmer.

     On May 26, 1999, representatives of PerkinElmer's management and research and development staff met with Vivid's management at an off-site location. The purpose of this meeting was for Vivid to provide a general overview of Vivid's MVT checked baggage system. The parties also discussed Vivid's FAA certification efforts.

     On June 3, 1999, at a regular meeting of Vivid's board, Vivid management reported on the status of discussions with various companies, including PerkinElmer, regarding a possible business combination or strategic alliance. At this meeting, management reported that its most active discussions continued to be with a company other than PerkinElmer.

     On June 4, 1999, Gregory L. Summe, chairman and chief executive officer of PerkinElmer, and Mr. Ellenbogen met at an off-site location. At this meeting, Mr. Summe made a more detailed proposal to Mr. Ellenbogen for a strategic business combination between PerkinElmer and Vivid.

     On June 7, 1999, Vivid formally engaged Needham & Company, Inc. to serve as Vivid's financial advisor with regard to the possible business combination of Vivid and a company other than PerkinElmer. The agreement also provided that Needham would serve as Vivid's financial advisor with regard to other potential strategic business combinations.

     On July 9, 1999, Mr. Castellana telephoned Mr. Ellenbogen to discuss various issues relating to the proposed business combination.

     On July 26, 1999, at a special meeting of Vivid's board, Vivid's management reported on the status of discussions with various participants within the explosives detection industry regarding a possible strategic business combination. Vivid's management reported that Vivid's most serious discussions were now with PerkinElmer. Vivid's management further reported that Vivid was no longer actively pursuing discussions with the other company which had been the primary focus of interest because Vivid's management believed that remaining as an independent company was preferable to the terms offered by that other company. Vivid's management received questions and comments from the directors regarding the potential business combination with PerkinElmer. At this meeting, Vivid's board discussed with Vivid's management the status of the explosives detection system product lines of PerkinElmer and the possible risks and benefits of the proposed combination. After consideration of Vivid's management presentation, Vivid's board agreed that there should be continuing discussions with PerkinElmer regarding a strategic business combination with a view to reaching an agreement on the consideration to be received by Vivid stockholders.

     During the remainder of July 1999, management of PerkinElmer and Vivid held several conference calls to discuss the merger consideration to be paid by PerkinElmer.

     On August 3, 1999, at a special meeting of Vivid's board, Vivid's management reported on the progress of its discussions with PerkinElmer, which included a discussion of the merger consideration to be offered. Vivid's management further reviewed with Vivid's board the potential strategic fit and synergies of a combination with PerkinElmer. A representative of Needham discussed the historical stock price performance of PerkinElmer's common stock and publicly available financial information regarding PerkinElmer. Vivid's management also updated Vivid's board on the status of its discussions with other companies in the industry. At that time, Vivid's management did not believe that any of the other discussions would be preferable to the PerkinElmer proposal or Vivid remaining as an independent company.

     On August 10, 1999, Mr. Castellana and Terrance Carlson, senior vice president and general counsel of PerkinElmer, met with representatives of Vivid's management at PerkinElmer's headquarters in Wellesley, Massachusetts, to discuss the terms of a potential business combination between the two companies.

     On August 11, 1999, representatives of PerkinElmer's management met with Vivid's management and legal and accounting advisors at Vivid's headquarters in Woburn, Massachusetts, to discuss the primary issues and terms of the potential business combination between the two companies and to fix a timetable for the proposed business combination.

     On August 12, 1999, Mr. Castellana met with representatives of Vivid's management and Needham at PerkinElmer's headquarters in Wellesley, Massachusetts, to continue their discussions regarding the proposed business combination.

     From August 16 to August 25, 1999, PerkinElmer's management and the legal and accounting advisors of PerkinElmer commenced a due diligence review of Vivid. During this time period, representatives of PerkinElmer and Vivid held a number of meetings and discussions regarding the terms of the proposed business combination and the potential synergies and operational issues associated with the proposed combination.

     On August 19, 1999, drafts of the merger agreement and related documentation were distributed by counsel for PerkinElmer for review by the parties. From that date to September 22, 1999, counsel for each of PerkinElmer and Vivid negotiated various terms of the merger agreement and related documents.

     On August 24, 1999, Mr. Castellana and Mr. Ellenbogen met to discuss the terms of the proposed business combination.

     On August 31, 1999, Vivid received a competing proposal for a strategic business combination from another company in the explosives detection industry different from the company with whom Vivid had held discussions earlier in the year. Vivid had conducted informal discussions over the course of the year with that company but had not considered a combination with that company seriously because it did not believe that the terms previously discussed were advantageous to Vivid and its stockholders as compared to remaining an independent entity.

     On September 1, 1999, at a special meeting of Vivid's board, Vivid's management discussed with Vivid's board the new proposal received by the other company and reviewed the status of the discussions with that company and with PerkinElmer. Vivid's board discussed with Vivid's management the advantages and disadvantages of a strategic alliance with this other company as compared to the PerkinElmer proposal or remaining an independent company. Vivid's board directed Vivid's management to perform a due diligence review of this other company and proposal on an expedited basis, while deferring the final phase of PerkinElmer's due diligence review of Vivid.

     On September 7 and 15, 1999, representatives of PerkinElmer and its legal advisors met with representatives of Vivid's management and its legal and financial advisors to negotiate terms and conditions of the proposed merger agreement and related documents.

     On September 23, 1999, at a regularly scheduled meeting of Vivid's board, Vivid's management reviewed the progress of the negotiations with PerkinElmer. A representative of Needham reviewed financial analyses of the proposed business combination. Outside legal counsel to Vivid then reviewed with the board its fiduciary duties in considering the proposed combination and the terms of the proposed merger agreement and related documentation. Vivid's management presented a summary of the potential risks, synergies and benefits of the proposed business combination. Vivid's board also considered and discussed with Vivid's management and Vivid's legal and financial advisors the various strategic alternatives available to Vivid, including the competing proposal and the possibility of remaining independent. After consideration of the presentations and discussions, Vivid's board concluded that the PerkinElmer alternative was the best alternative to Vivid and its stockholders. Vivid's board, however, determined that several outstanding issues in the merger agreement needed to be resolved before the merger could be considered further.

     On September 24, 1999, a special meeting of PerkinElmer's board was held to review the terms of the merger agreement and related documents, and to consider the approval of the merger agreement and the merger. Members of PerkinElmer's management reviewed with PerkinElmer's board the terms of the merger agreement and the merger. PerkinElmer's board, after considering the terms of the merger agreement and other related documents and the various presentations, unanimously approved the merger and the merger agreement and the related documentation. PerkinElmer's board then authorized PerkinElmer's management to execute the merger agreement and related agreements.

     Negotiations among management of and counsel for PerkinElmer and Vivid continued from September 24, 1999 through October 4, 1999. The parties negotiated the terms of the merger agreement, including the exchange ratio, termination rights and fees, non-solicitation provisions and the terms of the related documentation. During this period, final agreement on these and other issues was reached over the course of several discussions between management of and counsel for PerkinElmer and Vivid.

     On October 4, 1999, a special meeting of Vivid's board was held to review the final terms of the merger agreement and related documents, and to consider the approval of the merger agreement and merger. Vivid's legal and financial advisors reviewed with the board the material changes to the terms of the merger from those presented at the September 23rd meeting. A representative of Needham presented that firm's oral opinion, confirmed in writing later that day, that the exchange ratio was fair from a financial point of view to the holders of Vivid common stock. Vivid's board, after considering the revised terms of the merger agreement and other related documents and the various presentations, unanimously approved the merger and the merger agreement and the related documentation, concluding that the consideration to be paid to Vivid's stockholders in the merger was fair to and in the best interest of Vivid and its stockholders. Vivid's board then authorized Vivid's management to execute the merger agreement and related agreements.

     On the evening of October 4, 1999, Vivid, PerkinElmer and PerkinElmer's subsidiary, Venice Acquisition Corp., executed the merger agreement and related agreements.

JOINT REASONS FOR THE MERGER

     PerkinElmer's board and Vivid's board each believe that the combined company will have potential for greater financial strength, product development advances and commercial success than either PerkinElmer or Vivid would have on its own. PerkinElmer's board and Vivid's board identified a number of potential benefits to the merger which they believe could contribute to the success of the combined company and thus benefit stockholders of both companies, including the following:

     - The merger may enhance the combined company's ability to compete effectively in the highly competitive explosives and contraband detection industry.

     - The merger of complementary product offerings may enable the combined company to offer a more comprehensive, competitive range of products.

     - The merger may provide the combined company with the financial resources and expanded product offerings to expand the scope of distribution of the combined company's products and to obtain efficiencies in the development, marketing and sale of its product offerings.

     - The combined experience, financial resources, size and breadth of product offerings of the combined company may allow it to respond more quickly and effectively to technological change, increased competition and market demands in an industry experiencing rapid innovation and change.

     - The combined company expects to have stronger presence in international markets.

     - Combined financial and technological resources may allow the combined company to compete more effectively by providing the combined company with enhanced ability to develop new products and greater functionality for existing and future products.

     - The existing PerkinElmer United States service and support infrastructure will provide more rapid, efficient and effective deployment of Vivid's products.

     - The high degree of compatibility in the businesses of Vivid and PerkinElmer and the potential for operational and financial efficiencies as a result of the integration of the resources of Vivid and PerkinElmer.

PERKINELMER'S REASONS FOR THE MERGER

     At a meeting held on September 24, 1999, PerkinElmer's board approved the merger agreement, the merger and the related transactions. PerkinElmer's board believes that the terms of the merger are fair to, and in the best interests of, PerkinElmer and its stockholders.

     The decision by PerkinElmer's board was based on several potential benefits of the merger that it believes will contribute to the success of PerkinElmer. These potential benefits include:

     - the compatibility of PerkinElmer's and Vivid's businesses, including the complementary nature of their product lines, Vivid's strong presence in Europe, the complementary nature of their technology resulting in a greater opportunity for FAA certification, Vivid's MVT technology enabling

       PerkinElmer to enter the non-destructive testing market and the expected increase in maintenance and service revenue;

     - the expectation that PerkinElmer will become a leader in advanced systems by combining Vivid's ownership of a leading x-ray technology platform with PerkinElmer's complementary manufacturing and service capability, Vivid having the largest world-wide installed base of advanced automated systems and Vivid's strong presence in the marketplace; and

     - Vivid's low valuation due to depressed demand combined with the expected growth in explosive detection and non-destructive testing systems.

     PerkinElmer's board reviewed a number of factors in evaluating the merger, including the following:

     - historical information concerning PerkinElmer's and Vivid's respective business focus, financial performance and condition, operations, technology and management;

     - PerkinElmer management's view of the financial condition, results of operations and businesses of PerkinElmer and Vivid before and after giving effect to the merger and the merger's potential effect on stockholder value;

     - current financial market conditions and historical stock market prices, volatility and trading information;

     - the consideration PerkinElmer will pay, and Vivid stockholders will receive, in the merger in light of comparable merger transactions;

     - the belief that the terms of the merger agreement are reasonable;

     - the impact of the merger on PerkinElmer's customers and employees;

     - results of the due diligence investigation of Vivid conducted by PerkinElmer's management, advisors, accountants and counsel; and

     - the expectation that the merger will be accounted for as a purchase.

     The PerkinElmer board also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

     - the risk that the potential benefits of the merger may not be realized;

     - the possibility that the merger may not be completed, even if approved by Vivid's stockholders;

     - the risk that customer demand for explosives detection products may be less than anticipated; and

     - other applicable risks described in this proxy statement/prospectus under "Risk Factors."

     PerkinElmer's board concluded, however, that, on balance, the merger's potential benefits to PerkinElmer and its stockholders outweighed the associated risks. The discussion of the information and factors considered by PerkinElmer's board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, PerkinElmer's board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination.

VIVID'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF
VIVID

     At its meeting on October 4, 1999, Vivid's board determined that the merger agreement and the merger were advisable, fair to and in the best interests of Vivid and its stockholders. Vivid's board also approved the merger agreement and the merger and recommended that the Vivid stockholders adopt the merger agreement.

     In reaching its decision to approve the merger agreement and the merger and to recommend that the Vivid stockholders vote to adopt the merger agreement, the Vivid board consulted with Vivid's management and its financial and legal advisors and considered a number of factors, including the following:

  PREMIUM AND FAIRNESS

     - At the time it was approved by Vivid's board, the value of the shares of PerkinElmer common stock to be received by Vivid stockholders in the merger represented a premium to Vivid stockholders as compared to Vivid's common stock price before the announcement of the merger agreement. The value of that consideration, based upon the then market value of PerkinElmer's common stock, was approximately $6.25 per Vivid share of common stock. Vivid's stock price on October 4, 1999 was $3.5625 per share.

     - The merger agreement offers Vivid and its stockholders protection if the price of PerkinElmer common stock falls below $30.99 per share, which corresponds to $5.00 per share of Vivid common stock, by providing Vivid with the right to terminate the merger agreement and the merger if PerkinElmer does not adjust the exchange ratio to provide Vivid stockholders with merger consideration equal to $5.00 per share.

     - The merger agreement offers Vivid stockholders the opportunity to participate in increases in the value of PerkinElmer common stock of up to $46.49 per share, which corresponds to $7.50 per Vivid share. If the market value of PerkinElmer common stock at the time of closing is above $46.49 per share, PerkinElmer will have the right to terminate the merger agreement and the merger if Vivid does not allow PerkinElmer to adjust the exchange ratio to provide Vivid stockholders with merger consideration equal to $7.50 per share.

     - The opinion of Needham to Vivid's board that, subject to the assumptions and limitations contained in its opinion, the exchange ratio was fair from a financial point of view to the holders of Vivid's common stock, and the financial presentations made by Needham in connection with delivering its opinion.

  PERKINELMER'S BUSINESS AND STOCK

     - Information with respect to the financial condition and business of PerkinElmer, including among other things PerkinElmer's recent and historical stock and earnings performance, the demonstrated ability of PerkinElmer to successfully implement its growth strategy, the diversification of PerkinElmer's business, the ability of PerkinElmer to access capital markets and its stated commitment to expanding Vivid's business.

     - PerkinElmer's experience in the development and marketing of airport and other security systems.

     - The quality and depth of PerkinElmer's management team.

     - The opportunity for Vivid stockholders to participate as holders of PerkinElmer common stock in a combined enterprise that has more diverse business and greater financial, technical and marketing resources than Vivid.

     - The widely-held nature of PerkinElmer's common stock and the greater liquidity that would be available to Vivid stockholders than they have had with their Vivid shares because of the larger trading volume of PerkinElmer's common stock.

  STRATEGIC FIT BETWEEN THE TWO COMPANIES

     - The expectation that the merger will provide Vivid greater access to sales, marketing, management, technical and financial resources to support its goals of developing new products and obtaining FAA certification.

     - The relative value that Vivid might contribute to the future business and prospects of PerkinElmer.

  GENERAL INDUSTRY AND MARKET CONDITIONS

     - The likelihood of consolidation in the explosives and contraband detection industry.

     - The market prices, recent trading patterns and financial data relating to other companies in the industry.

  OTHER FACTORS

     - The reports from Vivid's management and legal advisors on specific terms of the merger agreement and the other agreements to be entered into in connection with the merger.

     - A review of strategic alternatives available to Vivid. During the past year, Vivid considered possible alliances, combinations, strategic investments and transactions with various participants in the explosives detection industry. Vivid's board determined, after discussions with its financial and legal advisors and management, that none of these opportunities would have presented the synergistic complementary fit that exists between Vivid and PerkinElmer or presented Vivid stockholders with equivalent or more favorable value, liquidity and diversification as the proposed merger.

     - The opportunity for Vivid stockholders to receive PerkinElmer common stock in a tax-free exchange.

     - The interests of Vivid's employees, suppliers, creditors and customers, economic conditions, and community and societal considerations.

     - The performance of Vivid's common stock.

     - The opportunity for Vivid stockholders to vote to approve or disapprove the merger.

     - The risk that the potential benefits of the merger may not be realized.

     - The possibility that the merger may not be completed, even if approved by Vivid's stockholders.

     - Other applicable risks described in this proxy statement/prospectus under "Risk Factors."

     The foregoing discussion of the information and factors considered by Vivid's board is not intended to be exhaustive but is believed to include the material factors considered by Vivid's board. In view of the wide variety of factors, both positive and negative, considered by Vivid's board, the board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered and individual directors may have given differing weights to different factors.

OPINION OF FINANCIAL ADVISOR TO VIVID

     Pursuant to an engagement letter dated June 7, 1999, as amended on October 4, 1999, Vivid retained Needham to furnish financial advisory and investment banking services. Under this agreement, Needham advised Vivid and Vivid's board with respect to the proposed merger and rendered an opinion as to the fairness, from a financial point of view, of the proposed exchange ratio to the holders of Vivid common stock. The proposed exchange ratio was determined through arm's length negotiations between Vivid and PerkinElmer and not by Needham, although Needham assisted Vivid in these negotiations.

     At a meeting of Vivid's board on October 4, 1999, Needham delivered its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions and other matters described in its written opinion, the proposed exchange ratio was fair to the holders of Vivid common stock from a financial point of view. THE NEEDHAM OPINION IS ADDRESSED TO VIVID'S BOARD, IS DIRECTED ONLY TO THE FINANCIAL TERMS OF THE MERGER AGREEMENT, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY VIVID STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE AT THE VIVID SPECIAL MEETING.

     The complete text of the Needham opinion, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham, is attached to this document as Annex D. This summary of the Needham opinion is qualified in its entirety by reference to the

Needham opinion. YOU SHOULD READ THE NEEDHAM OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED, AND THE ASSUMPTIONS MADE BY NEEDHAM.

     In arriving at its opinion, Needham, among other things:

     - reviewed a draft of the merger agreement dated October 4, 1999;

     - reviewed certain publicly available information concerning Vivid and PerkinElmer and certain other relevant historical financial and operating data of Vivid furnished to Needham by Vivid;

     - held discussions with members of senior management of Vivid and PerkinElmer concerning their current and future business prospects and joint prospects of the combined company, including synergies that may be achieved by the combined company;

     - reviewed various financial forecasts and projections relating to Vivid and PerkinElmer prepared by Wall Street equity research analysts;

     - compared publicly available financial data regarding a variety of companies whose securities are traded in the public markets and that Needham deemed relevant to similar data for Vivid;

     - reviewed the financial terms of other business combinations that Needham deemed generally relevant;

     - reviewed the premiums or discounts paid by acquirers in other business combinations that Needham deemed generally relevant;

     - performed an accretion/dilution analysis and reviewed the impact of the merger on PerkinElmer's projected operating results;

     - reviewed the current and historical market closing prices and trading data of Vivid common stock and PerkinElmer common stock; and

     - performed and/or considered such other studies, analyses, inquiries and investigations as Needham deemed appropriate.

     Needham assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by or discussed with it for purposes of rendering its opinion. In particular, Needham relied on publicly available estimates of research analysts as to the future operating and financial performance of Vivid and PerkinElmer. Needham relied on estimates of Vivid's management of the synergies that may be achieved as a result of the proposed merger. Needham did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Vivid or PerkinElmer. The Needham opinion states that it was based on economic, monetary and market conditions existing as of its date. Needham expressed no opinion as to what the value of PerkinElmer common stock will be when issued to the stockholders of Vivid pursuant to the merger or the prices at which the PerkinElmer common stock will actually trade at any time. In addition, Needham was not asked to consider, and the Needham opinion does not address:

     - Vivid's underlying business decision to engage in the merger;

     - the relative merits of the merger as compared to any alternative business strategies that might exist for Vivid; or

     - the effect of any other transaction in which Vivid might engage.

No limitations were imposed by Vivid on Needham with respect to the investigations made or procedures followed by Needham in rendering its opinion.

     Based on this information, Needham performed a variety of financial analyses of the merger and the merger consideration. The following paragraphs summarize the material financial analyses performed by Needham in arriving at its opinion.

     Contribution Analysis. Needham reviewed and analyzed the pro forma contribution of each of Vivid and PerkinElmer to pro forma combined balance sheet information as of June 30, 1999 and to pro forma projected calendar 1999 and 2000 operating results. Needham reviewed, among other things, the pro forma contributions to revenues, net income, assets and stockholders' equity. This analysis indicated that Vivid would have contributed

     - 1.4% of projected calendar 1999 pro forma combined revenues,

     - 2.0% of projected calendar 2000 pro forma combined revenues,

     - 3.8% of projected calendar 2000 pro forma combined net income,

     - 2.1% of the pro forma combined total assets, and

     - 6.2% of the pro forma combined stockholders' equity.

     Information as to projected calendar 1999 pro forma combined net income was not meaningful, due to Vivid's projected loss for that period.

     Based on the exchange ratio, Vivid's stockholders will own approximately 3.5% of PerkinElmer after the merger. The results of the contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

     Accretion/Dilution Analysis. Needham reviewed various pro forma financial impacts of the merger on the holders of Vivid and PerkinElmer common stock based on the proposed exchange ratio of 0.1613 and publicly available analyst estimates of financial results of Vivid and PerkinElmer, and assuming selling, general and administrative cost savings resulting from the merger of $5.0 million in 2000. Based upon these projections and assumptions, Needham noted that the merger would result in accretion to the projected earnings per share of PerkinElmer common stock for the fiscal year ending December 31, 2000. The actual operating or financial results achieved by the combined company may vary from projected results, and these variations may be material.

     Selected Company Analysis. Using publicly available information, Needham compared selected historical and projected financial and market data ratios for Vivid to the corresponding data and ratios of certain other publicly traded companies that Needham deemed relevant because their lines of businesses are similar to Vivid's line of business. These selected companies consisted of:

American Science and Engineering,       Magal Security Systems Ltd.
Inc.                                    OSI Systems, Inc.
Barringer Technologies Inc.             Thermedics Detection Inc.
InVision Technologies, Inc.

     The following table sets forth information concerning the following multiples for the selected companies and for Vivid:

     - Total market capitalization as a multiple of last twelve months' earnings, or "LTM earnings";

     - Total market capitalization as a multiple of projected calendar 1999 earnings;

     - Total market capitalization as a multiple of projected calendar 2000 earnings;

     - Total enterprise value as a multiple of LTM revenues;

     - Total enterprise value as a multiple of projected calendar 1999 revenues;

     - Total enterprise value as a multiple of projected calendar 2000 revenues; and

     - Market value as a multiple of historical book value.

     Needham calculated multiples for the selected companies based on the closing stock prices on October 1, 1999 and for Vivid based on an equivalent price per share of Vivid common stock of $6.25. The equivalent price per Vivid share was based on the closing price per share of PerkinElmer common stock on October 1, 1999 of $38.75 and the exchange ratio of 0.1613.

                                                                      SELECTED COMPANIES
                                                           ----------------------------------------
                                                                                             VIVID
                                                                                            IMPLIED
                                                                                            BY THE
                                                           HIGH     LOW    MEAN    MEDIAN   MERGER
                                                           -----   -----   -----   ------   -------
Total market capitalization to LTM earnings..............  22.6x   10.4x   16.8x   19.9x        NM
Total market capitalization to projected calendar 1999
earnings.................................................  21.2x    9.5x   13.8x   12.3x        NM
Total market capitalization to projected calendar 2000
  earnings...............................................  12.9x    8.3x   10.0x    8.7x     19.3x
Total enterprise value to LTM revenues...................   2.0x    0.4x    0.8x    0.6x      2.0x
Total enterprise value to projected calendar 1999
  revenues...............................................   0.5x    0.3x    0.4x    0.3x      1.9x
Total enterprise value to projected calendar 2000
  revenues...............................................   0.2x    0.2x    0.2x    0.2x      1.2x
Market value to historical book value....................   1.7x    0.6x    1.1x    0.9x      1.9x

---------------

NM = not meaningful due to net losses for Vivid for the periods indicated.

     Selected Transaction Analysis. Needham also analyzed publicly available financial information for 15 selected completed and pending mergers and acquisitions of technology companies that represent transactions since August 1997 with transaction values of between $20 million and $200 million. In examining these selected transactions, Needham analyzed:

     - the premium of consideration offered to the acquired company's stock price one day prior to the announcement of the transaction;

     - the premium of consideration offered to the acquired company's stock price one week prior to the announcement of the transaction;

     - the premium of consideration offered to the acquired company's stock price four weeks prior to the announcement of the transaction;

     - the enterprise value as a multiple of net sales for the last twelve months, or "LTM net sales"; and

     - market value as a multiple of historical book value.

Needham also analyzed, for the selected transactions,

     - the enterprise value as a multiple of earnings before interest and taxes for the last twelve months,

     - the enterprise value as a multiple of earnings before interest, taxes, depreciation and amortization for the last twelve months, and

     - market value as a multiple of net income for the last twelve months,

but determined that the results were not meaningful because of Vivid's net losses for the last twelve months. In some cases, complete financial data was not publicly available for the selected transactions and only partial information was used in these instances. Needham calculated premiums and multiples for Vivid based on the closing price of PerkinElmer common stock on October 1, 1999 of $38.75, the exchange ratio of 0.1613, and the resulting equivalent price per share of Vivid common stock of $6.25.

     The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premiums implied by the proposed merger.

                                                              SELECTED TRANSACTIONS
                                                -------------------------------------------------
                                                                                     PERKINELMER/
                                                 HIGH     LOW     MEAN     MEDIAN    VIVID MERGER
                                                ------    ----    -----    ------    ------------
One day stock price premium...................    94.8%   (3.4)%   32.9%    32.3%        78.6%
One week stock price premium..................   172.6%    6.5%    50.5%    38.0%        42.7%
Four week stock price premium.................   137.9%    7.5%    42.1%    31.2%        61.1%

     The following table sets forth information concerning the multiples of aggregate transaction value to LTM net sales and the multiples of market value to historical book value for the selected transactions and the same multiples implied by the proposed merger.

                                                                 SELECTED TRANSACTIONS
                                                       ------------------------------------------
                                                                                     PERKINELMER/
                                                       HIGH   LOW    MEAN   MEDIAN   VIVID MERGER
                                                       ----   ----   ----   ------   ------------
Aggregate enterprise value to LTM net sales..........  2.6x   0.4x   1.3x    1.3x        2.0x
Market value to historical book value................  6.1x   1.1x   2.8x    2.1x        1.9x

     No company, transaction or business used in the "Selected Company Analysis" or "Selected Transaction Analysis" as a comparison is identical to Vivid, PerkinElmer or the merger. Accordingly, these analyses are not simply mathematical; rather, they involve complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies, selected transactions, or the business segment, company or transaction to which they are being compared.

     Other Analyses. In rendering its opinion, Needham considered other analyses, including a history of trading prices and volumes for Vivid and PerkinElmer.

     The summary set forth above does not purport to be a complete description of the analyses performed by Needham in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham believes that its analyses must be considered as a whole and that considering any portions of its analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of Vivid or PerkinElmer. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of business or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The Needham opinion and Needham's related analyses were only one of many factors considered by Vivid's board in its evaluation of the proposed merger and should not be viewed as determinative of the views of Vivid's board or management with respect to the exchange ratio or the proposed merger.

     Under the terms of the Needham engagement letter, Vivid has paid or agreed to pay Needham fees for rendering the Needham opinion and for financial advisory services of $200,000 plus an amount equal to an aggregate of $700,000 if the merger is completed. Vivid has also agreed to reimburse Needham for its reasonable out-of-pocket expenses and to indemnify it against specified liabilities relating to or arising out of services performed by Needham as financial advisor to Vivid.

     Needham is a nationally recognized investment banking firm. As part of its investment banking services, Needham is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham was retained by Vivid's board to act as Vivid's financial advisor in connection with the merger based on Needham's experience as a financial advisor in mergers and acquisitions as well as Needham's familiarity with technology companies. In the normal course of its business, Needham may actively trade the equity securities of Vivid or PerkinElmer for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in these securities.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF VIVID IN THE MERGER

     You should be aware of the interests that executive officers and directors of Vivid have in the merger. These interests are different from and in addition to your and their interests as stockholders. These include:

     - retention arrangements providing certain officers and key employees of Vivid with incentives to remain in the employment of PerkinElmer;

     - indemnification and directors' and officers' liability insurance;

     - arrangements with S. David Ellenbogen and Jay A. Stein, officers and directors of Vivid, under the stockholder agreement, which requires them to vote their shares to approve the merger agreement and the merger and includes the option of PerkinElmer to purchase Vivid shares beneficially owned by them which may become exercisable if the merger is not completed;

     - acceleration of the vesting of options held by two of the independent directors of Vivid; and

     - acceleration of royalty payments to be made to Hologic, Inc., a related party of Vivid.

     In discussing the fairness of the merger to the stockholders of Vivid, Vivid's board took into account these interests. These interests are summarized below:

     Retention Agreements.  In connection with the merger, James Aldo, William
J. Frain and Daniel J. Silva, officers of Vivid, and Kristoph D. Krug, a key employee of Vivid, entered into retention agreements with PerkinElmer that become effective immediately prior to the completion of the merger. The retention agreements provide, among other things, for the following:

                                                        OPTION GRANT
                                          YEAR 2000      TO PURCHASE                         CAR
                            ANNUAL       PERFORMANCE     PERKINELMER                      ALLOWANCE
NAME                      BASE SALARY       BONUS       COMMON STOCK    RETENTION BONUS   PER MONTH
----                      -----------   --------------  -------------   ---------------   ---------
James Aldo..............   $190,000     up to $124,000  10,000 shares   up to $290,000      $600
William J. Frain........   $140,000     up to $84,000   10,000 shares   up to $240,000      $600
Kristoph D. Krug........   $185,000     up to $155,500  10,000 shares   up to $185,000      $600
Daniel J. Silva.........   $180,000     up to $108,000  10,000 shares   up to $280,000      $600

     In addition, each of Messrs. Aldo, Frain and Silva are eligible to receive a severance payment equal to two times his annual base salary if his employment with PerkinElmer is terminated other than for cause or he terminates his employment for good reason before the first anniversary of the merger. This severance payment is reduced to one times annual base salary if such termination occurs between the first and second anniversary of the merger.

     Indemnity Arrangements. Pursuant to the merger agreement, PerkinElmer has, for the periods specified in the merger agreement, agreed to (1) indemnify each present director and officer of Vivid against liabilities or expenses incurred in connection with claims arising out of or pertaining to matters occurring prior to the merger and (2) maintain in effect directors' and officers' liability insurance for the benefit of the directors and officers of Vivid with coverage in amount and scope at least as favorable to such persons as Vivid's existing coverage. See "Merger Agreement -- Director and Officer Indemnification."

     Ownership and Voting of Stock. As of November 15, 1999 directors and executive officers of Vivid and their affiliates may be deemed to be beneficial owners of approximately 16.8% of the outstanding shares of Vivid common stock. See "Security Ownership of Certain Beneficial Holders and Management of Vivid."

     Stockholder Agreement. S. David Ellenbogen, The Ellenbogen Family Irrevocable Trust of 1996, S. David Ellenbogen 1996 Retained Annuity Trust, Jay
A. Stein and The Jay A. Stein 1996 Retained Annuity Trust, each a stockholder of Vivid, have entered into a stockholder agreement dated as of October 4, 1999 with PerkinElmer and Venice Acquisition Corp. Under the stockholder agreement, each stockholder has agreed to vote all shares over which he or it exercises voting control, totaling 1,319,000 shares of Vivid common stock as of November 15, 1999, in favor of approval and adoption of the merger agreement, the merger and all agreements related to the merger. In addition, each stockholder granted PerkinElmer's subsidiary, Venice Acquisition Corp., the right to purchase all shares of Vivid common stock currently owned by the stockholder and any additional shares of Vivid common stock he or it may acquire prior to the completion of the merger at a purchase price of $6.25 per share, subject to adjustment. The option may be exercised, in whole or part, on one or more occasions after the date the merger agreement is terminated and prior to the 180th day of the merger agreement termination date, if prior to the termination of the stockholder agreement this option has not been terminated and Vivid enters into an agreement for an alternative transaction.

     Vivid Stock Options. Assuming the merger is completed in January 2000, options to purchase an aggregate of approximately 8,000 shares of Vivid common stock granted to L. Paul Bremer III and Gerald Segel, independent directors of Vivid, will accelerate upon the completion of the merger. The option acceleration rights for the independent directors of Vivid are set forth below.

                                                                                          OPTION SHARES
                                         DATE OF       NUMBER OF SHARES OF                 ACCELERATED
                                         OPTION        VIVID COMMON STOCK     EXERCISE    IN CONNECTION
INDEPENDENT DIRECTOR                      GRANT         SUBJECT TO OPTION      PRICE       WITH MERGER
--------------------                  -------------    -------------------    --------    -------------
L. Paul Bremer III..................  July 22, 1996          10,000            $3.00          4,000
Gerald Segel........................  July 22, 1996          10,000            $3.00          4,000

     Agreements with Hologic, Inc. Vivid has an exclusive perpetual license to use patents and technology developed by Hologic, Inc. for the development, manufacture and sale of X-ray screening security systems for explosives, drugs, currency and other contraband. Vivid also has a nonexclusive license to use this technology for the development, manufacture and sale of X-ray-based products for process control applications in the food and beverage industries. Each of Hologic and Vivid has also granted to the other a non-exclusive, royalty-free license to use any unpatented technology developed by the other in connection with research and development activities. In addition, each of Hologic and Vivid has the right to obtain from the other an exclusive license, on commercially reasonable terms to be negotiated, for any patented new developments.

     Vivid and Hologic have agreed that upon completion of the proposed merger with PerkinElmer, their licensing arrangements will terminate, other than Vivid's exclusive license to Hologic's existing patents and technology for the development, manufacture and sale of x-ray screening security systems for explosives, drugs, currency and other contraband. In addition, upon completion of the merger, Vivid has agreed to accelerate the royalty provision contained in the license agreement and to pay Hologic a one-time royalty payment of $2,000,000. In the event that the merger is not completed for any reason on or before April 30, 2000, Vivid shall be responsible for royalties for the quarters ending December 31, 1999 and March 31, 2000, as required by the license agreement, and the $2,000,000 payment to be paid upon completion of the merger will be reduced by royalty payments for those quarters. The net amount of the royalty payments shall bear interest at a rate of 9% per annum commencing May 1, 2000 until the date paid. In the event that the merger is not completed before October 30, 2000, the termination of these arrangements will be null and void and will have no further force or effect. S. David Ellenbogen and Dr. Jay A. Stein, both of whom are directors of Vivid, are also directors of Hologic and hold similar offices in Hologic as they do in Vivid. In addition, Glenn Muir, a director of Vivid, serves as chief financial officer of Hologic and Gerald Segel, a director of Vivid, serves as a director of Hologic. Mr. Ellenbogen and Dr. Stein collectively beneficially own more than 5% of the outstanding voting stock of Hologic.

ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for by PerkinElmer using the purchase method of accounting for a business combination in accordance with APB Opinion No. 16. Under this method of accounting, the assets and liabilities of Vivid, including intangible assets, will be recorded at their fair market values. The results of operations and cash flows of Vivid will be included in PerkinElmer's financials prospectively as of the completion of the merger.

REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder, the merger may not be completed until notifications have been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. PerkinElmer and Vivid filed pre-merger notification and report forms with the FTC and the Antitrust Division on October 14, 1999. Early termination of the waiting period with respect to the merger was granted by the FTC on behalf of itself and the Antitrust Division on November 9, 1999 and confirmed by letter dated November 12, 1999.

     Notwithstanding the receipt of early termination, at any time before the completion of the merger, the Antitrust Division, the FTC or a private person or entity could seek under antitrust laws, among other things, to enjoin the merger and any time after the effective time of the merger, to cause PerkinElmer to divest itself, in whole or in part, of the surviving corporation of the merger or of certain businesses conducted by the surviving corporation of the merger. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, PerkinElmer will prevail. The obligations of PerkinElmer and Vivid to complete the merger are subject to the condition that any applicable waiting period under the Hart-Scott-Rodino Act shall have expired without action by the Antitrust Division or the FTC to prevent completion of the merger. See "The Merger Agreement -- Conditions to Obligations to Effect the Merger."

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  Treatment of Vivid Stockholders

     In the opinion of Hale and Dorr LLP, counsel to PerkinElmer, and in the opinion of Brown Rudnick Freed & Gesmer, counsel to Vivid, certain material United States federal income tax considerations generally applicable to United States holders of Vivid common stock who, pursuant to the merger, exchange their Vivid common stock solely for PerkinElmer common stock, are described below. Completion of the merger is conditioned upon PerkinElmer's receipt of an opinion from Hale and Dorr (or Brown Rudnick if Hale and Dorr does not provide such an opinion) and Vivid's receipt of an opinion from Brown Rudnick (or Hale and Dorr if Brown Rudnick does not provide such an opinion) to the effect that the merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The discussion below assumes that the merger will be treated in accordance with the opinions of Hale and Dorr and Brown Rudnick described in the preceding sentence and included as exhibits 8.1 and 8.2 to the registration statement of which this proxy statement/prospectus forms a part.

     The discussion below is, and the opinions of Hale and Dorr and Brown Rudnick will be, based upon current provisions of the Internal Revenue Code, currently applicable U.S. Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings. The opinions of Hale and Dorr and Brown Rudnick will be based on the facts, representations and assumptions set forth or referred to in their opinions, including representations contained in certificates signed by officers of PerkinElmer and Vivid. The opinions are not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view. No ruling from the Internal Revenue Service has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth below, could be applied retroactively and could affect the tax consequences of the merger to the stockholders of PerkinElmer and Vivid.

     The discussion below and the opinions of Hale and Dorr and Brown Rudnick do not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances, and are not intended for stockholders subject to special treatment under federal income tax law. Stockholders subject to special treatment include insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not hold their stock as capital assets and stockholders who have acquired their stock upon the exercise of employee or director options or otherwise as compensation. In addition, the discussion below and such opinions do not consider the effect of any applicable state, local or foreign tax laws.

     You are urged to consult with your tax advisor as to the particular tax consequences to you of the merger and related transactions described in this proxy statement/prospectus, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

     The merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, subject to the limitations and qualifications referred to herein, the following tax consequences will result:

     - No gain or loss will be recognized by PerkinElmer or Vivid solely as a result of the merger.

     - No gain or loss will be recognized by the holders of Vivid common stock upon the receipt of PerkinElmer common stock solely in exchange for such Vivid common stock in the merger.

     - Cash payments received by holders of Vivid common stock in lieu of a fractional share of PerkinElmer common stock will be treated as capital gain (or loss) measured by the difference between the cash payment received and the portion of the tax basis in the shares of Vivid common stock surrendered that is allocable to the fractional share.

     - Any gain (or loss) will be long-term capital gain (or loss) if the fractional share of PerkinElmer common stock has been held for more than one year at the completion of the merger.

     - The aggregate tax basis of the PerkinElmer common stock received by each Vivid stockholder in the merger will be the same as the aggregate tax basis of the Vivid common stock surrendered in exchange therefor, reduced by the portion of the stockholder's basis allocable to any cash payment received in lieu of a fractional share.

     - The holding period of the PerkinElmer common stock received by each Vivid stockholder in the merger will include the holding period for the Vivid common stock surrendered in exchange therefor, provided that the Vivid common stock so surrendered is held as a capital asset at the completion of the merger.

     A successful Internal Revenue Service challenge to the "reorganization" status of the merger would result in you recognizing gain or loss with respect to each share of Vivid common stock surrendered in the merger equal to the difference between your basis in your Vivid common stock and the fair market value, as of the completion of the merger, of the PerkinElmer common stock received (and cash, in the case of a fractional share) in exchange therefor. In such event, your aggregate tax basis in the PerkinElmer common stock so received would equal its fair market value, and your holding period for stock would begin the day after the merger.

  Treatment of Holders of PerkinElmer Common Stock

     There will be no United States federal income tax consequences to the holders of PerkinElmer common stock as a result of the completion of the merger.

NEW YORK STOCK EXCHANGE LISTING


     It is a condition to the closing of the merger that the shares of PerkinElmer common stock to be issued under the merger agreement be listed on the New York Stock Exchange.

RESALES OF PERKINELMER COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER; AFFILIATE AGREEMENTS

     PerkinElmer common stock issued in connection with the merger will be freely transferable, except that shares of PerkinElmer common stock received by persons who are deemed to be "affiliates," as that term is defined by Rule 144 under the Securities Act of 1933, as amended, of Vivid at the completion of the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. The executive officers and directors and persons who may be affiliates of Vivid have each executed a written affiliate agreement providing, among other things, that they will not offer, sell, transfer or otherwise dispose of any of the shares of PerkinElmer common stock obtained as a result of the merger except in compliance with the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     PerkinElmer and Vivid believe this document and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of PerkinElmer and Vivid, based on information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of PerkinElmer and Vivid set forth:

     - under "Summary," "Risk Factors," "Selected Historical Consolidated and Unaudited Pro Forma Combined Financial Information," "The
       Merger -- Background of the Merger," "-- Joint Reasons for the Merger," "-- PerkinElmer's Reasons for the Merger," "-- Vivid's Reasons for the Merger; Recommendation of the Board of Directors of Vivid," "-- Opinion of Financial Advisor to Vivid," "Description of Vivid -- Business,"
       "-- Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Combined Financial Information"; and

     - under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in PerkinElmer's Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q and Form 10-Q/A incorporated by reference into this document.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of PerkinElmer or Vivid may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors." In addition to these risk factors and the other important factors discussed elsewhere in the documents which are incorporated by reference into this proxy statement/prospectus, you should understand that the following important factors could affect the future results of PerkinElmer and Vivid and could cause results to differ materially from those suggested by the forward-looking statements:

     - increased competitive pressures, both domestically and internationally, which may affect sales of PerkinElmer's and Vivid's products and impede PerkinElmer's and Vivid's ability to maintain its market share and pricing goals;

     - changes in United States, global or regional economic conditions, which may affect sales of the combined company's products and increased costs associated with manufacturing and distributing such products;

     - changes in United States and global financial and equity markets, including significant interest rate fluctuations, which may increase the cost of external financing for PerkinElmer's and Vivid's operations, and currency exchange rate fluctuations, which may negatively impact PerkinElmer's reportable income;

     - problems arising from the potential inability of computers to properly recognize and process date-sensitive information beyond January 1, 2000, which may result in an interruption in, or a failure of, normal business activities or operations of PerkinElmer or Vivid or their respective suppliers and customers;

     - changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies, which may adversely affect PerkinElmer's or Vivid's business or ability to compete; and

     - other risks and uncertainties as may be detailed from time to time in PerkinElmer's or Vivid's public announcements and Securities and Exchange Commission filings.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this summary. This summary is not complete and is qualified in its entirety by reference to the merger agreement. We urge you to read the merger agreement in its entirety for a complete description of the terms and conditions of the merger.

GENERAL

     Following the adoption of the merger agreement by the stockholders of Vivid and the satisfaction or waiver of the other conditions to the merger, a wholly-owned subsidiary of PerkinElmer, named "Venice Acquisition Corp.", will be merged into Vivid. Vivid will survive the merger as a wholly-owned subsidiary of PerkinElmer. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing by the surviving corporation of a duly executed certificate of merger with the Secretary of State of the State of Delaware.

CONVERSION OF SHARES

     At the effective time of the merger, each issued and outstanding share of Vivid common stock, other than shares held in the treasury of Vivid or shares held by PerkinElmer, Venice Acquisition Corp. or any other wholly-owned subsidiary of Vivid, will be converted into the right to receive 0.1613 shares of PerkinElmer common stock, subject to the following limitations:

     - if the market value, as defined below, of PerkinElmer's common stock is greater than $46.49, which corresponds to $7.50 per Vivid share, PerkinElmer has the right to notify Vivid that PerkinElmer desires to terminate the merger agreement. Upon receipt of that notice, Vivid may either accept the termination or agree to adjust the exchange ratio such that holders of Vivid common stock will receive PerkinElmer common stock having a market value of $7.50 per Vivid share.

     - if the market value, as defined below, of PerkinElmer's common stock is less than $30.99, which corresponds to $5.00 per Vivid share, Vivid has the right to notify PerkinElmer that Vivid desires to terminate the merger agreement. Upon receipt of that notice, PerkinElmer may either accept the termination or agree to adjust the exchange ratio such that holders of Vivid common stock will receive PerkinElmer common stock having a market value of $5.00 per Vivid share.

     The number of shares of PerkinElmer common stock issuable for each share of Vivid common stock in the merger, as determined above, is referred to as the "exchange ratio."

     The "market value" of PerkinElmer common stock will be the weighted average selling prices of PerkinElmer common stock as reported by the New York Stock Exchange for the five consecutive trading days ending on the third trading day prior to the date of the Vivid stockholder meeting called to consider and act upon the proposed merger, so long as the merger is completed within five business days of the meeting. If the merger is completed more than five business days after the meeting, the market value of PerkinElmer's common stock will be equal to the weighted average selling prices of the PerkinElmer common stock for the five consecutive trading days ending on the date of the merger. We will adjust the exchange ratio for any stock split, stock dividend or reorganization relating to Vivid common stock or PerkinElmer common stock before the effective time.

TREATMENT OF VIVID STOCK OPTIONS

     At the effective time of the merger, each unexpired and unexercised outstanding option to purchase shares of Vivid common stock, whether vested or unvested, previously granted by Vivid under its stock option plans will be assumed by PerkinElmer and converted into options to purchase shares of PerkinElmer common stock. Each option to acquire one share of Vivid common stock will be converted into an option to acquire the number of shares of PerkinElmer common stock equal to the exchange ratio. Any fractional shares of PerkinElmer common stock resulting from the conversion will be rounded down to the nearest share. The exercise price per share of PerkinElmer common stock under the converted Vivid stock options will equal the aggregate exercise price per share of the Vivid common stock under the original stock options divided by the exchange ratio. The exercise price will be rounded up to the next highest whole cent.

     PerkinElmer will reserve for issuance a sufficient number of shares of its common stock for delivery if all Vivid optionholders exercise their converted options as described above. Promptly after the effective time of the merger, PerkinElmer will file a registration statement on Form S-8 with respect to shares of Vivid common stock subject to options. During the period that any options remain outstanding, PerkinElmer will do its best to maintain the effectiveness of any registration statements on Form S-8.

EXCHANGE OF STOCK CERTIFICATES

     Fractional Shares. PerkinElmer will not issue any fractional shares of PerkinElmer common stock in the merger. Instead, each holder of shares of Vivid common stock exchanged pursuant to the merger at the exchange ratio who would otherwise have been entitled to receive a fraction of a share of PerkinElmer common stock will be entitled to receive cash, without interest, in an amount equal to the product of the fractional share of PerkinElmer common stock multiplied by the market value of the PerkinElmer common stock.

     Surrender of Shares of Vivid Common Stock; Stock Transfer Books. Shortly after the effective time of the merger, PerkinElmer will mail a notice and transmittal form to each record holder of certificates representing Vivid common stock advising the holders of the instructions for surrendering the certificates for PerkinElmer common stock and for the payment of cash in lieu of fractional shares. Holders of certificates who properly surrender their certificates in accordance with the instructions in the notice will receive certificates representing the number of shares of PerkinElmer common stock, cash in lieu of any fractional shares of PerkinElmer common stock and any dividends or distributions to which they are entitled. The surrendered certificates will be canceled.

     No Further Registration or Transfer of Vivid Common Stock. At the effective time of the merger, the stock transfer books of Vivid will be closed and there will be no further transfers of shares of Vivid common stock on the records of Vivid. After the effective time of the merger, the holders of Vivid stock certificates will cease to have any rights with respect to such shares of Vivid common stock except as otherwise provided for in the merger agreement or by applicable law.

     Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made on or after the effective time of the merger with respect to shares of PerkinElmer common stock will be paid to the holder of any unsurrendered Vivid certificate with respect to the shares of PerkinElmer common stock that the holder of the certificate is entitled to receive, and no cash payment in lieu of fractional shares will be paid to the holder until the holder surrenders the Vivid certificate as provided above and provides any customary representations and certifications as are requested in the transmittal form sent to each holder. Upon such surrender, PerkinElmer will pay to the person in whose name the Vivid certificates representing such shares of PerkinElmer common stock will be issued, without interest, any dividends or distributions with respect to the shares of PerkinElmer common stock which have a record date on or after the effective time of the merger and have become payable between the effective time of the merger and the time of such surrender.

     Lost Certificates. If any Vivid certificate is lost, stolen or destroyed, a Vivid stockholder must provide an appropriate affidavit of that fact. PerkinElmer may require the owner of such lost, stolen or destroyed Vivid certificate to deliver a bond as indemnity against any claim that may be made against PerkinElmer with respect to the Vivid certificates alleged to have been lost, stolen or destroyed.

     Holders of Vivid common stock should not send in their certificates until they receive a transmittal form and instructions from PerkinElmer or its agents.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties of PerkinElmer, Vivid and Venice Acquisition Corp. These relate to:

     - their organization, existence, good standing, corporate power and similar corporate matters;

     - their capitalization;

     - their authorization, execution, delivery, required filings and consents and performance and the enforceability of the merger agreement and related matters;

     - any filings with the Securities and Exchange Commission;

     - the absence of certain changes in their business;

     - the absence of undisclosed liabilities;

     - required governmental and third-party consents;

     - the absence of conflicts, violations and defaults under their corporate charter and bylaws and other agreements and documents; and

     - the accuracy of information provided in connection with this proxy statement/prospectus.

     Vivid also represented and warranted as to:

     - its subsidiaries;

     - brokers and finders;

     - owned and leased real properties;

     - taxes and tax returns;

     - its employee benefit plans;

     - litigation;

     - its material contracts;

     - its licenses and permits;

     - insurance;

     - compliance with laws;

     - intellectual property;

     - labor matters;

     - environmental matters;

     - its cash balance;

     - its assets;

     - its suppliers;

     - the opinion of its financial advisor;

     - amendments to its stockholder rights plan and license and services agreement with Hologic, Inc.;

     - the status of a dispute with Gilardoni S.p.A.;

     - the actions by its board of directors that make certain sections of the Delaware General Corporation Law inapplicable to the merger; and

     - Year 2000 compliance.

COVENANTS

     Conduct of Business Prior to the Merger. Each of Vivid and its subsidiaries has agreed that it will carry on its business in the ordinary course in substantially the same manner as previously conducted, except as contemplated by the merger agreement. Specifically, each of Vivid and each of its subsidiaries has agreed not to, without the prior written consent of
PerkinElmer:

     - accelerate, amend or change the period of exercisability of any outstanding warrant, option or restricted stock or authorize cash in exchange for any warrant, option or restricted stock;

     - issue or sell any shares of capital stock or other securities, except pursuant to the conversion or exercise of convertible securities, options or warrants;

     - effect a stock split or declare or make any dividends or other distribution on its shares of capital stock;

     - with certain exceptions, incur indebtedness or guarantee the obligations of any other person or entity;

     - increase the compensation payable to any of its officers or employees, other than normal scheduled bonuses, enter into, adopt, terminate or amend any employee benefit plan or employment or severance arrangement or increase the compensation or fringe benefits of, or materially modify the employment terms of, or accelerate the payment or vesting of any compensation or benefits of, its directors, officers or employees generally, pay any benefit not required by any existing employee benefit plan or forgive the indebtedness of any employee;

     - acquire any assets other than any assets it purchases in the ordinary course of its business;

     - acquire any business, corporation, partnership or other business;

     - sell, lease, license or otherwise dispose of any assets or property other than in the ordinary course of business;

     - amend its charter or bylaws;

     - adopt or implement any stockholder rights plan or modify, amend or terminate the Vivid rights plan;

     - change its accounting methods except as required by generally accepted accounting principles;

     - revalue any of its significant assets;

     - pay its debt or taxes and perform other obligations other than in the ordinary course of business;

     - enter into a new license for any material intellectual property rights to or from any third party;

     - modify, amend or terminate any material contract or agreement or waive, release or assign any material rights or claims;

     - make or commit to any capital expenditure in excess of the capital budget it furnished to PerkinElmer;

     - make or rescind any tax election, settle or compromise any tax liability or amend any tax return;

     - initiate, compromise or settle any material litigation or arbitration proceeding;

     - close any facility or office;

     - with certain exceptions, invest funds in debt securities or other instruments that mature more than 90 days after the date of the investment;

     - fail to pay accounts payable or other obligations in the ordinary course of business; and

     - modify, amend or terminate the license agreement between Vivid and Hologic.

     PerkinElmer and Vivid have agreed to use commercially reasonable efforts to:

     - take all appropriate action to complete the transactions contemplated by the merger agreement as promptly as practical;

     - obtain any consents, licenses, permits, waivers, approvals, authorizations or orders from governmental entities or other third parties required in connection with the transactions contemplated by the merger agreement; and

     - make all necessary filings and submissions with respect to the transactions contemplated by the merger agreement under federal and state securities laws, antitrust laws and other applicable laws.

     PerkinElmer and Vivid have also agreed to use commercially reasonable efforts to obtain any governmental clearances required under antitrust laws for the closing of the merger. PerkinElmer has the right to direct any governmental proceedings or negotiations relating to these governmental proceedings as long as its allows Vivid a reasonable opportunity to participate in the proceedings. PerkinElmer and its subsidiaries are not required either to divest any of their businesses, product lines or assets or take other action that might adversely affect PerkinElmer or PerkinElmer combined with Vivid, or to take any action with respect to these government approvals if the Department of Justice or the Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin completion of the merger.

     Vivid is Restricted from Trying to Sell to Another Party. Vivid has agreed that it will not, directly or indirectly,

     - encourage, solicit or initiate any inquiries or proposals (other than with PerkinElmer) concerning any merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of Vivid stock or similar transaction involving Vivid;

     - provide any non-public information concerning the business, properties or assets of Vivid to any person or entity, other than PerkinElmer, relating to an unsolicited alternative acquisition proposal; or

     - recommend or agree to any such inquiries or proposals.

     However, although the merger agreement prohibits Vivid from trying to sell to another party, it is still allowed to:

     - furnish non-public information to, or enter into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written proposal if and only to the extent that

        - Vivid's board believes in good faith, after consultation with its financial advisor, that the alternative proposal may be completed on the terms proposed and constitutes a more favorable transaction than the transaction contemplated by the merger agreement and Vivid's board determines in good faith after consultation with outside legal counsel that such action is necessary to comply with its fiduciary duties to stockholders under applicable law,

        - before it furnishes such non-public information to, or engages such person in negotiations, such person provides to Vivid's board an executed confidentiality agreement with terms no more favorable to such party than those contained in the agreement dated April 28, 1999 between PerkinElmer and Vivid, and

        - prior to recommending a superior proposal, Vivid gives PerkinElmer five business days prior notice of its proposal to give PerkinElmer the opportunity to make a counter proposal, in which event Vivid will consider PerkinElmer's counter proposal.

     - comply with Rule 14d-9 and Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, with regard to a proposal.

     Vivid has agreed to notify PerkinElmer in writing within one day of receipt of any proposal or request for non-public information in connection with a proposal or for access to the properties, books or records

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

of Vivid by any person or entity that informs Vivid that it is considering making or has made a proposal. Vivid agrees to continue to keep PerkinElmer informed on a current basis of all material developments with respect to the status of any discussions and the material terms being discussed or negotiated.

     Director and Officer Insurance and Indemnification. The merger agreement provides that, for a period of six years after the merger, PerkinElmer will cause the surviving corporation to maintain in effect a directors' and officers' liability insurance policy covering each present and former director and officer of Vivid against any costs or expenses pertaining to matters existing or occurring at or prior to the merger.

RELATED MATTERS AFTER THE MERGER

     At the time of the merger, Venice Acquisition Corp. will be merged into Vivid and Vivid will become the surviving corporation in the merger and a wholly-owned subsidiary of PerkinElmer. Each share of Venice Acquisition Corp. common stock issued and outstanding immediately prior to the merger will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the surviving corporation. The charter of Vivid, as in effect immediately prior to the merger, will become the charter of the surviving corporation, except that the authorized capital stock will be changed to 1,000 shares of common stock. The bylaws of Venice Acquisition Corp. will become the bylaws of the surviving corporation, except that the name will be changed to Vivid Technologies, Inc.

CONDITIONS TO OBLIGATIONS TO EFFECT THE MERGER

     The respective obligations of PerkinElmer and Vivid to effect the merger are subject to the satisfaction or waiver of the following conditions:

     - Vivid's stockholders must have approved the merger and the merger agreement;

     - all applicable waiting periods, and any extensions of these periods, under the Hart-Scott-Rodino Act must have expired;

     - the parties must have obtained all material government authorizations and consents;

     - the registration statement of which this proxy statement/prospectus is a part must have become effective and not be the subject of a stop order;

     - there must be no order, injunction or judgment, or statute, rule or regulation, in effect that makes the merger illegal; and

     - the New York Stock Exchange must have approved for listing the shares of PerkinElmer common stock to be issued in the merger.

     In addition, the obligations of PerkinElmer and Venice Acquisition Corp. to effect the merger are subject to the satisfaction or waiver of the following conditions:

     - the representations and warranties of Vivid in the merger agreement:

        - that are qualified as to materiality or material adverse effect must be true and correct in all respects as of the date of the merger agreement,

        - that are not qualified as to materiality or material adverse effect must be true and correct in all material respects as of the date of the merger agreement, and

        - must be true and correct as of the effective time without regard to any materiality, material adverse effect or knowledge qualifications contained therein, except (1) for changes contemplated by the merger agreement, (2) to the extent such representations and warranties speak as of an earlier date and (3) where the failures to be true and correct without regard to any materiality, material adverse effect or knowledge qualifications contained therein individually or in the aggregate have not had and are not reasonably likely to have a material adverse effect on the business, properties, financial condition, results of operations or prospects

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

          of Vivid and its subsidiaries, taken as a whole, or a material adverse effect on the ability of Vivid to consummate the transactions contemplated by the merger agreement;

     - Vivid performs or complies in all material respects with all obligations required to be performed or complied with under the merger agreement at or prior to the effective time of the merger;

     - Vivid obtains all material third party consents;

     - PerkinElmer receives a certificate executed on behalf of Vivid making representations as required by the merger agreement; and

     - PerkinElmer receives an opinion from its counsel (or Vivid's counsel if its counsel does not provide such an opinion) to the effect the merger is a reorganization for federal income tax purposes under Section 368(a) of the Internal Revenue Code.

     In addition, the obligation of Vivid to effect the merger is subject to the satisfaction of the following conditions:

     - the representations and warranties of PerkinElmer and Venice Acquisition Corp. in the merger agreement:

        - that are qualified as to materiality or material adverse effect must be true and correct in all respects as of the date of the merger agreement,

        - that are not qualified as to materiality or material adverse effect must be true and correct in all material respects as of the date of the merger agreement, and

        - must be true and correct as of the effective time without regard to any materiality, material adverse effect or knowledge qualifications contained therein, except (1) for changes contemplated by the merger agreement, (2) to the extent such representations and warranties speak as of an earlier date and (3) where the failures to be true and correct without regard to any materiality, material adverse effect or knowledge qualifications contained therein individually or in the aggregate have not had and are not reasonably likely to have a material adverse effect on the business, properties, financial condition, results of operations or prospects of PerkinElmer and its subsidiaries, taken as a whole, or a material adverse effect on the ability of PerkinElmer to consummate the transactions contemplated by the merger agreement;

     - PerkinElmer and Venice Acquisition Corp. perform in all material respects with all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger;

     - Vivid receives a certificate executed on behalf of PerkinElmer making representations as required by the merger agreement; and

     - Vivid receives an opinion from its counsel (or from PerkinElmer's counsel if its counsel does not provide such an opinion) to the effect that the merger is a reorganization for federal income tax purposes under Section 368(a) of the Internal Revenue Code.

TERMINATION; FEES AND EXPENSES

  TERMINATION

     The merger agreement may be terminated in the following ways at any time prior to the effective time of the merger:

     - by mutual written consent of PerkinElmer and Vivid;

     - by either PerkinElmer or Vivid if the merger has not closed by April 30, 2000, except that the right to terminate the merger agreement under this provision is not available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause or resulted in the failure of the merger to occur on or before such date;

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

     - by either PerkinElmer or Vivid if a governmental entity has issued a final order, decree or ruling which cannot be appealed or taken any other final action that permanently restrains, enjoins or otherwise prohibits the merger;

     - by PerkinElmer or Vivid if at the Vivid special meeting, including any adjournment or postponement, Vivid does not obtain the requisite vote of the stockholders of Vivid in favor of the merger agreement and the merger, except that the right to terminate the merger agreement is not available to any party if the failure to obtain stockholder approval was caused by a breach of the merger agreement by that party;

     - by PerkinElmer, if

        - Vivid's board withdraws or modifies its recommendation to Vivid's stockholders to vote in favor of the merger agreement or the merger;

        - Vivid receives an alternative proposal and PerkinElmer requests that Vivid's board reconfirm its recommendation to Vivid's stockholders to vote in favor of the merger agreement or the merger and Vivid's board fails to do so within five business days after its receipt of PerkinElmer's request or, in the case of a tender or exchange offer, within 10 business days after receipt of PerkinElmer's request;

        - Vivid's board recommends that the stockholders of Vivid enter into an agreement with a third party to acquire a significant portion of Vivid, including 20% of the outstanding shares of Vivid common stock or 20% of its assets;

        - a third party other than PerkinElmer or an affiliate of PerkinElmer commences a tender offer or exchange offer for 20% or more of the outstanding shares of Vivid common stock and the Vivid board recommends that the stockholders of Vivid tender their shares in such tender or exchange offer or, within 10 business days after such tender or exchange offer, fails to recommend that the stockholders of Vivid do not tender their shares in such tender or exchange offer or takes no position with respect to the acceptance of the offer; or

        - Vivid fails to call or hold the special meeting by April 30, 2000, unless primarily due to acts or omissions of the Securities and Exchange Commission or PerkinElmer;

     - by PerkinElmer or Vivid, if there has been a breach of any representation, warranty, covenant or agreement by the other party which would prevent the closing conditions from being satisfied and the breach is not cured within 10 days after the breaching party receives a written notice of the breach;

     - by PerkinElmer if it has incurred more than an aggregate of $500,000 in out-of-pocket expenses seeking to obtain approval of the merger under the antitrust laws;

     - by Vivid if the market value of PerkinElmer common stock is less than $30.99 per share unless PerkinElmer, within two days after receipt of written notice of Vivid's decision to terminate, elects to adjust the exchange ratio so that the stockholders of Vivid will receive PerkinElmer common stock with a market value of $5.00 in exchange for each share of Vivid common stock; or

     - by PerkinElmer if the market value of PerkinElmer common stock is greater than $46.49 per share unless Vivid, within two days after receipt of written notice of PerkinElmer's decision to terminate, elects to adjust the exchange ratio so that the stockholders of Vivid will receive PerkinElmer common stock with a market value of $7.50 in exchange for each share of Vivid common stock.

     If either PerkinElmer or Vivid terminates the merger agreement pursuant to any of the reasons listed above, all obligations of the parties under the merger agreement will terminate (with certain exceptions) and there will be no liability, except for any liability for willful breaches of the merger agreement, on the part of PerkinElmer, Vivid, Venice Acquisition Corp. or their respective officers, directors, stockholders or affiliates.

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

  EXPENSES

     Except as set forth below, PerkinElmer and Vivid will bear their own expenses incurred in connection with the merger, other than the Hart-Scott-Rodino Act (HSR) filing fee which will be paid by PerkinElmer and expenses incurred with respect to the printing and filing of this proxy statement/ prospectus and the registration statement, which PerkinElmer and Vivid will share equally (excluding attorneys' fees).

     In addition to any termination fee described below, Vivid has agreed to pay up to a maximum of $500,000 to PerkinElmer for its fees and expenses paid in connection with the merger if PerkinElmer terminates the merger agreement because:

     - Vivid receives an alternative proposal and PerkinElmer requests that the Vivid board reconfirm its recommendation to the Vivid stockholders to vote in favor of the merger agreement or the merger and the Vivid board fails to do so within five business days after its receipt of PerkinElmer's request or, in the case of a tender or exchange offer, within 10 business days after receipt of PerkinElmer's request;

     - Vivid's Board withdraws or modifies its recommendation to the Vivid stockholders to vote in favor of the merger agreement and the merger;

     - Vivid's board recommends that Vivid's stockholders enter into an alternative transaction;

     - a third party other than PerkinElmer or an affiliate of PerkinElmer commences a tender or exchange offer for 20% or more of the outstanding shares of Vivid common stock and Vivid's board recommends that Vivid's stockholders tender their shares in such tender or exchange offer or, within 10 business days after such tender or exchange offer, fails to recommend that Vivid's stockholders do not tender their shares in such tender or exchange offer or takes no position with respect to the acceptance of the offer;

     - Vivid fails to call or hold the special meeting by April 30, 2000, unless primarily due to acts or omissions of the Securities and Exchange Commission or PerkinElmer;

     - the merger has not been completed by April 30, 2000 because Vivid cannot represent as of the closing that its representations and warranties are true;

     - there has been a material breach of any representation, warranty or covenant or agreement by Vivid that is not cured within 10 days following receipt of notice of such breach from PerkinElmer; or

     - Vivid fails to obtain the requisite vote of its stockholders to approve the merger agreement, unless such failure was caused by a breach of the merger agreement by PerkinElmer.

     Vivid has also agreed to pay up to a maximum of $700,000 to PerkinElmer for its fees and expenses paid in connection with the merger if Vivid terminates the merger agreement because the market value of PerkinElmer common stock is less than $30.99 per share (unless PerkinElmer, within two days after receipt of written notice of Vivid's decision to terminate, elects to adjust the exchange ratio so that the stockholders of Vivid will receive PerkinElmer common stock with a market value of $5.00 in exchange for each share of Vivid common stock).

     PerkinElmer agrees to pay up to a maximum of $500,000 to Vivid for its fees and expenses paid in connection with the merger if Vivid terminates the merger agreement because:

     - the merger has not been completed by April 30, 2000 because PerkinElmer cannot represent as of the closing that its representations and warranties are true; or

     - of a material breach of any representation, warranty or covenant or agreement by PerkinElmer that was not cured within 10 days following receipt of notice of such breach from Vivid.

     PerkinElmer also agrees to pay up to a maximum of $700,000 to Vivid for its fees and expenses paid in connection with the merger if PerkinElmer terminates the merger agreement because the market value of PerkinElmer common stock is greater than $46.49 per share (unless Vivid, within two days after receipt of written notice of PerkinElmer's decision to terminate, elects to adjust the exchange ratio so that the stockholders of Vivid will receive PerkinElmer common stock with a market value of $7.50 in exchange for each share of Vivid common stock).

  TERMINATION FEE

     Vivid has agreed to pay PerkinElmer a $2,500,000 termination fee inclusive of PerkinElmer's expenses if PerkinElmer terminates the merger agreement because:

     - Vivid's board withdraws or modifies its recommendation to Vivid's stockholders to vote in favor of the merger agreement and the merger;

     - Vivid receives an alternative proposal and PerkinElmer requests that Vivid's board reconfirm its recommendation to Vivid's stockholders to vote in favor of the merger agreement and the merger and Vivid's board fails to do so within five business days after its receipt of PerkinElmer's request or, in the case of a tender or exchange offer, within 10 business days after receipt of PerkinElmer's request;

     - Vivid's board recommends that Vivid's stockholders enter into an agreement with a third party to acquire a significant portion of Vivid, including 20% of the outstanding shares of Vivid common stock or 20% of its assets;

     - a third party other than PerkinElmer or an affiliate of PerkinElmer commences a tender or exchange offer for 20% or more of the outstanding shares of Vivid common stock and Vivid's board recommends that Vivid's stockholders tender their shares in such tender or exchange offer or within 10 business days after such tender or exchange offer fails to recommend that Vivid's stockholders do not tender their shares in such tender or exchange offer or takes no position with respect to the acceptance of the offer;

     - Vivid fails to call or hold the special meeting by April 30, 2000, unless primarily due to acts or omissions of the Securities and Exchange Commission or PerkinElmer;

     - of a willful breach of any representation, warranty or covenant or agreement by Vivid if, before such termination or within 12 months thereafter, Vivid enters into an agreement to engage in or shall have engaged in an alternative transaction; or

     - Vivid fails to obtain the requisite vote of its stockholders to approve the merger agreement if, at the time of such failure, there shall have been announced and not unconditionally withdrawn an alternative transaction relating to Vivid and within 12 months Vivid enters into an agreement to engage in or shall have engaged in an alternative transaction.

     If applicable, any expenses and fees payable as described above shall be paid within two business days after demand therefor.

DIRECTOR AND OFFICER INDEMNIFICATION

     The merger agreement provides that after the merger, PerkinElmer and the surviving corporation will defend, indemnify and hold harmless each present and former director or officer of Vivid against all costs or expenses, including attorneys' fees, judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with or pertaining to any matter existing or occurring at or prior to the merger to the fullest extent that Vivid would have been permitted under applicable law, its certificate of incorporation or bylaws. PerkinElmer and the surviving corporation are also obligated to advance expenses as incurred to the fullest extent permitted under applicable law so long as the person who receives the advance agrees to repay the advances if it is ultimately determined that person is not entitled to indemnification.

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

     The merger agreement also provides that for a period of six years after the merger, PerkinElmer will cause the surviving corporation to maintain in effect, to the extent available in the market, a directors' and officer's liability insurance policy covering those persons who are currently covered by Vivid's directors' and officers' liability insurance policy with respect to actions taken in their capacities as directors and officers of Vivid. The new policy will be substantially identical in scope and coverage to Vivid's existing coverage. PerkinElmer is not required to spend more than 175% of the annual premium paid by Vivid as of the date of the merger agreement for this coverage.

AMENDMENT

     Generally, the boards of directors of PerkinElmer and Vivid may amend the merger agreement by mutual agreement at any time prior to the completion of the merger. However, after Vivid's stockholders approve the merger, any amendment will be restricted by the Delaware corporation statute. Amendments must be in writing and signed by all parties.

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

                                OTHER AGREEMENTS

STOCK OPTION AGREEMENT

     In connection with the merger agreement, PerkinElmer and Vivid entered into a stock option agreement, dated as of October 4, 1999. The stock option agreement grants PerkinElmer the right to purchase up to 2,000,012 shares of Vivid common stock, constituting approximately 19.9% of Vivid's outstanding common stock, at a price of $6.25 per share, subject to adjustment. The option becomes exercisable only if Vivid receives a proposal for an alternative transaction before the date the merger agreement is terminated and only after one or more of the following has occurred:

     - Vivid's board fails to recommend that Vivid's stockholders approve and adopt the merger agreement and the merger;

     - Vivid's board recommends that Vivid's stockholders tender their shares in a tender or exchange offer commenced by a third party for more than 20% of the outstanding shares of Vivid or within 10 days after such tender or exchange offer fails to recommend against it;

     - Vivid's board has approved or recommended an alternative transaction to the stockholders of Vivid;

     - Vivid did not receive approval of its stockholders in favor of the merger agreement and the merger; and

     - Vivid fails to call or hold the special meeting by April 30, 2000, unless primarily due to acts or omissions of the Securities and Exchange Commission or PerkinElmer.

Once the option is exercisable, PerkinElmer may exercise its option in whole or in part, on one or more occasions, until its termination.

STOCKHOLDER AGREEMENT

     As an inducement to PerkinElmer to enter into the merger agreement, some of Vivid's stockholders, who beneficially own an aggregate of 1,319,000 shares of Vivid common stock, entered into a stockholder agreement with PerkinElmer and its wholly-owned subsidiary, Venice Acquisition Corp., dated as of October 4, 1999, irrevocably appointing Venice Acquisition Corp. as the stockholders' lawful attorney and proxy to vote in all matters relating to the merger agreement and the merger. The stockholders retain the right to vote their shares on all other matters.

     The proxy gives Venice Acquisition Corp., or any nominee of Venice Acquisition Corp., the limited right to vote each of the 1,319,000 shares of Vivid common stock as lawful attorney and proxy, at every Vivid stockholders meeting and every written consent in lieu of such meeting, in favor of approval of the merger and the merger agreement. The stockholder agreement terminates upon the earlier of the merger becoming effective in accordance with the terms and provisions of the merger agreement, 181 days after the termination of the merger agreement and the date the stock option agreement between PerkinElmer and Vivid is terminated under certain circumstances.

     In addition, these Vivid's stockholders granted Venice Acquisition Corp. the right to purchase all shares of Vivid common stock currently owned by them and any additional shares of Vivid common stock they may acquire prior to the completion of the merger at a purchase price of $6.25 per share, subject to adjustment. The option may be exercised, in whole or in part, on one or more occasions after the date the merger agreement is terminated and prior to the 180th day of the merger agreement termination date, if prior to the termination of the stockholder agreement this option has not been terminated and Vivid enters into an agreement for an alternative transaction.

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

                              DESCRIPTION OF VIVID

BUSINESS

     Vivid is a leading developer, manufacturer and marketer of inspection systems that detect plastic and other explosives in airline baggage, hand baggage and parcels. Vivid's family of explosives detection systems identify suspect material by analyzing the physical characteristics of each item in a bag or parcel using patented software and proprietary x-ray technology. Vivid's systems can also be used to identify a wide variety of other substances, including drugs, currency and agricultural products.

     Vivid has sold systems for use in airports and high-security facilities throughout Europe, the Asia-Pacific region, the Middle East and North America. Examples of the airports using Vivid's systems are JFK International Airport in New York, London Heathrow and London Gatwick, Paris Charles de Gaulle and Paris Orly, Hong Kong International Airport at Chek Lap Kok, Malaysia's Kuala Lumpur International Airport, Malpensa Airport in Milan, King Khalid International Airport in Riyadh, Amsterdam Airport Schipol, the New Athens International Airport, Manchester Airport in the United Kingdom and Zurich Airport.

     Vivid was incorporated as a Massachusetts corporation in May 1989 under the name QDR Security, Inc. QDR Security, Inc. changed its name to Vivitech, Inc. in June 1989 and then to Vivid Technologies, Inc. in September 1989. In October 1996, Vivid reincorporated in the State of Delaware.

  BACKGROUND

     Checked Baggage Explosives Detection. During the 1970s and 1980s, in response to hijackings and bombings, airports, governmental agencies and private companies worldwide began to install x-ray systems to screen carry-on and checked baggage. In the late 1980s, many countries began to install systems that could detect plastic and other explosives in airline baggage.

     Europe, led by the United Kingdom, has been at the forefront of deploying explosives detection equipment. The United Kingdom's commercial airports have substantially achieved 100% screening of international checked baggage in response to a mandate from the United Kingdom Department of the Environment, Transport and the Regions. The European Civil Aviation Conference, an organization of 37 member states, has resolved to implement 100% screening of international checked baggage by the end of 2002, an extension from its prior target date of 2000.

     The United Kingdom and Europe have generally adopted a multi-level checked baggage screening approach that integrates the explosives detection equipment directly into the airport baggage handling systems. Airports in Europe and elsewhere deploying explosives detection equipment, including smaller airports, have implemented freestanding systems in addition to or as an alternative to integrated systems.

     There are three levels of screening under the integrated approach:

     - Level 1 inspection equipment is integrated into the existing airport checked baggage handling system to screen rapidly all baggage on a conveyor line. These inspection systems are often required to inspect baggage during peak periods at the rate of 900 to 1,500 bags per hour, or
       2.4 to 4.0 seconds per bag, in order to avoid delays in the baggage handling process. No operator is used to review x-ray images of the contents of a bag at this level. Bags determined to be suspect by the Level 1 system are rejected and subjected to Level 2 inspection.

     - In Level 2 inspection, x-ray images of the contents of bags rejected at Level 1 are reviewed by an operator. Level 2 inspection systems are often required to process baggage at the rate of 180 to 360 bags per hour, or 10 to 20 seconds per bag, typically as the suspect bag continues to travel along a conveyor line. If the operator continues to believe that the bag is suspect, the bag is forwarded for Level 3 inspection.

     - In Level 3 inspection, bags are subjected to close operator scrutiny. Level 3 systems can be slower to accommodate the greater precision required for the operator to fully inspect the bag in order to


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

       avoid the undesirable and expensive final inspection process, which requires the bag to be inspected by hand in the presence of the passenger.

     Under the Aviation Security Improvement Act of 1990, the FAA was directed to develop a standard for explosives detection systems and to certify equipment that meet this standard under realistic airport operating conditions. As a result of the stringent requirements adopted by the FAA, only two systems have been certified by the FAA. These systems do not meet the through-put requirements for 100% screening of checked baggage similar to that being adopted in Europe and the Asia/Pacific region. As a result, there has been only limited use of explosives detection systems for checked baggage in the United States.

     In the Asia/Pacific region, two major new airports in Malaysia and Hong Kong purchased integrated systems and commenced operations in 1998 with 100% checked baggage screening in place. Other countries in the region are also planning to implement these systems at existing airports.

     Several advanced explosives detection systems have been developed for checked baggage screening, each with its own inherent advantages and limitations. These systems include dual energy x-ray, trace detection and CT systems. Dual energy x-ray systems measure the x-ray absorption properties of a bag's contents at two different x-ray energies to determine if any of the items have the physical characteristics of explosive materials. Trace detection equipment, known as "sniffers," detects particulate and chemical traces of explosive materials, collected by manually wiping or vacuuming the bag under inspection. CT systems use hundreds of partial x-ray images, referred to as slices, to analyze the contents of a bag.

     Handbag Explosives Detection. There are currently no requirements for the use of explosives detection systems to screen airplane carry-on items. However, as the global implementation of hand baggage systems continues, Vivid believes regulators will shift their focus to the detection of explosives in carry-on items. Selected airports have recently begun to purchase explosives detection equipment for carry-on items. Similarly, a number of governmental agencies and private sector organizations in the United States and abroad are interested in using advanced explosives detection equipment to enhance facility security. Recent terrorist attacks, including the August 1998 bombings of two United States embassies in Africa, have spurred the requests for additional funding to upgrade security at domestic and international facilities. These upgrades may include the purchase of handbag explosives detection systems.

  PRODUCTS

     Vivid develops, manufactures and markets a family of systems that can detect explosives and other contraband in airline baggage and other parcels. Vivid's product line includes Level 1 and Level 2 integrated explosives detection systems for checked baggage, freestanding explosives detection systems for Level 3, terminal and baggage hall inspection of checked baggage, and an explosives detection system for carry-on baggage, hand baggage and parcels.

     Vivid's systems use dual energy x-ray technology. These systems generate x-ray beams at two different energy levels which pass through the inspected bag and its contents. A portion of the beam is absorbed or scattered. The beam that passes through the bag without being absorbed or scattered is referred to as the transmitted beam. The transmitted beam contains information regarding the x-ray absorption properties of the objects within the bag at each of the two levels of energy. This information can be used to analyze the physical characteristics of the objects within the bag. The transmitted beam also contains information that can be used to make high quality images of the contents of a bag.

     Product Features

     The following is a description of some of the features of Vivid's checked baggage explosives detection systems:

     - Proprietary Quality Power Supply. Each of Vivid's checked baggage explosives detection systems uses a proprietary power supply that generates alternating high and low x-ray energy pulses at film safe levels of exposure. The power supply is driven by an x-ray controller that maintains a stable, repeatable fan-shaped x-ray beam.


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     - High Resolution Detector.  Vivid's checked baggage explosives detection systems incorporate a high resolution detector array that collects data from the transmitted x-ray beam consisting of more than one million pixels of information per bag.

     - Composition Analysis Technology. The detection systems use Vivid's patented software to identify and separate the individual objects within a bag, including objects between other items or within a container. These programs also analyze the physical characteristics of each of those objects to determine whether they match those of a targeted item, such as explosives or other contraband. Additional programs detect materials such as lead that could be used to shield an explosive device from this analysis.

     - Scatter Detection Enhancement Technology. Vivid has developed proprietary scatter detection enhancement technology to increase its systems' ability to detect configurations that are not readily detected by x-ray absorption analysis techniques. Vivid's scatter detection enhancement technology, which includes a combination of additional detectors and software, measures and analyzes the x-rays that are scattered by a bag. If the scatter levels indicate the possible presence of a suspect material, the affected area is further analyzed to determine if a threat is present. Vivid has incorporated scatter detection enhancement technology in most of its checked baggage inspection products, either as an option or a standard feature. Vivid also offers this technology as an upgrade for existing systems.

     - Computer-Generated Decisions Regarding the Contents of Baggage. Vivid's composition and scatter detection analysis techniques result in a computer-generated decision regarding the contents of the baggage screened. Any bag that is determined to contain a suspect object will cause the system to reject the bag. In the case of an operator-attended system, such as a Level 2 or Level 3 system, an image of the rejected bag is presented to an operator for detailed inspection. The bag image is presented in high-resolution gray scale, with the suspect object highlighted in color. The system can be programmed to sound an alarm, as well as require the operator to acknowledge the alarm by pressing a button to either reject or clear the bag.

     - Integration with Airport Baggage Handling Systems. Vivid has integrated its products into a wide range of airport baggage handling systems. These products make use of control software developed by Vivid to facilitate communication between the explosives detection system and the airport baggage handling system. If no suspect object is detected by the system, a "clear" status is sent to the baggage handling system, allowing the bag to continue directly to the aircraft. If a suspect object is detected, a "reject" message is sent to the baggage handling system, requiring the next level of inspection.

     Vivid's explosives detection systems are offered in a variety of configurations depending on the application or installation requirements. The following describes Vivid's primary product offerings:

     Product Models

     Integrated Checked Baggage Inspection Systems. These systems are designed to be integrated into an airport's checked baggage handling equipment.

     - VIS-M. The VIS-M is a single system alternative to separate Level 1 and Level 2 systems. This model allows several x-ray system mainframes to be interconnected with multiple remote Level 2 operator workstations. The x-ray system mainframes transmit images of rejected bags to the Level 2 workstations for operator inspection. During off-peak periods, workstations can be switched off, which reduces staffing requirements and operating costs. The efficiency gained by the additional workstations combined with enhanced baggage control software allows an operator to review images of the contents of a bag while the bag continues to the aircraft. This process eliminates the need and associated costs of a secondary conveyor system to hold the bags while Level 2 inspection is taking place.

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     - MVT.  The MVT is Vivid's most recently introduced system for integrated screening of checked baggage. This system gathers significantly more data than the VIS-M, by obtaining three different views of each bag. This multi-view technique is designed to provide better measurements of the physical characteristics of each item inside a bag. The system also incorporates the multiple workstation capability of the VIS-M. Vivid is working with the FAA to further enhance the MVT to obtain FAA certification.

     Freestanding Checked Baggage Inspection Systems. These systems are intended to be installed in an airport terminal, such as in front of airline check-in counters or in a baggage handling hall.

     - H-1. The H-1 is an operator-attended system that inspects bags in the upright position, as they tend to be carried by a passenger.

     - VDS-II. The VDS-II is an operator-attended system that is designed to serve as either a stand-alone or Level 3 inspection system. When used for Level 2 inspection, the VDS-II can be integrated into an airport's baggage handling system. The VDS-II combines Vivid's scatter detection enhancement technology with a high-resolution image to enhance detection capability. Vivid also offers a version of the VDS-II system to handle oversized baggage.

     Handbag Inspection System; APS. Vivid offers its APS system to inspect carry-on baggage, hand baggage and parcels, for explosives or contraband material. The APS system is similar in configuration to conventional x-ray systems used to screen for concealed weapons. While an operator is required to inspect each bag for weapons, the APS automatically alerts the operator to the presence of suspect explosive materials. The APS system incorporates an advanced proprietary operator interface that allows the operator to view the contents of a bag using various imaging modes and magnifications to determine whether the bag should be cleared or rejected for further inspection. The United States General Services Administration has approved Vivid's APS systems for building protection.

     Other Products and Applications

     Vivid is exploring opportunities with various governmental authorities and agencies in the United States and internationally to use its equipment for the detection of illicit drugs, the illegal export of currency and detection of agricultural products.

  MARKETING AND SALES

     Vivid sells and markets its products through its direct sales force as well as independent sales representatives and distributors. As of September 30, 1999, Vivid had a 12 person marketing and sales staff. Two members of this staff are located in the United Kingdom and one in Switzerland. Vivid also has a director of business development for the United States based in New Jersey with a primary focus on the non-aviation applications for Vivid's systems. The remainder of the marketing and sales staff is headquartered at Vivid's offices in Woburn, Massachusetts. The selling process for Vivid's products often involves a team comprised of individuals from sales and marketing, engineering, operations and senior management.

     In the United States, Vivid works actively with the FAA, other government agencies, airlines, airport operators and congressional committees to promote its products for deployment in United States airports. Vivid believes that its sales of checked baggage systems in the United States will be limited until it is able to obtain FAA certification for a system. Vivid also works with United States and foreign governmental agencies to promote its products for non-aviation applications. Vivid markets its products through participation in trade shows, publication of articles and advertising in trade journals, participation in industry forums and standard setting organizations, and distribution of sales literature. Vivid benefits from customer referrals and the use of certain customer installations as demonstration sites for its systems.

     In 1997, Vivid entered into an arrangement with Gilardoni S.p.A, an Italian-based manufacturer of x-ray equipment, for the manufacture and sale of the APS carry-on baggage explosives detection system. Under this arrangement, Vivid has the exclusive right to manufacture and sell this system in the United


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States, the United Kingdom, other designated European countries and Mexico.
Vivid has agreed not to sell any competitive x-ray-based system within its territory unless manufactured by Gilardoni or Vivid.

     International sales account for a large percentage of Vivid's revenues. International sales accounted for 78% of Vivid's revenues in fiscal 1998 and 73% of Vivid's revenues in fiscal 1999. See Note 6 to Vivid's consolidated financial statements.

     In fiscal 1999, Vivid's sales to a United States government agency accounted for 16% of revenues, sales to Manchester Airport, UK accounted for 16% of revenues, sales to Hochtief AG (the New Athens International Airport) accounted for 11% of revenues and sales to the BAA accounted for 13% of revenues. In fiscal 1998, Vivid's sales to the BAA accounted for 42% of revenues, sales to Airport Authority Hong Kong accounted for 12% of revenues and sales to the FAA, including research and development funding, accounted for 16% of revenues.

  CUSTOMER SERVICE SUPPORT

     Vivid provides customer support to assist in the installation and integration of Vivid's products into its customers' facilities. Vivid offers a number of customer support services, including applications, support, training, systems preventative and corrective maintenance, and upgrades. Vivid generally provides one-year parts warranty and offers primary and back-up service contracts to its customers. As of September 30, 1999, Vivid's customer support staff currently includes six support engineers at its headquarters in Massachusetts, one support engineer in New York, nine support engineers operating out of Vivid's offices in the United Kingdom and one support engineer in the Asia-Pacific region.

  REGULATION

     The explosives detection systems manufactured and marketed by Vivid for use in airports are subject to regulation by the FAA, corresponding foreign governmental authorities and the United Nations International Civil Aviation Organization, an organization that establishes standard practices for the aviation industry on a worldwide basis. Sales of Vivid's explosives detection systems for use in airports have been and will continue to be dependent upon governmental initiatives to require or support the screening of baggage with advanced explosives detection systems.

  RESEARCH AND DEVELOPMENT

     Vivid's research and development efforts are focused on developing new products for the explosives and contraband detection system market and further enhancing the functionality, reliability and performance of its existing product line. Vivid's research and development personnel are involved in establishing protocols, monitoring and interpreting and submitting test data to the FAA and other domestic and foreign regulatory agencies to obtain the requisite certifications, clearances and approvals for its products. During fiscal 1999, Vivid focused its research and development personnel on the enhancement of its products, particularly efforts to enhance its recently introduced MVT system, with a goal of obtaining FAA certification of that system.

     At September 30, 1999, Vivid had 42 employees engaged in research and development and engineering. Vivid's research and development expenses were approximately $4.4 million in fiscal 1997, $5.9 million in fiscal 1998 and $6.3 million in fiscal 1999. In addition, during each of these periods, a portion of Vivid's research and development expenses related to work performed under Vivid's FAA research and development grants were included under costs of goods sold.

  INTELLECTUAL PROPERTY

     Vivid relies upon a combination of patent, copyright, trademark and trade secret laws, non-disclosure agreements and other contractual provisions to establish and maintain and protect its proprietary technology. Due to the rapid technological change that characterizes the explosives detection system

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industry, Vivid believes that to maintain a competitive advantage it must continue to improve existing technology, rely upon trade secrets and unpatented proprietary know-how and develop new products.

     Vivid has obtained seven patents and has pending two patent applications in the United States. In addition, Vivid has pending patent applications in foreign countries that correspond to the subject matter of several of its United States patents and patent applications. Vivid's patents have expiration dates ranging from 2011 to 2015.

     Vivid has an exclusive perpetual license to use patents and technology developed by Hologic, Inc. for the development, manufacture and sale of x-ray screening security systems for explosives, drugs, currency and other contraband. Vivid also has a nonexclusive license to use this technology for the development, manufacture and sale of x-ray-based products for process control applications in the food and beverage industries. Hologic and Vivid have also granted to the other a non-exclusive, royalty-free license to use any unpatented technology developed by the other in connection with research and development activities. In addition, Hologic and Vivid have the right to obtain from the other an exclusive license, on commercially reasonable terms to be negotiated, for any patented new developments. Vivid and Hologic have agreed that upon completion of the proposed merger with PerkinElmer, these arrangements will terminate, other than Vivid's exclusive license to Hologic's existing patents and technology for the development, manufacture and sale of x-ray screening security systems for explosives, drugs, currency and other contraband.

     In 1996, Vivid and PerkinElmer settled a patent infringement dispute. As part of the settlement, Vivid and PerkinElmer granted each other broad rights to use each other's then existing x-ray technology for an unlimited period of time.

  COMPETITION

     The markets for Vivid's products are highly competitive. Some of Vivid's competitors have substantially greater manufacturing, marketing and financial resources than Vivid. Competitors may develop superior products or products of similar quality for sale at the same or lower prices. In addition, Vivid's products may be rendered obsolete by new industry standards or changing technology.

     While several of Vivid's competitors currently market checked baggage explosives detection products that use dual energy X-ray technology, Vivid believes that it is able to compete favorably with these products based upon the overall cost effectiveness of Vivid's systems as measured by a combination of factors including effective explosives detection, throughput, low cost of operation, installation and integration, price, reliability, and their proven operation in a variety of airports.

     Vivid's systems also compete with systems employing other technologies including CT scanner technology and trace detection technology. A product based upon CT scanner technology currently detects a wider range of explosives than does Vivid's systems. In 1994, the FAA first certified this CT-based system and a new model was certified in April 1998. In November 1998, the FAA certified a new CT-based system developed by another company. This certification does not apply to the commercial production model of this system, which Vivid believes is still under development. CT systems operate at a significantly lower throughput rate and significantly higher expense than Vivid's systems. None of Vivid's products have been certified by the FAA. Products based upon trace detection technology have lower throughput rates than those based on dual energy x-ray or CT technology and generally have been installed as Level 3 or stand-alone systems.

     Vivid's APS system is intended to detect explosives in carry-on bags and personal effects at airports and other high-security installations. This system competes with conventional x-ray systems, which are lower in price, as well as advanced explosives detection systems adapted by Vivid's competitors for this use. Some of these newer systems are less expensive than the APS. The APS system competes on the basis of detection capabilities, ease of use, price, expense of operation and reliability.

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  MANUFACTURING

     Vivid's manufacturing operations consist primarily of assembly, test and quality control. Vivid has adopted quality assurance procedures that include standard design practices, component selection procedures, vendor control procedures, and comprehensive reliability testing and analysis. As a result of these efforts, Vivid has received ISO 9001 certification.

     Vivid purchases a major portion of the parts and peripheral components for its products. Most parts and materials are readily available from several supply sources.

     In 1997, Vivid entered into an agreement with Gilardoni S.p.A., which requires Vivid to purchase two key components for its APS system from Gilardoni. Vivid has experienced delays and other difficulties in obtaining these components from Gilardoni.

  BACKLOG

     Backlog for Vivid's products totaled approximately $4.0 million as of September 30, 1998 and September 30, 1999. Backlog consists of purchase orders for a customer which has scheduled delivery within the next twelve months. In some circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Backlog as of any particular date should not be relied upon as indicative of Vivid's revenues for any future period.

  EMPLOYEES

     As of September 30, 1999, Vivid had approximately 108 full-time employees, including 28 in manufacturing operations and quality assurance, 34 in research, development and engineering, 31 in marketing, sales and customer support, and 15 in finance and administration and information systems. None of Vivid's employees is represented by a union. Vivid considers its employee relations to be good.

  PROPERTIES

     Vivid leases its administrative headquarters and manufacturing facility located in Woburn, Massachusetts. The facility consists of approximately 43,000 square feet, including 21,000 square feet dedicated to Vivid's manufacturing operations. In July 1998, Vivid entered into a five-year lease agreement for approximately 18,500 square feet of additional space in a building next to its existing location in Woburn, Massachusetts. Vivid subleases approximately 10,000 square feet of this new facility to a third party. This sublease expires in December 1999, at which time the entire facility will be available for use by Vivid. Vivid has two offices in the United Kingdom, leasing approximately 1,000 square feet of space for sales and service. Vivid believes that its facilities will be adequate for its needs for the foreseeable future and that suitable additional space will be available at commercially reasonable prices as needed.

  LEGAL PROCEEDINGS

     In May 1996, Vivid commenced an action in the United States District Court for the District of Massachusetts against American Science & Engineering seeking a declaration that Vivid does not infringe American Science & Engineering patents related to back scattered x-rays. American Science & Engineering filed a counterclaim alleging that Vivid is infringing on one or more of eight American Science & Engineering patents. In April 1997, the court dismissed American Science & Engineering's counterclaim on summary judgment without granting leave to file an amended counterclaim. In April 1998, American Science & Engineering filed a motion in the Federal Court of Appeals for the First Circuit to appeal this decision. The Court of Appeals heard oral arguments on this appeal in early 1999, but no decision has been announced.

     In January 1999, Vivid filed suit in the Superior Court for the State of California, County of San Diego, against InVision Technologies, Inc., Quantum Magnetics, Inc., ESI International, Inc., and two private investigators whom they had hired. The complaint alleges that the activities of InVision, Quantum and their agents were designed to determine whether Vivid was in development of quadrupole resonance
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technology and what kind of competitive threat Vivid posed to those companies.
Specifically, the complaint alleges that the acts of InVision and Quantum constituted a misappropriation of trade secrets, indicated an attempt to induce breaches of contracts of Vivid's employees, interfered with contractual relations and constituted defamation. That lawsuit has been stayed by the state court judge pending final outcome of a criminal investigation of a former officer and director of Quantum who is also a former employee of Vivid. The criminal investigation is ongoing.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Risk Factors -- Risks Related to Vivid," "Description of Vivid -- Business," "Vivid's Selected Historical Consolidated Financial Information," Vivid's Consolidated Financial Statements and the information described under the caption "Risk Factors" above.

OVERVIEW

     Vivid was founded in 1989 to develop, manufacture and market explosives detection systems. Following its organization, Vivid undertook extensive research and development, introducing its first free standing explosives detection system in 1991, and its first integrated explosives detection systems for Level 1 and Level 2 screening in 1993. Vivid commenced commercial shipments of its integrated checked baggage explosives detection systems in January 1994. As of September 30, 1999, Vivid had sold 294 checked baggage systems for use in airports throughout Europe, the Asia/Pacific region, the Middle East, the United States and Canada. Vivid has also developed a freestanding system, the APS system, to screen hand baggage for explosives and weapons for use in airports and protection of public, private, and government facilities. As of September 30, 1999, Vivid has sold 106 APS systems.

     Vivid's sales are primarily to owners and operators of airports, including foreign governments and regulatory authorities, and other government agencies and departments that purchase non-aviation equipment. Vivid's revenues are derived primarily from product sales. Vivid recognizes revenue from product sales upon shipment to the customer, provided that no significant Vivid obligations remain outstanding and collection of the related receivable is deemed probable by management. Vivid accrues for anticipated warranty and installation costs upon shipment. Vivid's revenues also include government research and development grants and revenues from service, the sale of spare parts and training, which have comprised less than 10% of revenues in the periods presented. Vivid recognizes revenues under its development grants as services are rendered. Vivid recognized development revenue from FAA grants of $0.8 million in fiscal 1997, $2.7 million in fiscal 1998 and $1.2 million in fiscal 1999.

     Vivid's cost of revenues includes a royalty payable with respect to product sales and other revenues derived from its license with Hologic. Under the terms of this exclusive agreement, in January 1997 this royalty was reduced from 5% to 3% of revenues derived from the license upon Vivid reaching $50 million in cumulative revenues subject to the exclusive license. Upon Vivid reaching $200 million of cumulative revenues subject to this exclusive license, the royalty will be eliminated entirely. As of September 30, 1999, Vivid had reached approximately $124 million in cumulative revenues. If the contemplated merger with PerkinElmer is completed, Vivid has agreed to pay Hologic $2.0 million plus all royalties accrued through September 30, 1999 for a fully paid-up license to the Hologic technology.

     A relatively few customers have accounted for a substantial portion of Vivid's revenues.

     - In fiscal 1999, Vivid's sales to a United States government agency accounted for 16% of revenues, sales to Manchester Airport UK accounted for 16% of revenues, sales to Hochtief AG (the New Athens International Airport) accounted for 11% of revenues, and sales to the BAA accounted for 13% of revenues.

     - In fiscal 1998, Vivid's sales to the BAA accounted for 42% of revenues, sales to Airport Authority Hong Kong accounted for 12% of revenues and sales to the FAA, including research and development funding, accounted for 16% of revenues.


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     - In fiscal 1997, Vivid's sales to the BAA accounted for 39% of revenues, sales to Airport Authority Hong Kong accounted for 19% of revenues and sales to Toy Kanetus K.K., the baggage handling contractor for Malaysia's Kuala Lumpur International Airport, accounted for 27% of revenues.

Vivid expects that revenues from these customers will decrease and revenues will become increasingly dependent upon sales of upgrades, replacement equipment and services.

     A majority of Vivid's revenues have been generated by sales to customers outside the United States. Vivid's foreign sales have occurred principally in the United Kingdom, other Western European countries, the Asia/Pacific region and the Middle East. Foreign sales accounted for 97% of Vivid's revenues in fiscal 1997, 78% in fiscal 1998 and 73% in fiscal 1999. Vivid expects international sales to remain a significant component of its business.

RESULTS OF OPERATIONS

  FISCAL YEAR ENDED SEPTEMBER 30, 1999 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1998

     Revenues. Vivid's revenues in fiscal 1999 decreased 45% to $21.2 million from $38.7 million in fiscal 1998. This decrease was attributable to both a decrease in product sales and in development revenue from the FAA. Vivid attributes the slowdown in product sales primarily to the extension by the European Civil Aviation Conference from 2000 to 2002 for all member states to implement 100% screening of international checked luggage, and the lingering effects of the economic troubles in Asia. In addition, Vivid believes that it will be difficult to complete significant sales of its checked baggage screening systems in the United States until such time as Vivid has an FAA certified system. During fiscal 1999, Vivid shipped 37 checked baggage systems and 76 APS systems, compared to 80 checked baggage systems and 28 APS systems in fiscal 1998.

     Gross Margin. Vivid's gross margin in fiscal 1999 decreased to 37% compared to 58% in fiscal 1998. The decrease was primarily attributable to significant fixed manufacturing labor and overhead costs applied to a lower volume of shipments of Vivid's checked baggage products. Also impacting gross margin was product mix of shipments for fiscal 1999 with the majority of sales coming from the APS system which has a lower average margin than Vivid's checked baggage system.

     Research and Development Expenses. Vivid's research and development expenses increased 8% to $6.3 million, or 30% of revenues, in fiscal 1999 from $5.9 million, or 15% of revenues, for fiscal 1998. The overall increase in research and development expenses for fiscal 1999 was primarily attributable to the addition of engineering personnel and consultants working on the development of new products, including the next generation system, and product feature changes to the APS system. The increase was also due to the reduction in FAA grants that offset costs in fiscal 1998. At the end of the second quarter of fiscal 1999, Vivid implemented a restructuring plan, including a workforce reduction, which reduced research and development expenses for fiscal 1999 by approximately $0.7 million from fiscal 1998.

     Selling and Marketing Expenses. Vivid's selling and marketing expenses decreased 14% to $3.7 million, or 18% of revenues, in fiscal 1999 from $4.3 million, or 11% of revenues, in fiscal 1998. This decrease was primarily attributable to the decrease in commissions, public relations costs, trade show and travel related costs, and advertising costs, which was slightly offset by an increase in consulting and personnel related costs.

     General and Administrative Expenses. Vivid's general and administrative expenses decreased 3% to $4.1 million, or 19% of revenues, in fiscal 1999 from $4.2 million, or 11% of revenues, in fiscal 1998. The decrease was primarily attributable to a decrease in personnel and related costs and license fees and patent amortization charges in connection with Vivid's restructuring in the second quarter of fiscal 1999, which were slightly offset by an increase in legal and administrative fees.

     Restructuring and Asset Write Down. In the second quarter of fiscal 1999, Vivid implemented a restructuring that included the shut down of a development facility and the abandonment of certain technology, resulting in a nonrecurring charge of approximately $1.2 million. The restructuring included a


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$1.1 million write-off of unamortized license fees and fixed assets related to an abandoned technology, $76,000 of lease termination and certain other contractual termination costs and $52,000 of severance costs for terminated research and development personnel. The total cash impact of the restructuring amounted to approximately $128,000, of which $12,000 remained unpaid as of September 30, 1999.

     During the second quarter of fiscal 1999, Vivid also implemented a cost cutting plan to reduce operating costs. The cost cutting plan included a 10% workforce reduction, the cost of which has not been included in the restructuring described above. The costs associated with the workforce reduction were paid by March 31, 1999 and are included in Vivid's statements of operations in cost of revenues, research and development, selling and marketing, and general and administrative expenses.

     Interest and Other Income. Vivid's net interest and other income decreased to $1.0 million in fiscal 1999 from $1.5 million in fiscal 1998. The decrease was primarily attributable to a decrease in interest income attributable to lower average cash balances available for investments and a reduction in other income including gains on foreign exchange.

     Provision for Income Taxes. During fiscal 1999, Vivid recognized a tax benefit of approximately $1.9 million based upon the use of net operating losses. Vivid's effective tax rate was 30% in fiscal 1998, which is lower than the statutory tax rates primarily due to the use of tax credits and the tax benefits associated with Vivid's foreign sales corporation.

  FISCAL YEAR ENDED SEPTEMBER 30, 1998 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1997

     Revenues. Vivid's revenues increased by approximately 22% to $38.7 million in fiscal 1998 from $31.7 million in fiscal 1997. This increase was primarily attributable to an increase in product sales of checked baggage systems and the newly introduced hand baggage system. The increase in product sales was primarily attributable to the total number of product shipments to Europe, the Middle East, and the United States, including installations at JFK Terminal One, partially offset by slightly lower average selling prices of Vivid's products and a change in product mix. During fiscal 1998, Vivid shipped and installed 80 checked baggage units and 28 hand baggage units compared to 76 checked baggage units and two hand baggage units in fiscal 1997. In fiscal 1998, Vivid recognized approximately $2.7 million of revenue under a FAA research grant, compared to $0.8 million in fiscal 1997.

     Gross Margin. Vivid's gross margin was 58% of revenues in fiscal 1998 and fiscal 1997. In fiscal 1998, the increase in unit sales, revenue associated with Vivid's FAA development grant, service contracts and improved manufacturing efficiencies, which increased margins, were offset by lower average selling prices and the addition of sales of Vivid's hand baggage unit which had lower margins than Vivid's checked baggage units.

     Research and Development Expenses. Vivid's research and development expenses increased by approximately 33% to $5.9 million, or 15% of revenues, in fiscal 1998 from $4.4 million, or 14% of revenues, in fiscal 1997. The increase was primarily attributable to the addition of engineering personnel and outside consultants working on the development of new products, mainly the development of a second generation explosives detection system in an effort to reach FAA certification, and enhancements to existing products, including enhancements to the APS system for carry-on baggage and the VIS-M. Development expenses incurred under Vivid's FAA grants were included in costs of goods sold.

     Selling and Marketing Expenses. Vivid's selling and marketing expenses increased approximately 22% to $4.3 million, or 11% of revenues, in fiscal 1998 from $3.6 million, or 11% of revenues, in fiscal 1997. The increase was primarily attributable to additional sales and support personnel as a result of the expansion of operations in Europe and the United States and, to a lesser extent, an increase in advertising, consulting and public relations, trade shows and related travel costs.

     General and Administrative Expenses. Vivid's general and administrative expenses increased approximately 35% to $3.9 million, or 10% of revenues, in fiscal 1998 from $2.9 million, or 9% of revenues, in fiscal 1997. The increase was primarily attributable to an increase in personnel and related costs, patent


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amortization, and license fees, as well as additional overhead costs as the headcount for Vivid increased approximately 14%.

     Litigation Expenses. Vivid incurred $220,000 of litigation expenses in fiscal 1998 and $427,000 in fiscal 1997, primarily in connection with Vivid's patent litigation with American Science & Engineering and, to a lesser extent, its patent litigation with PerkinElmer.

     Interest Income. Vivid recognized net interest income of approximately $1.3 million in fiscal 1998 compared to net interest income of $0.8 million in fiscal 1997. The increase in fiscal 1998 was primarily attributable to higher average cash balances resulting from the receipt of proceeds from Vivid's initial public offering in fiscal 1997, and the generation of cash from operations in fiscal 1998.

     Provision for Income Taxes. Vivid's effective tax rate for fiscal 1998 was 30% compared to 27% in fiscal 1997. Vivid's effective tax rate in fiscal 1998 was lower than the statutory tax rates primarily due to the use of tax credits and the tax benefits associated with Vivid's foreign sales corporation and Massachusetts securities corporation. The increase in the provision for income taxes in fiscal 1998 was primarily attributable to increased product sales in the United States, which offset the benefit from the foreign sales corporation.

LIQUIDITY AND CAPITAL RESOURCES

     Vivid has funded its operations and capital expenditures primarily through internally generated cash flows, proceeds from the sale of securities and the availability of a working capital line of credit. At September 30, 1999, Vivid had working capital of $31.8 million including $19.7 million in cash and cash equivalents and short-term investments. Vivid also had $1.1 million of long-term investments. Subsequent to September 30, 1999, Vivid secured a $3.0 million bank line of credit which expires February 29, 2000. The line of credit bears interest at the bank's prime rate, which was 8.25% as of September 30, 1999.

     During fiscal 1999, Vivid's net cash used in operating activities was approximately $4.7 million, including, net loss adjusted for non-cash expenses, including depreciation and amortization and write down of assets totaling $1.7 million, a $2.0 million increase of inventories and $1.1 million increase in other current assets. The increase in inventory relates to purchases associated with the production of the next generation system and the increased sales activity of the APS system, and overall lower product sales of checked baggage units. The increase in other current assets relates to Vivid's tax benefit.


     During fiscal 1999, net cash provided by investing activities was approximately $866,000, primarily attributable to the net decrease in investment balances of $1.3 million offset by capital expenditures of approximately $359,000.


     During fiscal 1999, net cash used in financing activities was approximately $93,000, primarily attributable to Vivid's purchase of treasury stock, offset by exercises of stock options.

     Vivid may be affected, for the foreseeable future, by economic conditions and currency volatility in the regions of the world where it does business. As a result, there are uncertainties that may affect future operations, including the recoverability of receivables. It is not possible to determine the future effect adverse economic conditions may have on Vivid's liquidity and earnings.

     Vivid believes that its existing resources and the anticipated cash generated from operations will be sufficient to fund its planned operations for at least the next 12 months. The sufficiency of Vivid's resources to fund working capital needs is subject to known and unknown risks, uncertainties and other factors which may materially harm Vivid's business, including without limitation the risk factors referred to in this proxy statement/prospectus.

YEAR 2000 READINESS DISCLOSURE

     Vivid may be affected by year 2000 issues related to non-compliant information technology systems, often referred to as IT systems, or non-IT systems operated or sold by Vivid or by third parties. Vivid has substantially completed assessment of its internal IT systems and non-IT systems. Vivid has tested all products internally and has adopted a Year 2000 Qualification Test Procedure to ensure that all products operate properly through the year 2000 and beyond. In addition to internal testing, Vivid has received compliance certificates from the FAA and BAA confirming that Vivid's existing products are year 2000 compliant. Vivid has also submitted a survey to vendors subject to year 2000 compliance. In addition to the survey, Vivid has internally tested components supplied by outside vendors. Vivid has also performed an internal review of in-house computers, network, operating system and financial reporting package confirming year 2000 compliance.

     Vivid is not currently aware of any year 2000 problems relating to systems operated or sold by Vivid that would have a material adverse effect on Vivid's business, results of operations or financial condition. Although Vivid believes that its systems are year 2000 compliant, Vivid utilizes third-party equipment and software that may not be year 2000 compliant. In addition, Vivid's products and software are often sold to be integrated into or interface with third party equipment or software. Failure of third-party equipment or software to operate properly with regard to the year 2000 and thereafter could require Vivid to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on Vivid business, financial condition and results of operations.

     Vivid may also be vulnerable to any failures by its major suppliers, service providers and customers to remedy their own internal IT and non-IT system year 2000 issues which could, among other things, have a material and adverse affect on Vivid's supplies and orders. Vivid is unable to estimate the nature or extent of any potential adverse impact resulting from the failure of third parties, such as its suppliers, service providers and customers, to achieve year 2000 compliance. Moreover, such third parties, even if year 2000 compliant, could experience difficulties resulting from year 2000 issues that may affect their suppliers, service providers and customers. As a result, although Vivid does not currently anticipate that it will experience any material shipment delays from their major product suppliers or any material sales delays from its major customers due to year 2000 issues, these third parties may experience year 2000 problems. Any such problems could have a material adverse effect on Vivid's business, financial condition and results of operations.

     Other than its activities described above, Vivid does not have and does not plan to develop a contingency plan to address year 2000 issues. Should any unanticipated significant year 2000 issues arise, Vivid's failure to implement such a contingency plan could have a material adverse affect on its business, financial condition and results of operations.

     To the extent that Vivid does not identify any material non-compliant IT systems or non-IT systems operated by Vivid or by third parties, such as Vivid's suppliers, service providers and customers, the most reasonably likely worst case year 2000 scenario is a systemic failure beyond the control of Vivid, such as a prolonged telecommunications or electrical failure, or a general disruption in United States or global business activities that could result in a significant economic downturn. Vivid believes that the primary business risks, in the event of such failure or other disruption, would include but not be limited to loss of customers or orders, increased operating costs, inability to obtain inventory on a timely basis, disruptions in product shipments, or other business interruptions of a material nature, as well as claims of mismanagement, misrepresentation, or breach of contract, any of which could have a material adverse effect on Vivid's business, financial condition and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Foreign Exchange Hedging. The accounts of Vivid's foreign subsidiary, Vivid Technologies UK Ltd., are translated in accordance with SFAS No. 52, Foreign Currency Translation. In translating the accounts of the foreign subsidiary into U.S. dollars, assets and liabilities are translated at the rate of exchange in effect at quarter-end, while stockholders' equity is translated at historical rates. Revenue and expense accounts are translated using the weighted average exchange rate in effect during the year. Foreign currency transaction gains or losses for Vivid Technologies UK Ltd. are included in Vivid's consolidated statements of operations since the functional currency for this subsidiary is the U.S. dollar.

     Vivid had sales denominated in foreign currencies of approximately $8,044,000 during fiscal 1997, $6,804,000 during fiscal 1998 and $2,815,000 during fiscal 1999. Vivid recognized a loss of $47,000 in fiscal 1997, a gain of $36,000 in fiscal 1998 and a loss of $92,000 in fiscal 1999, related to such foreign currency transactions which is included in other income (expense) in the consolidated statement of operations.

     Investment Portfolio. Vivid does not use derivative financial instruments for investment purposes and only invests in financial instruments that meet high credit quality standards, as specified in Vivid's investment policy guidelines; the investment policy also limits the amount of credit exposure to any one issue, issuer, and type of instrument.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Vivid does not expect SFAS No. 133 to have a material impact on its consolidated financial statements.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The accompanying unaudited pro forma combined financial information reflects the following transactions in addition to PerkinElmer's proposed acquisition of Vivid pursuant to a merger agreement dated as of October 4, 1999:

     - On August 20, 1999, PerkinElmer sold the assets of its technical services segment (government services business) to an affiliate of The Carlyle Group LP.

     - On May 28, 1999, PerkinElmer completed its acquisition of the analytical instruments division of PE Corporation, a leading producer of high quality analytical testing instruments.

     - On December 16, 1998, PerkinElmer completed its acquisition of Lumen Technologies, Inc., which is engaged in the business of developing, manufacturing and marketing speciality light sources and related products for markets requiring advance optical technologies.

     PerkinElmer accounted for the Lumen and analytical instruments division acquisitions as purchases in accordance with APB Opinion No. 16. The unaudited pro forma combined financial information gives effect to the proposed acquisition of Vivid as a purchase.

     The following unaudited pro forma combined statements of operations give effect to the acquisition of Vivid, Lumen and the analytical instruments division and should be read in connection with the historical financial statements and related notes thereto for PerkinElmer, Vivid, Lumen and the analytical instruments division. The financial statements required to be filed with the Securities and Exchange Commission for the Lumen and analytical instruments division acquisitions were included as exhibits in Current Reports on Form 8-K/A, filed by PerkinElmer on March 30, 1999 and August 11, 1999, respectively. The unaudited pro forma combined statements of operations for the fiscal year ended January 3, 1999 and the nine-month period ended October 3, 1999 give effect to these acquisitions as if they were completed as of December 29, 1997, and combine PerkinElmer, Vivid, Lumen and the analytical instruments division's historical statements of operations for each respective period as necessary. The unaudited pro forma combined results for the fiscal year ended January 3, 1999 and the nine-month period ended October 3, 1999 exclude acquisition-related charges of $23 million and $2.3 million for acquired in-process research and development related to the analytical instruments division and Lumen, respectively. Additionally, these pro forma statements of operations exclude an estimated acquisition-related charge of $6.7 million for acquired in-process research and development related to the proposed acquisition of Vivid. PerkinElmer has not yet conducted an appraisal of this in-process research and development and accordingly, the final amount may differ from this estimate.

     The unaudited pro forma combined statements of operations for the fiscal year ended January 3, 1999 includes columns representing PerkinElmer's historical results as adjusted for the 1998 divestitures of its Rotron and Sealol Industrial Seals businesses, previously reported by PerkinElmer on a Current Report Form 8-K dated April 16, 1998, for the fiscal twelve months then ended, Lumen's historical results for the period ended December 15, 1998, the date of the Lumen acquisition, ILC Technology, Inc.'s historical results for the period from January 1 through March 12, 1998 (ILC was acquired by Lumen on March 12, 1998), the analytical instruments division's historical results for the twelve month period ended December 31, 1998 (the analytical instruments division previously had a June 30 year end) and Vivid's historical results for its fiscal year ended September 30, 1998.

     The unaudited pro forma combined statements of operations for the nine months ended October 3, 1999 includes columns representing PerkinElmer's historical results for the nine months then ended, the analytical instruments division's historical results for the period from January 1, 1999 through May 28, 1999 (the date of the acquisition) and Vivid's historical results for the nine months ended September 30, 1999. Based on Vivid's September 30, 1999 fiscal year end, the historical results for Vivid for the quarter ended December 31, 1998 have not been included in this pro forma information. For the quarter ended December 31, 1998, Vivid reported revenues of $3.6 million and a net loss of $2 million.

     The unaudited pro forma combined balance sheet as of October 3, 1999 includes the historical balance sheet of PerkinElmer as of October 3, 1999 and Vivid as of September 30, 1999 and gives effect to the proposed acquisition of Vivid as if it had occurred on October 3, 1999.

     The unaudited pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of PerkinElmer's operating results that would have occurred had the acquisitions been consummated on the dates, or at the beginning of the period, for which the consummation for the acquisitions is being given effect, nor is it necessarily indicative of PerkinElmer's future operating results. The unaudited pro forma adjustments do not reflect any operating efficiencies and cost savings that PerkinElmer hopes to achieve.

     The unaudited pro forma combined financial information has been prepared using the purchase method of accounting, whereby the total cost of the acquisitions has been allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the effective date of each acquisition. Such allocations will be based on studies and independent valuations, which are currently being finalized. Accordingly, the allocations reflected in the unaudited pro forma combined financial information are preliminary and subject to revision. It is not expected that the purchase price allocation will produce materially different results from those presented herein.

                                  PERKINELMER

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                OCTOBER 3, 1999
                                 (IN THOUSANDS)

                                         PERKINELMER            VIVID
                                         HISTORICAL           HISTORICAL         PRO FORMA
                                       OCTOBER 3, 1999    SEPTEMBER 30, 1999    ADJUSTMENTS    PRO FORMA
                                       ---------------    ------------------    -----------    ----------

ASSETS:
Cash, cash equivalents and marketable
securities...........................    $   88,429            $19,698            $    --      $  108,127
Accounts receivable..................       321,980              6,376                 --         328,356
Inventories..........................       187,890              9,825              1,103(B)      198,818
Other current assets.................       133,413              4,043                 --         137,456
                                         ----------            -------            -------      ----------
          Total current assets.......       731,712             39,942              1,103         772,757
Property, plant and equipment, net...       229,922              1,146                 --         231,068
Investments..........................        14,361              1,084                 --          15,445
Intangible assets....................       621,606                 --             28,182(C)      649,788
Other assets.........................        67,419                177                 --          67,596
                                         ----------            -------            -------      ----------
          Total assets...............    $1,665,020            $42,349            $29,285      $1,736,654
                                         ==========            =======            =======      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Short-term debt and current portion
  of long-term debt..................    $  319,733            $    --            $    --      $  319,733
Accounts payable.....................       133,177              1,616                 --         134,793
Accrued restructuring costs..........        68,036                 --              2,000(H)       70,036
Accrued expenses.....................       327,374              6,558              3,020(G)      336,952
                                         ----------            -------            -------      ----------
          Total current
            liabilities..............       848,320              8,174              5,020         861,514
Long-term debt.......................       114,952                 --                 --         114,952
Other long-term liabilities..........       184,853                 --                 --         184,853
Preferred stock......................            --                 --                 --              --
Common stock and paid in capital.....        60,102             27,098             38,042(I)      125,242
Retained earnings....................       727,020              7,424            (14,124)(I)     720,320
Accumulated other comprehensive
  income.............................        (3,439)                --                 --          (3,439)
Cost of shares held in treasury......      (266,788)              (347)               347(I)     (266,788)
                                         ----------            -------            -------      ----------
          Total stockholders'
            equity...................       516,895             34,175             24,265         575,335
                                         ----------            -------            -------      ----------
          Total liabilities and
            stockholders' equity.....    $1,665,020            $42,349            $29,285      $1,736,654
                                         ==========            =======            =======      ==========

 The accompanying unaudited notes are integral part of this pro forma combined financial information.

                                  PERKINELMER

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                   FOR THE NINE MONTHS ENDED OCTOBER 3, 1999
                                 (IN THOUSANDS)

                          PERKINELMER      ANALYTICAL                                         VIVID
                        HISTORICAL NINE   INSTRUMENTS                                      HISTORICAL
                            MONTHS          DIVISION                                       NINE MONTHS
                             ENDED         HISTORICAL                       PRO FORMA         ENDED
                          OCTOBER 3,      PERIOD ENDED   PRO FORMA         PERKINELMER    SEPTEMBER 30,    PRO FORMA
                             1999         MAY 28, 1999   ADJUSTMENT        BEFORE VIVID       1999        ADJUSTMENTS
                        ---------------   ------------   ----------        ------------   -------------   -----------

Sales.................     $935,888         $214,834      $     --          $1,150,722       $17,558       $     --
Cost of Sales.........      611,661          136,125       (12,444)(B)(D)      735,342        10,715             --
                           --------         --------      --------          ----------       -------       --------
  Gross Margin........      324,227           78,709        12,444             415,380         6,843             --
Research and
  development
  expenses............       49,972           18,914            --              68,886         4,494             --
Selling, general and
  administrative
  expenses............      218,908           85,287         2,683(C)(D)       306,878         5,474          1,057(C)
Restructuring charges,
  net.................       11,520               --            --              11,520         1,208             --
In-process research
  and development
  charge..............       23,000               --       (23,000)(J)              --            --             --
Asset impairment
  charges.............       18,000               --            --              18,000            --             --
Gains on
  disposition.........      (15,813)              --            --             (15,813)           --             --
                           --------         --------      --------          ----------       -------       --------
  Operating income
    (loss) from
    continuing
    operations........       18,640          (25,492)       32,761              25,909        (4,333)        (1,057)
Other income
  (expenses)..........      (19,433)            (125)       (8,656)(E)         (28,214)          659             --
                           --------         --------      --------          ----------       -------       --------
  Income (loss) from
    continuing
    operations before
    income taxes......         (793)         (25,617)       24,105              (2,305)       (3,674)        (1,057)
Provision (benefit)
  for income taxes....         (309)          (7,173)        7,926(F)              444        (1,065)            --(F)
                           --------         --------      --------          ----------       -------       --------
  Income (loss) from
    continuing
    operations........     $   (484)        $(18,444)     $ 16,179          $   (2,749)      $(2,609)      $ (1,057)
                           --------         --------      --------          ----------       -------       --------
Basic earnings per
  share from
  continuing
  operations..........     $  (0.01)                                        $    (0.06)
Diluted earnings per
  share from
  continuing
  operations..........     $  (0.01)                                        $    (0.06)
Weighted average
  shares of common
  stock outstanding:
  Basic...............       45,303                                             45,303                        1,591(K)
  Diluted.............       45,303                                             45,303                        1,591(K)


                         PRO FORMA
                        PERKINELMER
                        AFTER VIVID
                        -----------
Sales.................  $1,168,280
Cost of Sales.........     746,057
                        ----------
  Gross Margin........     422,223
Research and
  development
  expenses............      73,380
Selling, general and
  administrative
  expenses............     313,409
Restructuring charges,
  net.................      12,728
In-process research
  and development
  charge..............          --
Asset impairment
  charges.............      18,000
Gains on
  disposition.........     (15,813)
                        ----------
  Operating income
    (loss) from
    continuing
    operations........      20,519
Other income
  (expenses)..........     (27,555)
                        ----------
  Income (loss) from
    continuing
    operations before
    income taxes......      (7,036)
Provision (benefit)
  for income taxes....        (621)
                        ----------
  Income (loss) from
    continuing
    operations........  $   (6,415)
                        ----------
Basic earnings per
  share from
  continuing
  operations..........  $    (0.14)
Diluted earnings per
  share from
  continuing
  operations..........  $    (0.14)
Weighted average
  shares of common
  stock outstanding:
  Basic...............      46,894
  Diluted.............      46,894

The accompanying unaudited notes are an integral part of this pro forma combined financial information.

                                  PERKINELMER

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                   FOR THE FISCAL YEAR ENDED JANUARY 3, 1999
                                 (IN THOUSANDS)

                                     PERKINELMER                                                   ILC TECH.     ANALYTICAL
                                     HISTORICAL                                       LUMEN       HISTORICAL    INSTRUMENTS
                                       FISCAL                                       HISTORICAL    JANUARY 1,      DIVISION
                                        YEAR         ROTRON AND     PERKINELMER       PERIOD         1998        HISTORICAL
                                        ENDED        SEALOL ID         BEFORE         ENDED         THROUGH     PERIOD ENDED
                                     JANUARY 3,      PRO FORMA      DIVESTITURES   DECEMBER 15,    MARCH 12,    DECEMBER 31,
                                        1999       ADJUSTMENTS(A)   FISCAL 1998        1999          1998           1998
                                     -----------   --------------   ------------   ------------   -----------   ------------
Sales..............................   $ 854,382      $ (22,666)       $831,716       $135,003       $8,052        $558,657
Cost of Sales......................     550,987        (14,064)        536,923         91,654        5,661         306,218
                                      ---------      ---------        --------       --------       ------        --------
  Gross Margin.....................     303,395         (8,602)        294,793         43,349        2,391         252,439
Research and development
  expenses.........................      46,026           (302)         45,724          4,708          565          42,837
Selling, general and administrative
  expense..........................     203,740         (6,173)        197,567         23,850          989         189,025
Restructuring charges..............      50,027             --          50,027             --           --              --
In-process research and development
  charge...........................       2,300             --           2,300             --           --              --
Merger, spinoff & nonrecurring
  charges..........................          --             --              --         16,704           --              --
Asset impairment charge............       7,400             --           7,400             --           --              --
Gains on disposition...............    (125,822)       125,822              --             --           --              --
                                      ---------      ---------        --------       --------       ------        --------
  Operating income (loss) from
    continuing operations..........     119,724       (127,949)         (8,225)        (1,913)         837          20,577
Other income (expense).............      (1,397)            --          (1,397)        (5,504)         (55)            183
                                      ---------      ---------        --------       --------       ------        --------
  Income (loss) from continuing
    operations.....................     118,327       (127,949)         (9,622)        (7,417)         782          20,760
Provision (benefit) for income
  taxes............................      39,326        (38,355)            971          1,824          238           5,813
                                      ---------      ---------        --------       --------       ------        --------
  Income (loss) from continuing
    operations.....................   $  79,001      $ (89,594)       $(10,593)      $ (9,241)      $  544        $ 14,947
                                      ---------      ---------        --------       --------       ------        --------
Basic earnings (loss) per share
  from continuing operations.......   $    1.74      $   (1.98)       $  (0.23)
Diluted earnings (loss) per share
  from continuing operations.......   $    1.72      $   (1.95)       $  (0.23)
Weighted average shares of common
  stock outstanding:
  Basic............................      45,322         45,322          45,322
  Diluted..........................      45,884         45,322          45,322


                                                                           VIVID
                                                                        HISTORICAL
                                                                        FISCAL YEAR
                                                         PRO FORMA         ENDED                       PRO FORMA
                                      PRO FORMA         PERKINELMER    SEPTEMBER 30,    PRO FORMA     PERKINELMER
                                     ADJUSTMENTS        BEFORE VIVID       1998        ADJUSTMENTS    AFTER VIVID
                                     -----------        ------------   -------------   -----------    -----------
Sales..............................   $     --           $1,533,428       $38,718        $    --      $1,572,146
Cost of Sales......................     14,193(B)(D)        954,649        16,361          1,103(B)      972,113
                                      --------           ----------       -------        -------      ----------
  Gross Margin.....................    (14,193)             578,779        22,357         (1,103)        600,033
Research and development
  expenses.........................         --               93,834         5,859             --          99,693
Selling, general and administrative
  expense..........................     13,374(C)(D)        424,805         8,507          1,409(C)      434,721
Restructuring charges..............         --               50,027            --             --          50,027
In-process research and development
  charge...........................     (2,300)(J)               --            --             --              --
Merger, spinoff & nonrecurring
  charges..........................         --               16,704            --             --          16,704
Asset impairment charge............         --                7,400            --             --           7,400
Gains on disposition...............         --                   --            --             --              --
                                      --------           ----------       -------        -------      ----------
  Operating income (loss) from
    continuing operations..........    (25,267)             (13,991)        7,991         (2,512)         (8,512)
Other income (expense).............    (29,688)(E)          (36,461)        1,477             --         (34,984)
                                      --------           ----------       -------        -------      ----------
  Income (loss) from continuing
    operations.....................    (54,955)             (50,452)        9,468         (2,512)        (43,496)
Provision (benefit) for income
  taxes............................    (14,647)(F)           (5,801)        2,838           (331)(F)      (3,294)
                                      --------           ----------       -------        -------      ----------
  Income (loss) from continuing
    operations.....................    (40,308)             (44,651)      $ 6,630        $(2,181)     $  (40,202)
                                      --------           ----------       -------        -------      ----------
Basic earnings (loss) per share
  from continuing operations.......                      $    (0.99)                                  $    (0.86)
Diluted earnings (loss) per share
  from continuing operations.......                      $    (0.99)                                  $    (0.86)
Weighted average shares of common
  stock outstanding:
  Basic............................                          45,322                        1,591(K)       46,913
  Diluted..........................                          45,322                        1,591(K)       46,913

The accompanying unaudited notes are an integral part of this pro forma combined financial information.

                                  PERKINELMER
          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

NOTE 1 -- PRESENTATION

     In August 1999, PerkinElmer sold its technical services segment (government services business) to an affiliate of The Carlyle Group L.P. for $250 million. Accordingly, the results of operations of the technical services segment have been excluded from PerkinElmer's historical results from continuing operations and classified separately as discontinued operations in accordance with APB Opinion No. 30 for the fiscal year ended January 3, 1999 and the nine months ended October 3, 1999. This transaction included the sale of the EG&G name, trademarks and related rights. Effective October 26, 1999, EG&G, Inc. changed its name to PerkinElmer and began trading on the New York Stock Exchange under the symbol "PKI."

NOTE 2 -- PURCHASE PRICE ALLOCATION

     The purchase price allocation related to the PE analytical instruments acquisition is included in PerkinElmer's Quarterly Report on Form 10-Q for the quarter ended July 4, 1999 and PerkinElmer's Current Report filed on Form 8-K/A, dated August 11, 1999, related to the PE analytical instruments acquisition. The purchase price allocation related to the Lumen acquisition is included in PerkinElmer's Annual Report on Form 10-K for the year ended January 3, 1999 and PerkinElmer's Current Report filed on Form 8-K/A, dated March 30, 1999. The proposed purchase price for Vivid has been allocated to the estimated fair value of assets to be acquired and liabilities to be assumed. The preliminary purchase price allocation is based on PerkinElmer's estimates of respective fair values. Some allocations will be based on studies and independent valuations that have not yet been conducted. PerkinElmer's management does not believe that the final purchase price allocation will produce materially different results than those reflected in the pro forma combined financial statements. The components of the estimated purchase price and preliminary allocation are as follows (in thousands):

Stock issued to Vivid.....................................  $ 62,475
Fair value of options exchanged...........................     2,665
Acquisition costs.........................................     2,000
                                                            --------
          Total consideration and acquisition costs.......    67,140
                                                            --------
Preliminary allocation of purchase price:
  Current assets..........................................    42,350
  Property, plant and equipment...........................     1,146
  Other assets............................................     1,261
  In-process research and development.....................     6,700
  Goodwill................................................    28,182
  Current liabilities.....................................   (12,499)
                                                            --------
          Total...........................................  $ 67,140
                                                            ========

     The fair value of the stock to be issued is based on the market price of PerkinElmer's common stock on the date the proposed acquisition was announced.

     Current liabilities include approximately $2 million of accrued restructuring charges related to Vivid to be incurred in connection with the proposed acquisition. The restructuring plans include initiatives to integrate the operations of PerkinElmer and Vivid and to reduce overhead.

     PerkinElmer's management is in the process of finalizing its restructuring plans related to Vivid and, accordingly, the amounts recorded are based on PerkinElmer's current estimate of those costs.

     Approximately $6.7 million was allocated to acquired in-process research and development for projects that have not reached technological feasibility (and are not expected to do so prior to the closing date of the transaction) and for which no alternative use exists. The estimated fair value will be based on a risk-

                                  PERKINELMER
adjusted cash flow as determined by an independent third party appraiser. The acquired in-process research and development charge has not been included in the pro forma combined income statements due to its nonrecurring nature.

NOTE (A)

     Represent adjustments to eliminate the results of operations of the Rotron and Sealol Industrial Seals businesses that were sold by PerkinElmer on January 9, 1998 and April 1, 1998, respectively, as well as the related gains on dispositions.

NOTE (B)

     Adjustments relate to the write-up to fair value of the Vivid, Lumen and PE analytical instruments work-in-process and finished goods inventory as of their respective acquisition dates which totaled $1.1 million, $3.2 million and $9.9 million, respectively. These amounts are charged to cost of sales as the related inventory is sold and have been included in cost of sales in the pro forma combined statement of results of operations. PerkinElmer's historical consolidated income statement for the nine months ended October 3, 1999 includes $3.2 million and $9.9 million of inventory write-up amortization related to Lumen and the PE analytical instruments division, respectively. These amounts have been reversed through the pro forma adjustment to cost of sales for the nine months ended October 3, 1999 because they are reflected in the pro forma amounts for the year ended January 3, 1999.

NOTE (C)

     Includes additional amortization related to goodwill and acquired intangible assets amortization as follows (in thousands):

                                                          DECEMBER    SEPTEMBER
                                                            1998        1999
                                                          --------    ---------
Goodwill................................................  $11,687      $ 2,903
Acquired intangibles....................................    8,068        2,870
                                                          -------      -------
          Total amortization............................   19,755        5,773
Pre-acquisition historical amortization.................    5,440        2,315
                                                          -------      -------
  Pro forma adjustment..................................  $14,315      $ 3,458
                                                          =======      =======
Lumen and PE analytical instruments.....................  $12,906      $ 2,401
Vivid...................................................    1,409        1,057
                                                          -------      -------
          Total.........................................  $14,315        3,458
                                                          =======      =======

     Goodwill represents the excess of consideration paid over the fair value of net assets acquired and totaled approximately $28 million, $177 million and $175 million for Vivid, the PE analytical instruments division and Lumen, respectively. The PE analytical instruments and Lumen goodwill is being amortized over 40 years and 30 years, respectively. Vivid's goodwill will be amortized over its expected useful life of 20 years.

     Acquired intangibles includes the fair value assigned to trademarks, trade names, patents and developed technology by an independent third party appraiser. These intangible assets are being amortized over periods ranging from 10 to 40 years.

                                  PERKINELMER

NOTE (D)

     Includes additional depreciation related to the write-up to fair value of the Lumen and PE analytical instruments property, plant and equipment as of the respective acquisition dates. The pro forma combined income statements include additional depreciation expense related to those write-ups of $1.1 million and $657,000 for cost of sales and $469,000 and $282,000 for selling, general and administrative expenses for the fiscal year ended January 3, 1999 and nine months ended October 3, 1999, respectively.

NOTE (E)

     Reflects incremental interest expense related to financing the acquisitions discussed herein. PerkinElmer financed the Lumen acquisition with available cash and short-term debt consisting of commercial paper borrowings with a weighted-average interest rate of 5.5% at year end January 3, 1999.

     The PE analytical instruments acquisition was financed through a combination of $75 million of available cash, $100 million of commercial paper borrowings with a weighted-average interest rate of 5.2%, $100 million of money market loans with a weighted average interest of 5.2% and one-year secured promissory notes of $150 million issued by PerkinElmer to PE Corp. that bear interest at 5.0%.

     A 1/8 of one percent change in the base rate would change annual pro forma interest expense by approximately $546,000. PerkinElmer may refinance a portion of the outstanding debt with fixed rate debt at some future date. Additionally, PerkinElmer utilized the net proceeds resulting from the sale of its technical services segment to pay down approximately $210 million of outstanding debt during the third quarter of fiscal 1999.

NOTE (F)

     Income tax adjustments have been calculated using estimated statutory income tax rates for the jurisdictions in which PerkinElmer and Vivid operate. The primary difference between the provision calculated at statutory rates and the amount reflected in the pro forma adjustments column for the periods presented is attributable to nondeductible goodwill related to the Lumen and proposed Vivid acquisitions. The pro forma consolidated provision for income taxes may not represent amounts that would have resulted had PerkinElmer, Vivid, the PE analytical instruments division and Lumen filed consolidated income tax returns during the periods presented.

NOTE (G)

     Includes adjustments to accrue transaction costs, record the deferred tax effect resulting from purchase accounting and reflect the fair value of accrued liabilities as of the acquisition date.

NOTE (H)

     Includes adjustment to record the accrued restructuring charges discussed in Note 2.

NOTE (I)

     Reflects the elimination of Vivid's historical equity accounts and issuance of PerkinElmer common stock and options in connection with the acquisition. Additionally, the adjustment to retained earnings includes a $6.7 million charge that was allocated to acquired in-process research and development. This amount was expensed as a nonrecurring, non-tax deductible charge upon consummation of the acquisition and has been reflected as a reduction to retained earnings. The acquired in-process research and development charge has not been included in the pro forma combined income statements due to its nonrecurring nature.

                                  PERKINELMER

NOTE (J)

     Includes adjustments to eliminate the in-process research and development charges related to Lumen and analytical instruments division of $2.3 million and $23 million, respectively, from PerkinElmer's historical consolidated income statement due to their nonrecurring nature.

NOTE (K)

     Includes PerkinElmer shares to be issued in connection with the Vivid acquisition.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                        HOLDERS AND MANAGEMENT OF VIVID

     The following table sets forth information concerning the beneficial ownership of common stock of Vivid as of November 15, 1999 for the following persons:

     - each person or entity known by Vivid to own beneficially more than 5% of the outstanding shares of Vivid's common stock;

     - each of Vivid's current directors;

     - the chief executive officer and the other four most highly compensated executive officers of Vivid who were serving as executive officers at the end of Vivid's last completed fiscal year and whose total annual salary and bonus exceeded $100,000; and

     - all directors and executive officers of Vivid as a group.

     The percentage ownership is based on 10,089,141 shares of Vivid common stock outstanding as of November 15, 1999. All shares subject to options and warrants exercisable within 60 days after November 15, 1999 or upon completion of the merger are deemed to be beneficially owned by the person or entity holding that option or warrant and to be outstanding solely for calculating that person's or entity's percentage ownership.

     The information contained in the table is based upon information received from or on behalf of the named person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                         SHARES OF COMMON STOCK    PERCENT OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                       BENEFICIALLY OWNED      BENEFICIALLY OWNED
------------------------------------                     ----------------------    ------------------

Jay A. Stein(1)(5).....................................          767,000                   7.6%
  Vivid Technologies, Inc.
  10E Commerce Way
  Woburn, Massachusetts 01801

Massachusetts Capital Resource Company.................          746,284                   7.4%
  420 Boylston Street
  Boston, Massachusetts 02116

Charles T. O'Neill, as Trustee(2)......................          573,002                   5.7%
  O'Neill & Neylon
  950 Winter Street
  Waltham, Massachusetts 02154

Ascent Venture Partners L.P. ..........................          561,049                   5.6%
  60 State Street
  Boston, Massachusetts 02109

S. David Ellenbogen(3)(5)..............................          446,500                   4.4%
Frank Kenny(4)(5)......................................          140,895                   1.4%
Daniel J. Silva(5).....................................          108,000                   1.1%
James J. Aldo(5).......................................           65,000                     *
Glenn P. Muir(5).......................................           58,750                     *
William J. Frain(5)....................................           52,567                     *
Gerald Segel(5)........................................           32,500                     *
L. Paul Bremer III(5)..................................           27,500                     *

                                                         SHARES OF COMMON STOCK    PERCENT OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                       BENEFICIALLY OWNED      BENEFICIALLY OWNED
------------------------------------                     ----------------------    ------------------

Herbert Janisch........................................           50,000                     *
All directors and executive officers as a group (10
  persons)(6)..........................................        1,748,712                  16.8%


---------------
 *  Less than 1% of Vivid's outstanding common stock.

(1) Dr. Stein's beneficial ownership includes 72,000 shares he holds as trustee of trusts for the benefit of the children of S. David Ellenbogen. His beneficial ownership also includes 124,886 shares held by Mr. O'Neill as trustee of the Jay A. Stein 1996 Retained Annuity Trust. Dr. Stein disclaims beneficial ownership of the shares he holds as trustee.

(2) Mr. O'Neill's beneficial ownership includes 237,500 shares he holds as trustee of the Ellenbogen Family Irrevocable Trust of 1996, 210,616 shares he holds as trustee of the S. David Ellenbogen 1996 Retained Annuity Trust and 124,886 shares he holds as trustee of the Jay A. Stein 1996 Retained Annuity Trust. Mr. O'Neill disclaims beneficial ownership of all the shares held in these trusts.

(3) Mr. Ellenbogen's beneficial ownership includes 60,000 shares he holds as trustee of the Jay A. Stein Irrevocable Trust of 1990. His beneficial ownership also includes 210,616 shares held by Mr. O'Neill as trustee of the
    S. David Ellenbogen 1996 Retained Annuity Trust. His beneficial ownership excludes 242,500 shares held by Mr. O'Neill, as trustee of the Ellenbogen Family Irrevocable Trust of 1996. Mr. Ellenbogen disclaims beneficial ownership of shares he holds as trustee.

(4) Mr. Kenny's beneficial ownership includes 5,535 shares he holds as trustee of the Beta Partners Profit Sharing Trust.

(5) The shares beneficially owned by each of Dr. Stein and Messrs. Ellenbogen, Aldo, Bremer, Kenny, Muir, Segel, Silva, Frain and Janisch include shares that may be acquired either immediately or within 60 days after November 15, 1999 or upon completion of the merger. Specifically, Dr. Stein may acquire 5,000 shares, Mr. Ellenbogen may acquire 11,000 shares, Mr. Aldo may acquire 58,000 shares, Mr. Bremer may acquire 27,500 shares, Mr. Kenny may acquire 17,500 shares, Mr. Muir may acquire 17,500 shares, Mr. Segel may acquire 27,500 shares, Mr. Silva may acquire 41,000 shares, Mr. Frain may acquire 46,567 shares and Mr. Janisch may acquire 50,000 shares.

(6) The number of shares shown as beneficially owned by all executive officers and directors as a group include 301,567 shares which may be acquired within 60 days after November 15, 1999, or upon completion of the merger, upon exercise of, and payment for, outstanding unexercised stock options.

                              NO APPRAISAL RIGHTS

     Appraisal rights under Delaware law are not available to stockholders of a Delaware corporation:

     - the securities of which are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; and

     - the stockholders of which are not required to accept in exchange for their stock anything other than (1) stock in another corporation listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD and (2) cash in lieu of fractional shares.

     Vivid stockholders do not have appraisal rights under Delaware law with respect to the merger because:

     - Vivid common stock is listed on the Nasdaq National Market;

     - Vivid stockholders are being offered shares of PerkinElmer common stock which are traded on the New York Stock Exchange; and

     - Vivid stockholders are being offered cash in lieu of fractional shares.

                        COMPARISON OF STOCKHOLDER RIGHTS

GENERAL

     The PerkinElmer charter and bylaws, the Massachusetts corporation statute and other Massachusetts laws related to corporations currently govern the rights of the holders of PerkinElmer common stock. The Vivid charter and bylaws, the Delaware corporation statute and other Delaware laws related to corporations currently govern the rights of Vivid stockholders. As a result of the merger, Vivid stockholders will become holders of PerkinElmer's common stock and the rights of the former Vivid stockholders will thereafter be governed by PerkinElmer's charter and bylaws, the Massachusetts corporation statute and other Massachusetts laws related to corporations.

     The following summary sets forth certain differences between the Massachusetts corporation statute and the Delaware corporation statute, between the PerkinElmer charter and the Vivid charter and between the PerkinElmer bylaws and the Vivid bylaws. Vivid stockholders are encouraged to review the full text of each of the PerkinElmer charter, the PerkinElmer bylaws, the Vivid charter, the Vivid bylaws, the Massachusetts corporation statute, the Delaware corporation statute and other corporation-related laws of Massachusetts and Delaware insofar as they relate to corporations organized in such states. The PerkinElmer charter and the PerkinElmer bylaws have been filed as exhibits to the material filed by PerkinElmer with the Securities and Exchange Commission. For information as to how documents may be obtained, see "Where You Can Find More Information."

CAPITALIZATION

     PerkinElmer. PerkinElmer is authorized to issue 100,000,000 shares of common stock and 1,000,000 shares of preferred stock, of which 70,000 shares have been designated Series C junior participating preferred stock. On November 15, 1999, 60,039,018 shares of PerkinElmer common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. PerkinElmer's board has the authority, without stockholder approval, to issue shares of authorized but undesignated preferred stock from time to time in one or more series and to fix the rights, preferences and other terms, including voting rights, of each series of preferred stock, which rights, preferences and other terms may be superior to that of the PerkinElmer common stock.

     Vivid. Vivid is authorized to issue 30,000,000 shares of common stock and 1,000,000 shares of preferred stock, of which 30,000 shares have been designated Series A junior participating preferred stock. On November 15, 1999, 10,089,141 shares of Vivid common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Vivid's board has the authority, without stockholder approval, to issue shares of authorized preferred stock from time to time in one or more series and to fix the rights and preferences, including voting rights, of each series of preferred stock, which rights, preferences and other terms may be superior to that of the Vivid common stock.

VOTING REQUIREMENTS AND QUORUMS FOR STOCKHOLDERS MEETINGS

     PerkinElmer. Each holder of PerkinElmer common stock is entitled to one vote for each share and may not cumulate votes for the election of directors. Each holder of PerkinElmer Series C junior participating preferred stock is entitled to 1,000 votes (subject to adjustments) for each share on all matters voted on by the holders of PerkinElmer common stock. The PerkinElmer bylaws provide, in accordance with Massachusetts law, that the holders of a majority of each class of the shares of the corporation then issued, outstanding and entitled to vote constitute a quorum, and that when a quorum is present any matter properly brought before a stockholders meeting generally requires, and may be effected by, a majority stockholder vote. However, any election of directors by stockholders requires a plurality of votes and any proposal to merge or consolidate with another corporation requires a two-thirds vote.

     Vivid. Each holder of Vivid common stock is entitled to one vote for each share and may not cumulate votes for the election of directors. Each holder of Vivid Series A junior participating preferred stock is entitled to 1,000 votes (subject to adjustments) for each share on all matters voted on by the holders of Vivid common stock. The Vivid charter and bylaws provide, in accordance with Delaware law, that the holders of a majority of the shares of the corporation then issued, outstanding and entitled to vote constitute a quorum, and that, when a quorum is present, a majority vote is required to effect any matter, except as provided in the section below entitled "Approval of Business Combinations and Asset Sales" and except that any election of directors by stockholders requires a plurality vote.

DISSENTERS' RIGHTS

     PerkinElmer. Under Massachusetts law, dissenting stockholders who follow prescribed statutory procedures are entitled to dissenters' rights in connection with any merger, consolidation or sale of all or substantially all of a corporation's assets and in connection with the adoption of charter amendments that may adversely affect the rights or preferences of stockholders.

     Vivid. Under Delaware law, Vivid stockholders do not have dissenters' rights in the case of mergers or consolidations where they are required to accept in such a merger only (1) shares of the surviving or resulting corporation, (2) shares of a corporation listed on a national securities exchange or designated as a national market system security or an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, (3) cash in lieu of fractional shares or
(4) any combination thereof.

STOCKHOLDER RIGHTS AGREEMENT

     Under its stockholder rights agreement, each outstanding share of PerkinElmer common stock has attached to it a stock purchase right. These stock purchase rights trade with the PerkinElmer common stock and are not currently exercisable. The stock purchase rights generally become exercisable upon the earlier to occur of:

     - ten days following a public announcement by PerkinElmer that a person or group has acquired beneficial ownership of 20% or more of the outstanding PerkinElmer common stock; or

     - ten business days after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of the outstanding PerkinElmer common stock.

     The stock purchase rights are exercisable for shares of PerkinElmer common stock or Series C junior participating preferred stock depending upon the circumstances under which the stock purchase rights are exercised. In some cases, the exercise price of the stock purchase rights may be significantly below the market value of PerkinElmer's common stock.

     PerkinElmer may redeem the stock purchase rights at a price of $.01 per right at any time until ten days after the date on which a person or group acquires beneficial ownership of 20% or more of the outstanding PerkinElmer common stock. The stock purchase rights will expire on the close of business on February 8, 2005.

     Vivid. Under its stockholder rights agreement, for each share of Vivid common stock owned, each Vivid stockholder has the right to acquire another share of Vivid common stock for a specified price if a third party attempts to acquire Vivid without the approval of Vivid's board. Prior to the execution of the merger agreement, Vivid amended its stockholder rights agreement to provide that the execution of the merger agreement and PerkinElmer's acquisition of Vivid common stock in connection with that agreement, and the related options and proxies, would not trigger the stockholder rights agreement. The amendment further provided that the rights agreement would terminate immediately prior to the completion of the merger.

CUMULATIVE VOTING

     PerkinElmer. Massachusetts law does not authorize or provide for cumulative voting rights by stockholders in the election of directors (i.e., each stockholder casts as many votes for all or any of the directors as he has shares of stock multiplied by the number of directors to be elected). Neither the PerkinElmer charter nor the PerkinElmer bylaws provide for cumulative voting.

     Vivid. Under Delaware law, a corporation may provide in its charter for cumulative voting. Neither the Vivid charter nor the Vivid bylaws provide for cumulative voting.

PROXIES

     PerkinElmer. In accordance with Massachusetts law, the PerkinElmer bylaws generally permit a stockholder's proxy to be valid for no more than six months.

     Vivid. In accordance with Delaware law, the Vivid bylaws permit a proxy to be valid for up to three years unless the proxy provides for a longer period.

APPROVAL OF BUSINESS COMBINATIONS AND ASSET SALES

     PerkinElmer. Under Massachusetts law and the PerkinElmer charter and bylaws, the affirmative vote of two-thirds of the shares of each class of stock outstanding and entitled to vote, or which would be adversely affected by a merger, consolidation or sale of all or substantially all of the assets of a corporation, is generally necessary to approve any of these types of transactions.

     Vivid. Under Delaware law, the affirmative vote of only a majority of the shares of stock outstanding and entitled to vote are necessary to approve a merger or asset sale. Recent amendments to Delaware law permit a company to merge with a direct or indirect wholly-owned subsidiary without stockholder approval under certain circumstances so as to cause the corporation to become a holding company.

     Vivid's charter contains a provision that requires the affirmative vote of the holders of two-thirds of its outstanding common stock to approve amendments to the Vivid charter or to approve extraordinary transactions that are required to be approved by stockholders under the Delaware General Corporation Law, including mergers, sales of substantially all of Vivid's assets and dissolution. If, however, these actions are approved by a majority of Vivid's continuing directors, as defined below, then the affirmative vote of the holders of only a majority of the outstanding common stock is required to approve the matter. The term continuing director is defined to mean (1) any member of Vivid's board who is unaffiliated with a related person and was a member of the board prior to the time any person became a related person and (2) any successor to a continuing director who is not affiliated with any related person and is recommended to succeed a continuing director by a majority of the continuing directors then on the board. A majority of the continuing directors can designate a new director to be a continuing director, even though that person is affiliated with a related person. Vivid's continuing directors approved the merger with PerkinElmer.

     Another provision included in Vivid's charter requires the board to consider social, economic and other factors in evaluating whether certain types of corporate transactions proposed by another party are in the best interests of Vivid and its stockholders. These transactions include (1) the purchase or acquisition through exchange or otherwise of any of Vivid's outstanding equity securities, (2) the merger or consolidation of Vivid with another corporation and (3) the purchase or other acquisition of all or substantially all of Vivid's properties and assets.

ANTI-TAKEOVER LEGISLATION

     PerkinElmer. Massachusetts law contains a three year moratorium on business combinations between a corporation and interested stockholders, unless certain conditions are met.

     PerkinElmer has elected to opt out of the control share acquisitions provision of the Massachusetts General Laws. PerkinElmer could, however, opt into these control share acquisitions provisions at any time by amending its bylaws. In general, the control share acquisitions provision of the Massachusetts General Laws provides that any person, including his or her affiliates, who acquires shares of a corporation that is subject to the control share acquisitions statute and whose shares represent one-fifth or more, one-third or more, or a majority or more of the voting power of the corporation in the election of directors cannot exercise any voting power with respect to those shares, or any shares acquired by the person within 90 days before or after an acquisition of this nature, unless these voting rights are authorized by the stockholders of the corporation.

     Vivid. Delaware law provides that certain business combinations with interested stockholders of Delaware corporations are subject to a three year moratorium unless specified conditions are met.

CLASSIFICATION OF DIRECTORS

     PerkinElmer. Massachusetts law requires that, unless a corporation chooses otherwise, its board of directors will be divided into classes, and that the term of directors on a classified board cannot exceed five years. The PerkinElmer bylaws provide for one class of directors, with each director to serve until the first annual meeting following the annual meeting at which the director was elected.

     Vivid. Delaware law permits, but does not require, a board of directors to be divided into classes with each class having a term of office longer than one year. Vivid currently has three classes of directors, with each director to serve until the third annual meeting following the annual meeting at which the director was elected.

INSPECTION RIGHTS

     PerkinElmer. Under Massachusetts law, a corporation's stockholders are entitled to inspect and copy its charter, bylaws, records of stockholders meetings, and stock and transfer records. These documents must be kept either at the corporation's principal office, the transfer agent's office, or at the office of the corporation's clerk or resident agent. If access to these documents is refused, the corporation will be liable to the requesting stockholder for any actual damages which result from such refusal. However, the corporation is not obligated to produce such documents if the inspection is being sought to secure a list of stockholders or other information to be sold or used for a purpose unrelated to such person's interest as a stockholder.

     Vivid. Delaware law entitles any stockholder of record of a corporation, in person or by an agent, upon written demand under oath stating the purpose thereof, to inspect during usual business hours, for any proper purpose, the corporation's stock ledger, a list of its stockholders and its other books and records, and to make copies or extracts therefrom. A proper purpose means a purpose reasonably related to such person's interest as a stockholder.

ANNUAL MEETING OF STOCKHOLDERS

     PerkinElmer. Under Massachusetts law, the notice of a corporation's annual meeting must state the purpose of the meeting. The PerkinElmer bylaws allow the board of directors or the chairman of the board to determine, in addition to any purposes other than those required by law, the PerkinElmer charter or the PerkinElmer bylaws, the matters to be addressed at the annual meeting.

     Vivid. Under Delaware law, the purpose of the annual meeting need not be included in the notice of the annual meeting. The Vivid bylaws provide that directors shall be elected at the annual meeting, and any other business may be transacted which is within the power of the stockholders and allowed by law.

SPECIAL MEETINGS OF STOCKHOLDERS

     PerkinElmer. In accordance with Massachusetts law, the PerkinElmer bylaws provide that special meetings of stockholders may be called by the president, by the PerkinElmer board or upon written application of stockholders who hold at least 40% of the capital stock of PerkinElmer entitled to vote at the proposed meeting. Upon the written application of stockholders who hold at least 40% of the capital stock of PerkinElmer entitled to vote, a special meeting must be called by PerkinElmer's clerk.

     Vivid. Delaware law allows special meetings of a corporation's stockholders to be called by its board of directors or by any person so authorized in the corporation's charter or bylaws. Delaware law provides that the purpose of the special meeting must be included in the notice of the special meeting. The Vivid bylaws provide that a special meeting of the stockholders may be called only by the president or by the board of directors.

NOTICE OF STOCKHOLDER MEETINGS

     PerkinElmer. In accordance with Massachusetts law, the PerkinElmer bylaws provide that notice of stockholder meetings be given at least seven days before the meeting.

     Vivid. In accordance with Delaware law, the Vivid bylaws require that notice of any meeting of stockholders shall be sent to each stockholder at least 10 and not more than 60 days before the meeting.

ACTION BY CONSENT OF STOCKHOLDERS

     PerkinElmer. The PerkinElmer bylaws provide that any action to be taken by stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing.

     Vivid. The Vivid bylaws provide that any action to be taken by the stockholders may only be taken at a meeting and may not be taken by written consent.

REMOVAL OF DIRECTORS

     PerkinElmer. The PerkinElmer bylaws provide that any director may be removed, with or without cause, by a two-thirds stockholder vote, except that directors of a class elected by a particular class of stockholders may be removed only by a two-thirds vote of such stockholders. In addition, the PerkinElmer bylaws also permit the removal of a director with cause by a vote of the majority of the directors then in office. The PerkinElmer bylaws also provide that a director may be removed for cause by the directors or the stockholders only after providing the director with reasonable notice and an opportunity to be heard by the body proposing such removal.

     Vivid. Delaware law provides that a director serving on a board which is not classified may be removed with or without cause by a majority stockholder vote. Vivid's charter provides that directors may only be removed with or without cause by the affirmative vote of the holders at least 80% of the combined voting power of the outstanding shares of Vivid's voting stock, voting as a single class.

CHANGE IN NUMBER OF DIRECTORS

     PerkinElmer. Massachusetts law provides that the number of directors shall be set in a corporation's bylaws, but shall not be less than three. In accordance with Massachusetts law, the PerkinElmer bylaws allow the stockholders or a majority of the directors to increase the number of directors to a number greater than three but in no event more than 13. PerkinElmer currently has ten directors.

     Vivid. Delaware law provides that the number of directors may be fixed in a corporation's bylaws unless it is fixed in the corporation's charter, in which case a change in the number of directors shall be made only by amendment to the corporation's charter. Vivid's charter restricts the ability of stockholders to enlarge Vivid's board. Changes in the number of directors may be effected by a vote of a majority of the continuing directors or by the stockholders by vote of at least 80% of the shares of Vivid's voting stock outstanding, voting as a single class. Vivid currently has six directors.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     PerkinElmer. In accordance with Massachusetts law, the PerkinElmer bylaws provide for indemnification of PerkinElmer's officers and directors for expenses reasonably incurred in connection with claims, liabilities and expenses to which such officer or director may be or become subject by reason of his or her being or having been an officer or a director of the corporation or by reason of his or her alleged acts or omissions as an officer or director of the corporation, except that no indemnification shall be provided for any person if he or she has been adjudicated not to have acted in good faith and in the reasonable belief that his or her action was in the best interests of the corporation or if indemnification under the circumstances is deemed to be against public policy. Massachusetts law contains provisions similar to those Delaware law provisions described below which allow for advancement of expenses, the purchase of indemnify insurance, and the elimination or limitation of liability. PerkinElmer's charter eliminates the personal liability of directors to PerkinElmer or to stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by Massachusetts law.

     Vivid. Vivid's charter eliminates the personal liability of directors to Vivid or its stockholders for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law. Vivid's charter and bylaws further provide that Vivid may indemnify its officers and directors to the full extent permitted by Delaware law. Delaware law authorizes a corporation to indemnify directors, officers, employees and agents of the corporation if the party acted in good faith in a manner he believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Delaware law further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise. Vivid has entered into indemnification agreements with each of its directors. Generally, each indemnification agreement attempts to provide the maximum protection permitted by Delaware law with respect to indemnification of directors or officers.

     The Securities and Exchange Commission has expressed its position that the indemnification of directors, officers and controlling person against liabilities arising under the Securities Act of 1933, as amended, is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INTERESTED DIRECTOR TRANSACTIONS

     PerkinElmer. The PerkinElmer bylaws provide that, absent fraud, no contract or other transaction between PerkinElmer and any other entity or person will be affected or invalidated by the fact that a director or officer of PerkinElmer is directly or indirectly pecuniarily or otherwise interested in or connected to, or is a party to, the contract or transaction, as long as the director's or officer's interest in or connection to the transaction or contract is disclosed to and known by the PerkinElmer board at the time it approves the transaction or contract. Any such transaction or contract must be approved by a majority of directors of PerkinElmer who are not interested in or connected to the contract or transaction. Massachusetts law provides that directors who vote for and officers who knowingly participate in loans to officers or directors are jointly and severally liable to the corporation for any part of the loan which is not repaid, unless a majority of the directors who are not direct or indirect recipients of such loans or a majority of the stockholders have approved or ratified the loan as one which in their judgment may reasonably be expected to benefit the corporation.

     Vivid. Delaware law provides that no transaction between a corporation and a director or officer or any entity in which any of them have an interest is void or voidable solely for this reason or solely because the director or officer is present at or participates in the meeting of the board or committee which authorized the contract or transaction. A transaction is also not void or voidable solely because a director's votes are counted for such purpose if (1) after full disclosure the transaction is approved by the disinterested directors or by the stockholders or (2) the transaction is fair to the corporation at the time it is approved.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     PerkinElmer. Massachusetts law and the PerkinElmer bylaws provide that, unless otherwise filled by the stockholders, any vacancy in the board of directors including a vacancy resulting from enlargement of the board be filled by the directors.

     Vivid. Delaware law provides that vacancies and newly created directorships may be filled by a majority of directors then in office, unless the charter or bylaws provide otherwise. If, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the entire board as constituted immediately prior to any increase, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors at any time to fill a vacancy not filled by the directors. Vivid's charter provides that any vacancy on the Vivid board shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until the director's successor shall be elected and qualified.

DIVIDENDS AND REPURCHASES

     PerkinElmer. Except with regard to a distribution of stock of the corporation, Massachusetts law provides that the directors of a corporation voting in favor of a distribution to stockholders will be jointly and severally liable if the distribution (1) is made when the corporation is insolvent, (2) renders the corporation insolvent or (3) violates the corporation's charter. Stockholders to whom a corporation makes any distribution, except a distribution of stock of the corporation, may be liable to the corporation for all or part of such distribution if such distribution is made while the corporation is insolvent or renders the corporation insolvent.

     Vivid. Delaware law provides that the directors of a corporation will be jointly and severally liable, to the full amount unlawfully paid, to the corporation and its creditors in the event of a dissolution or insolvency if they pay a dividend that is not out of the corporation's surplus or net profits in the fiscal year the dividend is paid.

     Vivid's charter contains a so-called "anti-greenmail" provision. The provision is intended to discourage speculators who accumulate beneficial ownership of a significant block of stock and then, under the threat of making a tender offer or proxy contest or instigating some other corporate disruption, succeed in extracting from the corporation a premium price to repurchase the shares acquired by the speculator. This tactic has become known as greenmail. The anti-greenmail provision prohibits Vivid from purchasing any shares of common stock from a related person at a per share price in excess of the fair market value at the time of the purchase, unless the purchase is approved by two-thirds of the holders of the outstanding shares of common stock, excluding any votes cast by the "related person". The term "related person" is defined in general to mean any person, other than Mr. S. David Ellenbogen or Dr. Jay A. Stein, who acquires more than 5% percent of Vivid's voting stock. Stockholder approval is not required for purchases when the offer is made available on the same terms to all holders of shares of common stock or when the purchases are effected in the open market.

CLASSES OF STOCK

     PerkinElmer. PerkinElmer's common stock is currently its only outstanding class of stock, each share of which participates equally in dividends and distributions upon dissolution of the corporation. Under Massachusetts law and the PerkinElmer charter, PerkinElmer's directors may determine the preferences, voting powers, qualifications, and special or relative rights or privileges of any class of stock before the issuance of any share of that class.

     Vivid. Delaware law also allows the directors of a Delaware corporation to determine the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of a class of stock if the certificate of corporation so provides. The Vivid charter permits the board of directors to make such a designation for preferred stock. This preferred stock may have dividend and distribution rights superior to those of the Vivid common stock.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the proxy materials for PerkinElmer's 2000 Annual Meeting of Stockholders must be submitted to the clerk of PerkinElmer in writing and received at the executive offices of PerkinElmer by December 3, 1999. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals and must satisfy the notice procedures for stockholder proposals set forth in the PerkinElmer bylaws.

     Stockholders who wish to make a proposal at the 2000 Annual
Meeting -- other than one that will be included in PerkinElmer's proxy materials -- should notify PerkinElmer no later than February 16, 2000. If a stockholder who wishes to present a proposal fails to notify PerkinElmer by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder's proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

                                 LEGAL MATTERS

     The validity of the shares of PerkinElmer common stock to be issued in connection with the merger will be passed upon for PerkinElmer by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters with respect to the federal income tax consequences of the merger will be passed upon for PerkinElmer by Hale and Dorr LLP, Boston, Massachusetts, and for Vivid by Brown, Rudnick, Freed & Gesmer, P.C., Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements of PerkinElmer and the related financial statement schedules, as of January 3, 1999 and for each of the fiscal years in the three year period ended January 3, 1999, appearing in PerkinElmer's Annual Report on Form 10-K for the year ended January 3, 1999 and incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement, the consolidated financial statements of Vivid as of September 30, 1999 and for each of the three fiscal years then ended, included in this proxy statement/prospectus and the consolidated financial statements of ILC Technology, Inc. as of September 27, 1997 and for the fiscal year then ended, included in PerkinElmer, Inc.'s Form 8-K/A filed on March 20, 1999, which are incorporated herein by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference or included herein in reliance upon authority of said firm as experts in giving said reports.

     The combined financial statements of the analytical instruments division of The Perkin-Elmer Corporation as of June 30, 1998 and 1997 and for each of the fiscal years then ended included in PerkinElmer, Inc.'s Form 8-K/A filed on August 11, 1999, which are incorporated herein by reference and the consolidated financial statements of Lumen Technologies, Inc. (formerly BEC Group, Inc.) as of December 31, 1997 and for the fiscal year then ended, which are incorporated in this proxy statement/prospectus by reference to PerkinElmer, Inc.'s Form 8-K/A filed on February 26, 1999, March 10, 1999 and March 30, 1999 have been audited by PricewaterhouseCoopers LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein upon reliance upon authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     PerkinElmer files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information PerkinElmer files at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. PerkinElmer's Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at "http://www.sec.gov."

     PerkinElmer filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended, to register the PerkinElmer common stock issuable pursuant to the merger agreement. This proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to PerkinElmer, Vivid and the PerkinElmer common stock, please refer to the registration statement, including the exhibits and schedules. You may inspect and copy the registration statement, including the exhibits and schedules, as described above. Statements contained in this proxy statement/prospectus about the contents of any contract or other document are not necessarily complete, and we refer you, in each case, to the copy of such contract or other document filed as an exhibit to the registration statement.

     The Securities and Exchange Commission allows PerkinElmer to "incorporate by reference" information into this proxy statement/prospectus, which means that PerkinElmer can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/ prospectus incorporates by reference the documents set forth below that PerkinElmer has previously filed with the Commission. These documents contain important information about PerkinElmer and its finances.

PERKINELMER SEC FILINGS (FILE NO. 1-5075)                   PERIOD
-----------------------------------------  -----------------------------------------
Annual Report on Form 10-K                 Year ended January 3, 1999
Quarterly Reports on Form 10-Q and Form    Quarters ended April 4, 1999, July 4,
10-Q/A                                     1999 and October 3, 1999
Current Reports on Form 8-K and Form       Reports filed with the SEC on January 25,
  8-K/A                                    1999, February 26, 1999, March 5, 1999,
                                           March 10, 1999, March 15, 1999, March 30,
                                           1999, May 6, 1999, May 7, 1999, June 14,
                                           1999, July 28, 1999, July 30, 1999,
                                           August 11, 1999, September 7, 1999,
                                           September 17, 1999, November 5, 1999 and
                                           November 23, 1999
Definitive Proxy Statements on Schedule    Annual Meeting of Stockholders held on
  14A                                      April 27, 1999
                                           Special Meeting of Stockholders held on
                                           September 10, 1999
Registration Statements on Form 8-A        Filed on May 3, 1965 and February 9, 1995

     PerkinElmer is also incorporating by reference additional documents that it may file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the special meeting of Vivid stockholders.

     PerkinElmer has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to PerkinElmer, and Vivid has supplied all information contained in this proxy statement/prospectus relating to Vivid.

     Documents incorporated by reference are available from PerkinElmer without charge, excluding all exhibits unless PerkinElmer has specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from PerkinElmer at the following address:

                               PerkinElmer, Inc.
                               45 William Street
                         Wellesley, Massachusetts 02481
                   Attention: Diane J. Basile, Vice President
                Investor Relations and Corporate Communications
                           Telephone: (781) 237-5100


     If you would like to request documents from PerkinElmer, please do so by January 6, 2000 to receive them before the Vivid special meeting.

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated December [ ], 1999. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than December [ ], 1999, and neither the mailing of the proxy statement/prospectus to Vivid stockholders nor the issuance of PerkinElmer common stock in the merger shall create any implication to the contrary.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS....................  F-2
CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 1998 AND
  1999......................................................  F-3
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
  SEPTEMBER 30, 1997, 1998 AND 1999.........................  F-4
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE
  YEARS ENDED SEPTEMBER 30, 1997, 1998 AND 1999.............  F-5
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
  SEPTEMBER 30, 1997, 1998 AND 1999.........................  F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Vivid Technologies, Inc.:

     We have audited the accompanying consolidated balance sheets of Vivid Technologies, Inc. (a Delaware corporation) and subsidiaries as of September 30, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vivid Technologies, Inc. and subsidiaries as of September 30, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
November 3, 1999

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------    -----------
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $15,555,189    $11,624,386
  Short-term investments....................................   10,407,209      8,073,323
  Accounts receivable.......................................    7,316,863      6,375,756
  Inventories...............................................    7,874,036      9,824,895
  Deferred tax asset........................................      606,790      1,362,020
  Other current assets......................................    1,593,021      2,682,189
                                                              -----------    -----------
          Total current assets..............................   43,353,108     39,942,569
                                                              -----------    -----------
PROPERTY AND EQUIPMENT, AT COST:
  Machinery and equipment...................................    2,546,476      2,684,590
  Leasehold improvements....................................      228,374        243,396
  Furniture and fixtures....................................      129,479        117,554
                                                              -----------    -----------
                                                                2,904,329      3,045,540
  Less -- Accumulated depreciation and amortization.........    1,488,893      1,899,802
                                                              -----------    -----------
                                                                1,415,436      1,145,738
                                                              -----------    -----------
LONG-TERM INVESTMENTS.......................................           --      1,083,618
OTHER ASSETS, NET...........................................    1,155,945        177,471
                                                              -----------    -----------
                                                              $45,924,489    $42,349,396
                                                              ===========    ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   846,457    $ 1,615,665
  Accrued expenses..........................................    2,766,268      3,466,492
  Deferred revenue..........................................    3,411,864      3,091,852
                                                              -----------    -----------
          Total current liabilities.........................    7,024,589      8,174,009
                                                              -----------    -----------
COMMITMENTS AND CONTINGENCIES (NOTE 9)
STOCKHOLDERS' EQUITY:
Preferred Stock, $.01 par value --
     Authorized -- 1,000,000 shares
     Issued -- none
Common stock, $.01 par value --
     Authorized -- 30,000,000 shares
     Issued -- 9,904,666 and 10,050,616 shares at September
      30, 1998 and 1999, respectively.......................       99,047        100,506
Capital in excess of par value..............................   26,745,142     26,997,430
Treasury stock, at cost -- 95,000 shares at September 30,
  1999......................................................           --       (346,562)
Retained earnings...........................................   12,055,711      7,424,013
                                                              -----------    -----------
          Total stockholders' equity........................   38,899,900     34,175,387
                                                              -----------    -----------
                                                              $45,924,489    $42,349,396
                                                              ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              YEARS ENDED SEPTEMBER 30
                                                      -----------------------------------------
                                                         1997           1998           1999
                                                      -----------    -----------    -----------
Revenues............................................  $31,702,188    $38,718,041    $21,185,001
Cost of Revenues (includes approximately $988,000,
  $1,014,000 and $384,000, respectively, of
  royalties to Hologic; see Note 7).................   13,202,925     16,360,872     13,392,507
                                                      -----------    -----------    -----------
  Gross profit......................................   18,499,263     22,357,169      7,792,494
                                                      -----------    -----------    -----------
Operating Expenses (includes approximately $112,000,
  $138,000 and $258,000, respectively, of management
  service expenses to Hologic; see Note 7):
  Research and development..........................    4,390,446      5,858,883      6,335,726
  Selling and marketing.............................    3,556,006      4,334,823      3,729,547
  General and administrative........................    2,928,658      3,952,431      4,060,651
  Litigation expenses...............................      427,000        220,000             --
  Restructuring and asset writedown.................           --             --      1,207,686
                                                      -----------    -----------    -----------
          Total operating expenses..................   11,302,110     14,366,137     15,333,610
                                                      -----------    -----------    -----------
Income (Loss) from Operations.......................    7,197,153      7,991,032     (7,541,116)
Interest Income.....................................      812,926      1,270,759      1,044,246
Other Income (expense), net.........................       48,834        206,880        (66,351)
                                                      -----------    -----------    -----------
          Income (loss) before income taxes.........    8,058,913      9,468,671     (6,563,221)
Provision for (Benefit from) Income Taxes...........    2,193,335      2,838,389     (1,931,523)
                                                      -----------    -----------    -----------
          Net income (loss).........................  $ 5,865,578    $ 6,630,282    $(4,631,698)
                                                      ===========    ===========    ===========
Net Income (Loss) per Share:
  Basic.............................................  $       .78    $       .68    $      (.47)
                                                      ===========    ===========    ===========
  Diluted...........................................  $       .60    $       .65    $      (.47)
                                                      ===========    ===========    ===========
Weighted Average Number of Shares Outstanding:
  Basic.............................................    7,547,964      9,684,975      9,911,282
                                                      ===========    ===========    ===========
  Diluted...........................................    9,838,300     10,251,429      9,911,282
                                                      ===========    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                       SERIES B                SERIES D
                                      CONVERTIBLE             CONVERTIBLE
                                    PREFERRED STOCK         PREFERRED STOCK           COMMON STOCK
                                 ---------------------   ---------------------   ----------------------   CAPITAL IN
                                  NUMBER       $.01       NUMBER       $.01        NUMBER       $.01       EXCESS OF
                                 OF SHARES   PAR VALUE   OF SHARES   PAR VALUE   OF SHARES    PAR VALUE    PAR VALUE
                                 ---------   ---------   ---------   ---------   ----------   ---------   -----------
Balance, September 30, 1996....   250,000     $ 2,500     254,585     $ 2,546     1,740,520   $ 17,405    $   594,279
Exercise of stock options,
including tax benefit of
$659,194.......................        --          --          --          --       333,800      3,338        809,231
  Exercise of stock purchase
    warrants...................        --          --          --          --        76,514        765         32,195
  Conversion of preferred stock
    into common stock..........  (250,000)     (2,500)   (254,585)     (2,546)    5,045,850     50,459        (45,413)
  Sale of common stock, net of
    issuance costs of
    approximately $2,777,000...        --          --          --          --     2,300,000     23,000     24,800,493
  Net income...................        --          --          --          --            --         --             --
                                 --------     -------    --------     -------    ----------   --------    -----------
Balance, September 30, 1997....        --          --          --          --     9,496,684     94,967     26,190,785
  Exercise of stock options,
    including tax benefit of
    $247,617...................        --          --          --          --       159,110      1,591        472,090
  Exercise of stock purchase
    warrants...................        --          --          --          --       248,872      2,489         82,267
  Net income...................        --          --          --          --            --         --             --
                                 --------     -------    --------     -------    ----------   --------    -----------
Balance, September 30, 1998....        --          --          --          --     9,904,666     99,047     26,745,142
  Exercise of stock options,
    including tax benefit of
    $67,300....................        --          --          --          --       100,450      1,004        104,868
  Purchase of treasury stock...        --          --          --          --            --         --             --
  Issuance of restricted
    stock......................        --          --          --          --        45,500        455        147,420
  Net loss.....................        --          --          --          --            --         --             --
                                 --------     -------    --------     -------    ----------   --------    -----------
Balance, September 30, 1999....        --     $    --          --     $    --    10,050,616   $100,506    $26,997,430
                                 ========     =======    ========     =======    ==========   ========    ===========


                                    TREASURY STOCK
                                 ---------------------    RETAINED
                                  NUMBER                  EARNINGS
                                 OF SHARES     COST       (DEFICIT)       TOTAL
                                 ---------   ---------   -----------   -----------
Balance, September 30, 1996....       --            --   $  (440,149)  $   176,581
Exercise of stock options,
including tax benefit of
$659,194.......................       --            --            --       812,569
  Exercise of stock purchase
    warrants...................       --            --            --        32,960
  Conversion of preferred stock
    into common stock..........       --            --            --            --
  Sale of common stock, net of
    issuance costs of
    approximately $2,777,000...       --            --            --    24,823,493
  Net income...................       --            --     5,865,578     5,865,578
                                  ------     ---------   -----------   -----------
Balance, September 30, 1997....       --            --     5,425,429    31,711,181
  Exercise of stock options,
    including tax benefit of
    $247,617...................       --            --            --       473,681
  Exercise of stock purchase
    warrants...................       --            --            --        84,756
  Net income...................       --            --     6,630,282     6,630,282
                                  ------     ---------   -----------   -----------
Balance, September 30, 1998....       --            --    12,055,711    38,899,900
  Exercise of stock options,
    including tax benefit of
    $67,300....................       --            --            --       105,872
  Purchase of treasury stock...   95,000      (346,562)           --      (346,562)
  Issuance of restricted
    stock......................       --            --            --       147,875
  Net loss.....................       --            --    (4,631,698)   (4,631,698)
                                  ------     ---------   -----------   -----------
Balance, September 30, 1999....   95,000     $(346,562)  $ 7,424,013   $34,175,387
                                  ======     =========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED SEPTEMBER 30
                                                      -----------------------------------------
                                                          1997           1998          1999
                                                      ------------   ------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...................................  $  5,865,578   $  6,630,282   $(4,631,698)
  Adjustments to reconcile net income (loss) to net
     cash (used in) provided by operating
     activities --
     Depreciation and amortization..................       441,072        759,420       591,524
     Write-down of assets related to
       restructuring................................            --             --     1,080,050
     Changes in assets and liabilities --
       Accounts receivable..........................    (5,773,041)     2,176,656       941,107
       Inventories..................................    (1,453,438)    (1,678,940)   (1,950,859)
       Deferred tax asset...........................      (425,790)            --      (755,230)
       Other current assets.........................      (297,827)      (850,292)   (1,128,057)
       Accounts payable.............................        72,957       (724,740)      769,208
       Accrued expenses.............................    (1,014,483)       347,837       700,224
       Deferred revenue.............................       713,703      1,656,076      (320,012)
                                                      ------------   ------------   -----------
       Net cash (used in) provided by operating
          activities................................    (1,871,269)     8,316,299    (4,703,743)
                                                      ------------   ------------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment................      (533,034)      (836,893)     (359,219)
  Purchases of investments..........................   (11,650,261)   (12,384,948)   (9,479,733)
  Maturities of investments.........................     3,999,000      9,629,000    10,730,000
  Increase (decrease) in other assets...............       109,620     (1,298,336)      (25,293)
                                                      ------------   ------------   -----------
       Net cash (used in) provided by investing
          activities................................    (8,074,675)    (4,891,177)      865,755
                                                      ------------   ------------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from sale of common stock............    24,823,493             --            --
  Proceeds from exercise of stock purchase
     warrants.......................................        32,960         84,756            --
  Redemption of Series A and Series C preferred
     stock..........................................    (5,780,650)            --            --
  Proceeds from exercise of stock options (including
     tax benefit)...................................       812,569        473,681       253,747
  Purchase of treasury stock........................            --             --      (346,562)
  Payments on capital lease obligations.............       (32,522)            --            --
                                                      ------------   ------------   -----------
       Net cash provided (used in) by financing
          activities................................    19,855,850        558,437       (92,815)
                                                      ------------   ------------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................................     9,909,906      3,983,559    (3,930,803)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR........     1,661,724     11,571,630    15,555,189
                                                      ------------   ------------   -----------
CASH AND CASH EQUIVALENTS, END OF YEAR..............  $ 11,571,630   $ 15,555,189   $11,624,386
                                                      ============   ============   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for --
     Interest.......................................  $      2,040   $         --   $        --
                                                      ============   ============   ===========
     Income taxes...................................  $  1,772,500   $  2,325,033   $     6,200
                                                      ============   ============   ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Conversion of Series B and D preferred stock into
     common stock...................................  $  5,045,850   $         --   $        --
                                                      ============   ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     Vivid Technologies, Inc. (the Company) is a leading developer, manufacturer and marketer of automated inspection systems that detect plastic and other explosives in airline baggage.

     On October 4, 1999, the Company entered into an agreement whereby the Company would be acquired by PerkinElmer, Inc. (formerly known as EG&G, Inc.) a global technology company that provides products and systems to the medical, pharmaceutical, telecommunications, semiconductor, aerospace, photographic and other markets. The transaction will take the form of a stock merger in which stockholders of the Company will receive one share of PerkinElmer common stock for each 6.2 shares of the Company's common stock. Based on PerkinElmer's stock price on the date of the transaction, this transaction would be valued at approximately $62.5 million, or $6.25 per share. The transaction is subject to shareholder approval.

     The accompanying consolidated financial statements reflect the application of the accounting policies as described below.

  (A) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Vivid Technologies UK Ltd., Vivid Foreign Sales Corporation and Vivid Securities Corporation. All material intercompany transactions and balances have been eliminated in consolidation.

  (B) REVENUE RECOGNITION

     The Company recognizes product revenue upon shipment. The Company's product sales are not conditioned upon satisfactory installation by the Company. Installation is typically performed by the customer or a systems integrator of the airport's baggage handling system. However, the Company has typically assisted the systems integrator and accrues for estimated installation costs, in addition to estimated warranty costs, at the time of shipment. The Company recognizes revenue from the sale of extended warranty agreements ratably over the extended warranty period.

     During fiscal years 1997, 1998 and 1999, the Company recognized revenue of approximately $821,000, $2,699,000 and $1,207,000, respectively, under two separate research and development grants from an agency of the U.S. government to pursue certain explosives detection research. The Company recognizes revenue under these grants as services are rendered, provided that the government has appropriated sufficient funds for the work. The Company retains rights to all technological discoveries and products resulting from these efforts.

     Deferred revenue represents amounts received from customers for products and services in advance of revenue recognition.

  (C) CASH AND CASH EQUIVALENTS AND INVESTMENTS

     The Company accounts for investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. In accordance with SFAS No. 115, investments that the Company has the positive intent and ability to hold to maturity are reported at amortized cost, which approximates fair market value, and are classified as held-to-maturity. The Company has deemed all of its investments to be held-to-maturity, which total approximately $25,477,000 and $17,879,000 at September 30, 1998 and September 30, 1999, respectively.

     Cash equivalents are highly liquid investments with original maturities of three months or less at the time of acquisition. As of September 30, 1998 and 1999, there was approximately $15,070,000 and $8,722,000, respectively, in cash equivalents consisting of funds held in money market accounts, certificates

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES of deposit, municipal bonds and repurchase agreements with overnight maturities. Short-term investments have maturities of greater than three months but less than one year. Investments with maturities of greater than one year have been classified as long-term investments. As of September 30, 1999, the Company had long-term investments of approximately $1,084,000. As of September 30, 1998 the Company had no long-term investments.

  (D) CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. Financial instruments that subject the Company to credit risk consist primarily of cash and cash equivalents, investments and trade accounts receivable. The Company places its investments in several financial institutions. The Company has not experienced any material losses on these investments to date. The Company has not experienced any material losses related to receivables from individual customers or groups of customers from any geographic region or in the baggage security and inspection industry.

     During fiscal 1997, the Company entered into forward foreign exchange contracts to hedge certain receivables denominated in a foreign currency. The purpose of this hedging activity was to protect the Company from the risk that dollar cash flows from such receivables would be adversely affected by changes in exchange rates. The Company does not engage in speculative hedging practices. Gains and losses on forward foreign exchange commitments are deferred and recognized in revenue in the same period as the hedged transactions. As of September 30, 1998 and 1999, the Company had approximately $412,000 and $409,000 of receivables denominated in foreign currencies. In accordance with SFAS No. 105, the contracts were marked to market. The Company did not have any forward foreign exchange contracts at September 30, 1998 or September 30, 1999.

     The Company received greater than 10% of total revenues from the following customers during the years ended September 30, 1997, 1998 and 1999:

           YEARS ENDED SEPTEMBER 30,
           -------------------------
CUSTOMER   1997      1998      1999
--------   -----     -----     -----
   A        39%       42%       13%
   B        19        12         *
   C        27         *         *
   D         *        16         *
   H         *         *        16
   I         *         *        11
   J         *         *        16

---------------
* Revenues derived from these customers were less than 10% of total revenues.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

     The Company had accounts receivable balances greater than 10% of total accounts receivable from the following customers as of September 30, 1998 and 1999:

           SEPTEMBER 30,
           --------------
CUSTOMER   1998      1999
--------   ----      ----
   A        26%       *%
   B         *       11
   D         *       15
   E        19        *
   F        11        *
   G        19        *
   H         *       13
   J         *       30

---------------
* Accounts receivable balances from these customers were less than 10% of total accounts receivable.

  (E) DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist mainly of cash and cash equivalents, investments, accounts receivable and accounts payable. The carrying amounts of the Company's cash and cash equivalents, investments, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments.

  (F) TRANSLATION OF FOREIGN CURRENCIES

     The accounts of the foreign subsidiary are translated in accordance with SFAS No. 52, Foreign Currency Translation. In translating the accounts of the foreign subsidiary into U.S. dollars, assets and liabilities are translated at the rate of exchange in effect at year-end, while stockholders' equity is translated at historical rates. Revenue and expense accounts are translated using the weighted average exchange rate in effect during the year. Foreign currency transaction gains or losses for Vivid Technologies UK Ltd. are included in the accompanying consolidated statements of operations since the functional currency for this subsidiary is the U.S. dollar.

     The Company had sales of approximately $8,044,000, $6,804,000 and $2,815,000 denominated in foreign currencies during 1997, 1998 and 1999, respectively. The Company recognized a loss of approximately $47,000, a gain of approximately $36,000 and a loss of approximately $92,000, related to such foreign currency transactions in 1997, 1998 and 1999, respectively, which are included in other income (loss) in the accompanying consolidated statements of operations.

  (G) INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following:

                                                   SEPTEMBER 30,
                                              ------------------------
                                                 1998          1999
                                              ----------    ----------
Raw materials...............................  $4,061,775    $3,634,859
Work-in-process.............................   1,440,435     1,619,465
Finished goods..............................   2,371,826     4,570,571
                                              ----------    ----------
                                              $7,874,036    $9,824,895
                                              ==========    ==========

     Finished goods and work-in-process inventories consist of materials, labor and overhead.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

  (H) DEPRECIATION AND AMORTIZATION

     The Company provides for depreciation and amortization by charges to operations using the straight-line and declining-balance methods, which allocate the cost of property and equipment over their estimated useful lives, as follows:

                                                           ESTIMATED
ASSETS CLASSIFICATION                                     USEFUL LIFE
---------------------                                    -------------
Machinery and equipment                                     5 years
Leasehold improvements                                   Life of lease
Furniture and fixtures                                      7 years

  (I) OTHER ASSETS

     During 1998, the Company entered into an exclusive technology license agreement. Under the agreement, the Company paid $1,250,000 for the exclusive right to manufacture, use or sell the licensed technology for a three-year period, with a nonexclusive right for the remainder of the life of the patents. The Company also has the option to extend the exclusive rights beyond three years. Upon the ultimate commercialization of the technology, the Company will be required to pay royalties on sales of products incorporating the licensed technology, as defined. The license fee was included in other assets in the accompanying consolidated balance sheets at September 30, 1998 and was being amortized over a period of five years. At September 30, 1998, the Company had recorded accumulated amortization of approximately $250,000 related to this asset. During the second quarter of fiscal year 1999, the Company implemented a restructuring plan and abandoned this technology. Accordingly, the net book value of this license agreement was written off (see Note 2).

     Other assets also consist of deposits and patent costs, which are being amortized over 10 years using the straight-line method. The Company periodically assesses the realizability of long-lived assets, including intangible assets such as patent costs and license fees, in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of. The Company has not recorded any impairment of its intangible assets to date, other than the write-off described above and in Note 2.

  (J) NET INCOME (LOSS) PER SHARE

     The Company applies SFAS No. 128, Earnings per Share. This statement established standards for computing and presenting earnings per share and applies to entities with publicly traded common stock or potential common stock.

     Basic earnings per share was determined by dividing net income (loss) by the weighted average common shares outstanding during the period. Diluted earnings per share was determined by dividing net income (loss) by diluted weighted average shares outstanding. Diluted weighted average shares reflects the dilutive effect, if any, of potential common stock. Potential common stock includes common stock options and warrants to purchase common stock to the extent their effect is dilutive. Basic net loss per share is the same as diluted net loss per share for the year ended September 30, 1999 as the effects of the potential common stock are antidilutive.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

     The calculations of basic and diluted weighted average shares outstanding are as follows:

                                                        YEARS ENDED SEPTEMBER 30,
                                                   ------------------------------------
                                                     1997          1998         1999
                                                   ---------    ----------    ---------
Basic weighted average shares outstanding........  7,547,964     9,684,975    9,911,282
Weighted average potential common stock..........  2,290,336       566,454           --
                                                   ---------    ----------    ---------
Diluted weighted average shares outstanding......  9,838,300    10,251,429    9,911,282
                                                   =========    ==========    =========

     Diluted weighted average shares outstanding do not include approximately 114,000, 503,000, and 1,266,000 shares of potential common stock for the years ended September 30, 1997, 1998 and 1999, respectively, as their effect would be antidilutive.

  (K) MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company is subject to risks and uncertainties, in particular, dependence on key customers and international sales, rapid technological change, dependence on government regulations and significant fluctuations and unpredictability of operating results.

  (L) RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

     Research and development costs have been charged to operations as incurred. SFAS No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed, requires the capitalization of certain computer software development costs incurred after technological feasibility is established. The Company believes that once technological feasibility of a software product has been established, the additional development costs incurred to bring the product to a commercially acceptable level are not significant.

  (M) RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. As the Company does not currently engage in derivatives or hedging transactions, there will be no current impact to the Company's results of operations, financial position or cash flows upon the adoption of SFAS No. 133.

  (N) RECLASSIFICATIONS

     Certain reclassifications have been made to prior year financial statements to conform with the current year presentation.

(2) RESTRUCTURING AND ASSET WRITE-DOWN

     In the second quarter of fiscal 1999, the Company implemented a restructuring plan that included the shutdown of a development facility and the abandonment of certain technology (see Note 1(i)), resulting in a nonrecurring charge of approximately $1.2 million. The restructuring included a $1.1 million write-off of unamortized license fees and fixed assets related to an abandoned technology, $76,000 of lease

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES termination and certain other contractual termination costs and $52,000 of severance costs for terminated research and development personnel.

     The total cash impact of the restructuring amounted to approximately $128,000, of which $116,000 has been paid as of September 30, 1999. As of September 30, 1999, approximately $12,000 of accrued restructuring costs remained. The accrued restructuring costs are expected to be paid by the end of first quarter of fiscal 2000.

     During the second quarter of fiscal 1999, the Company also implemented a cost cutting plan to reduce operating costs. The cost cutting plan included a 10% workforce reduction, the cost of which has not been included in the restructuring, described above. The costs associated with the workforce reduction were paid by March 31, 1999 and are included in the accompanying consolidated statements of operations in cost of revenues, research and development, selling and marketing, and general and administrative expenses.

(3) INCOME TAXES

     The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, the objective of which is to recognize the amount of current and deferred income taxes at the date of the financial statements as a result of all differences in the tax basis and financial statement carrying amount of assets and liabilities, as measured by enacted tax laws.

     The approximate income tax effect of each type of temporary difference and carryforward is as follows:

                                                           SEPTEMBER 30,
                                                       ----------------------
                                                         1998         1999
                                                       --------    ----------
Research and development credit carryforwards........  $ 32,000    $  220,930
Nondeductible accruals...............................   331,000       423,902
Nondeductible reserves...............................   223,000       387,008
State net operating loss carryforwards...............        --       150,502
Intangible assets....................................        --       154,167
Other temporary differences..........................    20,790        25,511
                                                       --------    ----------
  Net deferred tax asset.............................  $606,790    $1,362,020
                                                       ========    ==========

     Under SFAS No. 109, Accounting for Income Taxes, the Company recognizes a deferred tax asset for the future benefit of its temporary differences if it concludes that it is more likely than not that the deferred tax asset will be realized.

     A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:

                                                         YEARS ENDED SEPTEMBER 30,
                                                        ---------------------------
                                                         1997      1998      1999
                                                        ------    ------    -------
Income tax provision (benefit) at federal statutory
rate..................................................   34.0%     34.0%     (34.0)%
Increase (decrease) in tax resulting from --
  State tax provision, net of federal benefit.........    3.2       1.9        2.0
  Foreign sales corporation benefit...................   (5.0)     (3.5)        --
  Reduction in valuation allowance....................   (1.2)       --         --
  Research and development tax credit utilized........   (3.8)     (3.3)        --
  Other...............................................   (0.2)      0.9        2.0
                                                         ----      ----      -----
     Effective tax rate...............................   27.0%     30.0%     (30.0)%
                                                         ====      ====      =====

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

     The provision for (benefit from) income taxes in the accompanying consolidated statements of operations consists of the following:

                                               YEARS ENDED SEPTEMBER 30,
                                        ---------------------------------------
                                           1997          1998          1999
                                        ----------    ----------    -----------
Federal --
  Current.............................  $2,173,335    $2,767,389    $(1,241,293)
  Deferred............................    (224,000)           --       (447,304)
                                        ----------    ----------    -----------
                                         1,949,335     2,767,389     (1,688,597)
                                        ----------    ----------    -----------
State --
  Current.............................     271,000        71,000         65,000
  Deferred............................     (27,000)           --       (307,926)
                                        ----------    ----------    -----------
                                           244,000        71,000       (242,926)
                                        ----------    ----------    -----------
                                        $2,193,335    $2,838,389    $(1,931,523)
                                        ==========    ==========    ===========

(4) LINE OF CREDIT

     The Company had an unsecured demand line of credit with a bank for $5,000,000 that expired in June 30, 1999. There were no amounts outstanding under this line at September 30, 1998 or September 30, 1999. Subsequent to year end, the Company secured a $3.0 million bank line of credit which expires in February 2000. The line of credit bears interest at the bank's prime rate (8.25% at September 30, 1999).

(5) STOCKHOLDERS' EQUITY

  (A) PREFERRED STOCK

     In December 1996, the Company's Board of Directors authorized the issuance of up to 1,000,000 shares of undesignated $.01 par value preferred stock, the rights and privileges of which are to be determined by the Company's Board of Directors. There are no preferred shares outstanding as of September 30, 1998 and September 30, 1999.

  (B) INITIAL PUBLIC OFFERING

     During fiscal 1997, the Company completed its initial public offering of 2,300,000 shares of the Company's common stock at $12.00 per share. The Company received net proceeds of approximately $24,823,000 after deducting the underwriters' commission and issuance costs. The Company used approximately $5,781,000 of the net proceeds to redeem all of its outstanding shares of redeemable Series A and Series C preferred stock. In connection with the initial public offering, all of the Company's Series B and Series D preferred stock was converted into an aggregate of 5,045,850 shares of common stock.

  (C) COMMON STOCK

     The Company has authorized 30,000,000 shares of $.01 par value common stock. The Company has reserved the following number of common shares as of September 30, 1999:

Exercise of stock purchase warrants.......................     53,680
Exercise of stock options.................................  1,601,120
                                                            ---------
                                                            1,654,800
                                                            =========

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

  (D) STOCK REPURCHASE PLAN

     On January 5, 1999, the Company announced that its board of directors authorized the repurchase of up to 1,000,000 shares of the Company's outstanding common stock for an aggregate purchase price not to exceed $8 million. The repurchases were to be made from time to time on the open market or in private transactions determined by the Company's management and funded out of the Company's working capital. During the year ended September 30, 1999, the Company repurchased a total of 95,000 shares at cost for a total of $346,562, which are included as treasury stock in the accompanying consolidated financial statements.

  (E) STOCK PLANS

     1989 Combination Stock Option Plan

     The Company's 1989 Combination Stock Option Plan (the 1989 Plan) provides for the grant to key employees incentive stock options to purchase shares of the Company's common stock at a price not less than fair market value as determined by the Board of Directors, or nonqualified options at a price specified by the Board of Directors. Under the 1989 Plan, the Company has reserved shares for the granting of options to purchase up to 1,250,000 shares of the Company's common stock.

     The 1996 Equity Incentive Plan

     In October 1996, the Company approved the 1996 Equity Incentive Plan (the 1996 Equity Plan) for which the Company reserved shares for the granting of options to purchase up to 750,000 shares of the Company's common stock.

     The 1996 Nonemployee Director Stock Option Plan

     In October 1996, the Company approved the 1996 Nonemployee Director Stock Option Plan (the Director Plan) for which the Company has reserved shares for the granting of options to purchase up to 125,000 shares of the Company's common stock.

     The 1999 Equity Incentive Plan

     In February 1999, Vivid approved the 1999 Equity Incentive Plan (the 1999 Equity Plan), for which Vivid has reserved shares for the granting of options to purchase up to 300,000 shares of common stock.

     Repricing

     In October 1998, the Board of Directors authorized a Stock Option Exchange Program (the Program). Under the terms of the Program all current employees excluding executive officers subject to regulation 16(b) had the option to request that the Company cancel their existing options and replace them with a new option. Options for a total of 262,650 shares were surrendered under the Program by employees and exchanged for new options at the new option exercise price and vesting schedule. The new exercise price was equal to the fair market value of the Company's common stock on October 13, 1998, or $4.44. These repriced options are reflected as grants and cancellations in the stock activity below.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

     As of September 30, 1999, there were 394,120 options available for future grants under all plans. A summary of stock option activity under all plans is as follows:

                                                            PRICE         WEIGHTED AVERAGE
                                            SHARES        PER SHARE        EXERCISE PRICE
                                           ---------    --------------    ----------------
Outstanding, September 30, 1996..........    856,900    $ .10 - $ 3.00         $  .78
  Granted................................    386,050     9.50 -  17.00          14.27
  Exercised..............................   (333,800)     .10 -   3.00            .46
  Terminated.............................    (20,450)     .50 -   3.00           1.15
                                           ---------    --------------         ------
Outstanding, September 30, 1997..........    888,700      .10 -  17.00           6.75
  Granted................................    225,950      .01 -  14.88          12.77
  Exercised..............................   (159,110)     .01 -  11.00            .60
  Terminated.............................   (148,890)     .50 -  16.75          11.08
                                           ---------    --------------         ------
Outstanding, September 30, 1998..........    806,650      .10 -  17.00           8.85
  Granted................................    908,700     2.25 -   6.50           4.18
  Exercised..............................   (145,950)     .10 -   4.44           1.34
  Terminated.............................   (357,400)    1.00 -  16.75          11.67
                                           ---------    --------------         ------
Outstanding, September 30, 1999..........  1,212,000    $ .50 - $17.00         $ 5.46
                                           =========    ==============         ======
Exercisable, September 30, 1997..........    264,540    $ .10 - $ 9.50         $  .65
                                           =========    ==============         ======
Exercisable, September 30, 1998..........    276,580    $ .10 - $17.00         $ 4.33
                                           =========    ==============         ======
Exercisable, September 30, 1999..........    369,610    $ .50 - $17.00         $ 5.18
                                           =========    ==============         ======

     During fiscal 1998 and 1999, the Company issued options to purchase 10,000 and 47,500 shares, respectively, of common stock to employees at a price below fair market. All other options were issued at the fair market value at the grant date. The Company recorded the difference between the grant price and fair market value as compensation.

     The range of exercise prices for options outstanding and options exercisable at June 30, 1999 are as follows:

                    WEIGHTED          OPTIONS OUTSTANDING         OPTIONS EXERCISABLE
                    AVERAGE        --------------------------   ------------------------
                   REMAINING                      WEIGHTED                   WEIGHTED
   RANGE OF     CONTRACTUAL LIFE                  AVERAGE                    AVERAGE
EXERCISE PRICE     (IN YEARS)       NUMBER     EXERCISE PRICE   NUMBER    EXERCISE PRICE
--------------  ----------------   ---------   --------------   -------   --------------
 $.50-$1.00           4.79           167,650       $0.76        135,450       $0.71
 $2.25-$4.00          8.57           196,250        3.07         89,900        3.56
 $4.31-$4.44          8.79           644,600        4.42         64,260        4.44
$5.06-$11.50          8.82            16,000       10.14         12,500       11.50
$13.88-$13.88         8.02            75,000       13.88         15,000       13.88
$16.25-$17.00         7.35           112,500       16.33         52,500       16.43
                      ----         ---------       -----        -------       -----
    Total             8.02         1,212,000       $5.46        369,610       $5.18
                      ====         =========       =====        =======       =====

     The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which established a fair-value-based method of

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES accounting for stock-based compensation plans. The Company has adopted the disclosure-only alternative under SFAS No. 123 which requires disclosure of the pro forma effects on net income and earnings per share as if SFAS No. 123 had been adopted, as well as certain other information.

     The Company has computed the pro forma disclosures required under SFAS No. 123 for all stock options and warrants granted to employees of the Company in fiscal 1997, 1998 and 1999 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The assumptions used to calculate the SFAS No. 123 pro forma disclosure and the weighted average information for 1997, 1998 and 1999 are as follows:

                                                              YEARS ENDED SEPTEMBER 30,
                                                              --------------------------
                                                               1997      1998      1999
                                                              ------    ------    ------
Risk-free interest rate.....................................   6.01%     5.52%     6.23%
Expected dividend yield.....................................     --        --        --
Expected lives (in years)...................................    4.9       4.7       4.2
Expected volatility.........................................     52%       67%       80%
Weighted-average grant date fair value of options granted
  during the year...........................................  $7.16     $8.08     $2.61

     The pro forma effect of applying SFAS No. 123 for all options and granted to employees of the Company in 1997, 1998 and 1999 would be as follows:

                                                       YEARS ENDED SEPTEMBER 30,
                                                ---------------------------------------
                                                   1997          1998          1999
                                                ----------    ----------    -----------
Net income (loss) --
As reported...................................  $5,865,578    $6,630,282    $(4,631,698)
  Pro forma...................................   5,104,357     5,382,540     (6,361,223)
Net income (loss) per share --
  Basic --
     As reported..............................  $      .78    $      .68    $      (.47)
     Pro forma................................         .68           .56           (.64)
  Diluted --
     As reported..............................  $      .60    $      .65    $      (.47)
     Pro forma................................         .52           .53           (.64)

     The resulting pro forma compensation expense may not be representative of the amount to be expected in future years, as the pro forma expense may vary based on the number of options granted. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  (F) STOCK PURCHASE WARRANTS

     As of September 30, 1999, the Company had an outstanding warrant to purchase 53,680 shares of common stock for $1.50 per share. On October 27, 1999, the stock purchase warrant was exercised, resulting in a net issuance of 37,675 shares of common stock.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

  (G) SHAREHOLDER PURCHASE RIGHTS PLAN

     In October 1998, the Company's Board of Directors adopted a Shareholder Protection Rights Plan declaring a dividend of one right for each share of the Company's common stock outstanding at the close of business on October 27, 1998. The rights entitle the Company's shareholders to purchase one one-thousandth of a share of a series of junior participating preferred stock of the Company at an exercise price of $60.00, subject to adjustment. The rights will not be exercisable until a subsequent distribution date which will occur if a person or group acquires beneficial ownership of 15% or more of the Company's common stock or announces a tender or exchange offer that would result in a group owning 15% or more of the Company's common stock. Subject to certain limited exceptions, if a person or group acquires beneficial ownership of 15% or more of the Company's outstanding common stock, each holder of a right (other than the 15% holder whose rights become void once such holder reaches the 15% threshold) will thereafter have a right to purchase, upon payment of the purchase price of the right, that number of shares of the Corporation's common stock, which at the time of such transaction will have a market value equal to two times the purchase price of the Right. In the event that, at any time after a person or group acquires 15% or more of the Company' common stock, the Company is acquired in a merger or other business combination transaction of 50% or more of its consolidated assets or earning power are sold, each holder of a right will thereafter have the right to purchase, upon payment of the purchase price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the purchase price of the right. The Board of Directors of the Company may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock per right (subject to adjustment). At any time prior to the time any person or group acquires 15% or more of the Company's common stock, the Board of Directors of the Company may redeem the rights in whole, but not in part, at a price of $0.001 per right. The rights will expire on October 13, 2008 unless earlier redeemed or exchanged. In connection with the PerkinElmer acquisition, the rights were not exercised.

(6) DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

     The Company has adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in the fiscal year ended September 30, 1999. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Company's chief decision-maker, as defined under SFAS No. 131, is a combination of the Chief Executive Officer and the Chief Financial Officer. Based on the criteria established by SFAS No. 131, the Company currently has one reportable operating segment, the results of which are disclosed in the accompanying consolidated financial statements.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

     A summary of the Company's revenues by geographic region is as follows:

                                                            SEPTEMBER 30,
                                                         --------------------
                                                         1997    1998    1999
                                                         ----    ----    ----
United Kingdom.........................................    44%     43%     40%
United States..........................................    --      22      27
Greece.................................................    --      --      11
Scotland...............................................    --       5       4
Malaysia...............................................    27       2       3
Hong Kong..............................................    19      --      --
France.................................................    --       6      --
China..................................................    --      12      --
Other..................................................    10      10      15
                                                         ----    ----    ----
          Total........................................   100%    100%    100%
                                                         ====    ====    ====

     Substantially all of the Company's assets are located in the United States.

(7) RELATED PARTY TRANSACTIONS

  (A) MANAGEMENT SERVICES AGREEMENT

     The Company has an agreement with Hologic, Inc. (Hologic), an affiliated company, whereby Hologic provides management, administrative and support services. The Company paid Hologic for all direct costs incurred, as well as a portion of Hologic's overhead costs, as defined, representing a pro rata portion of costs attributable to the Company. Expenses charged to operations under these agreements were approximately $112,000, $138,000 and $258,000 in fiscal 1997, 1998, and 1999, respectively. Approximately $27,000 and $78,000 had not been paid as of September 30, 1998 and September 30, 1999, respectively, under the management services agreement.

  (B) LICENSE AND TECHNOLOGY AGREEMENT

     The Company has an agreement with Hologic whereby the Company has a perpetual, exclusive, worldwide license to utilize certain of Hologic's technology and patents for the purpose of developing the Company's x-ray screening security systems for explosives, drugs, currency and other contraband (the Exclusive License). In September 1996, this license was amended to grant the Company a nonexclusive license to utilize these patents and technology for certain new product development for other applications (the Nonexclusive License). Royalty payments to Hologic under the Exclusive License are 5% of revenues, as defined, on the first $50 million in sales; thereafter, payments are 3% on revenues up to $200 million, with no royalty payments on aggregate revenues in excess of $200 million. During 1997, the Company reduced its royalty payments to 3% under the Exclusive License upon achievement of cumulative revenues in excess of $50 million. Royalty payments under the Nonexclusive License are 3% on sales up to $200 million, with no royalty payments on aggregate revenues in excess of $200 million. The agreement terminates by mutual agreement of the two parties or upon certain other defined circumstances. During fiscal 1997, 1998 and 1999, the Company incurred royalty expenses under the Exclusive License of approximately $988,000, $1,014,000 and $384,000, respectively, of which approximately $504,000 and $237,000 had not been paid as of September 30, 1998 and September 30, 1999, respectively. To date, the Company has not incurred any royalty expenses under the Nonexclusive License. In connection with the acquisition of the Company by PerkinElmer, PerkinElmer has agreed to pay Hologic $2.0 million, plus royalties accrued through September 30, 1999, in exchange for termination of future royalties.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

(8) PROFIT-SHARING 401(K) PLAN

     The Company has a qualified profit-sharing plan covering substantially all of its employees. Contributions to the plan are at the discretion of the Company's Board of Directors. The Company has recorded approximately $74,000, $133,000 and $33,000 as a provision for profit-sharing contribution for fiscal 1997 1998 and 1999, respectively.

(9) COMMITMENTS AND CONTINGENCIES

  (A) OPERATING LEASES

     The Company is renting its facilities under operating leases which expire through June 2003. The Company's future minimum lease payments under all operating leases as of September 30, 1999 are as follows:

YEAR                                                         AMOUNT
----                                                       ----------
2000...................................................    $  710,000
2001...................................................       449,000
2002...................................................       265,000
2003...................................................       207,000
                                                           ----------
                                                           $1,631,000
                                                           ==========

     Rent expense charged to operations for fiscal 1997, 1998 and 1999 was approximately $438,000, $525,000 and $574,000, respectively.

  (B) PATENT INFRINGEMENT CLAIMS

     Litigation expense in the accompanying statements of income represents costs incurred related to certain patent infringement claims which had been settled or dismissed as of September 30, 1998. From time to time, the Company is party to various types of litigation. The Company believes it has meritorious defenses to all claims, and in its opinion, all litigation currently pending or threatened will not have a material effect on the Company's financial position or results of operations.

  (C) PATENT LICENSE AGREEMENT

     During fiscal 1996, the Company entered into a patent license agreement for the exclusive license of certain explosives detection technology. Under this agreement, the Company is required to pay aggregate royalties of up to $1,000,000 based on net sales, as defined. During fiscal 1997, 1998 and 1999, the Company incurred approximately $97,000, $112,000 and $9,000 respectively, of royalty expense related to this agreement.

  (D) JOINT DEVELOPMENT AND ROYALTY AGREEMENT

     During fiscal 1997, the Company entered into a joint development and royalty agreement for the development of certain explosives detection technology. Under the terms of the agreement, the Company is required to pay a royalty of $3,000 per unit sold of the developed product, as defined. During 1998, the Company prepaid royalties in the amount of approximately $500,000, which are being amortized as the royalties are incurred. At September 30, 1998 and 1999, approximately $414,000 and $186,000, respectively, of prepaid royalties are included in other current assets in the accompanying consolidated balance sheets. For the years ended September 30, 1998 and 1999, the Company incurred $87,000 and $228,000, respectively, in royalty expenses. No royalty expenses were incurred for the year ended September 30, 1997.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

(10) ACCRUED EXPENSES

     Accrued expenses in the accompanying consolidated balance sheets consist of the following:

                                                           SEPTEMBER 30,
                                                      ------------------------
                                                         1998          1999
                                                      ----------    ----------
Payroll and payroll-related.........................  $  907,959    $  891,189
Accrued warranty....................................     798,000       798,000
Accrued royalties...................................     537,782       236,842
Accrued legal.......................................      50,323       111,651
Accrued and deferred income taxes...................     392,640       788,679
Accrued contracts...................................          --       141,463
                                                      ----------    ----------
Other accrued expenses..............................      79,564       498,668
                                                      ----------    ----------
                                                      $2,766,268    $3,466,492
                                                      ==========    ==========

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                   EG&G, INC.

                            VENICE ACQUISITION CORP.

                                      AND

                            VIVID TECHNOLOGIES, INC.

                                OCTOBER 4, 1999

                               TABLE OF CONTENTS

ARTICLE I
THE MERGER..................................................   A-1
  Section 1.01 Effective Time of the Merger.................   A-1
  Section 1.02 Closing......................................   A-1
  Section 1.03 Effects of the Merger........................   A-1
  Section 1.04 Directors and Officers.......................   A-2
  Section 1.05 Alternative Merger Structure.................   A-2
ARTICLE II
CONVERSION OF SECURITIES....................................   A-2
  Section 2.01 Conversion of Capital Stock..................   A-2
  Section 2.02 Exchange of Certificates.....................   A-3
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER....................   A-5
  Section 3.01 Organization of Seller.......................   A-5
  Section 3.02 Seller Capital Structure.....................   A-6
  Section 3.03 Authority; No Conflict; Required Filings and
     Consents...............................................   A-7
  Section 3.04 SEC Filings; Financial Statements............   A-8
  Section 3.05 No Undisclosed Liabilities...................   A-8
  Section 3.06 Absence of Certain Changes or Events.........   A-9
  Section 3.07 Taxes........................................   A-9
  Section 3.08 Real Properties..............................  A-10
  Section 3.09 Intellectual Property........................  A-10
  Section 3.10 Agreements, Contracts and Commitments........  A-11
  Section 3.11 Litigation...................................  A-11
  Section 3.12 Environmental Matters........................  A-11
  Section 3.13 Employee Benefit Plans.......................  A-12
  Section 3.14 Compliance With Laws.........................  A-13
  Section 3.15 Permits......................................  A-13
  Section 3.16 Registration Statement; Proxy
     Statement/Prospectus...................................  A-13
  Section 3.17 Labor Matters................................  A-14
  Section 3.18 Insurance....................................  A-14
  Section 3.19 Government Contracts.........................  A-14
  Section 3.20 Year 2000....................................  A-14
  Section 3.21 Cash Balance.................................  A-15
  Section 3.22 Suppliers....................................  A-15
  Section 3.23 Opinion of Financial Advisor.................  A-15
  Section 3.24 Section 203 of the DGCL Not Applicable.......  A-15
  Section 3.25 Rights Agreement.............................  A-15
  Section 3.26 Hologic License..............................  A-15
  Section 3.27 Gilardoni Dispute............................  A-15
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB.............  A-15
  Section 4.01 Organization of Buyer and Sub................  A-15

  Section 4.02 Capital Structure............................  A-16
  Section 4.03 Authority; No Conflict; Required Filings and
     Consents...............................................  A-16
  Section 4.04 SEC Filings; Financial Statements............  A-17
  Section 4.05 Registration Statement; Proxy
     Statement/Prospectus...................................  A-17
  Section 4.06 Operations of Sub............................  A-18
  Section 4.07 No Undisclosed Liabilities...................  A-18
  Section 4.08 Absence of Certain Changes or Events.........  A-18
ARTICLE V
CONDUCT OF BUSINESS.........................................  A-18
  Section 5.01 Covenants of Seller..........................  A-18
  Section 5.02 Cooperation..................................  A-20
  Section 5.03 Confidentiality..............................  A-20
ARTICLE VI
ADDITIONAL AGREEMENTS.......................................  A-20
  Section 6.01 No Solicitation..............................  A-20
  Section 6.02 Proxy Statement/Prospectus; Registration
     Statement..............................................  A-21
  Section 6.03 Nasdaq Quotation.............................  A-22
  Section 6.04 Access to Information........................  A-22
  Section 6.05 Stockholders Meeting.........................  A-22
  Section 6.06 Legal Conditions to Merger...................  A-22
  Section 6.07 Public Disclosure............................  A-24
  Section 6.08 Tax-Free Reorganization......................  A-24
  Section 6.09 Affiliate Agreements.........................  A-24
  Section 6.10 NYSE Listing.................................  A-24
  Section 6.11 Seller Stock Plans and Seller Warrants.......  A-24
  Section 6.12 Brokers or Finders...........................  A-25
  Section 6.12(A) Employment Matters........................  A-25
  Section 6.13 Indemnification..............................  A-26
  Section 6.14 Letter of Seller's Accountants...............  A-26
  Section 6.15 Notification of Certain Matters..............  A-27
  Section 6.16 Environmental Audit..........................  A-27
ARTICLE VII
CONDITIONS TO MERGER........................................  A-27
  Section 7.01 Conditions to Each Party's Obligation To
     Effect the Merger......................................  A-27
  Section 7.02 Additional Conditions to Obligations of Buyer
     and Sub................................................  A-28
  Section 7.03 Additional Conditions to Obligations of
     Seller.................................................  A-28
ARTICLE VIII
TERMINATION AND AMENDMENT...................................  A-29
  Section 8.01 Termination..................................  A-29
  Section 8.02 Effect of Termination........................  A-30
  Section 8.03 Fees and Expenses............................  A-30
  Section 8.04 Amendment....................................  A-32
  Section 8.05 Extension; Waiver............................  A-32

ARTICLE IX
MISCELLANEOUS...............................................  A-32
  Section 9.01 Nonsurvival of Representations, Warranties
     and Agreements.........................................  A-32
  Section 9.02 Notices......................................  A-32
  Section 9.03 Interpretation...............................  A-33
  Section 9.04 Counterparts.................................  A-34
  Section 9.05 Entire Agreement; No Third Party
     Beneficiaries..........................................  A-34
  Section 9.06 Governing Law and Venue......................  A-34
  Section 9.07 Waiver of Jury Trial.........................  A-34
  Section 9.08 Assignment...................................  A-34
  Section 9.09 Severability.................................  A-34
  Section 9.10 Other Remedies; Specific Performance.........  A-35
  Section 9.11 Proposed Name Change.........................  A-35

                            TABLES OF DEFINED TERMS

                           CROSS REFERENCE
TERMS                       IN AGREEMENT
-----                   ---------------------
Acquisition
  Proposal............  Section 6.01(a)
Affiliate.............  Section 6.09
Affiliate Agreement...  Section 6.09
Agreement.............  Preamble
Alternative Merger....  Section 1.05
Alternative
  Transaction.........  Section 8.03(g)
Antitrust Laws........  Section 6.06(b)
Bankruptcy and Equity
  Exception...........  Section 3.03(a)
Buyer Common Stock....  Section 2.01(c)
Buyer Disclosure
  Schedule............  Article IV
Buyer Material Adverse
  Effect..............  Section 4.01
Buyer Preferred
  Stock...............  Section 4.02
Buyer SEC Reports.....  Section 4.04(a)
Buyer Stock Plans.....  Section 4.02(a)
Certificates..........  Section 2.02(b)
Closing...............  Section 1.02
Closing Date..........  Section 1.02
Code..................  Preamble
Confidentiality
  Agreement...........  Section 5.03
Continuing Employee...  Section 6.12(A)(a)
Constituent
  Corporations........  Section 1.03
Daily Per Share
  Price...............  Section 2.01(c)
Exchange Ratio........  Section 2.01(c)
Effective Time........  Section 1.01
Environmental Law.....  Section 3.12(b)
ERISA.................  Section 3.13(a)
ERISA Affiliate.......  Section 3.13(a)
Exchange Act..........  Section 3.03(c)
Exchange Agent........  Section 2.02(a)
Exchange Fund.........  Section 2.02(a)
Governmental Entity...  Section 3.03(c)
Hazardous Substance...  Section 3.12(c)
Hologic License.......  Section 3.26
HSR Act...............  Section 3.03(c)
Indemnified Parties...  Section 6.13(a)
IRS...................  Section 3.07(b)
Leases................  Section 3.08
Market Value..........  Section 2.01(c)

                           CROSS REFERENCE
TERMS                       IN AGREEMENT
-----                   ---------------------
Maximum Premium.......  Section 6.13(b)
Merger................  Preamble
NYSE..................  Section 2.01(c)
Order.................  Section 6.06(b)
Outside Date..........  Section 8.01(b)
Plan..................  Section 6.12A(d)
Protection Policies...  Section 3.09(c)
Proxy Statement.......  Section 3.16
Registration
  Statement...........  Section 3.16
Rule 145..............  Section 6.09
SEC...................  Section 3.03(c)
Second Request........  Section 6.06(b)
Securities Act........  Section 3.04(a)
Seller Balance
  Sheet...............  Section 3.04(b)
Seller Common Stock...  Section 2.01(b)
Seller Disclosure
  Schedule............  Article III
Seller Employee
  Plans...............  Section 3.13(a)
Seller Material
  Adverse Effect......  Section 3.01
Seller Material
  Contract............  Section 3.10
Seller Meeting........  Section 3.16
Seller Permits........  Section 3.15
Seller Preferred
  Stock...............  Section 3.02(a)
Seller Rights.........  Section 3.02(b)
Seller Rights Plan....  Section 3.02(b)
Seller SEC Reports....  Section 3.04(a)
Seller Stock Option...  Section 3.02(a)
Seller Stock Option
  Agreement...........  Preamble
Seller Stock Plans....  Section 3.02(a)
Seller Voting
  Proposal............  Section 6.05(a)
Seller Warrants.......  Section 3.02(a)
Stockholders
  Agreements..........  Preamble
Subsidiary............  Section 3.01
Superior Proposal.....  Section 6.01(a)(A)(1)
Surviving
  Corporation.........  Section 1.03
Tax...................  Section 3.07(a)
Taxes.................  Section 3.07(a)
Third Party...........  Section 8.03(g)
Year 2000 Compliant...  Section 3.20

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of October 4, 1999, by and among EG&G, Inc., a Massachusetts corporation ("Buyer"), Venice Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Buyer ("Sub"), and Vivid Technologies, Inc., a Delaware corporation ("Seller").

     WHEREAS, the Boards of Directors of Buyer and Seller deem it advisable and in the best interests of each corporation and its respective stockholders that Buyer and Seller combine in order to advance the long-term business interests of Buyer and Seller;

     WHEREAS, the combination of Buyer and Seller shall be effected by the terms of this Agreement through a merger of Sub into Seller, as a result of which the stockholders of Seller will become stockholders of Buyer (the "Merger");

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Buyer's willingness to enter into this Agreement, Seller has entered into a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "Seller Stock Option Agreement"), pursuant to which Seller granted Buyer an option to purchase shares of common stock of Seller under certain circumstances;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Buyer's willingness to enter into this Agreement, the stockholders of Seller specified in Section 6.05(b) of this Agreement have entered into Stockholder Agreements dated as of the date of this Agreement in the form attached as Exhibit B (the "Stockholder Agreements"), pursuant to which such stockholders granted Sub an option to purchase shares of capital stock of Seller and agreed to give Sub a proxy to vote all of the shares of capital stock of Seller that such stockholders own; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.01 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger in such form as is required by the relevant provisions of the Delaware General Corporation Law ("DGCL") (the "Certificate of Merger") shall be duly executed and acknowledged by the Surviving Corporation (as defined in Section 1.03) and thereafter delivered to the Secretary of State of the State of Delaware for filing, as soon as practicable on the Closing Date (as defined in Section'1.02). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time") or at such later time as is established by Buyer and Seller and set forth in the Certificate of Merger.

     Section 1.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., E.S.T., on a date to be specified by Buyer and Seller (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at Closing), at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by Buyer and Seller.

     Section 1.03 Effects of the Merger. At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Seller (Sub and Seller are sometimes referred to below as the "Constituent Corporations" and Seller following the Merger is sometimes referred to below as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Seller shall be amended so that Article 4 of such Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock, $.01 par value per share," and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, and
(iii) the Bylaws of the Surviving Corporation shall be amended to read as the Bylaws of Sub as in effect immediately prior to the Effective Time. The Merger shall have the effects set forth in Section 259 of the DGCL.

     Section 1.04 Directors and Officers. The directors and officers of Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     Section 1.05 Alternative Merger Structure. While it is currently contemplated that the Merger shall be effected through the merger of Sub with and into Seller, Buyer shall have the option, in its sole discretion, to cause the Merger to be effected through an alternative transaction structure of Seller merging with and into Buyer, with Buyer being the Surviving Corporation (the "Alternative Merger"), in which the case the appropriate technical provisions of this Agreement shall be deemed to be amended as necessary in order to effect the Alternative Merger. If Buyer desires to effect the Alternative Merger, it shall deliver a notice to Seller of its election to do so, which notice shall be available for the inspection of any stockholder of Seller upon request during normal business hours. As part of the Proxy Statement and in the manner required by applicable law, Seller shall describe the provisions of this Section 1.05 such that approval of the Seller Voting Proposal shall entail approval of both Merger and (if elected to be effected by Buyer) the Alternative Merger. In the event an Alternative Merger is effected, (i) Seller shall not be deemed to be in breach of any representation, warranty or covenant contained herein to the extent any such representation, warranty or covenant would not have been breached if the Merger had been consummated as contemplated by this Agreement without giving effect to this Section 1.05 and (ii) the Alternative Merger shall in no way reduce, impair or otherwise impact the indemnification of Seller's directors and officers after the Closing as set forth in Section 6.13.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     Section 2.01 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Seller or capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $.01 par value per share, of Seller ("Seller Common Stock") that are owned by Seller as treasury stock or by any wholly-owned Subsidiary (as defined in Section 3.01) of Seller and any shares of Seller Common Stock owned by Buyer, Sub or any other wholly-owned Subsidiary of Buyer shall be canceled and retired and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor.

          (c) Exchange Ratio for Seller Common Stock. Subject to Section 2.02, each issued and outstanding share of Seller Common Stock (other than shares to be canceled in accordance with Section 2.01(b)), shall be converted into the right to receive 0.1613 shares (the "Exchange Ratio") of Common Stock, $1.00 par value per share, of Buyer ("Buyer Common Stock").

     Notwithstanding the foregoing:

        (i) In the event that the Market Value (as defined below) of the Buyer Common Stock is greater than $46.49, then, if Buyer has notified Seller of its election to terminate this Agreement pursuant to
            Section 8.01(i) hereof, Seller shall have the option in its sole and absolute discretion, but not the obligation, exercisable as provided in Section 8.01(i), to adjust the Exchange Ratio to an amount equal to $7.50 divided by the Market Value of the Buyer Common Stock, and Buyer shall be obligated to accept such adjustment. In the event that the Market Value of the Buyer Common Stock is greater than $46.49 and Buyer does not elect to terminate this Agreement pursuant to Section 8.01(i), the Exchange Ratio shall be unchanged.

        (ii) In the event that the Market Value of the Buyer Common Stock is less than $30.99, then, if Seller has notified Buyer of its election to terminate this Agreement pursuant to Section 8.01(h) hereof, Buyer shall have the option in its sole and absolute discretion, but not the obligation, exercisable as provided in
             Section 8.01(h), to adjust the Exchange Ratio to an amount equal to $5.00 divided by the Market Value of the Buyer Common Stock, and Seller shall be obligated to accept such adjustment. In the event that the Market Value of the Buyer Common Stock is less than $30.99 and Seller does not elect to terminate this Agreement pursuant to
             Section 8.01(h), the Exchange Ratio shall be unchanged.

     The "Market Value" of the Buyer Common Stock means the average of the Daily Per Share Prices (as defined below) of the Buyer Common Stock for the five consecutive trading days ending on the third trading day prior to the date of the Seller Meeting (as defined in Section 3.16 hereof), so long as the Closing Date occurs within five business days of the Seller Meeting or, if the Closing Date is more than five business days after the Seller Meeting, the Closing Date. The "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices of the Buyer Common Stock on the New York Stock Exchange (the "NYSE"), as reported in the NYSE Composite Transactions, for that day.

     All such shares of Seller Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.02, without interest.

          (d) Adjustments to Exchange Ratio. The Exchange Ratio and each of the target dollar values set forth in Sections 2.01(c)(i), 2.01(c)(ii), 8.01(h) and 8.01(i) shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Seller Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Seller Common Stock occurring after the date hereof and prior to the Effective Time.

     Section 2.02 Exchange of Certificates. The procedures for exchanging outstanding shares of Seller Common Stock for Buyer Common Stock pursuant to the Merger are as follows:

          (a) Exchange Agent. As of the Effective Time, Buyer shall deposit with a bank or trust company designated by Buyer (the "Exchange Agent"), in trust for the benefit of the holders of shares of Seller Common Stock, for exchange in accordance with this Section 2.02, through the Exchange Agent,
     (i) certificates representing the shares of Buyer Common Stock (such shares of Buyer Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of Seller Common Stock, (ii) cash in an amount sufficient to make payments required pursuant to Section 2.02(e), and (iii) any dividends or distributions to which holders of Certificates (as defined below) may be entitled pursuant to Section 2.02(c).

          (b) Exchange Procedures. Promptly after the Effective Time (but in any event within five business days thereof), Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Seller Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.01 into the right to receive shares of Buyer Common Stock (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Buyer may reasonably specify; provided, however, that such other provisions shall not materially adversely effect the terms of the consideration to be received by Seller's stockholders in the Merger) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor and Buyer shall cause the Exchange Agent to promptly deliver to such holder a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.02(e) and any dividends or distributions pursuant to Section 2.02(c), and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Seller Common Stock which is not registered in the transfer records of Seller, a certificate representing the proper number of shares of Buyer Common Stock plus cash in lieu of fractional shares pursuant to Section 2.02(e) and any dividends or distributions pursuant to Section 2.02(c) may be issued to a transferee if the Certificate representing such Seller Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Buyer Common Stock plus cash in lieu of fractional shares pursuant to Section 2.02(e) and any dividends or distributions pursuant to Section 2.02(c) as contemplated by this Section 2.02.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

          (d) No Further Ownership Rights in Seller Common Stock. All shares of Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or other distributions paid pursuant to subsection (c) or (e) of this Section 2.02) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Seller Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.02.

          (e) No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of

     Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Market Value of the Buyer Common Stock.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Seller for 180 days after the Effective Time shall be delivered to Buyer, upon demand, and any stockholders of Seller who have not previously complied with this Section
     2.02 shall thereafter look only to Buyer for payment of their claim for Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock.

          (g) No Liability. To the extent permitted by applicable law, neither Buyer nor Seller shall be liable to any holder of shares of Seller Common Stock or Buyer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) Withholding Rights. Each of Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Buyer, as the case may be.

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

          (j) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any Affiliate (as defined in Section 6.09) of Seller shall not be exchanged until Buyer has received an Affiliate Agreement (as defined in Section 6.09) from such Affiliate.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer and Sub that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by Seller to Buyer on or before the date of this Agreement (the "Seller Disclosure Schedule"). The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

     Section 3.01 Organization of Seller. Each of Seller and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would be reasonably likely to have a material adverse effect on the business, properties, financial condition, results of operations or prospects of Seller and its Subsidiaries, taken as a whole, or to have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement (a "Seller Material Adverse Effect"); provided however that (i) any adverse change, event or effect that is demonstrated to be primarily caused by conditions affecting the United States economy generally or the economy of any nation or region that is material to the business of Seller and its Subsidiaries, taken as a whole, in which Seller or any of its Subsidiaries conducts business shall not be taken into account in determining whether there has been or would be reasonably likely to be a "Seller Material Adverse Effect," (ii) any adverse change, event or effect that is demonstrated to be primarily caused by conditions generally affecting the explosives and contraband detection industry shall not be taken into account in determining whether there has been or would be reasonably likely to be a "Seller Material Adverse Effect," (iii) any adverse change, event or effect that is demonstrated to be primarily caused by the announcement or pendency of the Merger shall not be taken into account in determining whether there has been or would be reasonably likely to be a "Seller Material Adverse Effect," (iv) subject to the accuracy of Seller's representations in Section 3.27, any adverse change, event or effect that is demonstrated to be primarily caused by the matters described in Section 3.27 of the Seller Disclosure Schedule shall not be taken into account in determining whether there has been or would be reasonably likely to be a "Seller Material Adverse Effect" and (v) the failure of the Seller to obtain certification by or additional funding from the United States Federal Aviation Association of its Multiview Tomography (MVT) product shall not, in and of itself, constitute a "Seller Material Adverse Effect." Except as set forth in the Seller SEC Reports (as defined in Section 3.04) filed prior to the date hereof, neither Seller nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Seller and comprising less than five percent (5%) of the outstanding stock of such company. As used in this Agreement, the word "Subsidiary" means, with respect to a party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     Section 3.02  Seller Capital Structure.

     (a) The authorized capital stock of Seller consists of 30,000,000 shares of Seller Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share ("Seller Preferred Stock"), of which 30,000 shares are designated Series A Junior Participating Preferred Stock. As of the date of this Agreement, (i) 10,050,316 shares of Seller Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 95,000 shares of Seller Common Stock were held in the treasury of Seller or by Subsidiaries of Seller, and (iii) no shares of Seller Preferred Stock were issued and outstanding. Section 3.02 of the Seller Disclosure Schedule shows the number of shares of Seller Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement and the plans under which such options were granted (collectively, the "Seller Stock Plans") and sets forth a complete and accurate list of all holders of outstanding options to purchase shares of Seller Common Stock (such outstanding options, the "Seller Stock Options") under the Seller Stock Plans, indicating the number of shares of Seller Common Stock subject to each Seller Stock Option, and the exercise price, the date of grant and the expiration date thereof. Section 3.02 of the Seller Disclosure Schedule shows the number of shares of Seller Common Stock reserved for future issuance pursuant to warrants or other outstanding rights to purchase shares of Seller Common Stock outstanding as of the date of this Agreement (such outstanding warrants or other rights, the "Seller Warrants") and the agreement

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or other document under which such Seller Warrants were granted and sets forth a complete and accurate list of all holders of Seller Warrants indicating the number and type of shares of Seller Common Stock subject to each Seller Warrant, and the exercise price, the date of grant and the expiration date thereof. All shares of Seller Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Seller or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or the capital stock of Seller or any of its Subsidiaries or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in Seller or any Subsidiary of Seller or any other entity other than guarantees of bank obligations of Subsidiaries of Seller entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Seller's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Seller or another Subsidiary of Seller free and clear of all security interests, liens, claims, pledges, agreements, limitations in Seller's voting rights, charges or other encumbrances of any nature.

     (b) Except for the Seller Stock Plans, the Seller Warrants, the Seller Stock Option Agreement and the rights (the "Seller Rights") issuable under the Rights Agreement dated as of October 13, 1998 between Seller and American Stock Transfer & Trust Company (the "Seller Rights Plan") and shares of capital stock and other securities of Seller issuable pursuant to any of the foregoing, (i) there are no equity securities of any class of Seller or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no other options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Seller or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound obligating Seller or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Seller or any of its Subsidiaries or obligating Seller or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the knowledge of Seller, other than the Stockholder Agreements, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Seller or any of its Subsidiaries.

     Section 3.03  Authority; No Conflict; Required Filings and Consents.

     (a) Seller has all requisite corporate power and authority to enter into this Agreement and the Seller Stock Option Agreement and to consummate the transactions contemplated by this Agreement and the Seller Stock Option Agreement. The execution and delivery of this Agreement and the Seller Stock Option Agreement and the consummation of the transactions contemplated by this Agreement and the Seller Stock Option Agreement by Seller have been duly authorized by all necessary corporate action on the part of Seller, subject only to the approval of the Merger by Seller's stockholders under the DGCL. The Board of Directors of Seller has not taken any action to accelerate any options granted under the Seller Stock Plans and has approved the treatment of the Seller Stock Options and Seller Warrants set forth in Section 6.11 of this Agreement. Seller has delivered or concurrently with the execution of this Agreement is delivering any required notice under the Seller Warrants. This Agreement and the Seller Stock Option Agreement have been duly executed and delivered by Seller and constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

     (b) The execution and delivery of this Agreement and the Seller Stock Option Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement and the Seller Stock Option Agreement will not,
(i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Seller or the charter, bylaws, or other organizational document of any Subsidiary of Seller, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms,

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conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Seller or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) except as provided in clauses (i), (ii), (iii) and
(iv) in paragraph (c) below, conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Seller Material Adverse Effect.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required by or with respect to Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Seller Stock Option Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, ("HSR Act"), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Proxy Statement (as defined in Section 3.16 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Seller Material Adverse Effect. The Seller stockholder vote required for the approval of the Seller Voting Proposal (as defined below) is a majority of the outstanding shares of Seller Common Stock on the record date for the Seller Meeting (as defined below).

     Section 3.04  SEC Filings; Financial Statements.

     (a) Seller has filed and made available to Buyer all forms, reports and documents required to be filed by Seller with the SEC since January 1, 1996. All such required forms, reports and documents (including those that Seller may file after the date hereof until the Closing) are referred to herein as the "Seller SEC Reports." The Seller SEC Reports (i) were prepared in compliance in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seller SEC Reports, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller SEC Reports or necessary in order to make the statements in such Seller SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Seller's Subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes or schedules) contained in the Seller SEC Reports (i) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Seller and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, consistent in all material respects with the books and records of Seller and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and for the absence of complete footnotes which were not or are not expected to be material in amount. The unaudited balance sheet of Seller as of June 30, 1999 is referred to herein as the "Seller Balance Sheet."

     Section 3.05 No Undisclosed Liabilities. Except as disclosed in the Seller SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since June 30, 1999 in the ordinary course of business consistent with past practices, Seller and its Subsidiaries do not have any

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liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Seller Material Adverse Effect.

     Section 3.06 Absence of Certain Changes or Events. Except as disclosed in the Seller SEC Reports filed prior to the date hereof, since the date of the Seller Balance Sheet, Seller and its Subsidiaries, taken as a whole, have conducted their businesses in all material respects in the ordinary course and in a manner in all material respects consistent with past practice and, since such date, there has not been (i) any change in the financial condition, results of operations, business, properties or prospects of Seller and its Subsidiaries, taken as a whole, that has had, or is reasonably likely to have, a Seller Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Seller or any of its Subsidiaries having a Seller Material Adverse Effect; (iii) any material change by Seller in its accounting methods not required pursuant to generally accepted accounting principles, principles or practices to which Buyer has not previously consented in writing; (iv) any revaluation by Seller of any of its assets having a Seller Material Adverse Effect; or (v) any other action or event that would have required the consent of Buyer pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 3.07  Taxes.

     (a) Seller and each of its Subsidiaries has filed all Tax Returns (as defined below) that it was required to file, and all such Tax Returns were correct and complete except for any failure to file, error or omission that, individually or in the aggregate, is not reasonably likely to have a Seller Material Adverse Effect. Seller and each of its Subsidiaries has paid all Taxes (as defined below) that are shown to be due on any such Tax Returns. All Taxes that Seller or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except for any such Taxes with respect to which the failure to withhold, collect or pay, individually or in the aggregate, is not reasonably likely to have a Seller Material Adverse Effect. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

     (b) Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of Seller or any of its Subsidiaries since December 31, 1996. The federal income Tax Returns of Seller and each of its Subsidiaries have never been audited by the Internal Revenue Service. Seller has delivered or made available to Buyer correct and complete copies of all other material Tax Returns of Seller and its Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after December 31, 1996. No examination or audit of any Tax Return of Seller or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of Seller, threatened or contemplated. Neither Seller nor any of its Subsidiaries has been informed in writing or, to Seller's knowledge, orally by any jurisdiction that the jurisdiction believes that Seller or any of its Subsidiaries was required to file any Tax Return that was not filed, except for any Tax Return with respect to which the failure to file, individually or in the aggregate, is not reasonably likely to have a Seller Material Adverse Effect.

     (c) Neither Seller nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

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     (d) Neither Seller nor any of its Subsidiaries is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of Seller or its Subsidiaries are subject to an election under Section 341(f) of the Code.

     (e) Neither Seller nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

     (f) Neither Seller nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that obligates it to make any payment that will be an "excess parachute payment" under Section 280G of the Code.

     (g) Neither Seller nor any of its Subsidiaries has any actual or potential liability for any Taxes of any person (other than the Seller and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise.

     (h) Neither Seller nor any of its Subsidiaries has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(h) of the Code.

     (i) Neither Seller nor any of its Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only Seller and its Subsidiaries are or were members.

     Section 3.08 Real Properties. Section 3.08 of the Seller Disclosure Schedule sets forth a list of all real property leased by Seller or its Subsidiaries (collectively "Leases") and the location of the premises. The Seller has provided true and complete copies of all Leases to the Buyer. Seller is not in default under any of the Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Seller Material Adverse Effect. Seller does not and has never owned any real property.

     Section 3.09  Intellectual Property.

     (a) To Seller's knowledge, Seller and its Subsidiaries own, or are licensed or otherwise possess legally enforceable (subject to the Bankruptcy and Equity Exception) rights to use, all patents, trademarks, trade names, domain names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or necessary to conduct the business of Seller and its Subsidiaries as currently conducted, the absence of which would, individually or in the aggregate, be reasonably likely to have a Seller Material Adverse Effect (the "Seller Intellectual Property Rights").

     (b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any license, sublicense or other agreement relating to the Seller Intellectual Property Rights, or any license, sublicense and other agreement as to which Seller or any of its Subsidiaries is a party and pursuant to which Seller or any of its Subsidiaries is authorized to use any third party patents, trademarks, copyrights or trade secrets ("Seller Third Party Intellectual Property Rights"), including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by Seller or any of its Subsidiaries or in the development stage, the breach, termination or modification of which license, sublicense or other agreement, individually or in the aggregate, would be reasonably likely to have a Seller Material Adverse Effect.

     (c) All patents, registered trademarks, service marks and copyrights which are owned by Seller or any of its Subsidiaries and which are material to the business of Seller and its Subsidiaries, taken as a whole, are valid and subsisting. Seller's policies (the "Protection Policies") are to enter into confidentiality agreements in favor of Seller which protect the proprietary nature of the Seller Intellectual Property Rights that are proprietary with its employees, consultants and independent contractors who have access to

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any such Seller Intellectual Property Rights and to require such employees, consultants and independent contractors to maintain in confidence all trade secrets and confidential information owned or used by Seller or any of its Subsidiaries. Seller and its Subsidiaries have complied in all material respects with the Protection Policies, and any failure to comply, individually or in the aggregate, is not reasonably likely to have a Seller Material Adverse Effect. To the knowledge of Seller, no other person or entity is infringing, violating or misappropriating any of the Seller Intellectual Property Rights, except for infringements, violations or misappropriations that are not, individually or in the aggregate, reasonably likely to have a Seller Material Adverse Effect.

     To the knowledge of Seller, none of the activities or business currently conducted by the Seller or any of the Subsidiaries infringes, violates or constitutes a misappropriation of, any patents, trademarks, trade names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material of any other person or entity, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Seller Material Adverse Effect. Neither the Seller nor any of its Subsidiaries has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation.

     Section 3.10  Agreements, Contracts and Commitments.

     (a) There are no contracts or agreements that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to Seller and its Subsidiaries ("Seller Material Contracts"), other than those Seller Material Contracts identified on the exhibit indices of the Seller's most recent annual report on Form 10-K and the Seller SEC Reports filed thereafter and prior to the date of this Agreement. Each Seller Material Contract has not expired by its terms and is in full force and effect against the Seller and, to the knowledge of the Seller, against the other party or parties thereto. Neither Seller nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any lease, permit, concession, franchise, license or other contract or agreement to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not resulted in and are not reasonably likely to result in a Seller Material Adverse Effect.

     (b) Section 3.10 of the Seller Disclosure Schedule sets forth a complete list of each lease, permit, concession, franchise, license or other contract or agreement to which Seller or any of its Subsidiaries is a party or bound (i) with any Affiliate of Seller (other than any Subsidiary which is a direct or indirect wholly-owned subsidiary of Seller), other than any agreements which are or have been fully performed and under which neither Seller nor any Subsidiary of Seller has any continuing rights, liability or obligation, or (ii) that includes any non-competition or similar provision imposing any restrictions or undertakings on Seller or any Subsidiary of Seller, other than any agreements under which neither Seller nor any Subsidiary of Seller has any continuing rights, liability or obligation or is subject to any restriction or undertaking. Copies of all the agreements, contracts and arrangements set forth in Section
3.10 of the Seller Disclosure Schedule have heretofore been furnished to Buyer and such copies are accurate and complete.

     Section 3.11 Litigation. Except as described in the Seller SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or, to the knowledge of Seller, investigation, against Seller or any of its Subsidiaries pending or as to which Seller or any of its Subsidiaries has received any written notice of assertion, which, if determined adversely, individually or in the aggregate, is reasonably likely to have a Seller Material Adverse Effect.

     Section 3.12  Environmental Matters.

     (a) Except as disclosed in the Seller SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Seller Material Adverse

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Effect: (i) Seller and its Subsidiaries have complied with all applicable
Environmental Laws (as defined in Section 3.12(b)); (ii) the properties currently owned or operated by Seller and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.12(c)) caused by Seller or, to the knowledge of Seller, by any third party; (iii) the properties formerly owned or operated by Seller or any of its Subsidiaries were not during the period of ownership or operation by Seller or any of its Subsidiaries contaminated with Hazardous Substances by Seller or, to the knowledge of Seller, by any third party; (iv) neither Seller nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination by them or, to the knowledge of Seller, by any third party on the property of any third party;
(v) neither Seller nor any of its Subsidiaries have released any Hazardous Substance to the environment in violation of any Environmental Law; (vi) neither Seller nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Seller or any of its Subsidiaries may be in violation of, liable under or have reporting or other affirmative obligations relating to a specific incident or event under any Environmental Law; (vii) neither Seller nor any of its Subsidiaries is the subject of any order, decree, injunction or other arrangement with any Governmental Entity or is subject to any indemnity or other agreement with any third party, in either case relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) to Seller's knowledge, there are no circumstances or conditions involving Seller or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of Seller or any of its Subsidiaries pursuant to any Environmental Law.

     (b) As used herein, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

     (c) As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified, regulated or which falls within the definition of a "hazardous substance" or "hazardous material" pursuant to any Environmental Law;
(B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

     Section 3.13  Employee Benefit Plans.

     (a) Seller has listed in Section 3.13 of the Seller Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Seller or any of its Subsidiaries or any trade or business (whether or not incorporated) which is or was ever a member of a controlled group of corporations or which is or was ever under common control with Seller (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any Subsidiary of Seller (together, the "Seller Employee Plans").

     (b) With respect to each Seller Employee Plan, Seller has furnished to Buyer, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Seller Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Seller Employee Plan and
(iv) all reports, if any, regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code for the last three plan years.

     (c) With respect to the Seller Employee Plans, no event has occurred, and to the knowledge of Seller, there exists no condition or set of circumstances in connection with which Seller or any of its

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Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a Seller Material Adverse Effect under ERISA, the Code or any other applicable law.

     (d) With respect to the Seller Employee Plans, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Seller, which obligations are reasonably likely, individually or in the aggregate, to have a Seller Material Adverse Effect.

     (e) Neither Seller, any Subsidiary of the Seller nor any ERISA Affiliate has (i) ever maintained a Seller Employee Benefit Plan which was ever subject to Title IV of ERISA or Section 412 of the Code or (ii) ever been obligated to contribute to a multiemployer plan (as defined in Section 4001(a)(3) of ERISA.

     (f) Except as disclosed in Seller SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Seller nor any of its Subsidiaries is a party to any oral or written (i) agreement with any employee of Seller or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller of the nature contemplated by this Agreement,
(ii) agreement with any employee of Seller or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     Section 3.14 Compliance With Laws. Seller and each of its Subsidiaries has complied with, is not in violation of, and has not received any written notice alleging any violation with respect to, any foreign, federal, state or local statute, law or regulation (other than Environmental Laws) with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect.

     Section 3.15 Permits. Seller and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted (the "Seller Permits"), except for such permits, licenses and franchises the absence of which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Seller Material Adverse Effect. Seller and its Subsidiaries are in compliance with the terms of the Seller Permits, except where the failure to so comply, individually or in the aggregate, is not reasonably likely to have a Seller Material Adverse Effect.

     Section 3.16 Registration Statement; Proxy Statement/Prospectus. The information to be supplied by Seller for inclusion in the registration statement on Form S-4 pursuant to which shares of Buyer Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information to be supplied by Seller for inclusion in the proxy statement/prospectus (the "Proxy Statement") to be sent to the stockholders of Seller in connection with the meeting of Seller's stockholders to consider this Agreement and the Merger (the "Seller Meeting") shall not, on the date the Proxy Statement is first mailed to stockholders of Seller, at the time of the Seller Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact

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necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Seller or any of its Affiliates, officers or directors should be discovered by Seller which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Seller shall promptly inform Buyer.

     Section 3.17 Labor Matters. Neither Seller nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Seller nor any of its Subsidiaries is the subject of any proceeding to which Seller or any Subsidiary has received written notice or is otherwise aware asserting that Seller or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Seller Material Adverse Effect, nor is there pending or, to the knowledge of Seller, threatened, any labor strike, dispute, walkout, work stoppage or lockout involving Seller or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Seller Material Adverse Effect.

     Section 3.18 Insurance. Section 3.18 of the Disclosure Schedule sets forth a list (including the name of the insurer, the name of the policyholder, the name of each insured, the periods of coverage and the scope of coverage) of all policies of fire, theft, casualty, liability, burglary, fidelity, workers compensation, business interruption, environmental, product liability, fidelity, workers compensation, product warranty, automobile and other forms of insurance of Seller and any of its Subsidiaries.

     Section 3.19 Government Contracts. Neither Seller nor any of its Subsidiaries is or has been suspended or debarred (within the meaning of 48 C.F.R. Ch. 1, Section 52 or any similar foreign law, statute or regulation) from bidding on contracts or subcontracts with any Governmental Entity; to the knowledge of Seller, no such suspension or debarment has been initiated or threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment that, individually or in the aggregate, is reasonably likely to have a Seller Material Adverse Effect (other than primarily by reason of the identity of Buyer). Neither Seller nor any of its Subsidiaries has since January 1, 1993 been audited or investigated or is now being audited or, to Seller's knowledge, investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to Seller's knowledge, has any such audit or investigation been threatened that is reasonably likely, individually or in the aggregate, to have a Seller Material Adverse Effect. To Seller's knowledge, there is no valid basis for (a) the suspension or debarment of Seller or any of its Subsidiaries from bidding on contracts or subcontracts with any Governmental Entity or (b) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence that is reasonably likely, individually or in the aggregate, to have a Seller Material Adverse Effect. Neither Seller nor any of its Subsidiaries has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

     Section 3.20 Year 2000. Section 3.20 of the Seller Disclosure Schedule identifies each "year 2000" audit, report or investigation that has been performed by or on behalf of Seller or any of its Subsidiaries with respect to its business and operations. Except as set forth in such audits, reports and investigations, Seller is not aware of any failure of Seller's or any Subsidiary's computer hardware or software systems to be Year 2000 Compliant, which failure, individually or in the aggregate, is reasonably likely to have a Seller Material Adverse Effect. For purposes of this Agreement, "Year 2000 Compliant" means, with respect to each system referred to in the prior sentence that is intended to perform date-related functions, that such system, when used properly in accordance with its documentation, is capable of correctly receiving, processing and providing date data on and between December 31, 1999 and January 1, 2000; provided that all applications, hardware and other systems used in conjunction with such system correctly exchange date data with or provide data to such system.

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     Section 3.21  Cash Balance.  As of September 30, 1999, Seller and its
Subsidiaries had a consolidated balance of cash, cash equivalents and marketable securities of not less than $20,500,000.

     Section 3.22 Suppliers. No material supplier of Seller or any of its Subsidiaries has indicated to Seller or any of its Subsidiaries in writing or, to the Seller's knowledge, orally that it will stop, or decrease the rate of, supplying materials, products or services to them, which cessation or decrease is reasonably likely, individually or in the aggregate, to have a Seller Material Adverse Effect.

     Section 3.23 Opinion of Financial Advisor. The financial advisor of Seller, Needham & Company, Inc., has delivered to Seller an opinion dated on or about the date of this Agreement to the effect, as of such date, that the Exchange Ratio is fair to the holders of Seller Common Stock from a financial point of view.

     Section 3.24 Section 203 of the DGCL Not Applicable. The Board of Directors of Seller has taken all actions so that the restrictions contained in
Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement, the Seller Stock Option Agreement, the Stockholders Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement.

     Section 3.25 Rights Agreement. Immediately prior to the execution of this Agreement, Seller has (a) duly entered into an appropriate amendment to the Seller Rights Plan, which amendment has been provided to Buyer, and approved by the Board of Directors of Seller and (b) taken all other action necessary or appropriate so that (A) the entering into of this Agreement and the Seller Stock Option Agreement by the Seller and the entering into of the Stockholder Agreements by the Stockholders of the Seller specified in Section 6.05(b) of this Agreement does not and will not result in the ability of any person to exercise any Seller Rights under the Seller Rights Plan or enable or require the Seller Rights issued thereunder to separate from the shares of Seller Common Stock to which they are attached or to be triggered or become exercisable and
(B) the Final Expiration Date (as defined in the Seller Rights Plan) will occur immediately prior to the Effective Time.

     Section 3.26 Hologic License. Prior to or concurrently with the execution of this Agreement, Seller has duly entered into a Termination Agreement with respect to the License and Technology Agreement between Seller and Hologic, Inc. (the "Hologic License"), a copy of which is attached as Exhibit C hereto, and such Termination Agreement has been duly executed by Hologic, Inc. and is in full force and effect.

     Section 3.27 Gilardoni Dispute. The description of the current dispute between the Seller and Gilardoni SpA set forth in Section 3.27 of the Seller Disclosure Schedule is accurate and complete in all material respects.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB

     Buyer and Sub represent and warrant to Seller that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by Buyer to Seller on or before the date of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other paragraphs.

     Section 4.01 Organization of Buyer and Sub. Each of Buyer and Sub and Buyer's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would be

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reasonably likely to have a material adverse effect on the business, properties, financial condition, results of operations or prospects of Buyer and its Subsidiaries, taken as a whole, or to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement
(a "Buyer Material Adverse Effect"); provided however that (i) any adverse change, event or effect that is demonstrated to be primarily caused by conditions affecting the United States economy generally or the economy of any nation or region in which Buyer or any of its Subsidiaries conducts business that is material to the business of Buyer and its Subsidiaries, taken as a whole, shall not be taken into account in determining whether there has been or would be a "Buyer Material Adverse Effect," (ii) any adverse change, event or effect that is demonstrated to be primarily caused by conditions generally affecting any of the life sciences, aerospace, health care, advanced lighting systems or analytical instruments industries shall not be taken into account in determining whether there has been or would be reasonably likely to be a "Buyer Material Adverse Effect", and (iii) any adverse change, event or effect that is demonstrated to be primarily caused by the announcement or pendency of the Merger shall not be taken into account in determining whether there has been or would be reasonably likely to be a "Buyer Material Adverse Effect."

     Section 4.02  Capital Structure.

     (a) As of the date of this Agreement, the authorized capital stock of Buyer consists of (i) 100,000,000 shares of Common Stock, $1.00 par value ("Buyer Common Stock") and (ii) 1,000,000 shares of Preferred Stock, $1.00 par value ("Buyer Preferred Stock"), of which 70,000 shares are designated Series C Junior Participating Preferred Stock. As of September 29, 1999, there were issued and outstanding 46,006,748 shares of Buyer Common Stock and no shares of Buyer Preferred Stock. The Buyer Disclosure Schedule shows the number of shares of Buyer Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of September 29, 1999, and the plans under which such options were granted (collectively, the "Buyer Stock Plans"). No material change in such capitalization has occurred between September 29, 1999 and the date of this Agreement. All shares of Buyer Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

     (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, $.01 par value, all of which shares are issued and outstanding and are held beneficially and of record by Buyer. Such shares were validly issued and are fully paid and nonassessable.

     Section 4.03  Authority; No Conflict; Required Filings and Consents.

     (a) Each of Buyer and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Buyer and Sub (including the approval of the Merger by Buyer as the sole stockholder of Sub). This Agreement and has been duly executed and delivered by each of Buyer and Sub and constitutes the valid and binding obligation of each of Buyer and Sub, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     (b) The execution and delivery of this Agreement by each of Buyer and Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Organization or Bylaws of Buyer or the Certificate of Incorporation or Bylaws of Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) except as provided in clauses (i), (ii), (iii), (iv) and (v) in paragraph (c) below, conflict with or violate any permit, concession, franchise,

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license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, (v) the approval by the NYSE of the listing of the shares of Buyer Common Stock to be issued in the transactions contemplated by this Agreement, and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Buyer Material Adverse Effect.

     Section 4.04  SEC Filings; Financial Statements.

     (a) Buyer has filed all forms, reports and documents required to be filed by Buyer with the SEC since January 1, 1996. All such required forms, reports and documents (including those that Buyer may file after the date hereof until the Closing) are referred to herein as the "Buyer SEC Reports." The Buyer SEC Reports (i) were prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Buyer's Subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes or schedules) contained in the Buyer SEC Reports, (i) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Buyer and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, consistent in all material respects with the books and records of Seller and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     Section 4.05 Registration Statement; Proxy Statement/Prospectus. The information in the Registration Statement (except for information supplied by Seller for inclusion in the Registration Statement, as to which Buyer makes no representation and which shall not constitute part of a Buyer SEC Report for purposes of this Agreement) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information (except for information to be supplied by Seller for inclusion in the Proxy Statement, as to which Buyer makes no representation) in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of Seller, at the time of the Seller Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact

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necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Buyer or any of its Affiliates, officers or directors should be discovered by Buyer which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Buyer shall promptly inform Seller.

     Section 4.06 Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     Section 4.07 No Undisclosed Liabilities. Except as disclosed in the Buyer SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since June 30, 1999 in the ordinary course of business consistent with past practices, as of the date of this Agreement Buyer and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Buyer Material Adverse Effect.

     Section 4.08 Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement or as disclosed in the Buyer SEC Reports filed prior to the date hereof, since June 30, 1999, there has not been any change in the financial condition, results of operations, business, properties or prospects of Buyer and its Subsidiaries, taken as a whole, that has had, or is reasonably likely to have, a Buyer Material Adverse Effect.

                                   ARTICLE V

                              CONDUCT OF BUSINESS

     Section 5.01 Covenants of Seller. Except as expressly contemplated hereby, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Seller agrees as to itself and its Subsidiaries (except to the extent that Buyer shall otherwise consent in writing), to carry on its business in the ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes and perform other obligations when due in the ordinary course in substantially the same manner as previously conducted, subject to good faith disputes over such debts, Taxes or obligations, and, to the extent consistent with such business, use commercially reasonable efforts consistent in all material respects with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and to preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Except as expressly contemplated by this Agreement or set forth in the Seller Disclosure Schedule, Seller shall not (and shall not permit any of its Subsidiaries to), without the written consent of Buyer:

          (a) Accelerate, amend or change the period of exercisability of any Seller Warrant or any outstanding option or restricted stock granted under any Seller Stock Plan or any other employee stock plan of Seller or authorize cash payments in exchange for any Seller Warrant or any option granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

          (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

          (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to

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     issue any such shares or other convertible securities, other than the issuance of shares of Seller Common Stock pursuant to the exercise of the Seller Warrants or options outstanding on the date of this Agreement under the Seller Stock Plans;

          (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory, supplies and other items, in each case, in the ordinary course of business consistent in all material respects with past practice);

          (e) Sell, lease, license or otherwise dispose of any of its properties or assets, except for sales of inventory or products, in each case, in the ordinary course of business consistent in all material respects with past practice;

          (f) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, other than for normal scheduled bonuses set forth in Section 5.01(f) of the Seller Disclosure Schedule (it being understood that the Seller's normal scheduled salary increase for January 1, 2000 shall be subject to the Buyer's prior written approval), (ii) grant any severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers,
     (iii) enter into any collective bargaining agreement, (iv) establish, adopt, enter into or amend (except as may be required by law) any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or (v) forgive any indebtedness of any employee to the Seller or any of its Subsidiaries;

          (g) Amend or propose to amend its charter or bylaws, except as contemplated by this Agreement;

          (h) Incur any indebtedness for borrowed money, make any loans to any person or entity or guarantee any debt securities of others (other than as a result of the endorsement of checks for collection and for advances for employee reimbursable expenses, in each case in the ordinary course of business consistent in all material respects with past practice);

          (i) Initiate, compromise, or settle any material litigation or arbitration proceeding;

          (j) Modify, amend or terminate any contract that is material to Seller and its Subsidiaries, taken as a whole (other than any immaterial modification or amendment to a purchase order in the ordinary course of business consistent with past practice), or waive, release or assign any material rights or claims, including any write-off or other compromise of any material accounts receivable of Seller or any of its Subsidiaries;

          (k) Make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;

          (l) Change its methods of accounting as in effect at June 30, 1999 except as required by generally accepted accounting principles;

          (m) Make or commit to make any capital expenditures that exceed the capital budget furnished by Seller to Buyer;

          (n) Enter into any new license for any material intellectual property rights to or from any third party;

          (o) Revalue any of the significant assets of the Seller or any of its Subsidiaries, including the writing down of inventory other than in the ordinary course of business consistent in all material respects with past practice;

          (p) Close any facility or office;

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          (q) Invest funds in debt securities or other instruments maturing more than 90 days after the date of investment except as set forth in Section 5.01(q) of the Seller Disclosure Schedule;

          (r) Adopt or implement any stockholder rights plan that could have the effect of impeding or restricting the consummation of the transactions contemplated hereby or modify, amend or terminate the Seller Rights Plan;

          (s) Fail to pay accounts payable and other obligations in the ordinary course of business in a manner consistent in all material respects with past practice or accelerate the payment of any accounts receivable other than in the ordinary course of business in a manner consistent in all material respects with past practice;

          (t) Modify, amend or terminate the Hologic License; or

          (u) Take, or agree in writing or otherwise to take, any of the actions described in paragraphs (a) through (t) above.

     Section 5.02 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, Seller and each of its Subsidiaries shall make its officers available to confer on a regular and frequent basis with one or more representatives of the Buyer at reasonable times and upon reasonable advance notice to report on the general status of ongoing operations and shall promptly provide Buyer or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

     Section 5.03 Confidentiality. The parties acknowledge that Buyer and Seller have previously executed a Confidentiality Agreement, dated as of April 28, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as expressly modified herein.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     Section 6.01 No Solicitation.

     (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, Seller and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, tender offer, sale of substantial assets, sale of shares of capital stock (excluding sales pursuant to existing Seller Stock Plans or pursuant to the Seller Warrants) or similar transaction involving Seller or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that, if Seller has not breached this
Section 6.01, nothing contained in this Agreement shall prevent Seller or its Board of Directors, from:

          (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or agreeing to (with the terms of any such agreement being subject to termination of this Agreement in accordance with Article VIII) or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of Seller, if and only to the extent that

             (1) the Board of Directors of Seller believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being

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        referred to in this Agreement as a "Superior Proposal") and Seller's
        Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law,

             (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no more favorable to such party than those contained in the Confidentiality Agreement, and

             (3) prior to recommending a Superior Proposal, Seller shall provide Buyer with at least five business days' prior notice of its proposal to do so, during which time Buyer may make, and in such event Seller shall consider, a counterproposal to such Superior Proposal, and, subject to the fiduciary duties of Seller's Board of Directors, Seller shall itself and shall cause its financial and legal advisors to negotiate on its behalf with Buyer with respect to the terms and conditions of such counterproposal for a reasonable period of time given the terms and conditions of such counterproposal and such Superior Proposal; or

          (B) complying with Rule 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

     (b) Seller will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore of the nature described in Section 6.01(a) and will use commercially reasonable efforts to obtain the return of any confidential information furnished to any such parties.

     (c) Seller shall notify Buyer promptly, but in any event no more than 24 hours, after receipt by Seller (or its advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of Seller by any person or entity that informs Seller that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Seller shall continue to keep Buyer informed, on a current basis, of all material developments with respect to the status of any such discussions or negotiations and the terms being discussed or negotiated.

     (d) Nothing in this Section 6.01 shall (i) permit Seller to terminate this Agreement (except as specifically provided in Section 8.01 hereof), (ii) permit Seller to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, Seller shall not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement of the type referred to in Section 6.01(a) above)) or
(iii) affect any other obligation of Seller under this Agreement.

     Section 6.02 Proxy Statement/Prospectus; Registration Statement.

     (a) As promptly as practical after the execution of this Agreement, Buyer and Seller shall prepare and Seller shall file with the SEC the Proxy Statement, and Buyer shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, provided that Buyer may delay the filing of the Registration Statement until approval of the Proxy Statement by the SEC. Buyer and Seller shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. Each of Buyer and Seller will promptly respond to any comments of the SEC and will use its respective commercially reasonable efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings and Seller will cause the Proxy Statement and the prospectus contained within the Registration Statement to be mailed to its stockholders at the earliest practicable time after both the Proxy Statement is cleared by the SEC and the Registration Statement is declared effective under the Securities Act. Each of Buyer and Seller will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration

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Statement, the Proxy Statement or any filing pursuant to Section 6.02(b) or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any filing pursuant to Section 6.02(b). Each of Buyer and Seller will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.02 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any filing pursuant to Section 6.02(b), Buyer or Seller, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Seller, such amendment or supplement.

     (b) Buyer and Seller shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

     Section 6.03 Nasdaq Quotation. Seller agrees to continue the quotation of Seller Common Stock on the Nasdaq National Market during the term of this Agreement.

     Section 6.04 Access to Information. Upon reasonable notice, Seller shall (and shall cause each of its Subsidiaries to) afford to Buyer's officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Seller shall (and shall cause each of its Subsidiaries to) furnish promptly to Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Buyer may reasonably request. Unless otherwise required by law, Buyer will and shall cause its officers, employees, accountants, counsel and other representatives or persons who have access to such information to hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.04 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     Section 6.05  Stockholders Meeting.

     (a) The Seller, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Certificate of Incorporation and Bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective the Seller Meeting for the purpose of voting to approve and adopt this Agreement and the Merger (the "Seller Voting Proposal"). The Board of Directors of the Seller shall (i) recommend approval and adoption of the Seller Voting Proposal by the stockholders of the Seller and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval; provided, however, that in the context of an Acquisition Proposal the Board of Directors of Seller may withdraw or modify such recommendation if (but only if) (i) the Board of Directors of Seller has received a Superior Proposal, (ii) such Board of Directors upon advice of its outside legal counsel determines that it is required, in order to comply with its fiduciary duties under applicable law, to recommend such Superior Proposal to the stockholders of Seller and (iii) Seller has complied with the provisions of Section 6.01.

     (b) S. David Ellenbogen, Ellenbogen Family Irrevocable Trust of 1996, S. David Ellenbogen 1996 Retained Annuity Trust, Jay A. Stein and Jay A. Stein 1996 Retained Annuity Trust have each executed and delivered a Stockholder Agreement to Buyer and Sub concurrently with the signing of this Agreement.

     Section 6.06  Legal Conditions to Merger.

     (a) Subject to the terms hereof, Seller and Buyer shall use their respective commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions

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contemplated hereby as promptly as practicable, (ii) obtain from any
Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Seller or Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Merger,
(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Seller and Buyer shall cooperate with each other in connection with the making of all such filings, including providing or making available copies of all such documents to the non-filing party and its advisors (or, in connection with information relating to filings under the HSR Act, to the advisors of the non-filing party) prior to filing and, if requested, consider in good faith all reasonable additions, deletions or changes suggested in connection therewith. Seller and Buyer shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made by the other party pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

     (b) Subject to the terms hereof, Buyer and Seller agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"). From and after the occurrence of a Second Request (as defined below), Seller shall, at Buyer's request and subject to Buyer's obligation to bear expenses as set forth below, cooperate in all reasonable respects with Buyer to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford Seller a reasonable opportunity to participate therein and shall consider in good faith any proposals made by Seller in connection therewith. The Buyer shall have the right, directly and/or through its counsel, to assume full control over coordinating the response to any formal request for additional information or documentary material made by the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice pursuant to 16 C.F.R. 803.20 under the HSR Act ("Second Request") and for developing and implementing any strategies to resolve any governmental concerns; provided, however that, subject to the expense reimbursement provisions set forth in the following sentence, Seller shall make, on its own behalf, any submissions required to be made by Seller in connection with any such Second Request. In the event that Buyer so elects to assume the control over the response to such request, (i) Buyer shall bear all expenses relating to such response and (ii) Buyer shall keep Seller informed, on a current basis, of all material developments with respect to the status of such request at the request of Seller. Notwithstanding anything to the contrary in this Section 6.06, neither Buyer nor any of its Subsidiaries shall be required to (i) divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a Buyer Material Adverse Effect or a material adverse effect on Buyer, combined with Seller, after the Effective Time or (ii) take any action

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under this Section 6.06 if the United States Department of Justice or the United
States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

     (c) Each of Seller and Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (C) required to prevent a Seller Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Effective Time.

     Section 6.07 Public Disclosure. Buyer and Seller shall use commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts, except as may be required by law. The initial press release relating to this Agreement shall be in a form that was heretofore agreed by the parties.

     Section 6.08 Tax-Free Reorganization. Buyer and Seller shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

     Section 6.09 Affiliate Agreements. Upon the execution of this Agreement, Seller will provide Buyer with a list of those persons who are, in Seller's reasonable judgment, "affiliates" of Seller, within the meaning of Rule 145 (each such person who is an "affiliate" of Seller within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Seller shall provide such information and documents as Buyer shall reasonably request for purposes of reviewing such list and shall notify Buyer in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Seller shall use its commercially reasonable efforts to deliver or cause to be delivered to Buyer by October 15, 1999 (and in any case prior to the mailing of the Proxy Statement) from each of its Affiliates, an executed Affiliate Agreement, in substantially the form appended hereto as Exhibit D. Buyer shall be entitled to place appropriate legends on the certificates evidencing any Buyer Common Stock to be received by Rule 145 Affiliates of Seller pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock (provided that such legends or stop transfer instructions shall be removed, two years after the Effective Date, upon the request of any stockholder that is not then an Affiliate of Buyer).

     Section 6.10 NYSE Listing. Buyer shall use best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be listed on the NYSE, subject to official notice of issuance, on or prior to the Closing Date.

     Section 6.11 Seller Stock Plans and Seller Warrants.

     (a) At the Effective Time, each outstanding Seller Stock Option under the Seller Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Seller Stock Option, the same number of shares of Buyer Common Stock as the holder of such Seller Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Seller Common Stock purchasable pursuant to such Seller Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Buyer Common Stock deemed purchasable pursuant to such Seller Stock Option in accordance with the foregoing.

     (b) As soon as practicable after the Effective Time, Buyer shall deliver to the participants in Seller Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants

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pursuant to Seller Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.11 after giving effect to the Merger).

     (c) Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery under the Seller Stock Plans assumed in accordance with this Section 6.11. As soon as practicable after the Effective Time, and in any event within 30 days thereafter, Buyer shall file one or more registration statements on Form S-8 (or any successor or other appropriate forms), or another appropriate form, with respect to the shares of Buyer Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     (d) The Board of Directors of Seller shall have approved, prior to the date of this Agreement, and shall take, prior to or as of the Effective Time, all necessary actions, if any, pursuant to and in accordance with the terms of the Seller Stock Plans and the instruments evidencing the Seller Stock Options, to provide for the conversion of the Seller Stock Options into options to acquire Buyer Common Stock in accordance with this Section 6.11, and that no consent of the holders of the Seller Stock Options is required in connection with such conversion.

     (e) At the Effective Time, each outstanding Seller Warrant shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Seller Warrant, the same number of shares of Buyer Common Stock as the holder of such Seller Warrant would have been entitled to receive pursuant to the Merger (including with respect to the treatment of fractional shares) had such holder exercised such warrant in full immediately prior to the Effective Time, at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Seller Common Stock purchasable pursuant to such Seller Warrant immediately prior to the Effective Time divided by (z) the number of full shares of Buyer Common Stock deemed purchasable pursuant to such Seller Warrant in accordance with the foregoing.

     (f) The Board of Directors of Seller shall have approved, prior to the date of this Agreement, and shall take, prior to or as of the Effective Time, all necessary actions, pursuant to and in accordance with the terms of the Seller Warrants, to provide for the conversion of the Seller Warrants into warrants to acquire Buyer Common Stock in accordance with this Section 6.11, and that no consent of the holders of any Seller Warrant is required in connection with such conversion.

     Section 6.12 Brokers or Finders. Each of Buyer and Seller represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Needham & Company, Inc., whose fees and expenses will be paid by Seller in accordance with Seller's agreement with such firm (a copy of which has been delivered by Seller to Buyer prior to the date of this Agreement).

     Section 6.12(A) Employment Matters.

     (a) For purposes of eligibility, vesting and, except with respect to any pension benefit plan or retiree medical plan, calculation of benefits (except to the extent crediting such service would result in the duplication of benefits) under each of Buyer's employee benefit plans, programs and arrangements in which an employee of Seller who is employed as of the Closing Date and who becomes an employee of Buyer or the Surviving Corporation immediately following the Closing (each a "Continuing Employee") participates, Buyer shall grant, or shall cause the Surviving Corporation to grant, each Continuing Employee with credit for all service with Seller to the extent permitted by law. Sub and Buyer will provide as of the Closing that Sub will become a participating employer in the 401(k) plan which Buyer sponsors for its employees and employees of participating subsidiaries.

     (b) Buyer shall provide, or shall cause the Surviving Corporation to provide, to each Continuing Employee (and each Continuing Employee's beneficiaries and dependents) immediate coverage under a health benefit plan maintained by the Surviving Corporation or Buyer. Buyer shall waive, or cause the

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Surviving Corporation to waive, any applicable preexisting condition exclusion
(to the extent such exclusion did not apply to a preexisting condition under Seller's plan) under any such health benefit plan to the extent permitted by law.

     (c) It is expressly agreed that the provisions of this Section 6.12(A) are not intended to be for the benefit of or otherwise enforceable by any third person including, without limitation, any employee of Seller, or any collective bargaining unit or employee organization.

     (d) At least two business days prior to the Closing, the Board of Directors of Seller will vote to terminate its Section 401(k) plan (the "Plan"). After the Closing, Sub or Buyer will assume sole sponsorship of the Plan and will authorize the distribution of assets to participants in accordance with Plan provisions, ERISA and qualification requirements of the Code. Participants will be permitted to make direct rollovers of their Plan balances (including loans) to the 401(k) plan of Buyer in which they participate. However, no distribution of assets will occur, except with respect to employees who discontinue employment with Sub or Buyer, prior to the issuance by the Internal Revenue Service of a ruling that the distribution of assets from the terminated Plan is in accordance with Section 401(k)(10) of the Code, taking into account the fact that participants of the Plan will immediately be eligible for participation in a defined contribution plan of the Sub or Buyer. In the event that such a ruling is not obtained, Sub or Buyer will either (i) maintain the Plan on a "frozen" basis, or (ii) merge the Plan into a Code qualified employee retirement plan sponsored by Sub or Buyer.

     Section 6.13 Indemnification.

     (a) From and after the Effective Time, Buyer agrees that it will, and will cause the Surviving Corporation to, jointly and severally with the Surviving Corporation, defend, indemnify and hold harmless each present and former director and officer of Seller (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including acts or omissions of any such director or officer occurring prior to the Effective
Time), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Seller would have been permitted under Delaware law and its Certificate of Incorporation or Bylaws in effect on the date hereof to indemnify an Indemnified Party (and, to the extent permitted in the Certificate of Incorporation or Bylaws of Seller in effect on the date hereof, Buyer and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

     (b) For a period of six years after the Effective Time, Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Seller's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Buyer) with coverage in amount and scope at least as favorable to such persons as Seller's existing coverage; provided, that in no event shall Buyer or the Surviving Corporation be required to make annual premium payments to the extent such premiums exceed an amount equal to 175% of the annual premium paid by Seller for such coverage as of the date of this Agreement (the "Maximum Premium"); provided further, that if such premiums exceed the Maximum Premium the Surviving Corporation shall purchase insurance policies in such amounts and with such coverage as reasonably can be purchased for the Maximum Premium.

     (c) The provisions of this Section 6.13 are intended to be an addition to the rights otherwise available to the current officers and directors of Seller by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     Section 6.14 Letter of Seller's Accountants. Seller shall use all reasonable efforts to cause to be delivered to Buyer and Seller a letter of Arthur Andersen LLP, Seller's independent auditors, dated a date

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within two business days before the date on which the Registration Statement shall become effective and addressed to Buyer, in form reasonably satisfactory to Buyer and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     Section 6.15 Notification of Certain Matters. The Buyer will give prompt notice to Seller, and Seller will give prompt notice to Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of Buyer and Sub or Seller, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger. Seller and each of its Subsidiaries will promptly provide Buyer with copies of all correspondence between Seller and any Subsidiary, on the one hand, and the Federal Aviation Administration or BBA plc, on the other hand, and will keep Buyer informed of all material discussions with such entities.

     Section 6.16 Environmental Audit. Buyer agrees that from and after the date of this Agreement and prior to the Effective Time, it shall not initiate or request a third party acting on its behalf to initiate a Phase I or II environmental audit of the real property of Seller or any Subsidiary of Seller.

                                  ARTICLE VII

                              CONDITIONS TO MERGER

     Section 7.01 Conditions to Each Party's Obligation To Effect the
Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. The Seller Voting Proposal shall have been approved and adopted at the Seller Meeting, at which a quorum is present, by the affirmative vote of the holders of a majority of the shares of Seller Common Stock outstanding on the record date for the Seller Meeting.

     (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) Governmental Approvals. Other than the filing provided for by Section 1.02, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Seller Material Adverse Effect shall have been filed, been obtained or occurred.

     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     (e) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     (f) NYSE. The shares of Buyer Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

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     Section 7.02  Additional Conditions to Obligations of Buyer and Sub.  The
obligations of Buyer and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer and Sub:

          (a) Representations and Warranties.

             (i) The representations and warranties of Seller set forth in this Agreement that are not qualified as to materiality or Seller Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement;

             (ii) The representations and warranties of Seller set forth in this Agreement that are qualified as to materiality or Seller Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement;

             (iii) The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Closing Date (without regard to any materiality, Seller Material Adverse Effect or knowledge qualifications contained therein), except (A) for changes contemplated by this Agreement, (B) to the extent such representations and warranties speak as of an earlier date and (C) where the failures to be true and correct (without regard to any materiality, Seller Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect; and

             (iv) Buyer shall have received a certificate signed on behalf of Seller by the chief executive officer and the chief financial officer of Seller to the effect that each of the conditions specified in paragraphs
        (i), (ii) and (iii) of this paragraph (a) is satisfied in all respects.

          (b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Buyer shall have received a certificate signed on behalf of Seller by the chief executive officer and the chief financial officer of Seller to such effect.

          (c) Tax Opinion. Buyer shall have received a written opinion from Hale and Dorr LLP, counsel to Buyer, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Brown, Rudnick, Freed & Gesmer renders such opinion to Buyer (it being agreed that Buyer and Seller shall each provide reasonable cooperation, including making reasonable representations, to Brown, Rudnick, Freed & Gesmer or Hale and Dorr LLP, as the case may be, to enable them to render such opinion).

          (d) Third Party Consents. The Seller shall have obtained (i) all consents and approvals of third parties referred to in Section 7.02(d) of the Seller Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Seller Material Adverse Effect.

     Section 7.03 Additional Conditions to Obligations of Seller. The obligation of Seller to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

          (a) Representations and Warranties.

             (i) The representations and warranties of Buyer and Sub set forth in this Agreement that are not qualified as to materiality or Seller Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement;

             (ii) The representations and warranties of Buyer and Sub set forth in this Agreement that are qualified as to materiality or Buyer Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement;

             (iii) The representations and warranties of Buyer and Sub set forth in this Agreement shall be true and correct as of the Closing Date (without regard to any materiality, Buyer Material Adverse Effect or knowledge qualifications contained therein), except (A) for changes contemplated by this Agreement, (B) to the extent such representations and warranties speak as of an earlier date and (C) where the failures to be true and correct (without regard to any materiality, Buyer Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had and are not reasonably likely to have a Buyer Material Adverse Effect; and

             (iv) Seller shall have received a certificate signed on behalf of Buyer by the chief executive officer or the chief financial officer of Buyer to the effect that each of the conditions specified in paragraphs
        (i), (ii) and (iii) of this paragraph (a) is satisfied in all respects.

          (b) Performance of Obligations of Buyer and Sub. Buyer and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by the chief executive officer or the chief financial officer of Buyer to such effect.

          (c) Tax Opinion. Seller shall have received the opinion of Brown, Rudnick, Freed & Gesmer counsel to Seller, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided that if Brown, Rudnick, Freed & Gesmer does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to Seller (it being agreed that Buyer and Seller shall each provide reasonable cooperation, including making reasonable representations, to Brown, Rudnick, Freed & Gesmer or Hale and Dorr LLP, as the case may be, to enable them to render such opinion).

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.01(b) through 8.01(g), by written notice by the terminating party to the other party), whether before or after approval of the Merger by the stockholders of Seller:

          (a) by mutual written consent of Buyer and Seller; or

          (b) by either Buyer or Seller if the Merger shall not have been consummated by April 30, 2000 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date); or

          (c) by either Buyer or Seller if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (d) by either Buyer or Seller if at the Seller Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Seller in favor of the Seller Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.01(d) shall not be available to the Seller where the failure to obtain Seller stockholder approval shall have been caused by the action or failure to act of Seller in breach of this Agreement and shall not be available to Buyer where such failure is caused by a breach of this Agreement by Buyer); or

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          (e) by Buyer, if: (i) the Board of Directors of Seller shall have failed to recommend approval of the Seller Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Seller Voting Proposal; (ii) after the receipt by Seller of an Acquisition Proposal, Buyer requests in writing that the Board of Directors of Seller reconfirm its recommendation of this Agreement or the Merger and the Board of Directors of Seller fails to do so within five business days after its receipt of Buyer's request or, in the case of an Acquisition Proposal that is a tender or exchange offer, within 10 business days after its receipt of Buyer's request; (iii) the Board of Directors of Seller shall have approved or recommended to the stockholders of Seller an Alternative Transaction (as defined in Section 8.03(g)); (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of Seller Common Stock is commenced (other than by Buyer or an Affiliate of Buyer) and the Board of Directors of Seller recommends that the stockholders of Seller tender their shares in such tender or exchange offer or within 10 business days after such tender offer or exchange offer fails to recommend against acceptance of such offer or takes no position with respect to acceptance thereof; or (v) for any reason Seller fails to call and hold the Seller Meeting by the Outside Date (unless primarily due to acts or omissions of the SEC or of Buyer); or

          (f) by either Buyer or Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.02(a) or (b) (in the case of termination by Buyer) or 7.03(a) or (b) (in the case of termination by Seller) not to be satisfied, and (ii) shall not have been cured within 10 days following receipt by the breaching party of written notice of such breach from the other party;

          (g) by Buyer, if: (i) Buyer has incurred (or incurred on behalf of Seller) more than an aggregate of $500,000 in out-of-pocket expenses seeking to obtain clearance or approval of the Merger and other transactions contemplated hereby under applicable Antitrust Laws or (ii) the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice has made a Second Request, and HSR clearance has not been received within 90 days of the date of such request;

          (h) by Seller, if the Market Value of the Buyer Common Stock would be less than $30.99 per share unless Buyer, within two days after receipt of written notice by Seller of its intention to so terminate, shall have elected in its sole discretion to adjust the Exchange Ratio pursuant to
     Section 2.01(c)(ii) hereof; or

          (i) by Buyer, if the Market Value of the Buyer Common Stock would be greater than $46.49 per share unless Seller, within two days after receipt of written notice by Buyer of its intention to so terminate, shall have elected in its sole discretion to adjust the Exchange Ratio pursuant to
     Section 2.01(c)(i) hereof.

     Section 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, Seller, Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 5.03, 6.12, 8.03 and Article IX; provided that any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes without limitation the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and the provisions of the Seller Stock Option Agreement, Sections 5.03, 6.12, 8.03 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

     Section 8.03  Fees and Expenses.

     (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated (it being understood that the HSR filing fee shall be paid 100% by Buyer); provided however, that Seller and Buyer shall share equally all fees and expenses, other than attorneys' fees, incurred with respect to the printing and filing of the Proxy Statement (including any

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related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     (b) Seller shall pay Buyer up to $500,000 (or $700,000 in the case of a termination described in clause (ii) below) as reimbursement for reasonable out-of-pocket expenses of Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of Buyer's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement (i) by Buyer pursuant to (A) Section 8.01(d); (B) Section 8.01(e), (C) Section 8.01(b) as a result of the failure to satisfy the condition set forth in Section 7.02(a)(i) or Section 7.02(a)(ii); or
(D) Section 8.01(f); or (ii) by Seller pursuant to Section 8.01(h). Buyer shall promptly provide Seller with invoices or other reasonable evidence of such expenses upon written request by Seller. In the event that Seller pays Buyer the termination fee set forth in Section 8.03(c) in connection with the event giving rise to Seller's obligation to reimburse Buyer for expenses pursuant to this
Section 8.03(b), such termination fee shall be deemed to satisfy Seller's obligations pursuant this Section 8.03(b).

     (c) Seller shall pay Buyer a termination fee of $2,500,000 upon the earliest to occur of the following events:

          (i) the termination of this Agreement by Buyer pursuant to Section 8.01(e); or

          (ii) the termination of this Agreement by Buyer pursuant to Section 8.01(f) after a willful breach by Seller of this Agreement, if before such termination or within 12 months thereafter Seller shall have entered into an agreement to engage in or shall have engaged in an Alternative Transaction; or

          (iii) the termination of this Agreement by Buyer or Seller pursuant to
     Section 8.01(d) as a result of the failure to receive the requisite vote for approval of the Seller Voting Proposal by the stockholders of Seller at the Seller Meeting if, at the time of such failure, there shall have been announced (and not unconditionally withdrawn) an Alternative Transaction relating to Seller and within 12 months Seller shall have entered into an agreement to engage in or shall have engaged in an Alternative Transaction.

     (d) Buyer shall pay Seller up to $500,000 (or $700,000 in the case of a termination described in clause (ii) below) as reimbursement for reasonable out-of-pocket expenses of Seller actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of Seller's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement (i) by Seller pursuant to (A) Section 8.01(b) as a result of the failure to satisfy the condition set forth in Section 7.03(a)(i) or Section 7.03(a)(ii) or (B) Section 8.01(f); or (ii) by Buyer pursuant to Section 8.01(i). Seller shall promptly provide Buyer with invoices or other reasonable evidence of such expenses upon written request by Buyer.

     (e) [Intentionally Omitted.]

     (f) The expenses and fees, if applicable, payable pursuant to Section 8.03(b), 8.03(c) and 8.03(d) shall be paid within two business days after demand therefor following the first to occur of the events giving rise to the payment obligation described in Section 8.03(b), 8.03(c)(i), (ii) or (iii) or 8.03(d); provided that in no event shall Buyer or Seller, as the case may be, be required to pay the expenses and fees, if applicable, to the other, if, immediately prior to the termination of this Agreement, the party to receive the expenses and fees, if applicable, was in material breach of its obligations under this Agreement. If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Fleet Bank, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

     (g) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than Buyer or its affiliates (a "Third Party"), acquires more than 20% of the outstanding shares of Seller Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Seller pursuant to which any Third Party acquires more than 20% of the outstanding shares of Seller Common Stock or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Seller, and the entity surviving any merger or business combination including any of them) of Seller having a fair market value equal to more than 20% of the fair market value of all the assets of Seller immediately prior to such transaction, or (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Section 8.04 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Seller, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

     Section 9.01  Nonsurvival of Representations, Warranties and
Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, but shall expire with and be terminated and extinguished upon the Effective Time, except for the agreements contained in Articles I and II, Sections 6.11, 6.13 and Article IX, and the agreements of the Affiliates delivered pursuant to Section 6.09. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

     Section 9.02 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested,

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

postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service for next business day delivery, in each case to the intended recipient as set forth below:

        (a) if to Buyer or Sub, to

            EG&G, Inc.
            45 William Street
            Wellesley, MA 02481
            Attn: General Counsel
            Telecopy: (781) 431-4115

            with a copy to:

            Hale and Dorr LLP
            60 State Street
            Boston, MA 02109
            Attn: David E. Redlick, Esq.
            Telecopy: (617) 526-5000

        (b) if to Seller, to

            Vivid Technologies, Inc.
            10 East Commerce Way
            Woburn, MA 01801
            Attn: Chief Executive Officer
            Telecopy: (781) 939-3996

            with a copy to:

            Brown, Rudnick, Freed & Gesmer
            One Financial Center
            Boston, MA 02111
            Attn: Lawrence Levy, Esq.
            Telecopy: (617) 826-8201

Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     Section 9.03 Interpretation. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 4, 1999. The words "include," "includes" and "including" when used herein shall be deemed in each case to be following by the words "without limitation." References to "knowledge of Seller" or any similar expression shall mean the actual knowledge of the individuals listed in Section
9.03 of the Seller Disclosure Schedule and shall be deemed to include any information contained in any document in the possession or files of such persons. References to "knowledge of Buyer" or any similar expression shall mean the actual knowledge of the individuals listed in Section 9.03 of the Buyer Disclosure Schedule and shall be deemed to include any information contained in any document in the possession or files of such persons.

                                      A-33
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     Section 9.04  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 9.05 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.13 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreement shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Seller nor Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

     Section 9.06 Governing Law and Venue. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY IN SUCH STATE. The parties hereby (a) irrevocably submit to the jurisdiction of the Chancery Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and the Seller Stock Option and in respect of the transactions contemplated hereby and thereby and (b) waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or the Seller Stock Option may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court's jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.02, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     Section 9.07 Waiver of Jury Trial. EACH OF BUYER, SUB AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SELLER STOCK OPTION AGREEMENT OR THE ACTIONS OF BUYER, SUB OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

     Section 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 9.09 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a

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

valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     Section 9.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 9.11 Proposed Name Change. Seller acknowledges that Buyer has received approval from its stockholders of an amendment to Buyer's Articles of Organization to change the name of Buyer to "PerkinElmer, Inc." and that the proposed name change may be effective prior to the Effective Time.

                    [Remainder of page intentionally blank]

     IN WITNESS WHEREOF, Buyer, Sub and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          EG&G, INC.

                                          By: /s/ ANGELO CASTELLANA
                                            ------------------------------------
                                          Title: Senior Vice President

                                          VENICE ACQUISITION CORP.

                                          By: /s/ ANGELO CASTELLANA
                                            ------------------------------------
                                          Title: Treasurer

                                          VIVID TECHNOLOGIES, INC.

                                          By: /s/ S. DAVID ELLENBOGEN
                                            ------------------------------------
                                          Title: Chief Executive Officer

                                                                         ANNEX B

                         SELLER STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of October 4, 1999 (the "Agreement"), between EG&G, INC. a Massachusetts corporation (the "Grantee"), and VIVID TECHNOLOGIES, INC., a Delaware corporation (the "Grantor").

     WHEREAS, the Grantee, the Grantor and Venice Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Grantor ("Sub"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Sub with and into the Grantee;

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Grantee has requested that the Grantor grant to the Grantee an option to purchase 2,000,012 shares of Common Stock, par value $.01 per share, of the Grantor (the "Common Stock"), upon the terms and subject to the conditions hereof; and

     WHEREAS, in order to induce the Grantee to enter into the Merger Agreement, the Grantor is willing to grant the Grantee the requested option.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

          1. The Option; Exercise; Adjustments; Payment of Spread.

             (a) Contemporaneously herewith the Grantee, Sub and the Grantor are entering into the Merger Agreement. Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 2,000,012 shares of Common Stock (the "Shares") at a cash purchase price equal to $6.25 per Share (the "Purchase Price"). The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following the occurrence of one of the events set forth in Section 2(c) hereof and prior to the termination of the Option in accordance with the terms of this Agreement.

             (b) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Stock Exercise Notice") specifying a date (subject to the HSR Act (as defined below)) not later than 20 business days and not earlier than the next business day following the date such notice is given for the closing of such purchase. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore to the Grantee its rights hereunder.

             (c) If at any time the Option is then exercisable pursuant to the terms of Section 1(a) hereof, the Grantee may elect, in lieu of exercising the Option to purchase Shares provided in Section 1(a) hereof, to send a written notice to the Grantor (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Grantor shall pay to the Grantee an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Grantee shall specify. As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by any person in an Alternative Transaction (as defined in the Merger Agreement) (the "Alternative Purchase Price") or (y) the closing price of the shares of Common Stock on the Nasdaq National Market on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of its right to receive cash pursuant to this Section 1(c), the obligations of the Grantor to deliver Shares pursuant to Section 3 shall be terminated with respect to such number of Shares for which the Grantee shall have elected to be paid the Spread.

          2. Conditions to Delivery of Shares. The Grantor's obligation to deliver Shares upon exercise of the Option or the Spread upon exercise of the Grantor's rights under Section 1(c) above is subject only to the conditions that:

             (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

             (b) Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated; and

             (c) A proposal for an Alternative Transaction involving Grantor shall have been made on or after the date of this Agreement and prior to the date the Merger Agreement is terminated pursuant to the terms thereof (the "Merger Termination Date") and one or more of the following events shall have occurred on or after the date of the making of such proposal: (1) the requisite vote of the stockholders of Grantor in favor of the Seller Voting Proposal shall not have been obtained at the Seller Meeting (as such terms are defined in the Merger Agreement) or any adjournment or postponement thereof; (2) the Board of Directors of Grantor shall have failed to recommend approval of the Seller Voting Proposal in the Proxy Statement (as defined in the Merger Agreement) or shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger; (3) the Board of Directors of Grantor shall have approved or recommended to the stockholders of Grantor an Alternative Transaction (as defined in the Merger Agreement); (4) a tender offer or exchange offer for 20% or more of the outstanding shares of Grantor Common Stock shall have been commenced (other than by Grantee or an affiliate of Grantee) and the Board of Directors of Grantor shall have recommended that the stockholders of Grantor tender their shares in such tender or exchange offer or within 10 days after such tender offer or exchange offer fails to recommend against acceptance of such offer or takes no position with respect to acceptance thereof; or (5) for any reason Grantor shall have failed to call and hold the Seller Meeting (as defined in the Merger Agreement) by the Outside Date (as defined in the Merger Agreement) (unless primarily due to acts or omissions of the Securities and Exchange Commission or the Grantee).

        3.   The Closing.

             (a) Any closing hereunder shall take place on the date specified by the Grantee in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 10:00 A.M., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, or, if the conditions set forth in Section 2(a) or 2(b) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, (i) in the event of a closing pursuant to
        Section 1(b) hereof, the Grantor will deliver to the Grantee a certificate or certificates, duly endorsed (or accompanied by duly executed stock powers), representing the Shares in the denominations designated by the Grantee in its Stock Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price or (ii) in the event of a closing pursuant to Section 1(c) hereof, the Grantor will deliver to the Grantee cash in an amount determined pursuant to Section 1(c) hereof. Any payment made by the Grantee to the Grantor, or by the Grantor to the Grantee, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of immediately available federal funds to a bank designated by the party receiving such funds.

             (b) The certificates representing the Shares may bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

          4. Representations and Warranties of the Grantor. The Grantor represents and warrants to the Grantee that (a) the Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Grantor and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantor and constitutes a valid and binding obligation of the Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (c) the Grantor has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by the Grantor upon exercise of the Option, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; (d) except as otherwise required by the HSR Act, the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, decree or restriction by which the Grantor or any of its subsidiaries or any of their respective properties or assets is bound; and (e) no "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation (including, without limitation, Section 203 of the Delaware General Corporation Law) is or shall be applicable to the acquisition of Shares pursuant to this Agreement.

          5. Representations and Warranties of the Grantee. The Grantee represents and warrants to the Grantor that (a) the execution and delivery of this Agreement by the Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantee and will constitute a valid and binding obligation of Grantee; and (b) the Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

          6. Listing of Shares; HSR Act Filings; Governmental Consents. Subject to applicable law and the rules and regulations of the Nasdaq National Market, the Grantor will promptly file an application to list the Shares on the Nasdaq National Market and will use its best efforts to obtain approval of such listing and to effect all necessary filings by the Grantor under the HSR Act; provided, however, that if the Grantor is unable to effect such listing on the Nasdaq National Market by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated.

        7. Registration Rights.

             (a) In the event that the Grantee shall desire to sell any of the Shares within two years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement that complies with the requirements of applicable federal and state securities laws and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Grantor shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 60 days if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Grantor or any other material transaction involving the Grantor.

             (b) If the Common Stock is registered pursuant to the provisions of this Section 7, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary, subject to the following two paragraphs, to keep available for at least 180 consecutive days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested.

             The Grantor may, by written notice to the Grantee, on one occasion suspend a registration statement after effectiveness for up to 30 days (the period of any such suspension being hereinafter referred to as a "Suspension Period"), and require that the Grantee immediately cease sales of shares pursuant to such registration statement, in the event that the Grantor is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Grantor desires to keep confidential for business reasons, if the Board of Directors of the Grantor determines in good faith that the public disclosure requirements imposed on the Grantor under the Securities Act in connection with such registration statement would require disclosure of such activity, transaction, preparations or negotiations.

             To the extent the Grantor imposes a Suspension Period as a result of such determination by the Grantor's Board of Directors, the Grantor shall not impose an additional Suspension Period (and, if necessary, the 180-day period referred to above shall be extended), such that the Grantee is entitled to a total of 30 consecutive days without a Suspension Period. The Grantor agrees that no other holder of shares of Common Stock seeking to resell such shares pursuant to a registration statement will be permitted to sell shares of Common Stock pursuant to a registration statement during a Suspension Period. If the Grantor suspends the registration statement or requires the Grantee to cease sales of shares, the Grantor shall, as promptly as practicable following the termination of the circumstance which entitled the Grantor to do so, take such actions as may be necessary to reinstate the effectiveness of such registration statement and/or give written notice to the Grantee authorizing it to resume sales pursuant to such registration statement.

             The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel, the underwriting fees and selling commissions applicable to the shares of Common Stock sold by the Grantee. The Grantor shall indemnify and hold harmless Grantee, its affiliates and its officers and directors from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of (i) any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee, its affiliates and its officers expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph (ii) any untrue statement or omission contained in a preliminary prospectus that was corrected in a final prospectus that was distributed to the Grantor prior to the written confirmation of the sale and which the Grantor failed to properly distribute. The Grantor shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Securities Exchange Act of 1934 against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the underwriters and/or the Grantee expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph.

        8.   Profit Limitation.

             (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as defined in Section 8(c) below) exceed $2,500,000 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) deliver to the Grantor for cancellation Shares previously purchased by Grantee, (ii) pay cash or other consideration to the Grantor, (iii) receive a smaller termination fee under Section 8.03 of the Merger Agreement or (iv) undertake any combination thereof, so that Grantee's Total Profit shall not exceed $2,500,000 after taking into account the foregoing actions.

             (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the date of the Stock Exercise Notice, result in a Notional Total Profit (as defined in Section 8(c) below) of more than $2,500,000 and, if exercise of the Option otherwise would exceed such amount, the Grantee, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed $2,500,000; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1(a) hereof.

             (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Grantee pursuant to Section 8.03(b) of the Merger Agreement and Section 1(c) hereof, and (ii) (x) the net cash amounts received by Grantee pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price for such Shares.

             (d) As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that this Option were exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     9. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

     10. Specific Performance. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

     11. Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service for next business day delivery, in each case to the intended recipient as set forth below:

        If to the Grantor:

        Vivid Technologies, Inc.
        10 East Commerce Way
        Woburn, MA 01801
        Attn: Chief Executive Officer
        Telecopy: (781) 939-3996

        With a copy to:

        Brown, Rudnick, Freed & Gesmer
        One Financial Center
        Boston, MA 02111
        Attn: Lawrence Levy, Esq.
        Telecopy: (617) 856-8201

        If to the Grantee:

        EG&G, Inc.
        45 William Street
        Wellesley, MA 02481
        Attn: General Counsel
        Telecopy: (781) 431-4115

        With a copy to:

        Hale and Dorr LLP
        60 State Street
        Boston, MA 02109
        Attn: David E. Redlick, Esq.
        Telecopy: (617) 526-5000

Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but, except as expressly provided in Section 19 hereof, no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

          12. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; provided, however, that such successors in interest or assigns shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Grantor or the Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

          13. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

          14. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any of its direct or indirect wholly-owned subsidiaries, but no such transfer shall relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations.

          15. Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

          16. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

          17. Governing Law and Venue. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY IN SUCH STATE. The parties hereby (a) irrevocably submit to the jurisdiction of the Chancery Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby and thereby and (b) waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court's jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

          18. Termination. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earlier of (a) the Effective Time (as defined in the Merger Agreement), (b) the date on which Grantee realizes a Total Profit of $2,500,000, (c) the date the Merger Agreement is validly terminated (i) by the Grantor and the Grantee pursuant to Section 8.01(a) thereof, (ii) by either the Grantor or the Grantee pursuant to Section 8.01(b) thereof (provided that the Grantor shall not have failed to fulfill any obligation under the Merger Agreement that was a principal cause or resulted in the failure of the Merger to occur), (iii) by either the Grantor or the Grantee pursuant to Section 8.01(c) thereof if a nonappealable final order, decree or ruling or other nonappealable final action is taken by the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice pursuant to the Antitrust Laws having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, (iv) by the Grantor pursuant to Section 8.01(f) thereof or by the

     Grantee pursuant to Section 8.01(f) thereof in the event that the breach giving rise to the Grantee's right to terminate is not a willful breach by the Grantor, (v) by the Grantor pursuant to Section 8.01(g) thereof, (vi) by the Grantor pursuant to Section 8.10(h) thereof or (vii) by the Grantee pursuant to Section 8.01(i) thereof and (d) 181 days after the Merger Termination Date (the date referred to in clause (d) being hereinafter referred to as the "Option Termination Date"); provided, that if the Option cannot be exercised or the Shares cannot be delivered to Grantee upon such exercise because the conditions set forth in Section 2(a) or Section 2(b) hereof have not yet been satisfied, the Option Termination Date shall be extended until thirty days after such impediment to exercise has been removed; and provided, further, that, if at any time the Grantee seeks to exercise the Option by delivery of a Stock Exercise Notice but is unable to do so with respect to all of the Shares subject to the Option at the Purchase Price because of the limitation on profit contained in Section 8(b) hereof, the Option Termination Date shall be extended for an additional 180 days from the date of such Stock Exercise Notice (but in no event shall the Option Termination Date be more than 360 days after the Merger Termination Date).

          All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

          19. Right of First Refusal.  Subject to the provisions of paragraph
     (e) below, the Grantee shall not sell or otherwise transfer ("transfer") Shares representing more than 5% of the outstanding capital stock of the Grantor in a single privately negotiated transaction (any such transfer being hereinafter returned to a "Private Block Sale"), except by a transfer which meets the following requirements:

             (a) If the Grantee proposes to engage in a Private Block Sale, then the Grantee shall first give written notice thereof (the "Transfer Notice") to the Grantor. The Transfer Notice shall name the proposed transferee and state the number of Shares that will be transferred (the "Offered Shares"), the price per share and all other material terms and conditions of the transfer. In addition, if the proposed transferee has set a deadline by which the Grantee must agree to the Private Black Sale (such time, the "Sale Deadline"), the Transfer Notice shall state such deadline.

             (b) For a period of beginning on the delivery of the Transfer Notice and ending 48 hours following delivery of the Transfer Notice (the "Notice Response Period"), the Grantor shall have the option to purchase all (but not less than all) of the Offered Shares at the price and upon the terms set forth in the Transfer Notice. In the event the Grantor elects to purchase all of the Offered Shares, it shall give irrevocable written notice of its election to the Grantee within the Notice Response Period and the settlement of the sale of such Offered Shares shall be made as provided below in paragraph (c).

             (c) If the Grantor elects to acquire all of the Offered Shares, the Grantor shall so notify the Grantee and settlement shall be made at the principal office of the Grantor by wire transfer of immediately available funds within two business days after the termination of the Notice Response Period.

             (d) If the Grantor does not elect to acquire all of the Offered Shares or does not give timely notice during the Response Period, the Grantee may, within the 90-day period following the expiration of the Notice Response Period, transfer the Offered Shares to the proposed transferee or any other purchaser, provided that the sale shall not be on terms and conditions more favorable to the purchaser than those contained in the Transfer Notice. Upon completion of such a transfer, the transferred shares shall thereafter be released from all restrictions under this Section.

             (e) The following transactions shall be exempt from the provisions (including without limitation the notice provisions) of this Section:

                (1) The Grantee's bona fide pledge or mortgage of its shares with a commercial lending institution;

                (2) The Grantee's transfer of any or all of its shares pursuant to and in accordance with the terms of any merger, consolidation, reclassification of shares or capital reorganization of the Grantee, or pursuant to a sale of substantially all of the stock or assets of the Grantee;

                (3) The Grantee's transfer of any or all of its shares to its stockholders on a pro rata basis;

                (4) Any transfer pursuant to an effective registration statement filed by the Grantor with the Securities and Exchange Commission or Rule 144 effected on the Nasdaq National Market or another securities exchange or otherwise in an open market transaction; and

                (5) Any single transfer involving 5% or less of the outstanding capital stock of the Grantor.

             (f) The foregoing right of first refusal shall terminate upon either of the following dates, whichever shall first occur:

                (1) On the expiration of the Repurchase Option;

                (2) Upon the sale of all or substantially all of the shares or business of the Grantor, by merger, consolidation, sale of assets or otherwise; or

                (3) On the date on which Grantee holds Shares representing 5% less of the outstanding capital stock of the Grantor.

             (g) Notwithstanding the provisions of Section 11, the Transfer Notice and all notices, requests, demands, claims and other communications under this Section 19 shall be deemed duly delivered only upon personal delivery or upon receipt of confirmation by telecopy with a copy sent via reputable nationwide overnight courier service for next day delivery, in each case to the intended recipient at the address set forth in Section 11.

          20. Option to Repurchase Shares.

             (a) In the event (i) the Grantee has exercised all or any portion of the Option in accordance with the terms of this Agreement and acquired any Shares and (ii) the Grantor has not entered into a proposal, plan or agreement with respect to an Alternative Transaction on or before the first anniversary of the Merger Termination Date, then during the Repurchase Option Exercise Period (as defined below), the Grantor shall have the right and option (the "Repurchase Option") to purchase from the Grantee all Shares then held by the Grantee at the Repurchase Option Price (as defined below). The Repurchase Option Exercise Period shall mean the 30-day period beginning on the first business day following the first anniversary of the Merger Termination Date. The Repurchase Option Price shall mean the greater of (i) $6.25 (subject to adjustment by reason of any stock split, reverse split, reclassification, stock dividend, reorganization, recapitalization or other similar change effecting the Common Stock occurring on or after the date hereof) and (ii) the average of the Daily Per Share Prices (as defined below) of the Common Stock for the 20 consecutive trading days ending on the third trading day prior to the date that the Grantor delivers written notice of exercise of the Repurchase Option pursuant to paragraph (b) below. The "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices of the Common Stock on the Nasdaq National Market for that day.

             (b) The Grantor may exercise the Repurchase Option by delivering or mailing to the Grantee during the Repurchase Option Exercise Period, a written notice of exercise of the Repurchase Option. If the Repurchase Option is not so exercised, by the giving of such a notice within the Repurchase Option Exercise Period, the Repurchase Option shall automatically expire and terminate effective upon the expiration of the Repurchase Option Exercise Period.

             (c) On the tenth day following delivery to the Grantee of the Grantor's notice of the exercise of the Repurchase Option pursuant to paragraph (b) above (or if such tenth day is not a business day, then on the next business day thereafter) (i) the Grantee shall tender to the Grantor at its principal offices the certificate or certificates representing the Shares then held by the Grantee, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Shares to the Grantor and (ii) the Grantor shall simultaneously with its receipt of such certificates, pay to the Grantee the aggregate Repurchase Option Price for such Shares by wire transfer of immediately available funds.

             (d) Notwithstanding any provision in this Section 20, except as provided in Section 19 above, the Grantee shall be under no obligation to refrain from selling, transferring or otherwise disposing of any Shares at any time.

          21. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          22. Public Announcement. The Grantee will consult with the Grantor and the Grantor will consult with the Grantee before issuing any press release with respect to the initial announcement of this Agreement, the Option or the transactions contemplated hereby and neither party shall issue any such press release prior to such consultation except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or by the National Association of Securities Dealers, Inc.

          23. Waiver of Jury Trial. EACH OF GRANTOR AND GRANTEE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF GRANTOR OR GRANTEE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                          EG&G, Inc.

                                          By: /s/ ANGELO CASTELLANA
                                            ------------------------------------
                                          Title Senior Vice President

                                          Vivid Technologies, Inc.

                                          By: /s/ S. DAVID ELLENBOGEN
                                            ------------------------------------
                                          Title: Chief Executive Officer

                                                                         ANNEX C

                             STOCKHOLDER AGREEMENT

     THIS STOCKHOLDER AGREEMENT (this "Agreement"), dated as of October 4, 1999, is made by and among EG&G, Inc., a Massachusetts corporation (the "Buyer"), Venice Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Sub"), and the holders (the "Stockholders") of the shares of Common Stock, $0.01 par value (the "Shares"), of Vivid Technologies, Inc., a Delaware corporation (the "Company"), listed on Schedule A hereto.

     WHEREAS, concurrently with the execution of this Agreement, each Stockholder and American Stock Transfer & Trust Company, as custodian, are entering into a Custody Agreement (the "Custody Agreement") providing for the safekeeping of the Stockholder Shares (as defined below), together with a fully executed stock power, in accordance with the provisions of this Agreement;

     WHEREAS, concurrently herewith, the Buyer, the Sub and the Company are entering into an Agreement and Plan of Merger (as it may be amended from time to time in the future in accordance with its terms, the "Merger Agreement") providing for the merger of the Sub with and into the Company (the "Merger"), with the Company being the entity surviving the Merger and becoming a wholly-owned subsidiary of the Buyer; and

     WHEREAS, in order to induce the Buyer and the Sub to enter into the Merger Agreement, the Buyer and the Sub have requested the Stockholders, and the Stockholders have agreed, to enter into this Agreement;

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                  STOCK OPTION

     Section 1.1 Grant of Stock Option. Each Stockholder hereby grants to the Sub an irrevocable option (the "Option") to purchase all Shares currently owned by such Stockholder and any additional Shares hereafter acquired by such Stockholder (such "Stockholder's Shares" and, collectively, the "Stockholder Shares") at a purchase price of $6.25 per Stockholder Share, net to the Seller in cash (as adjusted pursuant to Section 1.5, the "Purchase Price").

     Section 1.2  Exercise of Option.

     (a) The Option may be exercised by the Sub, in whole or in part, at any time or from time to time after the date the Merger Agreement is terminated pursuant to the terms thereof (the "Merger Termination Date") and prior to the 180th day after the Merger Termination Date. In the event the Sub wishes to exercise the Option for all or some of the Stockholder Shares, the Sub shall send a written notice (the "Exercise Notice") to the Stockholders specifying the total number of Stockholder Shares it wishes to purchase pursuant to such exercise (and the corresponding number of each such Stockholder's Shares) and the place, the date (not less than two nor more than 20 business days from the date of the Exercise Notice), and the time for the closing of such purchase, provided that such date and time may be earlier than two days after the Exercise Notice if reasonably practicable. Each closing of a purchase of Stockholder Shares pursuant to this Section 1.2(a) (a "Closing") shall take place at the place, on the date and at the time designated by the Sub in its Exercise Notice, provided that if, at the date of the Closing herein provided for, the conditions set forth in paragraphs (i) or (ii) of Section 1.4 shall not have been satisfied, the Sub may postpone the Closing until a date within five business days after such conditions are satisfied.

     (b) The Sub shall not be under any obligation to deliver an Exercise Notice and may allow the Option to terminate without purchasing any Stockholder Shares hereunder; provided, however, that once the Sub has delivered to the Stockholders an Exercise Notice, subject to the terms and conditions of this

Agreement, the Sub shall be bound to effect the purchase as described in such Exercise Notice unless there shall be a preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or order promulgated by any governmental authority, prohibiting or otherwise restraining the purchase of the Stockholder Shares pursuant to the Option.

     Section 1.3 Closing. At each Closing, (a) each Stockholder shall deliver to the Sub (in accordance with the Sub's instructions) a certificate or certificates (the "Certificates") representing the number of such Stockholder's Shares to be purchased at such Closing, duly endorsed or accompanied by stock powers duly executed in blank with an appropriate signature guarantee and (b) the Sub shall deliver to such Stockholder a certified or bank cashier's check or checks payable to or upon the order of such Stockholder in an amount equal to
(i) the number of such Stockholder's Shares being purchased at such Closing multiplied by (ii) the Purchase Price.

     Section 1.4 Conditions. The obligation of each Stockholder to sell Stockholder Shares at any Closing is subject to satisfaction of each of the following conditions:

          (i) All waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") applicable to such exercise of the Option shall have expired or been terminated.

          (ii) There shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining such exercise of the Option.

          (iii) A proposal for an Alternative Transaction (as defined in the Merger Agreement) involving the Company shall have been made on or after the date of this Agreement and prior to the Merger Termination Date.

          (iv) At the time the Exercise Notice is sent, the Company shall have entered into a proposal, plan or agreement with respect to an Alternative Transaction.

     Section 1.5  Certain Adjustments.

     (a) In the event of any change in the Company's capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate of capital structure of the Company which would have the effect of diluting or changing the Sub's rights hereunder, the number and kind of shares or securities subject to the Option and the Purchase Price per Stockholder Share (but not the total Purchase Price) shall be appropriately and equitably adjusted so that the Sub shall receive upon exercise of the Option the number and class of shares or other securities or property that the Sub would have received in respect of the Stockholder Shares purchasable upon exercise of the Option if the Option had been exercised immediately prior to such event. Each Stockholder shall take such steps in connection with such consolidation, merger, liquidation or other such action as may be necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

     (b) In the event the value of the consideration per Share to be paid by the Sub pursuant to the Merger is increased, the Purchase Price shall be similarly increased and in the event any Closing hereunder shall have occurred, the Sub shall promptly pay to each Stockholder the product of the amount of such increase in the Purchase Price multiplied by the number of such Stockholder's Shares as to which the Option has been exercised.

                                   ARTICLE II

                  VOTING AGREEMENT; IRREVOCABLE GRANT OF PROXY

     Section 2.1 Voting Agreement. Each Stockholder hereby agrees to vote all Shares that such Stockholder is entitled to vote to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof (or by written consent in lieu of a meeting), at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Each Stockholder hereby agrees that it will not vote (or give a written consent with respect to) any Shares in favor of the approval of any (i) Acquisition Proposal by any person other than Buyer or its affiliates, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

     Section 2.2. Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to such Stockholder's Shares. Each Stockholder hereby grants a proxy appointing the Sub as such Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder's name, to vote, express consent or dissent, or otherwise to utilize such voting power in such manner and upon such matters as the Sub or its proxy or substitute shall, in the Sub's sole discretion, deem proper with respect to such Stockholder's Shares. The proxy granted by each Stockholder pursuant to this Section 2.2 is irrevocable and is granted in consideration of the Sub's entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy grant by each Stockholder shall be revoked upon termination of this Agreement in accordance with its terms. At the Sub's request, each Stockholder shall perform such further acts and execute such further documents as may be required to vest in the Sub the sole power to vote the Shares during the term of the proxy granted herein.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Each of the Stockholders severally represents and warrants to the Sub that:

     Section 3.1 Valid Title. Such Stockholder is the sole, true, lawful record and beneficial owner of such Stockholder's Shares with no restrictions on such Stockholder's voting rights or rights of disposition pertaining thereto. At any Closing, such Stockholder will convey good and valid title to such Stockholder's Shares being purchased free and clear of any and all claims, liens, charges, encumbrances and security interests. None of such Stockholder's Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

     Section 3.2 Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the Custody Agreement and the consummation of the transactions contemplated hereby and thereby (i) are within such Stockholder's powers, have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person), (ii) require no action by or in respect of, or filing with, any governmental body, agency, official or authority (except as required under the HSR Act), and (iii) do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of such Stockholder or to a loss of any benefit of such Stockholder under, any statute, rule or regulation applicable to such Stockholder (except that the pre-merger notification requirements of the HSR Act may apply), or injunction, order, decree, or other instrument binding on such Stockholder or result in the imposition of any lien on any asset of such Stockholder.

     Section 3.3 Binding Effect. This Agreement and the Custody Agreement have been duly executed and delivered by such Stockholder and are the valid and binding agreements of such Stockholder, enforceable against such Stockholder in accordance with their respective terms except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally. If this Agreement or the Custody Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement or the Custody Agreement, as the case may be, has full power and authority to enter into and perform this Agreement or the Custody Agreement.

     Section 3.4 Total Shares. The number of Shares set forth on Schedule A hereto are the only Shares legally or beneficially owned by such Stockholder and, except as set forth on Schedule A, such Stockholder owns no options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.

     Section 3.5 Finder's Fees. No investment banker, broker or finder is entitled to a commission or fee from the Buyer, the Sub or the Company in respect of this Agreement or the Custody Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE SUB

     The Sub represents and warrants to each of the Stockholders that the Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Sub of this Agreement and the consummation by the Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Sub and no other corporate action on the part of the Sub is necessary to authorize the execution, delivery or performance by the Sub of this Agreement and the consummation by the Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sub and is a valid and binding agreement of the Sub, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

                                   ARTICLE V

                         COVENANTS OF THE STOCKHOLDERS

     Each of the Stockholders hereby covenants and agrees that:

     Section 5.1 No Proxies for or Encumbrances on Stockholder Shares. Except as provided in this Agreement, such Stockholder shall not, during the term of this Agreement, without the prior written consent of the Sub, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares. Such Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or assignment or understanding and agrees to notify the Sub promptly and to provide all details required by the Sub if such Stockholder shall be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.

     Section 5.2  No Shop.  Such Stockholder shall not directly or indirectly
(i) solicit, initiate or encourage (or authorize any person to solicit, initiate or encourage) any inquiry, proposal or offer from any person to acquire the business, property or capital stock of the Company or any direct or indirect subsidiary thereof, or any acquisition of a substantial equity interest in, or a substantial amount of the assets of, the Company or any direct or indirect subsidiary thereof, whether by merger, purchase of assets, tender offer or other transaction or (ii) participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing. Such Stockholder shall promptly advise Sub of the terms of any communications it may receive relating to any of the foregoing.

     Section 5.3 Conduct of Stockholders. Such Stockholder will not (i) take, agree or commit to take any action that would make any representation and warranty of such Stockholder hereunder inaccurate in any respect as of any time prior to the termination of this Agreement or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

                                   ARTICLE VI

                                 MISCELLANEOUS

     Section 6.1 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 6.2 Further Assurances. Except as otherwise provided in the Merger Agreement, the Stockholders will each execute and deliver or cause to be executed and delivered all further documents and instruments and use their respective best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby or to enable the Sub and any assignee to exercise and enjoy all benefits and rights of the Stockholders with respect to the Option and the Stockholder Shares.

     Section 6.3 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement.

     Section 6.4 Specific Performance. The parties hereto agree that the Sub may be irreparably damaged if for any reason any Stockholder failed to sell such Stockholder's Shares (or other securities deliverable pursuant to Section 1.5) upon exercise of the Option or to perform any of its other obligations under this Agreement, and that the Sub would not have any adequate remedy at law for money damages in such event. Accordingly, the Sub shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by each Stockholder. This provision is without prejudice to any other rights that the Sub may have against any Stockholder for any failure to perform its obligations under this Agreement.

     Section 6.5 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service for next business day delivery, if to the Buyer or the Sub, at its address set forth below its signature hereto; and if to a Stockholder, to such Stockholder at his address set forth on Schedule A hereto. Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     Section 6.6 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive delivery of and payment for the Stockholder Shares.

     Section 6.7 Amendments; Termination; Expiration. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement may be terminated by the Buyer and the Sub upon written notice to the Stockholders. This Agreement and the Stockholder's obligations hereunder shall expire on the first to occur of (a) the Effective Time, (b) 181 days after the termination of the Merger Agreement in accordance with its terms, and (c) the termination of the Seller Stock Option Agreement (as defined in the Merger Agreement) pursuant to clause (c) of Section 18 thereof; provided, however, that no such expiration shall relieve a Stockholder from such Stockholder's obligation to deliver Shares to the Sub to the extent the Sub has delivered an Exercise Notice prior to the 181st day after the termination of the Merger Agreement in accordance with its terms but the Closing has not occurred prior to such 181st day.

     Section 6.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that Sub may assign its rights and obligations to any affiliate of Sub and provided, further, that no Stockholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Sub.

     Section 6.9 Governing Law and Venue. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY IN SUCH STATE. The parties hereby (a) irrevocably submit to the jurisdiction of the Chancery Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby and thereby and
(b) waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court's jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.5, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     Section 6.10 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instruments.

     Section 6.11 Buyer Guaranty. Buyer hereby unconditionally guarantees the Sub's obligations under this Agreement and agrees to be liable for any breach of this Agreement by the Sub.

     Section 6.12 Headings. The headings and captions used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 6.13 Obligations Separate; Stockholder Capacity. The obligations of the Stockholders hereunder are several and not joint. Each Stockholder who is an individual signs solely in his capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as an officer or director of the Company.

     Section 6.14 Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meaning given to such terms in the Merger Agreement.

                 [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          BUYER:

                                          EG&G, INC.

                                          By: /s/ ANGELO CASTELLANA
                                            ------------------------------------
                                              Title: Senior Vice President
                                              Name: Angelo Castellana

                                          Address: 45 William Street
                                                   Wellesley, MA 02481

                                          Copy to: Hale and Dorr LLP
                                                   60 State Street
                                                   Boston, MA 02109
                                                   Attention: David E. Redlick,
                                                     Esq.

                                          SUB:

                                          VENICE ACQUISITION CORP.

                                          By: /s/ ANGELO CASTELLANA
                                            ------------------------------------
                                              Title: Treasurer
                                              Name: Angelo Castellana

                                          Address: c/o EG&G, Inc.
                                                   45 William Street
                                                   Wellesley, MA 02481

                                          STOCKHOLDERS:

                                          /s/ S. DAVID ELLENBOGEN
                                          --------------------------------------
                                          S. David Ellenbogen

                                          ELLENBOGEN FAMILY IRREVOCABLE
                                            TRUST OF 1996

                                          By: /s/ CHARLES T. O'NEILL, TRUSTEE
                                            ------------------------------------
                                              Charles T. O'Neill, as Trustee

                                          S. DAVID ELLENBOGEN
                                            1996 RETAINED ANNUITY TRUST

                                          By: /s/ CHARLES T. O'NEILL, TRUSTEE
                                            ------------------------------------
                                              Charles T. O'Neill, as Trustee

                                          /s/ JAY A. STEIN
                                          --------------------------------------
                                          Jay A. Stein

                                          JAY A. STEIN 1996 RETAINED ANNUITY
                                          TRUST

                                          By: /s/ CHARLES T. O'NEILL, TRUSTEE
                                            ------------------------------------
                                              Charles T. O'Neill, as Trustee

                                                                      SCHEDULE A

STOCKHOLDER NAME AND ADDRESS                                  NUMBER OF SHARES
----------------------------                                  ----------------
S. David Ellenbogen.........................................      164,884
  Hologic, Inc.
  35 Crosby Drive
  Bedford, Massachusetts 01730
Ellenbogen Family Irrevocable Trust of 1996.................      237,500
  c/o O'Neill & Neylon
  950 Winter Street
  Waltham, Massachusetts 02154
S. David Ellenbogen 1996 Retained Annuity Trust.............      210,616
  c/o O'Neill & Neylon
  950 Winter Street
  Waltham, Massachusetts 02154
Jay A. Stein................................................      565,114
  Hologic, Inc.
  35 Crosby Drive
  Bedford, Massachusetts 01730
Jay A. Stein 1996 Retained Annuity Trust....................      124,886
  c/o O'Neill & Neylon
  950 Winter Street
  Waltham, Massachusetts 02154

                                                                         ANNEX D

                            NEEDHAM & COMPANY, INC.
                                445 PARK AVENUE
                            NEW YORK, NEW YORK 10022

                                                                 October 4, 1999

The Board of Directors
Vivid Technologies, Inc.
10E Commerce Way
Woburn, MA 01801

Gentlemen:

     We understand that Vivid Technologies, Inc. ("Vivid"), EG&G Inc. ("EG&G"), and a wholly-owned subsidiary of EG&G ("Merger Subsidiary"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Subsidiary will be merged with and into Vivid and Vivid will become a wholly-owned subsidiary of EG&G (the "Merger"). The terms of the Merger will be set forth more fully in the Merger Agreement.

     Pursuant to the proposed Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each outstanding share of common stock, par value $0.01 per share, of Vivid (the "Vivid Common Stock") will be converted into the right to receive 0.1613 shares (the "Exchange Ratio") of common stock, par value $1.00 per share, of EG&G (the "EG&G Common Stock"). If the Market Value of the EG&G Common Stock (as defined below) is less than $30.99, Vivid may elect to terminate the Merger Agreement and EG&G shall then have the option to adjust the Exchange Ratio to an amount equal to $5.00 divided by the Market Value of the EG&G Common Stock. If the Market Value of the EG&G Common Stock is greater than $46.49, EG&G may elect to terminate the Merger Agreement and Vivid shall then have the option to adjust the Exchange Ratio to an amount equal to $7.50 divided by the Market Value of the EG&G Common Stock. The Market Value of the EG&G Common Stock is defined in the Merger Agreement as the average of the Daily Per Share Prices (as defined in the Merger Agreement) of EG&G Common Stock for the five consecutive trading days ending on the third trading day prior to the date of the Seller Meeting (as defined in the Merger Agreement) or, if the Closing Date (as defined in the Merger Agreement) occurs more than five business days after the Seller Meeting, the Closing Date.

     You have asked us to advise you as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Vivid Common Stock. Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have acted as a financial advisor to Vivid in connection with the Merger and will receive a fee for rendering this opinion and will receive a fee for such advisory services, a substantial portion of which is contingent upon the consummation of the Merger. In addition, Vivid has agreed to indemnify us for certain liabilities arising from our role as financial advisor and out of the rendering of this opinion.

     For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated October 4, 1999, (ii) reviewed certain publicly available information concerning Vivid and EG&G and certain other relevant financial and operating data of Vivid made available from the internal records of Vivid; (iii) held discussions with members of senior management of Vivid and EG&G concerning their current and future business prospects and joint prospects of the combined companies, including synergies that may be achieved thereby; (iv) reviewed certain financial forecasts and projections prepared by Wall Street equity research analysts; (v) compared certain publicly available financial data of certain companies whose securities are traded in the public markets and that we deemed relevant to similar data for Vivid; (vi) reviewed the financial terms of certain other business combinations that we deemed generally relevant; (vii) reviewed the premiums/discounts paid by acquirers in certain other business combinations that we deemed generally relevant; (viii) performed an accretion/dilution analysis and reviewed the impact of the Merger on EG&G projected operating results; (ix) reviewed current and historical market closing prices and trading data for the Vivid Common Stock and EG&G Common Stock; and (x) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us for purposes of rendering this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent (i) that the Merger will be accounted for as a purchase for financial reporting purposes;
(ii) that the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, (iii) any material liabilities (contingent or otherwise, known or unknown) of Vivid and EG&G are set forth in the consolidated financial statements of Vivid and EG&G respectively; (iv) the terms set forth in the executed Merger Agreement will not differ materially from the proposed terms provided to us in the draft Merger Agreement dated October 4, 1999; (v) that all conditions to the closing of the Merger will be satisfied without waiver; and (vi) the Merger would be consummated on a timely basis in the manner contemplated in the Merger Agreement. With respect to Vivid and EG&G's financial forecasts and information relating to the joint prospects of the combined companies, we have assumed for purposes of our opinion that such forecasts and information have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Vivid and EG&G at the time of preparation, of the future operating and financial performance of Vivid and EG&G and the combined companies, and we have relied upon the estimates of the management of Vivid of the synergies that may be achieved as a result of the proposed Merger. We express no opinion with respect to such forecasts or information or the assumptions on which they were based. We have not assumed any responsibility for or made or obtained an independent evaluation, appraisal or physical inspection of the assets or liabilities of Vivid and EG&G. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of Vivid Common Stock of the Merger Consideration and does not address Vivid's underlying business decision to engage in the Merger. Our opinion does not constitute a recommendation to any stockholder of Vivid as to how such stockholder should vote on the proposed Merger.

     We are not expressing any opinion as to what the value of EG&G Common Stock will be when issued pursuant to the Merger or the price at which EG&G Common Stock will trade at any time.

     In the ordinary course of our business, we may actively trade the equity securities of Vivid and EG&G for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of Vivid and may not be quoted or referred to or used for any other purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger so long as this letter is quoted in full in such registration statement or proxy statement.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Vivid Common Stock from a financial point of view.

                                               /s/ NEEDHAM & COMPANY, INC.

                                                  NEEDHAM & COMPANY, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts, as amended (the "Massachusetts Business Corporation Law"), and
Article V, Section 9 of the Registrant's Bylaws, to which reference is hereby made, contain provisions authorizing indemnification by the Registrant of directors, officers, employees or agents against certain liabilities and expenses, which they may incur as directors, officers, employees or agents of the Registrant or of certain other entities. Section 67 of Chapter 156B of the Massachusetts Business Corporation Law provides that the indemnification of directors, officers, employees and agents of a corporation and persons who serve at the corporation's request as directors, officers, employees and other agents of another organization may be provided to whatever extent as shall be specified by (i) the articles of organization of the corporation or (ii) a bylaw adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Unless otherwise provided in the articles of organization or the bylaws, the indemnification of any persons described above who are not directors of the corporation may be provided by the corporation to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding prior to the final disposition of such action or proceeding, upon receipt of an undertaking by the indemnified person to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67 of Chapter 156B of the Massachusetts Business Corporation Law. Any indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization. Indemnification may not be provided for any person with respect to any matter as to which that person shall have been adjudicated in any proceeding to not have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

     Section 65 of Chapter 156B of the Massachusetts Business Corporation Law provides a limitation on the imposition of liability under other sections of the Massachusetts Business Corporation Law. Under this Section, a director, officer or incorporator of a corporation is to perform his duties in good faith and in a manner he reasonably believes to be in the best interests of the corporation and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Such director, officer or incorporator is entitled to rely on information, opinions, reports or records, including financial statements, books of accounts and other financial records, which are prepared by or presented by or under the supervision of (i) one or more officers or employees of the corporation whom the director, officer or incorporator reasonably believes to be reliable and competent in the matters presented, or
(ii) counsel, public accountants or other persons as to matters that the director, officer or incorporator reasonably believes to be within such a person's professional expert competence, or (iii) in the case of a director, a duly constituted committee of the board of directors upon which he does not serve, as to matters within its delegated authority, which committee the director reasonably believes to merit confidence. If a director, officer or incorporator performs his duties in the manner that is set forth above, that fact shall be an absolute defense to any claim asserted against him except as expressly provided by statute.

     Section 13 of Chapter 156B of the Massachusetts Business Corporation Law provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Sections 61 or 62 of Chapter 156B of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Article Six of the Restated Articles of Organization of the Registrant contains a provision consistent with Section 13 of Chapter 156B of the Massachusetts Business Corporation Law and provides that to the fullest extent permitted by the Massachusetts Business Corporation Law, a director of the Registrant shall not be personally liable to the Registrant or its stockholder for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

     Section 9 of Article V of the Bylaws of the Registrant contains provisions relating to the indemnification of directors and officers of the Registrant, which are consistent with Section 67 of Chapter 156B of the Massachusetts Business Corporation Law. This Section provides that no indemnification will be provided to any person who was or is a director or officer with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation; nor shall indemnification be provided where the corporation is required or has undertaken to submit to a court the question of whether or not indemnification by it is against public policy and it has been finally determined that such indemnification is against public policy; provided, however, that, prior to such final adjudication, the corporation may compromise and settle any such claims and liabilities and pay such expenses, if such settlement or payment, or both, appears, in the judgment of a majority of those members of the board of directors who are not directly involved in such matters, to be in the best interest of the corporation as evidenced by a resolution to that effect adopted after receipt by the corporation of a written opinion of counsel for the corporation that, based upon the facts available to such counsel such person has not acted in a manner that would prohibit indemnification.

     Section 67 of Chapter 156B of the Massachusetts Business Corporation Law also contains provisions authorizing a corporation to obtain insurance on behalf of any director, officer, employee or agent of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The Registrant maintains director and officer liability and company reimbursement liability insurance. Subject to certain deductibles, such insurance will pay up to $50,000,000 per year on claims or errors and omissions against the Registrant's directors and officers and will reimburse the Registrant for amounts paid to indemnify directors and officers against the costs of such claims pursuant to the Registrant's Bylaws.

     Pursuant to Section 6.13(b) of the merger agreement, the Registrant has agreed, for a period of six years after the effective time of the merger to maintain in effect (to the extent available in the market) a directors and officers' liability insurance policy covering those persons currently covered by Vivid's directors' and officers' liability insurance policy with coverage in amount and scope at least as favorable to such persons as Vivid's existing coverage with certain limitations. See "The Merger Agreement -- Director and Officer Indemnification."

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS


EXHIBIT
  NO.                                    EXHIBIT
-------                                  -------
   2.1*   --   Agreement and Plan of Merger, dated as of October 4, 1999, by and among the Registrant, Venice Acquisition Corp. and
               Vivid Technologies, Inc. (attached as Annex A to the Proxy
               Statement/Prospectus).
   2.2*   --   Stockholder Agreement, dated as of October 4, 1999, by and among the Registrant, Venice Acquisition Corp. and the
               stockholders listed on the signature pages thereto (attached as Annex C to the Proxy Statement/Prospectus).
   2.3*   --   Stock Option Agreement, dated as of October 4, 1999, between the Registrant and Vivid Technologies, Inc. (attached as
               Annex B to the Proxy Statement/Prospectus).
   4.1*   --   Restated Articles of Organization of the Registrant
               (incorporated by reference from the Registrant's Annual
               Report on Form 10-K for the year ended January 3, 1999).
   4.2*   --   Articles of Amendment to Restated Articles of Organization
               of the Registrant (filed with the Securities and Exchange
               Commission on November 5, 1999 as Exhibit 3 to the
               Registrant's Current Report on Form 8-K and incorporated
               herein by reference).

EXHIBIT
  NO.                                    EXHIBIT
-------                                  -------
   4.3*   --   Bylaws of the Registrant (filed with the Securities and
               Exchange Commission on March 24, 1998 as Exhibit 3.2 to the
               Registrant's Annual Report on Form 10-K and incorporated
               herein by reference).
   4.4*   --   Rights Agreement dated as of January 25, 1995 between the
               Registrant and the First National Bank of Boston (filed with the Securities and Exchange Commission on January 27, 1995
               as Exhibit 4.1 to the Registrant's Current Report on Form
               8-K and incorporated herein by reference).
   4.5*   --   Specimen Certificate of Common Stock, $1.00 par value per
               share, of the Registrant (filed with the Securities and
               Exchange Commission on November 5, 1999 as Exhibit 4 to the
               Registrant's Current Report on Form 8-K and incorporated
               herein by reference).
   5.1*   --   Opinion of Hale and Dorr LLP.
   8.1    --   Opinion of Hale and Dorr LLP as to tax matters.
   8.2    --   Opinion of Brown, Rudnick, Freed & Gesmer, P.C. as to tax
               matters.
  21.1*   --   Subsidiaries of the Registrant (incorporated by reference
               from the Registrant's Annual Report on Form 10-K for the
               year ended January 3, 1999).
  23.1*   --   Consent of Hale and Dorr LLP (included in Exhibits 5.1 and
               8.1).
  23.2*   --   Consent of Brown, Rudnick, Freed & Gesmer, P.C. (included in
               Exhibit 8.2).
  23.3*   --   Consent of Arthur Andersen LLP, Boston, MA, auditors of the
               Registrant.
  23.4*   --   Consent of Arthur Andersen LLP, San Jose, CA.
  23.5*   --   Consent of PricewaterhouseCoopers LLP.
  23.6*   --   Consent of Arthur Andersen LLP, auditors of Vivid
               Technologies, Inc.
  23.7*   --   Consent of Needham & Company, Inc.
  23.8*   --   Consent of PricewaterhouseCoopers LLP.
  24.1*   --   Power of Attorney with respect to the Registrant (included on Page II-5).
  99.1*   --   Form of proxy card of Vivid Technologies, Inc.


---------------


* Previously filed or incorporated herein by reference.


     (B) FINANCIAL STATEMENT SCHEDULES

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and, therefore, have been omitted.

ITEM 22.  UNDERTAKINGS.

     (A) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (B) The Registrant hereby undertakes as follows:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (D) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     (E) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and Vivid Technologies, Inc. that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wellesley, Commonwealth of Massachusetts on the 3rd day of December, 1999.


                                          PERKINELMER, INC.

                                          By: /s/ GREGORY L. SUMME
                                            ------------------------------------
                                              Gregory L. Summe
                                              President, Chief Executive Officer
                                              and Chairman


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.





                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----
               /s/ GREGORY L. SUMME                  President, Chief Executive      December 3, 1999
---------------------------------------------------    Officer and Chairman of the
                 Gregory L. Summe                      Board of Directors
                                                       (Principal Executive
                                                       Officer)

                         *                           Senior Vice President and       December 3, 1999
---------------------------------------------------    Chief Financial Officer
                  Robert F. Friel                      (Principal Financial
                                                       Officer)

                         *                           Corporate Controller            December 3, 1999
---------------------------------------------------    (Principal Accounting
                 Gregory D. Perry                      Officer)

                         *                           Director                        December 3, 1999
---------------------------------------------------
                Tamara J. Erickson

                         *                           Director                        December 3, 1999
---------------------------------------------------
                  Kent F. Hansen

                         *                           Director                        December 3, 1999
---------------------------------------------------
                   John F. Keane

                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----
                         *                           Director                        December 3, 1999
---------------------------------------------------
                Nicholas A. Lopardo

                         *                           Director                        December 3, 1999
---------------------------------------------------
                 Greta E. Marshall

                         *                           Director                        December 3, 1999
---------------------------------------------------
               Michael C. Ruettgers

                         *                           Director                        December 3, 1999
---------------------------------------------------
                 Gabriel Schmergel

                         *                           Director                        December 3, 1999
---------------------------------------------------
               John Larkin Thompson

                         *                           Director                        December 3, 1999
---------------------------------------------------
                   G. Robert Tod

             *By: /s/ GREGORY L. SUMME
   ---------------------------------------------
                 Gregory L. Summe
                 Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NO.            EXHIBIT
-------        -------
  2.1*    --   Agreement and Plan of Merger, dated as of October 4, 1999, by and among the Registrant, Venice Acquisition Corp. and
               Vivid Technologies, Inc. (attached as Annex A to the Proxy
               Statement/Prospectus).
  2.2*    --   Stockholder Agreement, dated as of October 4, 1999, by and among the Registrant, Venice Acquisition Corp. and the
               stockholders listed on the signature pages thereto (attached as Annex C to the Proxy Statement/Prospectus).
  2.3*    --   Stock Option Agreement, dated as of October 4, 1999, between the Registrant and Vivid Technologies, Inc. (attached as
               Annex B to the Proxy Statement/Prospectus).
  4.1*    --   Restated Articles of Organization of the Registrant
               (incorporated by reference from the Registrant's Annual
               Report on Form 10-K for the year ended January 3, 1999).
  4.2*    --   Articles of Amendment to Restated Articles of Organization
               of the Registrant (filed with the Securities and Exchange
               Commission on November 5, 1999 as Exhibit 3 to the
               Registrant's Current Report on Form 8-K and incorporated
               herein by reference).
  4.3*    --   Bylaws of the Registrant (filed with the Securities and
               Exchange Commission on March 24, 1998 as Exhibit 3.2 to the
               Registrant's Annual Report on Form 10-K and incorporated
               herein by reference).
  4.4*    --   Rights Agreement dated as of January 25, 1995 between the
               Registrant and the First National Bank of Boston (filed with the Securities and Exchange Commission on January 27, 1995
               as Exhibit 4.1 to the Registrant's Current Report on Form
               8-K and incorporated herein by reference).
  4.5*    --   Specimen Certificate of Common Stock, $1.00 par value per
               share, of the Registrant (filed with the Securities and
               Exchange Commission on November 5, 1999 as Exhibit 4 to the
               Registrant's Current Report on Form 8-K and incorporated
               herein by reference).
  5.1*    --   Opinion of Hale and Dorr LLP.
  8.1     --   Opinion of Hale and Dorr LLP as to tax matters.
  8.2     --   Opinion of Brown, Rudnick, Freed & Gesmer, P.C. as to tax
               matters.
 21.1*    --   Subsidiaries of the Registrant (incorporated by reference
               from the Registrant's Annual Report on Form 10-K for the
               year ended January 3, 1999).
 23.1*    --   Consent of Hale and Dorr LLP (included in Exhibits 5.1 and
               8.1).
 23.2*    --   Consent of Brown, Rudnick, Freed & Gesmer, P.C. (included in
               Exhibit 8.2).
 23.3*    --   Consent of Arthur Andersen LLP, Boston, MA, auditors of the
               Registrant.
 23.4*    --   Consent of Arthur Andersen LLP, San Jose, CA.
 23.5*    --   Consent of PricewaterhouseCoopers LLP.
 23.6*    --   Consent of Arthur Andersen LLP, auditors of Vivid
               Technologies, Inc.
 23.7*    --   Consent of Needham & Company, Inc.
 23.8*    --   Consent of PricewaterhouseCoopers LLP.
 24.1*    --   Power of Attorney with respect to the Registrant (included on Page II-5).
 99.1*    --   Form of proxy card of Vivid Technologies, Inc.


---------------

*  Previously filed or incorporated herein by reference.